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As filed with the Securities and Exchange Commission on September 12, 2007

Registration No. 333-[            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
ON

FORM S-4

Biomira Corporation
(Exact name of Registrant as specified in its charter)

Delaware	8731	26-0868560
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

110—110th Avenue NE
Suite 685
Bellevue Washington 98004
(425) 450-0370
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert L. Kirkman, M.D., Chief Executive Officer
110—110th Avenue NE
Suite 685
Bellevue, Washington 98004
(425) 450-0370
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Patrick J. Schultheis
Robert F. Kornegay
Wilson Sonsini Goodrich & Rosati, PC
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
(206) 883-2500

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the plan of arrangement contemplated by the arrangement agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)

Common Stock, $0.0001 par value	125,848,157	$1.075(2)	$135,286,769	$4,153.30

Preferred Stock, no par value	12,500	$100(3)	$1,250,000	$38.38

Warrants to acquire Common Stock, $0.0001 par value	5,848,157	$1.075(2)(4)	$6,286,769	$4,191.68

(1)
Represents shares of common and preferred stock of Biomira Corporation, a Delaware corporation, being registered in connection with the plan of arrangement with Biomira Inc., a corporation organized under the federal laws of Canada, and certain other parties, assuming that the proposed resolution is approved by the shareholders and the arrangement is completed.
(2)
Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices for the common shares as reported on the NASDAQ Global Market on September 10, 2007.
(3)
Estimated pursuant to 457(f)(2).
(4)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based on the exercise price of the warrants. Includes 5,848,157 shares of common stock issuable upon the exercise of warrants, 5,848,157 shares of common stock pursuant to the terms of outstanding warrants upon the redemption of those warrants following certain major transactions and events of default and upon the occurrence of certain events.
(5)
Reflects the product of (a) 0.0000307, the current SEC fee rate multiplied by (b) the proposed maximum aggregate offering price for the securities.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. BIOMIRA CORPORATION MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED [    •    ], 2007

ARRANGEMENT PROPOSAL—YOUR VOTE IS IMPORTANT

Dear Shareholders:

        We are furnishing this proxy statement/prospectus to shareholders of Biomira Inc. in connection with the solicitation of proxies by our management for use at a special meeting of our shareholders. The meeting will be held on [    •    ], 2007 at [    •    ] (Mountain Time), at the Delta Edmonton South Hotel & Conference Centre, 4404 Gateway Boulevard, Edmonton, Alberta, Canada T6H 5C2.

        The purpose of the meeting is to obtain shareholder approval to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through a plan of arrangement. Under the plan of arrangement, we will migrate Biomira Inc., the current Canadian corporation, to the United States by creating a holding corporation based in the State of Delaware, Biomira Corporation, which will be the ultimate parent corporation of a successor corporation of the current Biomira and its subsidiaries. The transactions we will complete in order to achieve this end result are described in this proxy statement/prospectus. As a current shareholder of Biomira, the Canadian corporation, you will become a stockholder of Biomira Corporation, which we refer to as Biomira US.

        We believe that our reincorporation in Delaware will enhance shareholder value over the long-term by enhancing the marketability of our capital stock by raising our profile in the United States, improving our ability and flexibility to obtain financing in the larger U.S. capital markets and providing greater opportunity to attract and retain key personnel. We chose the State of Delaware to be our domicile because Delaware has a modern and flexible corporate code, well-developed corporate law and a court system with considerable expertise in dealing with corporate issues. We intend to locate our corporate headquarters in the greater Seattle, Washington area, a major biotechnology center.

        Upon the completion of the proposed arrangement, each Biomira common shareholder will receive one share of common stock of Biomira US for each six common shares held by that shareholder, which will have the effect of a 6 for 1 reverse split of our common shares. Biomira preference shareholders will receive one share of Class UA preferred stock of Biomira US for each preference share. All of Biomira's 12,500 outstanding Class A preference shares are non-voting, except in certain circumstances as required by the Canada Business Corporations Act, and held by the University of Alberta. Subject to adjustments for fractional shares and the exercise of dissent rights, the effective reverse stock split should have no material effect on the relative voting interests of Biomira's common shareholders.

        We believe that this effective reverse stock split should result in a higher trading price for the shares of Biomira US, which we believe will ultimately result in increased shareholder value. A higher share price may allow investment in Biomira US by institutional investors whose policies preclude investing in stock with lower share prices. Many brokerage firms prohibit using lower priced stocks in margin accounts. A higher price will also benefit shareholders by reducing the risk of a NASDAQ Global Market delisting proceeding based on the minimum $1 share price rule.

        The proposed transaction cannot be completed unless Biomira shareholders approve the special resolution to approve the plan of arrangement and the arrangement agreement at their special shareholders meeting. More detailed information about Biomira and the proposed plan of arrangement is contained in this proxy statement/prospectus. We encourage you to carefully read this proxy statement/prospectus before voting, including the section entitled "Risk Factors" beginning on page 15.

        The Biomira board of directors unanimously recommends that Biomira shareholders vote "FOR" the special resolution to approve the arrangement and the arrangement agreement.

        Your vote is very important. Please indicate your vote on, sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a registered shareholder of Biomira common shares or preference shares, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

        I look forward to seeing you at the meeting.

Sincerely,

Robert L. Kirkman, MD
Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR PROVINCIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR THE SECURITIES OF BIOMIRA CORPORATION TO BE ISSUED PURSUANT TO THE ARRANGEMENT, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED THE FAIRNESS OR MERITS OF THE PLAN OF ARRANGEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This proxy statement/prospectus is dated [    •    ], 2007 and is first being mailed to shareholders of Biomira Inc. on or about [    •    ], 2007.

Biomira Inc.
2011 - 94 Street, Edmonton,
Alberta, Canada T6N 1H1

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [    •    ], 2007

TO ALL THE HOLDERS OF COMMON SHARES AND PREFERENCE SHARES OF BIOMIRA INC.

        NOTICE IS HEREBY GIVEN that a special meeting of the holders of common shares and preference shares, including any adjournments or postponements thereof, of Biomira Inc., a Canada Business Corporations Act corporation, which we refer to as Biomira, will be held at [    •    ] a.m. Mountain Time, on [    •    ], 2007, at the Delta Edmonton South Hotel & Conference Centre, 4404 Gateway Blvd., Edmonton, Alberta, Canada T6H 5C2, for the following purposes:

        1.     To consider, pursuant to an interim order of the Alberta Court of Queen's Bench dated [    •    ], 2007, which is referred to as the interim order, and, if deemed appropriate, to pass, with or without variation, a special resolution, which we refer to as the arrangement resolution, the full text of which is attached as Annex A to the accompanying proxy statement/prospectus. The arrangement resolution will approve the plan of arrangement, which we refer to as the arrangement, under Section 192 of the Canada Business Corporations Act involving Biomira, Biomira Corporation, a Delaware holding corporation, which we refer to as Biomira US, 4442636 Canada Inc., a Canadian holding corporation, which we refer to as Biomira Canco, 4442644 Canada Inc., a wholly owned subsidiary of Biomira Canco, which we refer to as Biomira Sub-1, 4442652 Canada Inc., a wholly owned subsidiary of Biomira US, which we refer to as Biomira Sub-2. Upon completion of the arrangement, Biomira US will become our ultimate parent corporation. Biomira US will be owned by the former holders of common shares and preference shares of Biomira (other than holders who properly exercised their rights of dissent and those who received less than one whole share as a result of the six-for-one exchange ratio).

        2.     To approve such other matters as may properly be brought before the special meeting or any adjournments thereof.

        The close of business on [    •    ], 2007 is the record date for which Biomira holders of common shares and preference shares are entitled to receive notice of, and to vote at, the Biomira special meeting and any adjournments thereof. Only the holders of record of Biomira common shares and preference shares on that date are entitled to have their votes counted at the Biomira special meeting and any adjournments or postponements of that meeting. Any adjournments of the special meeting will be held at a time and place to be specified at the special meeting.

        Biomira will not transact any other business at the special meeting, except for business properly brought before the special meeting (or any adjournment or postponement of the meeting) by Biomira's board of directors. Details of all matters proposed to be put before the special meeting are found in the attached proxy statement/prospectus.

        Pursuant to the interim order of the Court of Queen's Bench of Alberta dated [    •    ], 2007 attached as Annex I to the accompanying proxy statement/prospectus, registered holders of common shares and preference shares have been granted the right to dissent to the special resolution approving the arrangement and the arrangement agreement and to be paid the fair value of their Biomira shares if the arrangement is completed. The right to dissent is described in the accompanying proxy statement/prospectus under the heading "The Arrangement—Dissent Rights".

        Your vote is important. Please indicate your vote on, sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a registered shareholder of Biomira common shares or preference shares, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

        After careful consideration of the terms and conditions of the arrangement, the board of directors of Biomira unanimously determines it advisable and in the best interests of Biomira and its shareholders to proceed with the arrangement. The Biomira board of directors unanimously recommends that you vote or give instruction to vote "FOR" the special resolution to approve the arrangement and the arrangement agreement.

By Order of the Board of Directors,

Robert L. Kirkman, MD
Chief Executive Officer
[    •    ], 2007

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS OF BIOMIRA INC.

PROSPECTUS FOR UP TO [    •    ] SHARES OF COMMON STOCK, 12,500 SHARES OF
CLASS UA PREFERRED STOCK OF BIOMIRA US AND WARRANTS TO PURCHASE
UP TO [    •    ] SHARES OF COMMON STOCK

        The boards of directors of Biomira Inc., a Canada Business Corporations Act corporation, or Biomira, Biomira Corporation, a Delaware corporation, or Biomira US, 4442636 Canada Inc., a Canadian holding corporation, or Biomira Canco, 4442644 Canada Inc., a wholly owned subsidiary of Biomira Canco, or Biomira Sub-1 and, 4442652 Canada Inc., a wholly owned subsidiary of Biomira US, or Biomira Sub-2 have unanimously approved the reincorporation of Biomira from Canada to the State of Delaware, through a series of transactions pursuant to an overall plan of reorganization that includes a plan of arrangement under Canadian law, which we call the arrangement, as described in an agreement by and among Biomira, Biomira US, Biomira Canco, Biomira Sub-1, and Biomira Sub-2, which we call the arrangement agreement.

        The purpose of the arrangement is to accomplish a corporate restructuring under the provisions of the Canada Business Corporations Act, or the CBCA, whereby the principal business and assets of Biomira will, upon completion of the arrangement, be combined with those of Biomira Sub-1 to form Biomira Edmonco and Biomira Sub-2 will amalgamate with Biomira Canco (the parent company of Biomira Sub-1) to form Biomira Amalco. Upon the arrangement becoming effective, former Biomira shareholders will become stockholders of Biomira US, Biomira Amalco will be a wholly owned subsidiary of Biomira US, and Biomira Edmonco will be a wholly owned subsidiary of Biomira Amalco, and therefore, effectively: (i) Biomira will change its corporate domicile from Canada to the State of Delaware and will be governed by the laws of Delaware; (ii) Biomira will change its corporate name to "Biomira Corporation"; (iii) the Biomira US certificate of incorporation and bylaws will become the governing charter documents for the corporation owned by the stockholders; and (iv) every six Biomira common shares prior to the completion of the arrangement will be exchanged for one share of common stock of Biomira US, having the same effect as a six for one reverse stock split, the 12,500 Biomira Class A preference shares outstanding prior to the completion of the arrangement will be exchanged for 12,500 shares of Class UA preferred stock of Biomira US, and each warrant to purchase Biomira common shares will be exchanged for an equivalent warrant to purchase common stock of Biomira US, subject to adjustment of the warrant exercise price and number of shares to reflect the six for one reverse stock split. Pursuant to an overall plan of reorganization adopted by the board of directors of Biomira, Biomira US will incorporate [Biomira Merger Subsidiary-3], a wholly-owned Nova Scotia unlimited liability company of Biomira US, or Biomira Sub-3, and immediately after the arrangement, and as part of the overall plan, Biomira Amalco will be amalgamated with Biomira Sub-3 to form Biomira ULC.

        The arrangement is subject to shareholder approval pursuant to the interim order. Before the arrangement can become effective, it must be approved by a final order of the Alberta Court of Queen's Bench. A copy of the interim order and the notice of application for the final order are attached as Annex I and J, respectively, to this proxy statement/prospectus. Any shareholder of Biomira may participate, be represented and present evidence or arguments at the hearing for the final order. Reference is made to the proxy statement/prospectus under the heading "The Arrangement—Court Approval and Completion of the Arrangement."

        As a result of the arrangement, Biomira US will issue its securities in exchange for the outstanding securities of Biomira on a 6-for-1 basis, other than the 12,500 outstanding Class A preference shares, which will be exchanged on a one-for-one basis for the Class UA preferred stock of Biomira US. This prospectus covers an aggregate of [    •    ] shares of Biomira US common stock, 12,500 shares of Biomira US Class UA preferred stock and Biomira US warrants to acquire [    •    ] shares of common stock. Biomira US will issue its securities on the same terms as the equivalent outstanding securities of Biomira, subject to adjustment to account for the reverse stock split (other than the preference shares) and differences between the corporate laws of Delaware and the corporate laws of Canada.

        Biomira US, Biomira Canco, Biomira Sub-1 and Biomira Sub-2 were each organized to serve as vehicles for the arrangement. Biomira is an operating business that has its principal operations based in Edmonton, Alberta, Tucson, Arizona and Bellevue, Washington.

        Biomira's common shares are currently listed in the United States on the NASDAQ Global Market under the symbol BIOM and in Canada on the Toronto Stock Exchange under the symbol BRA. Biomira US intends to apply for substitute listing on the NASDAQ Global Market effective on the completion of the arrangement under the proposed symbol BIOM and it is expected that the Biomira US shares will commence trading on the NASDAQ Global Market immediately after the arrangement is completed. On September 7, 2007, the Toronto Stock Exchange granted conditional listing approval for the listing of the Biomira US shares of common stock. It is expected that the Biomira US shares of common stock will commence trading on the Toronto Stock Exchange shortly after the arrangement is completed under the symbol BRA.

        This proxy statement/prospectus provides you with detailed information about the arrangement and the special meeting of shareholders. It also provides you with important information about our business, financial results, and management, including the risks facing our business and risks associated with the transactions proposed hereby. We encourage you to read this entire document and the documents incorporated by reference carefully. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 15 HEREOF BEFORE VOTING "FOR" OR "AGAINST" THE APPROVAL OF THE ARRANGEMENT AND THE ARRANGEMENT AGREEMENT.

        The arrangement will be completed upon the approval of the holders of at least two-thirds of the common shares and preference shares of Biomira present in person or by proxy at the special meeting on [    •    ], 2007 and the approval of the final order.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR PROVINCIAL SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR PROVINCIAL SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THIS PROXY STATEMENT/PROSPECTUS IS DATED [    •    ], 2007, AND IS FIRST BEING MAILED TO BIOMIRA SHAREHOLDERS ON OR ABOUT [    •    ], 2007. UNLESS OTHERWISE NOTED, THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CURRENT AS OF [    •    ], 2007.

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Biomira Corporation and Biomira Inc., which is contained in documents that were filed as exhibits to the registration statement of which this document forms a part, but are not included in or delivered with this document. Information incorporated into this proxy statement/prospectus, but not included in or provided with it, is available to stockholders and/or shareholders of Biomira Corporation and/or Biomira Inc., without charge, upon request submitted to:

Biomira Corporation
110 – 110th Avenue NE, Suite 685
Bellevue, Washington 98004

OR

Biomira Inc.
2011 – 94 th Street
Edmonton, Alberta AB T6N 1H1

IN ORDER TO TIMELY RECEIVE ADDITIONAL INFORMATION YOUR REQUEST MUST BE SUBMITTED NOT LATER THAN [    •    ], 2007.

        In addition, you may obtain copies of this information for Biomira's website, www.biomira.com, or by sending an email to IR@biomira.com. Information contained on Biomira's website does not constitute as part of this proxy statement/prospectus.

        The distribution of this proxy statement/prospectus and the offer and sale of the Biomira Corporation and/or Biomira Inc. common stock in certain jurisdictions may be restricted by law. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any Biomira Corporation and/or Biomira Inc. securities in any state or other jurisdiction where, or to or from any person from whom, such offer or solicitation is unlawful or not authorized.

i

The Companies	38
Proposal	40
Background of the Arrangement	42
Interest of Certain Persons in the Arrangement	43
Reasons for the Arrangement	44
Consideration of the Arrangement by Our Board of Directors	44
Opinion of Our Financial Advisor	45
Shareholder Approval of the Arrangement	48
Court Approval and Completion of the Arrangement	48
Dissent Rights	49
ARRANGEMENT AGREEMENT	52
General	52
Authority of the Board of Directors	53
Conditions to the Effectiveness of the Arrangement	54
No Fractional Shares	54
Assumption of Stock Options, Restricted Share Units and Warrants	55
Termination; Effect of Termination	55
Exchange Procedures	55
MATERIAL TAX CONSEQUENCES OF THE ARRANGEMENT	57
Material United States Federal Income Tax Consequences of the Arrangement	57
Material Canadian Federal Income Tax Consequences of the Arrangement	58
Residents of Canada	59
Non-Residents of Canada	61
Biomira	62
SELECTED FINANCIAL DATA	64
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS	66
PRIOR SALES	70
MARKET PRICE INFORMATION	70
Holders	71
ESCROWED SECURITIES	71
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	72
Overview	72
Revenue and Expenses	74
Critical Accounting Policies and Significant Judgments and Estimates	76
Results of Operations	80
Quarterly Results of Operations	89
Liquidity and Capital Resources	90
Contractual Obligations and Contingencies	91
Guarantees and Indemnification	93
Off-Balance Sheet Arrangements	93
Recent Accounting Pronouncements	93
Pending Accounting Pronouncements	94

Quantitative and Qualitative Disclosure About Market Risk	94
Internal Controls	94
OUR BUSINESS	96
Overview	96
Our Strategy	96
Product Candidates Overview	97
Vaccine Products	97
Small Molecule Drugs	99
Research Programs / Vaccine Technology	102
Our Strategic Collaboration with Merck KGaA	102
License Agreements	103
Patents and Proprietary Information	103
Manufacturing	104
Competition	105
Government Regulation	105
Employees	109
Description of Property	110
Legal Proceedings	110
DESCRIPTION OF THE COMPANY'S SECURITIES FOLLOWING THE ARRANGEMENT	111
General	111
Common Stock	111
Preferred Stock	111
Class UA Preferred Stock	111
Warrants	112
Registration Rights	112
Anti-takeover Effect of Unissued Shares of Capital Stock	113
Defenses Against Hostile Takeovers	113
Transfer Agent and Registrar	116
COMPARATIVE RIGHTS OF BIOMIRA INC. SHAREHOLDERS AND BIOMIRA US STOCKHOLDERS	117
DIRECTORS AND MANAGEMENT	133
Independence of Directors	135
Classified Board	135
Legal Matters	136
Committees of the Board of Directors	136
Compensation Committee Interlocks and Insider Participation	138
Director and Executive Compensation	138
Fiscal Year 2006 Director Compensation	139
EXECUTIVE COMPENSATION	141
Accounting and Tax Considerations	148
Summary Compensation Table	149
Grants of Plan-Based Awards	150
Outstanding Equity Awards at 2006 Fiscal Year-End	151

Employment Agreements and Offer Letters	153
Potential Payments on Termination or Change in Control	155
Share Option Plan	159
Restricted Share Unit Plan	160
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	162
Approval of Related Party Transactions	162
Acquisition of ProlX	162
Indebtedness of Directors and Officers	163
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	164
SHAREHOLDER PROPOSALS	166
INTEREST OF EXPERTS	166
TRANSFER AGENTS	167
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS	167
EXPERTS	167
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	167
WHERE YOU CAN FIND MORE INFORMATION	168
DIRECTORS' APPROVAL	170
INDEX TO FINANCIAL STATEMENTS	F-1

ANNEXES

	A	—	Special Resolution of Biomira Inc. Shareholders
	B	—	Arrangement Agreement (and Plan of Arrangement as Schedule 1 thereto)
	C	—	Section 190 of the Canada Business Corporations Act
*	D	—	Financial Statements of Biomira Corporation
	E	—	Amended and Restated Certificate of Incorporation of Biomira Corporation
	F	—	Bylaws of Biomira Corporation
	G	—	Fairness Opinion of Janney Montgomery Scott LLC
*	H	—	Form of Proxy Card
*	I	—	Interim Order
*	J	—	Notice of Application

*
To be filed by amendment.

TRADEMARKS

        The Biomira logo, Biomira, and other trademarks or service marks of Biomira Inc. are the property of Biomira Inc. This proxy statement/prospectus contains additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply any endorsement or sponsorship of us or the transactions proposed herein by any of such companies.

EXCHANGE RATES

        In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars.

        As of August 31, 2007, the exchange rate for the conversion of U.S. dollars into Canadian dollars or "Cdn. $," was $1.0560, based on the Federal Reserve Bank of New York's noon buying rate for one U.S. dollar. The table below presents the average exchange rate for the eight months ended August 31, 2007 and for each of the years ended December 31, 2006, December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002, the high and low exchange rate during such period and the exchange rate at the end of each such period for the conversion of U.S. dollars into Canadian dollars, based on the Federal Reserve Bank of New York's noon buying rate for one U.S. dollar.

Year Ended
	Eight Months Ended August 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004	December 31, 2003	December 31, 2002
End of Period	Cdn. $ 1.0560	Cdn. $ 1.1652	Cdn. $ 1.1656	Cdn. $ 1.2034	Cdn. $ 1.2923	Cdn. $ 1.5800
Period Average	Cdn. $ 1.1137	Cdn. $ 1.1340	Cdn. $ 1.2115	Cdn. $ 1.3017	Cdn. $ 1.4013	Cdn. $ 1.5704
Period Low	Cdn. $ 1.0372	Cdn. $ 1.0989	Cdn. $ 1.1507	Cdn. $ 1.1775	Cdn. $ 1.2923	Cdn. $ 1.5108
Period High	Cdn. $ 1.1852	Cdn. $ 1.1726	Cdn. $ 1.2703	Cdn. $ 1.3970	Cdn. $ 1.5750	Cdn. $ 1.6128

        You should rely on the information contained in this proxy statement/prospectus or other information to which we have referred you. We have not authorized anyone to provide you with information that is different. Information on the web sites of Biomira Inc. and Biomira Corporation is not part of this document. The information in this proxy statement/prospectus may be accurate as of the date of this prospectus, regardless of the time of delivery of this proxy statement/prospectus.

v

QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE SPECIAL MEETING

        The following are some questions that you, as a shareholder of Biomira, may have regarding the arrangement, the arrangement agreement, and the special meeting, and brief answers to these questions. We encourage you to read carefully the entirety of this proxy statement/prospectus because the information in this section does not provide all the information that may be important to you with respect to the approval of the arrangement. Additional information is also contained in the annexes to, and documents incorporated by reference in, this proxy statement/prospectus.

Q:  Why am I receiving this proxy statement/prospectus?

A:  Our board of directors has approved a series of transactions, to be implemented under Canadian law under a procedure known as an "arrangement," under which we will migrate Biomira Inc., a Canada Business Corporations Act corporation that we refer to as Biomira, to the United States by creating a holding corporation in the State of Delaware that will be the ultimate parent corporation of the current operating and non-operating subsidiaries of Biomira. A successor corporation to Biomira will also become a subsidiary of the new Delaware parent corporation. As a current shareholder of Biomira, a Canada Business Corporations Act corporation, you will become a stockholder of Biomira Corporation, a Delaware corporation that we refer to in this proxy statement/prospectus as Biomira US. Approval of these transactions will require your approval. See "The Arrangement", beginning on page 38, and the "Arrangement Agreement," beginning on page 52.

Q:  What is being voted on?

A:  You are being asked to vote on an arrangement resolution to approve the arrangement on the terms and conditions of the arrangement agreement attached as Annex B among Biomira, Biomira US, Biomira Canco, Biomira Sub-1 and Biomira Sub-2. As a holder of Biomira securities, you will receive securities of Biomira US in exchange for your Biomira securities pursuant to the arrangement. We refer to this proposed corporate restructuring as the arrangement throughout this proxy statement/prospectus. See "The Special Meeting," beginning on page 33.

Q:  Why is Biomira proposing the arrangement?

A:  We are proposing the arrangement because our board of directors and management believe that the arrangement will enhance long term shareholder value. In particular, we believe that becoming a U.S. domiciled corporation will enhance our ability to access the larger U.S. capital markets for investments in biopharmaceutical companies, and we believe that it will improve our ability to recruit and retain the specialized scientific and executive management personnel necessary for our on-going operation. See "The Arrangement—Reasons for the Arrangement," beginning on page 44.

Q:  What impact will these transactions have on Biomira's Canadian operations and activities?

A:  We do not expect the arrangement and associated transactions to have a material impact on our operations in Edmonton, Alberta. We are in the process of extending the lease for our Edmonton facility and intend to maintain our current operations in Edmonton relating to manufacturing and process development for Stimuvax, our lead product candidate. Although our new corporate headquarters will be located in Bellevue, Washington, a substantial portion of our finance and administrative activities will, for the foreseeable future, continue to be located in Edmonton. In addition, we intend to list the shares of Biomira US to be received in connection with the arrangement on the NASDAQ Global Market as well as on the Toronto Stock Exchange.

Q:  What vote is required in order to adopt the arrangement?

A:  The affirmative vote of the holders of two-thirds of the total common shares and preference shares of Biomira present in person or by proxy at the special meeting is required to approve the arrangement. See "The Special Meeting—Record Date; Who is Entitled to Vote," beginning on page 33.

Q:  What court approval is required for the arrangement?

A:  For the arrangement to become effective Biomira must, among other things, obtain a final order from the Alberta Court of Queen's Bench. For a description of the related judicial proceedings, see "The Arrangement—Court Approval and Completion of the Arrangement," beginning on page 48.

Q:  What will I receive in the arrangement?

A:  You will receive one share of common stock of Biomira US in exchange for every six common shares of Biomira that you hold. The University of Alberta holds all 12,500 outstanding Class A preference shares of Biomira, which are non-voting, other than in certain circumstances as required by the Canada Business Corporations Act, and will receive a like number of shares of Class UA preferred stock of Biomira US. Shareholders of Biomira who receive a fractional share in Biomira US as a result of the arrangement will receive cash in lieu of such fractional share. See "Arrangement Agreement—No Fractional Shares," beginning on page 54.

Q:  Why will the arrangement result in Biomira's common shareholders exchanging their shares for a lesser number of common shares in Biomira US?

A:  The exchange of Biomira common shares for shares of Biomira US common stock will result in an effective reverse stock split of 6:1, meaning that you will receive one share of Biomira US common stock for every six Biomira common shares that you hold. Our board of directors believes that the effective reverse split could result in a higher trading price for the common stock of Biomira US after the arrangement transactions have been completed, which we believe will improve our profile among institutional investors and mitigate the risk of a NASDAQ Global Market delisting proceeding. As of [    •    ], 2007, the closing price of Biomira common shares in trading on the NASDAQ Global Market was $[    •    ] per share. Our share price has closed below $1.00 on several occasions during 2007. The rules of the NASDAQ Global Market require a minimum share price of $1.00 in order to maintain our NASDAQ Global Market listing. In addition, many institutional investors are precluded from investing in stock with low share prices, and many brokerage firms prohibit using lower priced stock in margin accounts. As a result, we believe the effective reverse stock split will benefit our shareholders by reducing the risk of a NASDAQ Global Market delisting proceeding by increasing our per share price and by expanding the base of institutional investors able to invest in our shares, including in capital raising financings that we may undertake. See "The Arrangement—Proposal—Reverse Stock Split," beginning on page 41.

Q:  Will my voting interest in Biomira US be different than my voting interest in Biomira?

A:  Except for changes resulting from payments for fractional shares, which are not expected to be material, and from adjustments resulting from exercise of dissent rights, you will hold approximately the same voting percentage interest in Biomira US that you currently hold in Biomira. We are not implementing a reverse stock split with respect to the 12,500 outstanding non-voting Biomira Class A preference shares held by the University of Alberta because they are being exchanged for shares of the Class UA preferred stock, which are not entitled to vote in the election of directors or in other matters, except in limited exceptions required by the Delaware General Corporation Law. See "The Arrangement—Proposal—Reverse Stock Split," beginning on page 41.

Q:  What will happen to any Biomira stock options, restricted share units or warrants as a result of the arrangement?

A:  Each warrant, restricted share unit or option to purchase six Biomira common shares will be exchanged for a warrant, restricted share unit or option to purchase one share of common stock of Biomira US. The number of shares and applicable exercise price of each outstanding option, restricted share unit or warrant will also be adjusted to reflect the effective reverse stock split described above. See "Arrangement

Agreement—Assumption of Stock Options, Restricted Share Units and Warrants," beginning on page 55.

Q:  How will the arrangement be implemented?

A:  As part of the arrangement, Biomira will amalgamate with Biomira Sub-1 to form Biomira Edmonco and Biomira Canco will amalgamate with Biomira Sub-2 to form Biomira Amalco, with the result that Biomira Amalco will be a wholly owned subsidiary of Biomira US, and Biomira Edmonco will be a wholly owned subsidiary of Biomira Amalco. Upon completion of the arrangement, for every six currently issued and outstanding common shares of Biomira, shareholders will receive one share of common stock of Biomira US. The 12,500 currently issued and outstanding Class A preference shares of Biomira held by the University of Alberta will be exchanged for 12,500 shares of Class UA preferred stock of Biomira US. If the arrangement proceeds and you do not exercise your dissent rights in respect of your shares, you will become a stockholder in Biomira US rather than a shareholder of Biomira. See "Plan of Arrangement—General."

Q:  Will the Biomira shareholders be taxed as a result of the arrangement?

A:  Generally, our United States shareholders should not recognize any gain or loss for US income tax purposes as a result of the exchange of Biomira common shares for Biomira US common stock. Shareholders who are resident in Canada will realize a capital gain (or a capital loss) for Canadian income tax purposes to the extent that the fair market value of their Biomira shares exceeds (or is less than) the adjusted cost base to the respective holders of those shares and any reasonable costs of disposition. We urge you to consult your own tax advisors with regard to your particular tax consequences of the arrangement. See "Material Tax Consequences of the Arrangement," beginning on page 57.

Q:  Will Biomira be taxed on the arrangement?

A:  Biomira does not expect to incur any Canadian federal income tax by reason of the arrangement. The various tax accounts, attributes and pools (including losses, tax credits and scientific research and experimental development expenditures) of Biomira will generally be available to Biomira Edmonco. Those losses, credits and expenditures will be usable by Biomira Edmonco to the extent that it has sufficient income. Those losses, credits and expenditures will not be available to Biomira Amalco or Biomira US.

Q:  How much of Biomira US will existing Biomira shareholders own?

A:  Other than those shareholders of Biomira who elect to properly exercise their dissent rights and those who receive only cash in lieu of fractional shares as a result of the effective reverse stock split, Biomira shareholders prior to completion of the arrangement will own 100% of the outstanding capital stock of Biomira US immediately following the completion of the arrangement. See "Description of the Company's Securities Following the Arrangement," beginning on page 111.

Q:  Who will manage Biomira US following the completion of the arrangement?

A:  Biomira US will be managed by the current management of Biomira. The current executive officers of Biomira will become executive officers of Biomira US with equivalent titles. See "Directors and Management," beginning on page 133.

Q:  Who will manage Biomira following the completion of the arrangement?

A:  The successor corporation to Biomira will continue to be managed by the current management of Biomira or some sub-set of that management team. See "Directors and Management," beginning on page 133.

Q:  Do I have dissent rights?

A:  Yes, you have dissent rights in connection with the arrangement. See "The Arrangement—Dissent Rights," beginning on page 48.

Q:  How do I secure my dissent rights?

A:  Biomira shareholders who properly exercise their dissent rights will be entitled to be paid the fair value of their Biomira shares if the arrangement is completed. In order for you to dissent, your written dissent notice must be received by Biomira, to the attention of Secretary, at 2011-94 Street, Edmonton, Alberta, Canada T6N 1H1, no later than 5:00 p.m. (Mountain Time) on the business day immediately preceding the day of the special meeting (or any postponement or adjournment thereof). It is important that you strictly comply with this requirement; otherwise you could lose your right to dissent. You must also strictly comply with the other requirements of the dissent procedure. Details about the dissent procedure are contained in the section entitled "The Arrangement—Dissent Rights."

Q:  How does the board of directors of Biomira recommend that I vote?

A:  After careful consideration of the terms and conditions of the arrangement, the board of directors of Biomira unanimously determined it advisable and in the best interests of Biomira and its shareholders to proceed with the arrangement. The Biomira board of directors unanimously recommends that you vote or give instruction to vote "FOR" the special resolution to approve the arrangement and the arrangement agreement. See "The Special Meeting—Recommendation of the Biomira Board of Directors," beginning on page 33.

Q:  Why has Biomira's board of directors recommended that Biomira shareholders vote "FOR" the special resolution to approve the arrangement and the arrangement agreement?

A:  The board of directors has unanimously recommended that Biomira's shareholders approve the arrangement because it believes the reincorporation into the United States will enhance shareholder value over the long-term by, among other things, enhancing our access to the larger U.S. capital markets and improving our ability to recruit and retain qualified employees. See "The Arrangement—Reasons for the Arrangement," beginning on page 44.

Q:  If I am not going to attend the Biomira special meeting in person, should I return my proxy card instead?

A:  Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope provided as soon as possible so that your shares may be represented at the Biomira special meeting. See "The Special Meeting—Proxies," beginning on page 35.

Q:  What happens if I sign but do not indicate how to vote on my proxy card?

A:  If you sign and send in your proxy but do not include instructions on how to vote your properly signed form, your shares will be voted "FOR" the Biomira special resolution, and in accordance with management's recommendation with respect to amendments or variations of the matters set forth in the Notice of Special Meeting of Biomira Shareholders or any other matters that may properly come before the Biomira special meeting. See "The Special Meeting—Proxies," beginning on page 35.

Q:  What do I do if I want to change my vote after I have mailed my signed proxy?

A:  You can change your vote at any time before your proxy is voted at the Biomira special meeting. If you are a registered Biomira shareholder, you can do this in one of three ways:

•
First, before the Biomira special meeting, you can deliver a signed notice of revocation of proxy to Biomira, Attention: Secretary, 2011-94 Street, Edmonton, Alberta, Canada T6N 1H1, or to the offices of Computershare Investor Services Inc. at Computershare Investor Services Inc., Suite 600, 530 8th Avenue SW, Calgary, Alberta T2P 3S8, (403) 267-6800, or at 350 Indiana St., Suite 800, Golden, Colorado 80401, (214) 340-0757, at any time up to and including the last business day before the Biomira special meeting or deposit the revocation with the chairman of the Biomira special meeting.

•
Second, you can complete and submit a later-dated proxy form to [    •    ] no later than [5:00 p.m.] (Mountain Time) on the last business day before the Biomira special meeting.

•
Third, you can attend the Biomira special meeting and vote in person. Your attendance at the Biomira special meeting alone will not revoke your proxy; rather you must also vote at the Biomira special meeting in order to revoke your previously submitted proxy. See "The Special Meeting—Proxies," beginning on page 35.

Q:  Do I need to do anything if my shares are held in "street name" by my broker? How do I change my vote?

A:  Yes. Your broker can vote your shares only if you provide instructions on how to vote. Your broker will provide you information describing the procedures you should follow to cause your broker to vote your shares according to your instructions.

If you have instructed your broker to vote your Biomira shares and wish to change your vote, you must follow the procedures provided by your broker to change those instructions. See "The Special Meeting—Beneficial Owners of Biomira Shares," beginning on page 34.

Q:  Do I need to turn in my old share certificates in Biomira?

A:  No, not at this time. If the arrangement is completed, Biomira shareholders will receive a transmittal letter from the transfer agent instructing Biomira shareholders how to exchange their Biomira share certificates for Biomira US stock certificates. Biomira shareholders should not send any share certificates until they have received the transmittal letter. If there are any questions, Biomira shareholders may contact Biomira US's transfer agent at Computershare Investor Services Inc., Suite 600, 530 8th Avenue SW, Calgary, Alberta T2P 3S8, (403) 267-6800, or at 350 Indiana St., Suite 800, Golden, Colorado 80401, (214) 340-0757. Biomira shareholders should not contact Computershare Investor Services Inc. with questions about the exchange of certificates or the arrangement until after the arrangement has been completed. See "Arrangement Agreement—Exchange Procedures," beginning on page 55.

Q:  Are stockholder rights under Delaware law for Biomira US the same as under Canadian law for Biomira?

A:  Although the rights and privileges of stockholders of a Delaware corporation, such as Biomira US, are in many instances comparable to those of shareholders of a corporation organized under the Canada Business Corporations Act, such as Biomira, there are also numerous differences. For example, under Canadian law, many significant corporate actions, such as amending a corporation's articles of incorporation or effecting the arrangement, require the approval of at least two-thirds of the votes cast by shareholders while under Delaware law, amendments to the certificate of incorporation and approval of mergers generally requires the approval of a majority of the outstanding shares. See "Comparative Rights of Biomira Inc. Shareholders and Biomira US Stockholders," beginning on page 117.

Q:  Who can help answer my questions?

A:  If you have other questions about the arrangement, you may write or call Biomira Inc.'s investor relations department at 2011—94 Street, Edmonton, Alberta, Canada T6N lHl. The investor relations telephone number is (780) 490-2818.

Q:  Why is Biomira proposing the mechanism of an arrangement and arrangement agreement to move the corporate domicile?

A:  The arrangement, when taken together with the amalgamation of Biomira Amalco and Biomira Sub-3 to form Biomira ULC, is intended to qualify as a tax-free reorganization for U.S. tax purposes, preserving our tax losses and avoiding payment of taxes by Biomira as a result of the reorganization. See "Material Tax Consequences of the Arrangement."

SUMMARY

        This section summarizes selected items from this proxy statement/prospectus and does not contain all of the information you should consider before deciding how to vote your shares. You should carefully read this proxy statement/prospectus and the attached annexes and other documents to which we refer in its entirety. In addition to the information and materials provided in and with this proxy statement/prospectus, you may find additional information by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 168.

General

        This proxy statement/prospectus relates to the proposed corporate migration of Biomira Inc., a Canada Business Corporations Act corporation, or Biomira, pursuant to a plan of arrangement implemented under Canadian law and as described in the arrangement agreement, a copy of which is attached as Annex B to this proxy statement/prospectus. We refer to the transactions contemplated by the plan of arrangement and the arrangement agreement as the "arrangement." Upon completion of the arrangement, our corporate domicile will be in the State of Delaware, you will become a stockholder of Biomira Corporation, a Delaware corporation, or Biomira US, and you will receive one share of common stock of Biomira US for every six common shares of Biomira and one share of Class UA preferred stock of Biomira US for every one Class A preference share of Biomira. Currently, all 12,500 Biomira Class A preference shares are held by the University of Alberta.

The Companies

  Biomira Inc. (Biomira)
  2011 - 94 Street
  Edmonton, Alberta T6N 1H1

        Biomira is a clinical-stage biopharmaceutical company focused primarily on the development and commercialization of therapeutic products for the treatment of cancer. Biomira's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. Biomira's cancer vaccines are designed to stimulate the immune system to attack cancer cells, while its small molecule compounds are designed to inhibit the activity of specific cancer-related proteins. Biomira is advancing its product candidates through in-house development efforts and strategic collaborations with leading pharmaceutical companies. Biomira believes the quality and breadth of its product candidate pipeline, strategic collaborations and scientific team will enable it to become an integrated biopharmaceutical company with a diversified portfolio of novel commercialized therapeutics for major diseases.

        Biomira's lead product candidate is Stimuvax, a cancer vaccine currently in Phase 3 clinical trial for non-small cell lung cancer. Biomira has an exclusive, worldwide collaboration agreement with Merck KGaA of Darmstadt, Germany, or Merck KGaA, for the development and commercialization of Stimuvax. Biomira's pipeline of clinical and pre-clinical stage proprietary small molecule product candidates includes PX-12, PX-478, and PX-866, which we acquired in October 2006 from ProlX Pharmaceuticals Corporation. The most advanced of Biomira's small molecule candidates are PX-12, which is currently in Phase 2 clinical trial for pancreatic cancer, and PX-478, for which we enrolled the first patient in a Phase 1 clinical trial in advanced metastatic cancer in August 2007. In addition to Biomira's product candidates, it has developed novel vaccine technology that it anticipates developing itself and/or licensing to others.

        Biomira's consolidated net losses for the years ended December 31, 2006, 2005 and 2004 were approximately $36.4 million, $10.9 million, and $9.2 million, respectively and for the six months ended June 30, 2007 and 2006 were $9.6 million and $6.0 million, respectively. Biomira has never been profitable.

        Biomira's common shares are currently listed for trading in the United States on the NASDAQ Global Market under the symbol BIOM and in Canada on the Toronto Stock Exchange under the symbol BRA.

        For more information about Biomira, please refer to the sections captioned Risk Factors, Our Business, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Directors and Management. In addition, you should review carefully the financial statements and other information contained beginning on page F-1 and elsewhere in this proxy statement/prospectus.

  Biomira Corporation (Biomira US)
  110 - 110th Avenue NE, Suite 685
  Bellevue, Washington 98004

        Biomira US was incorporated in the State of Delaware on September 7, 2007 and will become the successor corporation as a result of the arrangement. Shareholders of Biomira will become stockholders of Biomira US if the arrangement is completed. Biomira is the sole shareholder of Biomira Sub-2, described below. Biomira US currently has no operating business or material assets, other than the shares of Biomira Sub-2. Biomira US has no currently outstanding shares of its capital stock.

        The executive officers of Biomira US are the executive officers of Biomira, and the directors of Biomira US are the directors of Biomira. The executive officers and directors of Biomira are identified under the caption "Directors and Management," beginning on page 133.

        Upon completion of the arrangement, Biomira's executive offices will be based in Bellevue, Washington, and its principal operating activities will take place at its facilities in Edmonton, Alberta and Tucson, Arizona.

        Biomira US intends to apply for substitute listing on the NASDAQ Global Market effective on the completion of the arrangement under the proposed symbol BIOM and it is expected that the Biomira US shares will commence trading on the NASDAQ Global Market immediately after the arrangement is completed. On September 7, 2007, the Toronto Stock Exchange granted conditional listing approval for the listing of the Biomira US shares of common stock. It is expected that the Biomira US shares of common stock will commence trading on the Toronto Stock Exchange shortly after the arrangement is completed under the symbol BRA.

  4442636 Canada Inc. (Biomira Canco)

        Biomira Canco is a Canada Business Corporations Act corporation and the sole shareholder of Biomira Sub-1. It was formed on September 10, 2007 for the purpose of effecting the first step of the arrangement. Biomira Canco currently has no business or assets (other than the shares of Biomira Sub-1) and has 100 common shares outstanding all of which are held by Biomira Research Inc., an affiliate of Biomira. Its principal executive offices have the same address and telephone number as Biomira.

  4442644 Canada Inc. (Biomira Sub-1)

        Biomira Sub-1 is a Canada Business Corporations Act corporation and wholly owned subsidiary of Biomira Canco. It was formed on September 10, 2007 for the purpose of effecting the first step of the arrangement. Biomira Sub-1 currently has no business or assets and has 100 common shares outstanding, all of which are owned by Biomira Canco. Its principal executive offices have the same address and telephone number as Biomira.

  4442652 Canada Inc. (Biomira Sub-2)

        Biomira Sub-2 is a Canada Business Corporations Act corporation and a wholly owned subsidiary of Biomira US. It was formed on September 10, 2007 for the purpose of effecting the second step of the arrangement. Biomira Sub-2 currently has no business or assets and has one common share outstanding, which is owned by Biomira US. Its principal executive offices have the same address and telephone number as Biomira.

  Biomira Merger Subsidiary-3 ("Biomira Sub-3")

        Biomira Sub-3 is a Nova Scotia unlimited liability company and a wholly owned subsidiary of Biomira US. It was formed on [    •    ], 2007 for the purpose of effecting the amalgamation of Biomira Amalco and Biomira Sub-3 to form Biomira ULC, which will take place immediately after the arrangement is effected. Biomira Sub-3 currently has no business assets and has one common share outstanding, which is owned by Biomira US. Its principal executive offices have the same address and telephone number as Biomira.

Special Meeting of Biomira's Shareholders

        The special meeting of the shareholders of Biomira will be held at [    •    ] a.m., Mountain Time, on [    •    ], 2007, at the Delta Edmonton South Hotel and Conference Centre, 4404 Gateway Boulevard, Edmonton, Alberta, Canada T6H 5C2, to approve the arrangement and related matters. See "The Special Meeting," beginning on page 33.

Interest of Certain Persons in the Arrangement

        No person who has been a director or executive officer of our company since the beginning of our last fiscal year, nor any of their associates or affiliates has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the arrangement other than those interests arising from their ownership of our capital stock. No director, executive officer, associate or affiliate or any other person has any substantial interest, direct or indirect, resulting from the arrangement. The terms of employment, compensation and titles of the directors and executive officers will remain unchanged as a result of the arrangement.

Reasons for the Arrangement

        The arrangement is intended to enhance shareholder value over the long-term by, among other things, improving our access to financing and improving our access to key management personnel. The board of directors believes that reincorporating in the United States will improve our ability to attract financing in the larger United States capital markets from a greater number of investors with investment interest in the biopharmaceutical industry. Although we intend to maintain the operations and management activities currently taking place at our Edmonton, Alberta facilities, our board of directors also believes that relocating Biomira's principal executive and scientific functions to a market with a larger biotechnology work force will enhance our ability to recruit talented people to our organization. See "The Arrangement—Reasons for the Arrangement," beginning on page 44.

Proposal

        Biomira shareholders are being asked to vote on a special resolution to approve the arrangement and the arrangement agreement. The arrangement agreement provides that it is a condition to completion of the arrangement that this proposal be approved by the shareholders of Biomira. Approval of this proposal requires an affirmative vote of two-thirds of the shares of Biomira present at the special meeting, either in person or represented by proxy, and entitled to vote on this proposal. See "The Arrangement—Proposal," beginning on page 40.

  Voting Power; Record Date

        You will be entitled to vote or direct votes to be cast at the special meeting if you owned common shares or Class A preference shares of Biomira at the close of business on [    •    ], 2007, which is the record date for the special meeting. You will have one vote for each common share or preference share of Biomira you owned at the close of business on the record date. Biomira warrants, restricted share

units and stock options do not have voting rights. On the record date, there were [    •    ] common shares and 12,500 Class A preference shares outstanding. See "The Special Meeting—Record Date; Who Is Entitled to Vote," beginning on page 33.

        On the record date, directors and executive officers of Biomira and their affiliates beneficially owned [    •    ] common shares and were entitled to vote those common shares of Biomira, representing approximately [    •    ]% of the currently issued and outstanding common shares of Biomira. All 12,500 of Biomira's Class A preference shares were held on the record date by the University of Alberta. None of the Class A preference shares were beneficially owned or entitled to be voted by any of Biomira's directors or executive officers or any of their affiliates.

  Quorum and Shareholder Vote Required to Approve the Arrangement

        Attendance in person or by proxy by at least two holders of Biomira shares, representing not less than 20% of the votes which the holder of all the outstanding Biomira shares carrying voting rights at the special meeting are entitled to cast, will constitute a quorum for the transaction of business at the special meeting. The affirmative vote of the holders of two-thirds of the shares of Biomira present in person or by proxy at the special meeting is required to approve the arrangement and the arrangement agreement. See "The Special Meeting—Quorum and Votes Required," beginning on page 35.

  Proxies

        Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you properly revoke your proxy at or before the special meeting. The cost of soliciting proxies will be borne by Biomira. Biomira will solicit shareholders by mail through its regular employees, and may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have common shares or preference shares of Biomira registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Biomira may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. See "The Special Meeting—Proxies," beginning on page 35.

  Recommendation of Biomira's Board of Directors

        Biomira's board of directors has determined that the arrangement is fair to, and in the best interests of, the shareholders of Biomira, and has recommended that Biomira shareholders vote "FOR" the special resolution to approve the arrangement and the arrangement agreement and the other proposals set forth in this proxy statement/prospectus for consideration at the special meeting.

        Your proxy is being solicited by the management of Biomira on the special resolution to approve the arrangement and the arrangement agreement being presented to the shareholders at the special meeting. See "The Special Meeting—Proxies," beginning on page 35.

The Arrangement and the Arrangement Agreement

  Structure of the Arrangement

        If approved by shareholders at the special meeting, the arrangement will result in the reincorporation of Biomira through a series of transactions in which the ultimate parent corporation will be Biomira US, a Delaware corporation. Biomira's existing shareholders will become stockholders of Biomira US, with holders of Biomira common shares receiving one share of Biomira US common stock for every six common shares of Biomira held by them and the University of Alberta, the holder of the 12,500 outstanding Biomira Class A preference shares receiving, for each such share, one share of Biomira US Class UA Preferred Stock. The arrangement will result in an effective reverse stock split of Biomira's common shares as described below.

        The arrangement would be implemented by way of a plan of arrangement under the provisions of the Canada Business Corporations Act. Upon the arrangement becoming effective, among other things,

Biomira will have changed its corporate domicile from Canada to the State of Delaware and will be governed by the laws of Delaware; Biomira's corporate name will have been changed to "Biomira Corporation"; and the corporate rights of Biomira's former shareholders will be governed by the certificate of incorporation and bylaws of Biomira US and by applicable provisions of Delaware law. See "Description of the Company's Securities Following the Arrangement," beginning on page 111.

        The following table describes the various transactional steps associated with the arrangement and reorganization process:

Step 1(a). Biomira Canco incorporates Biomira Sub-1 as its wholly-owned subsidiary:	Step 1(b). Biomira US incorporates Biomira Sub-2 as its wholly-owned Canadian subsidiary:

Step 2(a). Biomira amalgamates with Biomira Sub-1, resulting in a company we call "Biomira Edmonco," with the Biomira common and preference shareholders receiving Biomira Canco shares in exchange for their Biomira shares on the terms described in this proxy statement/prospectus:
Step 2(b). Biomira Canco amalgamates with Biomira Sub-2, resulting in a company we call "Biomira Amalco" with the common and preference shareholders of Biomira Canco receiving shares of Biomira US on the terms described in this proxy statement/prospectus.

Step 3. Immediately after the arrangement is effected and pursuant to an overall plan of reorganization adopted by the board of directors of Biomira, Biomira Amalco will be amalgamated with Biomira Sub-3, which will continue as an unlimited liability company called Biomira ULC. The final structure will be as follows:

  Reverse Stock Split

        The arrangement agreement contemplates that holders of Biomira common shares will receive one share of common stock of Biomira US in exchange for every six common shares of Biomira and the holder of the 12,500 outstanding Biomira Class A preference shares will receive one share of Class UA Preferred Stock of Biomira US for each Biomira Class A preference share. The exchange of common shares of Biomira for a lesser number of shares of Biomira US common stock will result in an effective reverse stock split of 6:1. The Biomira US Class UA preferred stock will not be convertible into common stock or entitled to vote in the election of directors or on other matters, except where required by the Delaware General Corporation Law in connection with amendments that would change the par value of the Class UA preferred stock or its powers, preferences or special rights so as to affect them adversely. Following the completion of the arrangement, the Class UA preferred stock will represent [    •    ]% of the issued and outstanding shares of Biomira US capital stock. As a result, the reverse split should not have an material effect on the proportional voting interests of Biomira common shareholders. See "Description of the Company's Securities Following the Arrangement—Class UA Preferred Stock." The board of directors believes that effecting the reverse stock split as part of the arrangement could result in a higher trading price for the common stock of Biomira US than the current trading price of Biomira and could potentially increase shareholder value. A higher share price may allow investment in Biomira US by institutional investors whose policies preclude the purchase of lower-priced stocks and could mitigate the risk of delisting from the NASDAQ Global Market. See "The Arrangement" and "Arrangement Agreement," beginning on pages 38 and 52, respectively.

  Opinion of Biomira Financial Advisor

        In connection with the arrangement, Janney Montgomery Scott LLC, Biomira's financial advisor, delivered a written opinion to the Biomira board of directors as to the fairness, from a financial point of view, of the arrangement to the shareholders of Biomira. The full text of the written opinion, dated September 11, 2007, is attached to this proxy statement/prospectus as Annex G. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Janney Montgomery Scott LLC's opinion is addressed to the Biomira board of directors and thus does not constitute a recommendation to any shareholder of Biomira as to any matters relating to the arrangement.

Risks Associated with Biomira and the Arrangement

        The arrangement (including the possibility that the arrangement may not be completed) poses a number of risks to Biomira and its shareholders. In addition, Biomira is subject to various risks associated with its business and industries. For example, you should be aware that Biomira has never achieved profitability, never commercialized a therapeutic product, and is substantially dependent on the successful clinical development and commercialization of its lead product candidate, Stimuvax. These and other risks are discussed in greater detail under the caption "Risk Factors" beginning on page 15. You are encouraged to read and consider all of these risks carefully.

Completion and Effectiveness of the Arrangement

        We expect to complete the arrangement when all of the conditions to completion of the arrangement contained in the arrangement agreement have been satisfied. The arrangement will become effective upon the filing of articles of arrangement.

        Biomira is working toward satisfying the conditions to the arrangement and hopes to complete the arrangement as soon as practicable following the special meeting.

Court Approval and Completion of the Arrangement

        An arrangement agreement under the Canada Business Corporations Act requires court approval. Prior to the mailing of this proxy statement/prospectus, Biomira obtained an interim order from the Alberta Court of Queen's Bench authorizing the calling and holding of the special meeting and prescribing the conduct of the meeting. The interim order is attached as Annex I to this proxy statement/prospectus. The interim order, among other things, provides for the calling and holding of the special meeting and resulted in the issuance of the notice of application for a final order which is attached as Annex J to this proxy statement/ prospectus. As set forth in the interim order, the hearing in respect of the final order is scheduled to take place before the court on [    •    ], 2007, at [    •    ] a.m. (Mountain Time) at the Law Courts, 1A Sir Winston Churchill Square, Edmonton,

Alberta, T5J 0R2, subject to the adoption of the arrangement agreement by the Biomira shareholders eligible to vote at the special meeting. Any shareholder of Biomira may participate, be represented and present evidence or arguments at the hearing for the final order. It is currently anticipated that the effective date of the arrangement will be on or about [    •    ], 2008.

Conditions to the Arrangement Agreement

        The arrangement has been approved by Biomira's board of directors and must now be approved by Biomira's shareholders and the final order of the Alberta Court of Queen's Bench must be issued. The conditions to the arrangement are more fully described in the section captioned "Arrangement Agreement—Conditions to the Effectiveness of the Arrangement" beginning on page 54.

Dissent Rights

        Under Canadian corporate law, Biomira shareholders who do not vote in favor of the approval of the arrangement and the arrangement agreement may be entitled to certain dissent rights. Shareholders who properly exercise and preserve their dissent rights are entitled to receive payment in cash for the fair value of their Biomira shares. Dissent rights are more fully described in the section captioned "The Arrangement—Dissent Rights" beginning on page 48.

Material United States Federal Income Tax Consequences of the Arrangement

        Biomira expects the arrangement, when taken together with the amalgamation of Biomira Amalco and Biomira Sub-3 to form Biomira ULC, to qualify as a reorganization for United States federal income tax purposes. If the arrangement qualifies as a reorganization, U.S. holders of Biomira shares will only recognize gain or loss on any Biomira common shares for which cash is received in lieu of a fractional share of Biomira US stock. For more information, see the section entitled "Material Tax Consequences of the Arrangement—Material United States Federal Income Tax Consequences of the Arrangement" beginning on page 57.

Material Canadian Federal Income Tax Consequences of the Arrangement

        Although the first amalgamation transaction contemplated by the arrangement will qualify for tax-deferred, or rollover, treatment, the second amalgamation will not. Accordingly, a Canadian resident Biomira shareholder who holds Biomira shares as capital property will realize a capital gain (or a capital loss) to the extent that the fair market value of those Biomira shares exceeds (or is less than) the adjusted cost base to the holder of those shares and any reasonable costs of disposition. Similarly, a shareholder who exercises dissent rights will realize a capital gain (or a capital loss) to the extent that the fair market value of the dissenting shareholder's Biomira shares exceeds (or is less than) the adjusted cost base to the holder of those shares and any reasonable costs of disposition. A Biomira shareholder who is not a resident of Canada should not be taxed in respect of any capital gain that may be so realized unless the shareholder and all persons with whom the shareholder does not deal at arm's length own 25% or more of the issued shares of any class of Biomira and unless there is no exemption under an applicable income tax treaty between Canada and the country in which the particular shareholder is resident.

        Biomira does not expect to incur any Canadian federal income tax by reason of the arrangement. The various tax accounts, attributes and pools (including losses, tax credits and scientific research and experimental development expenditures) of Biomira will generally be available to Biomira Edmonco. Those losses, credits and expenditures will be usable by Biomira Edmonco to the extent that it has sufficient income. Those losses, credits and expenditures will not be available to Biomira Amalco or Biomira US.

        For more information, see the section entitled "Material Tax Consequences of the Arrangement—Material Canadian Federal Income Tax Consequences of the Arrangement" beginning on page 58.

Accounting Treatment of the Arrangement

        The arrangement represents a transaction among entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost. Accordingly, the assets and liabilities of Biomira, will be reflected at their historical cost in the accounts of Biomira US. Any Biomira shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

Adoption of United States GAAP for Reporting Purposes

        Changing our corporate domicile to the United States requires that we convert our financial statements to the United States generally accepted accounting principles, referred to as US GAAP. While the United States and Canadian generally accepted accounting principles are similar, there are some differences that have historically affected our financial statements. The financial statements and financial information contained in this registration statement have been prepared in accordance with US GAAP.

Restrictions on Resale of Capital Stock Issued in the Arrangement

        Other than shares held by persons who are deemed to be affiliates of Biomira, all shares of Biomira US common stock to be received by former shareholders of Biomira as a result of the arrangement will be freely transferable under applicable Canadian and U.S. securities laws. [    •    ] percent of the shares of Biomira capital stock are beneficially owned by persons who are deemed to be affiliates of Biomira US. These affiliates will be required to comply with Rule 145 under the Securities Act of 1933, as amended, in connection with any sale within one year after the completion of the arrangement of shares of Biomira US capital stock received in the arrangement.

Exchange of Biomira Share Certificates

        If the arrangement is completed, Biomira shareholders will receive a transmittal letter from the transfer agent in the arrangement instructing Biomira shareholders how to exchange their Biomira share certificates for Biomira US stock certificates. Biomira shareholders should not send any share certificates at this time until they have received the transmittal letter. If there are any questions, Biomira shareholders may contact the Biomira US transfer agent at Computershare Investor Services Inc., Suite 600, 530 8th Avenue SW, Calgary, Alberta T2P 3S8, (403) 267-6800, or at 350 Indiana St., Suite 800, Golden, Colorado 80401, (214) 340-0757. Biomira shareholders should not contact Computershare Investor Services Inc. with questions about the exchange of certificates or the arrangement until after the arrangement has been completed.

Comparison of Shareholders' Rights

        In connection with the completion of the arrangement, Biomira US has been formed under the laws of Delaware. If the arrangement and the arrangement agreement are approved, Biomira's common shares and preference shares will be exchanged for common stock and Class UA preferred stock of Biomira US. The rights of Biomira shareholders will change accordingly. For more information, see the section entitled "Comparative Rights of Biomira Inc. Shareholders and Biomira US Stockholders" beginning on page 117.

Treatment of Biomira Options, Warrants and Restricted Share Units to Purchase Biomira Stock

        Options, warrants and restricted share units to purchase shares of Biomira stock will be converted into options, warrants and restricted share units to purchase shares of Biomira US common stock upon completion of the arrangement. The number of shares and exercise prices covered by these options, warrants and restricted share units will be adjusted based on the effective reverse stock split in the arrangement agreement. The applicable exercise price of each Biomira option, warrant and restricted share unit will also be correspondingly adjusted. As of [    •    ], 2007, there were options, warrants and restricted share units exercisable for [    •    ] Biomira common shares.

RISK FACTORS

        You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the arrangement.

Risks Relating to the Arrangement

        The rights of our shareholders under Canadian law will differ from their rights under Delaware law, and in some cases Delaware law will provide less shareholder protection after the arrangement.

        In connection with the arrangement, our shareholders will become stockholders of a Delaware corporation. There are material differences between the Canada Business Corporations Act and the Delaware General Corporation Law and between our current articles of incorporation and bylaws and the amended and restated certificate of incorporation, or certificate of incorporation, and bylaws of Biomira US. For example, under Canadian law, many significant corporate actions such as amending a corporation's articles of incorporation or consummating an arrangement require the approval of at least two-thirds of the votes cast by shareholders, whereas Delaware law only requires a simple majority of the total voting power of all of the outstanding shares. Furthermore, shareholders under Canadian law are entitled to dissent rights in connection with a number of extraordinary corporate actions, including an arrangement with another unrelated corporation, certain amendments to a corporation's articles of incorporation or the sale of all or substantially all of a corporation's assets. In contrast, Delaware law provides stockholders with appraisal rights for certain mergers or consolidations, but not for any other extraordinary corporate event, and appraisal rights under Delaware law can be more difficult to perfect than dissent rights under Canadian law. Some of these differences could provide less protection to our shareholders and give more discretion to our directors and officers. See the section entitled "Comparative Rights of Biomira Inc. Shareholders and Biomira US Stockholders" beginning on page 117.

        Some shareholders, particularly our Canadian shareholders, could realize a taxable gain as a result of the consummation of the arrangement if their adjusted cost base is less than the closing price of our stock on the date the arrangement becomes effective.

        A Biomira shareholder who is a resident of Canada and who holds Biomira shares as capital property will realize a capital gain (or a capital loss) to the extent that the fair market value of those Biomira shares exceeds (or is less than) the adjusted cost base to the holder of those shares and any reasonable costs of disposition. Generally, if the trading value of a holder's Biomira shares on the date of the implementation of the arrangement is less than the amount originally paid by the holder to acquire those shares, the holder will, as a result of the arrangement (and depending on all the circumstances), likely realize a loss, rather than a gain. If a Biomira shareholder who is a resident of Canada realizes a capital gain, one-half of the gain will constitute a taxable capital gain. For more information, see the section entitled "Material Tax Consequences of the Arrangement—Residents of Canada," beginning on page 59.

        A Biomira shareholder who is not a resident of Canada and who holds Biomira shares as capital property (while also realizing a capital gain (or a capital loss)) should not be taxed in respect of any capital gain that may be realized unless the shareholder and all persons with whom the shareholder does not deal at arm's length own 25% or more of the issued shares of any class of Biomira and unless there is no exemption under an applicable income tax treaty between Canada and the country of which the particular shareholder is a resident. For more information, see the section entitled "Material Tax Consequences of the Arrangement—Non-Residents of Canada," beginning on page 61.

        Provisions in Biomira US's certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

        Biomira US's certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

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  establish a classified board of directors so that not all members of our board are elected at one time;

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  provide that directors may only be removed "for cause;"

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  authorize the issuance of "blank check" preferred stock that our board of directors could issue to increase the number of outstanding shares and discourage a takeover attempt;

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  eliminate the ability of our stockholders to call special meetings of stockholders;

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  prohibit stockholder action by written consent, which has the effect of requiring all stockholder actions to be taken at a meeting of stockholders;

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  provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

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  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

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  require supermajority approvals to remove the protective provisions in our charter documents listed above.

        Such provisions could impede any merger, consolidation, takeover or other business combination involving the company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company. See the section entitled "Comparative Rights of Biomira Inc. Shareholders and Biomira US Stockholders."

        If the Canadian federal tax authorities do not accept our conclusions and assumptions relating to the tax treatment of the arrangement, we may owe significant income taxes, which could adversely affect our business.

        For Canadian tax purposes, immediately before the effective date of the arrangement, we will have a deemed year-end, which means that Canadian federal and provincial income tax returns will need to be prepared for the taxation year which will be deemed to have ended. Based on the current administrative policy of the Canadian federal tax authorities, we will not be considered to dispose of any property on the second amalgamation contemplated by the arrangement. We believe that we will not owe any Canadian federal income taxes as a result of the arrangement. It is possible that the facts and administrative policy on which we based our assumptions and conclusions could change before the arrangement is completed. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so. We have also made assumptions regarding the tax treatment of this transaction in order to reach our conclusions and it may be possible for some of these assumptions to be interpreted in a different manner which would be less favorable to us. You should understand that it is possible that the Canadian federal tax authorities may not accept our valuations or positions and claim that we owe taxes as a result of this transaction.

        In order to qualify for an exception to a withholding obligation that would otherwise apply to Biomira US, Biomira Canco intends to file an election with the Canadian federal tax authorities, whereby Biomira Canco may become a public corporation, provided that Biomira Canco complies with certain prescribed conditions. It is our understanding that Biomira Canco will comply with the prescribed conditions, such that Biomira US will not be required to withhold a portion of the Biomira

US shares to be issued on the second amalgamation. It is possible that the federal tax authorities may take the view that Biomira Canco will not have satisfied the prescribed conditions, with the result that the federal tax authorities might assess Biomira US for an amount equal to that which the federal tax authorities consider should have been withheld, together with interest and penalties. If the assessment is not successfully challenged and we were to be required to satisfy any such withholding obligation and to pay any interest and penalties, we expect it would have a material adverse effect on our financial condition.

        The proposed arrangement will result in additional direct and indirect costs even if it is not completed.

        The arrangement will result in additional direct costs. In connection with the arrangement, we will become a United States domestic reporting issuer earlier than may have been required if we had not effected the arrangement, and we will also continue our status and incur costs as a Canadian reporting issuer. We will also incur additional costs and expenses of having to comply with United States securities laws as a domestic issuer. In addition, we will incur legal fees, accountants' fees, filing fees, mailing expenses and financial printing expenses in connection with the arrangement. The arrangement may also result in certain indirect costs by diverting attention of our management and employees from our business with resulting increased administrative costs and expenses. We have a limited amount of cash reserves, and the cost of the arrangement may divert reserves that are otherwise necessary to execute on our business strategy.

        The anticipated benefits of the arrangement may not be realized.

        We believe that the arrangement will provide significant benefits for our company and our shareholders over the long-term, by, among other things, enhancing our access to United States capital markets and improving our ability to recruit qualified employees. However, we may not realize these anticipated benefits. If we do not, we will have expended considerable resources and management efforts in completing the arrangement without benefiting the company or our shareholders. Such expenditure of time and resources would adversely affect our business, operating results, and financial condition if the anticipated benefits are not achieved.

Risks Relating to Our Business

        Our near-term success is highly dependent on the success of our lead product candidate, Stimuvax, and we cannot be certain that it will receive regulatory approval or be successfully commercialized.

        Our lead product candidate, Stimuvax, is currently being evaluated in a Phase 3 clinical trial for the treatment of non-small cell lung cancer, or NSCLC, and will require the successful completion of this and possibly other clinical trials before submission of a biologic license application, or BLA, or its foreign equivalent for approval. This process can take many years and require the expenditure of substantial resources. Pursuant to our agreement with Merck KGaA of Darmstadt, Germany, or Merck KGaA, Merck KGaA is responsible for the regulatory approval process and any subsequent commercialization of Stimuvax. Merck KGaA may not advance the development and commercialization of Stimuvax as quickly as we would hope. Clinical trials involving the number of sites and patients required for Food and Drug Administration, or FDA, approval of Stimuvax may not be successfully completed. If these clinical trials fail to demonstrate that Stimuvax is safe and effective, it will not receive regulatory approval. Even if Stimuvax receives regulatory approval, it may never be successfully commercialized. If Stimuvax does not receive regulatory approval or is not successfully commercialized, we may not be able to generate revenue, become profitable or continue our operations. Any failure of Stimuvax to receive regulatory approval or be successfully commercialized would have a material adverse effect on our business, operating results, and financial condition and could result in a substantial decline in the price of our common stock.

        Stimuvax and our other vaccine product candidates are based on novel technologies, which may raise new regulatory issues that could delay or make FDA approval more difficult.

        The process of obtaining required FDA and other regulatory approvals, including foreign approvals, is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Stimuvax and our other vaccine therapies are novel; therefore, regulatory agencies may lack experience with them, which may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of Stimuvax and our other active vaccine products under development.

        To date, the FDA has not approved for commercial sale in the United States any active vaccine designed to stimulate an immune response against cancer. Consequently, there is no precedent for the successful commercialization of products based on our technologies in this area.

        We have a history of net losses, we anticipate additional losses and we may never become profitable.

        We have incurred net losses in each fiscal year since we commenced our research activities in 1985. For our fiscal year ended December 31, 2006, we incurred a net loss of approximately $36.4 million and for the six months ended June 30, 2007, we incurred a net loss of $9.6 million. In addition, as of June 30, 2007, our accumulated deficit was approximately $310.8 million. Our losses have resulted primarily from expenses incurred in research and development of our product candidates. We do not know when or if we will complete our product development efforts, receive regulatory approval for any of our product candidates, or successfully commercialize any approved products. As a result, it is difficult to provide the extent of any future losses or the time required to achieve profitability, if at all. Any failure of our products to complete successful clinical trials and obtain regulatory approval and any failure to become and remain profitable would adversely affect the price of our common stock and our ability to raise capital and continue operations.

        If we fail to obtain additional financing when needed, we may be unable to complete the development, regulatory approval and commercialization of our product candidates.

        We have expended and continue to expend substantial funds in connection with our product development activities and clinical trials and regulatory approvals. Funds generated from our operations will be insufficient to enable us to bring all of our products currently under development to commercialization. Accordingly, we expect to need to raise additional funds from the sale of our securities in order to finance the commercialization of our product candidates. The sale of our securities or the expectation that we will sell additional securities may have an adverse effect on the trading price of our common stock. Further, we cannot be certain that additional financing will be available when and as needed or, if available, that it will be available on acceptable terms. If adequate financing is not available, we may need to reduce or eliminate our expenditures for research and development, testing, production and marketing for some of our product candidates. Our actual capital requirements will depend on numerous factors, including:

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  our commercialization activities and arrangements;

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  the progress of our research and development programs;

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  the progress of our pre-clinical and clinical testing;

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  the time and cost involved in obtaining regulatory approvals for our product candidates;

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  the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights with respect to our intellectual property;

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  the effect of competing technological and market developments;

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  the effect of changes and developments in our existing collaborative, licensing and other relationships; and

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  the terms of any new collaborative, licensing and other arrangements that we may establish.

        We may not be able to secure sufficient financing on acceptable terms. If we cannot, we may need to delay, reduce or eliminate some or all of our research and development programs, any of which would be expected to have a material adverse effect on our business, operating results, and financial condition.

        There is no assurance that we will be granted regulatory approval for any of our product candidates.

        Merck KGaA is currently testing our lead product candidate, Stimuvax, in an ongoing Phase 3 clinical trial for the treatment of NSCLC. PX-12 is currently in a Phase 2 clinical trial for pancreatic cancer, and we have recently initiated a Phase 1 clinical trial for PX-478. All of our other product candidates remain in the pre-clinical testing stages. The results from pre-clinical testing and clinical trials that we have completed may not be predictive of results in future pre-clinical tests and clinical trials, and there can be no assurance that we will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals. A number of companies in the biotechnology and pharmaceutical industries, including Biomira, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Regulatory approval may not be obtained for any of our product candidates. If our product candidates are not shown to be safe and effective in clinical trials, the resulting delays in developing other product candidates and conducting related pre-clinical testing and clinical trials, as well as the potential need for additional financing, would have a material adverse effect on our business, financial condition and results of operations.

        We are dependent upon our collaborative relationship with Merck KGaA to develop and commercialize our lead product candidate, Stimuvax.

        Under our collaboration with Merck KGaA for our lead product candidate, Stimuvax, Merck KGaA is responsible for the development and worldwide commercialization of Stimuvax and the costs associated with such development and commercialization. We are obligated to manufacture clinical supplies, and if Stimuvax is approved, commercial supplies of the product, and Merck KGaA is obligated to purchase such supplies from us. Any future payments, including royalties to us, will depend on the extent to which Merck KGaA advances Stimuvax through development and commercialization. With respect to control over decisions and responsibilities, the collaboration provides for a steering committee, consisting of representatives of Merck KGaA and us. Ultimate decision-making authority as to most matters within the collaboration, however, is vested in Merck KGaA, with the exception of matters relating to manufacturing with respect to which we have ultimate decision-making authority. Merck KGaA has the right to terminate the collaboration agreement, upon 30 days' written notice, if, in Merck KgaA's reasonable judgment, Merck KGaA determines that there are issues concerning the safety or efficacy of Stimuvax which materially adversely affect Stimuvax's medical, economic or competitive viability, provided that if Biomira does not agree with such determination Biomira has the right to cause the matter to be submitted to binding arbitration. Our ability to receive any significant revenue from Stimuvax is dependent on the efforts of Merck KGaA. If Merck KGaA fails to fulfill its obligations under this agreement, we would need to obtain the capital necessary to fund the development and commercialization of Stimuvax or enter into alternative arrangements with a third party. We could also become involved in disputes with Merck KGaA, which could lead to delays in or termination of our development and commercialization of Stimuvax and time-consuming and expensive litigation or arbitration. If Merck KGaA terminates or breaches its agreement with us, or otherwise fails to complete its obligations in a timely manner, the chances of successfully developing or commercializing Stimuvax would be materially and adversely affected.

        We currently rely on third party manufacturers to supply our product candidates, which could delay or prevent the clinical development and commercialization of our product candidates.

        We currently depend on a single manufacturer, Baxter International Inc., or Baxter, for the supply of our lead product candidate, Stimuvax, and on Corixa Corp. (now part of GlaxoSmithKline plc, or GSK) for the manufacture of the adjuvant in Stimuvax. We also currently depend on other manufacturers for certain other biopharmaceutical components of Stimuvax and for the manufacture of our small molecule product candidates. Any disruption in production, inability of these third party manufacturers to produce adequate quantities to meet our needs or other impediments with respect to development or manufacturing could adversely affect our ability to continue our research and development activities or successfully complete pre-clinical studies and clinical trials, delay submissions of our regulatory applications or adversely affect our ability to commercialize our product candidates in a timely manner, or at all.

        For example, if Stimuvax is not approved by 2011, Corixa/GSK may terminate its obligation to supply the adjuvant to us. In this case, we would retain the necessary licenses from Corixa/GSK required to have the adjuvant manufactured for us, but the transfer of the process to a third party would delay the development and commercialization of Stimuvax, which would materially harm our business.

        Our product candidates have not yet been manufactured on a commercial scale. In order to commercialize a product candidate, the third party manufacturer may need to increase its manufacturing capacity, which may require the manufacturer to fund capital improvements to support the scale up of manufacturing and related activities. We may be required to provide all or a portion of these funds. The third party manufacturer may not be able to successfully increase its manufacturing capacity for our product candidate for which we obtain marketing approval in a timely or economic manner, or at all. If any manufacturer is unable to provide commercial quantities of a product candidate, we will need to successfully transfer manufacturing technology to a new manufacturer. Engaging a new manufacturer for a particular product candidate could require us to conduct comparative studies or utilize other means to determine equivalence between product candidates manufactured by a new manufacturer and those previously manufactured by the existing manufacturer, which could delay or prevent our ability to commercialize our product candidates. If any of these manufacturers is unable or unwilling to increase its manufacturing capacity or if we are unable to establish alternative arrangements on a timely basis or on acceptable terms, the development and commercialization of our product candidates may be delayed or there may be a shortage in supply.

        Any manufacturer of our products must comply with current Good Manufacturing Practices, or cGMP, requirements enforced by the FDA through its facilities inspection program or by foreign regulatory agencies. These requirements include quality control, quality assurance and the maintenance of records and documentation. Manufacturers of our products may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. We have little control over our manufacturers' compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to our manufacturers' failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products.

        The continuing threat of terrorist attacks on the United States and current concern regarding the possibility of further chemical/biological terrorist threats could interfere with the manufacturing and distribution of our product candidates.

        Certain ingredients of our product candidates are manufactured by third parties in the United States or other countries who ship these ingredients to third party manufacturing locations, which currently are in the United States. The continuing threat of terrorist attacks on the United States and current concern regarding the possibility of further chemical/biological terrorist threats have resulted in increased scrutiny of shipments of many materials into the United States from Canada and abroad. As a consequence, it is possible that there could be delays in the shipment of the components and materials made outside the United States and shipped to the manufacturing locations in the United States, or in the reshipment from within the United States to our Canadian locations and to Merck KGaA for distribution within and outside the United States.

        Any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business.

        Each of our product candidates must undergo extensive pre-clinical studies and clinical trials as a condition to regulatory approval. Pre-clinical studies and clinical trials are expensive and take many years to complete. The commencement and completion of clinical trials for our product candidates may be delayed by many factors, including:

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  our or our collaborators' ability to obtain regulatory approval to commence a clinical trial;

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  our or our collaborators' ability to manufacture or obtain from third parties materials sufficient for use in pre-clinical studies and clinical trials;

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  delays in patient enrollment and variability in the number and types of patients available for clinical trials;

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  poor effectiveness of product candidates during clinical trials;

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  unforeseen safety issues or side effects;

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  governmental or regulatory delays and changes in regulatory requirements, policy and guidelines; and

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  varying interpretation of data by the FDA and similar foreign regulatory agencies.

        It is possible that none of our product candidates will complete clinical trials in any of the markets in which we and/or our collaborators intend to sell those product candidates. Accordingly, we and/or our collaborators may not receive the regulatory approvals necessary to market our product candidates. Any failure or delay in commencing or completing clinical trials or obtaining regulatory approvals for product candidates would prevent or delay their commercialization and severely harm our business and financial condition.

        The failure to enroll patients for clinical trials may cause delays in developing our product candidates.

        We may encounter delays if we or our collaboration partners are unable to enroll enough patients to complete clinical trials. Patient enrollment depends on many factors, including, the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial. Moreover, when one product candidate is evaluated in multiple clinical trials simultaneously, patient enrollment in ongoing trials can be adversely affected by negative results from completed trials. Our product candidates are focused in oncology, which can be a difficult patient population to recruit.

        We rely on third parties to conduct our clinical trials. If these third parties do not perform as contractually required or otherwise expected, we may not be able to obtain regulatory approval for or be able to commercialize our product candidates.

        We rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to assist in conducting our clinical trials. We have, in the ordinary course of business, entered into agreements with these third parties. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our product candidates.

        Even if regulatory approval is received for our product candidates, the later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market.

        Approval of a product candidate may be conditioned upon certain limitations and restrictions as to the drug's use, or upon the conduct of further studies, and may be subject to continuous review. After approval of a product, if any, there will be significant ongoing regulatory compliance obligations, and if we or our collaborators fail to comply with these requirements, we and/or our collaborators could be subject to penalties, including:

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  warning letters;

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  fines;

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  product recalls;

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  withdrawal of regulatory approval;

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  operating restrictions;

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  disgorgement of profits;

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  injunctions; and

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  criminal prosecution.

        Regulatory agencies may require us or our collaborators to delay, restrict or discontinue clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. In addition, we or our collaborators may be unable to submit applications to regulatory agencies within the time frame we currently expect. Once submitted, applications must be approved by various regulatory agencies before we or our collaborators can commercialize the product described in the application. All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of such clinical trials. Any unanticipated costs or delays in our clinical studies could delay our ability to generate revenues and harm our financial condition and results of operations.

        Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products internationally.

        We intend to have our product candidates marketed outside the United States. In order to market our products in the European Union and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. To date, we have not filed for marketing approval for any of our product candidates and may not receive the approvals necessary to commercialize our product candidates in any market. The approval procedure varies among countries and can involve additional testing and data review. The time required to obtain foreign regulatory approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory agencies in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory agencies in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in other jurisdictions, including approval by the FDA. The failure to obtain regulatory approval in foreign jurisdictions could harm our business.

        Our product candidates may never achieve market acceptance even if we obtain regulatory approvals.

        Even if we receive regulatory approvals for the commercial sale of our product candidates, the commercial success of these product candidates will depend on, among other things, their acceptance by physicians, patients, third party payors such as health insurance companies and other members of the medical community as a therapeutic and cost-effective alternative to competing products and treatments. If our product candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. Market acceptance of, and demand for, any product that we may develop and commercialize will depend on many factors, including:

  •
  our ability to provide acceptable evidence of safety and efficacy;

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  the prevalence and severity of adverse side effects;

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  availability, relative cost and relative efficacy of alternative and competing treatments;

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  the effectiveness of our marketing and distribution strategy;

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  publicity concerning our products or competing products and treatments; and

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  our ability to obtain sufficient third party insurance coverage or reimbursement.

        If our product candidates do not become widely accepted by physicians, patients, third party payors and other members of the medical community, our business, financial condition and results of operation would be materially and adversely affected.

        If we are unable to obtain, maintain and enforce our proprietary rights, we may not be able to compete effectively or operate profitably.

        Our success is dependent in part on obtaining, maintaining and enforcing our patents and other proprietary rights and will depend in large part on our ability to:

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  obtain patent and other proprietary protection for our technology, processes and product candidates;

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  defend patents once issued;

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  preserve trade secrets; and

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  operate without infringing the patents and proprietary rights of third parties.

        As of August 31, 2007, we owned approximately 28 United States and corresponding foreign patents and patent applications and held exclusive or partially exclusive licenses to over 21 United States and corresponding foreign patents and patent applications. The degree of future protection for our proprietary rights is uncertain. For example:

  •
  we might not have been the first to make the inventions covered by any of our patents, if issued, or our pending patent applications;

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  we might not have been the first to file patent applications for these inventions;

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  others may independently develop similar or alternative technologies or products and/or duplicate any of our technologies and/or products;

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  it is possible that none of our pending patent applications will result in issued patents or, if issued, these patents may not be sufficient to protect our technology or provide us with a basis for commercially-viable products and may not provide us with any competitive advantages;

  •
  if our pending applications issue as patents, they may be challenged by third parties as not infringed, invalid or unenforceable under U.S. or foreign laws;

  •
  if issued, the patents under which we hold rights may not be valid or enforceable; or

  •
  we may develop additional proprietary technologies that are not patentable and which may not be adequately protected through trade secrets, if for example a competitor were to independently develop duplicative, similar or alternative technologies.

        The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves many complex legal and technical issues. There is no clear policy involving the breadth of claims allowed in patents or the degree of protection afforded under patents. Although we believe our potential rights under patent applications provide a competitive advantage, it is possible that patent applications owned by or licensed to us will not result in patents being issued, or that, if issued, the patents will not give us an advantage over competitors with similar products or technology, nor can we assure you that we can obtain, maintain and enforce all ownership and other proprietary rights necessary to develop and commercialize our product candidates. For example, PX-12 was described in a publication over a year before the earliest priority date of a patent application covering PX-12 in the United States. Therefore, claims to the PX-12 composition cannot be obtained in the U.S. or in a foreign country. Similarly, claims covering the composition of PX-478 were only filed in the U.S. and Canada, which will prevent us from being able to obtain claims covering the composition of PX-478 in other foreign jurisdictions, including Europe.

        Even if any or all of our patent applications issue as patents, others may challenge the validity, inventorship, ownership, enforceability or scope of our patents or other technology used in or otherwise necessary for the development and commercialization of our product candidates. Further, in the future, any such challenge may not be successful. Moreover, the cost of litigation to uphold the validity of patents to prevent infringement or to otherwise protect our proprietary rights can be substantial. If the outcome of litigation is adverse to us, third parties may be able to use the challenged technologies without payment to us. There is no assurance that our patents, if issued, will not be infringed or successfully avoided through design innovation. Intellectual property lawsuits are expensive and would consume time and other resources, even if the outcome were successful. In addition, there is a risk that a court would decide that our patents, if issued, are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of a patent were upheld, a court would refuse to stop the other party from using the inventions, including on the ground that its activities do not infringe that patent. If any of these events were to occur, our business, financial condition and results of operations would be materially and adversely effected.

        In addition to the intellectual property and other rights described above, we also rely on unpatented technology, trade secrets, trademarks and confidential information, particularly when we do not believe that patent protection is appropriate or available. However, trade secrets are difficult to protect and it is possible that others will independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and advisors to execute a confidentiality and invention assignment agreement at the commencement of an employment or consulting relationship with us. However, it is possible that these agreements will not provide effective protection of our confidential information or, in the event of unauthorized use of our intellectual property or the intellectual property of third parties, provide adequate or effective remedies or protection.

        If our vaccine technology or our product candidates, including Stimuvax, conflict with the rights of others, we may not be able to manufacture or market our product candidates, which could have a material and adverse effect on us and on our collaboration with Merck KGaA.

        Issued patents held by others may limit our ability to develop commercial products. All issued patents are entitled to a presumption of validity under the laws of the United States. If we need licenses to such patents to permit us to develop or market our product candidates, we may be required to pay significant fees or royalties, and we cannot be certain that we would be able to obtain such licenses on commercially reasonable terms, if at all. Competitors or third parties may obtain patents that may cover subject matter we use in developing the technology required to bring our products to market, that we use in producing our products, or that we use in treating patients with our products. We know that others have filed patent applications in various jurisdictions that relate to several areas in which we are developing products. Some of these patent applications have already resulted in the issuance of patents and some are still pending. We may be required to alter our processes or product candidates, pay licensing fees or cease activities. Certain parts of our vaccine technology, including the MUC1 antigen, originated from third party sources. These third party sources include academic, government and other research laboratories, as well as the public domain. If use of technology incorporated into or used to produce our product candidates is challenged, or if our processes or product candidates conflict with patent rights of others, third parties could bring legal actions against us, in Europe, the United States and elsewhere, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. Additionally, it is not possible to predict with certainty what patent claims may issue from pending applications. In the United States, for example, patent prosecution can proceed in secret prior to issuance of a patent. As a result, third parties may be able to obtain patents with claims relating to our product candidates which they could attempt to assert against us. Further, as we develop our products, third parties may assert that we infringe the patents currently held or licensed by them and it is difficult to provide the outcome of any such action.

        There has been significant litigation in the biotechnology industry over patents and other proprietary rights and if we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license, grant cross-licenses and pay substantial royalties in order to continue to manufacture or market the affected products.

        There is no assurance that we would prevail in any legal action or that any license required under a third party patent would be made available on acceptable terms or at all. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of claims of patent infringement or violation of other intellectual property rights, which could have a material and adverse effect on our business, financial condition and results of operations.

        If any products we develop become subject to unfavorable pricing regulations, third party reimbursement practices or healthcare reform initiatives, our ability to successfully commercialize our products will be impaired.

        Our future revenues, profitability and access to capital will be affected by the continuing efforts of governmental and private third party payors to contain or reduce the costs of health care through various means. We expect a number of federal, state and foreign proposals to control the cost of drugs through government regulation. We are unsure of the form that any health care reform legislation may take or what actions federal, state, foreign and private payors may take in response to the proposed reforms. Therefore, it is difficult to provide the effect of any implemented reform on our business. Our ability to commercialize our products successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third party payors for use of our products, our products may fail to achieve market acceptance and our results of operations will be harmed.

        Foreign governments often impose strict price controls, which may adversely affect our future profitability.

        We intend to seek approval to market our future products in both the United States and foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product. In some foreign countries, particularly in the European Union, prescription drug pricing is subject to government control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our future product to other available therapies. If reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

        We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

        The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

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  decreased demand for our product candidates;

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  impairment of our business reputation;

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  withdrawal of clinical trial participants;

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  costs of related litigation;

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  substantial monetary awards to patients or other claimants;

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  loss of revenues; and

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  the inability to commercialize our product candidates.

        Although we currently have product liability insurance coverage for our clinical trials for expenses or losses up to a $10 million aggregate annual limit, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any or all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

        We face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

        Our future success depends on our ability to demonstrate and maintain a competitive advantage with respect to the design, development and commercialization of our product candidates. We expect any product candidate that we commercialize with our collaborative partners or on our own will compete with existing, market-leading products and products in development.

        Stimuvax.    Currently, no product has been approved for maintenance therapy following induction chemotherapy for Stage III NSCLC, which is the indication for which Stimuvax is being developed. However, it is possible that existing or new agents will be approved for this indication. In addition, there are three vaccines in development for the treatment of NSCLC, including GSK's MAGE A3 vaccine in Phase 3, IDM Pharma Inc.'s EP-2101 in Phase 2 and Transgene S.A.'s TG-4010, also in Phase 2. To our knowledge, these vaccines are not currently being developed in the same indication as Stimuvax. However, subsequent development of these vaccines, including Stimuvax, may result in direct competition.

        Small Molecule Products.    PX-478 is a HIF-1 alpha inhibitor and we believe that at least one other company, Enzon Pharmaceutical, Inc., has a HIF-1 alpha anti-sense compound that is currently in Phase 1. There are also several approved targeted therapies for cancer and in development against which our small molecule products might compete. For example, Avastin is a direct inhibitor of vascular endothelial growth factor, or VEGF, and PX-478 is expected to lower levels of VEGF.

        Many of our potential competitors have substantially greater financial, technical and personnel resources than we have. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to:

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  design and develop products that are superior to other products in the market;

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  attract qualified scientific, medical, sales and marketing and commercial personnel;

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  obtain patent and/or other proprietary protection for our processes and product candidates;

  •
  obtain required regulatory approvals; and

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  successfully collaborate with others in the design, development and commercialization of new products.

        Established competitors may invest heavily to quickly discover and develop novel compounds that could make our product candidates obsolete. In addition, any new product that competes with a generic market-leading product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome severe price competition and to be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

        If we are unable to enter into collaborations with partners to perform sales and marketing functions, or build these functions ourselves, we will not be able to commercialize our product candidates.

        We currently do not have any internal sales, marketing or distribution capabilities. In order to commercialize any of our product candidates, we must either acquire or internally develop a sales, marketing and distribution infrastructure or enter into collaborations with partners to perform these services for us. Under our agreements with Merck KGaA, Merck KGaA is responsible for developing and commercializing Stimuvax, and any problems with that relationship could delay the development and commercialization of Stimuvax. Additionally, we may not be able to enter into collaborations with respect to our product candidates not covered by the Merck KGaA agreements on commercially acceptable terms, if at all. Factors that may inhibit our efforts to commercialize our product candidates without collaboration partners include:

  •
  our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

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  the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

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  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

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  unforeseen costs and expenses associated with creating a sales and marketing organization.

        If we are not able to partner with a third party and are not successful in recruiting sales and marketing personnel or in building a sales and marketing and distribution infrastructure, we will have difficulty commercializing our product candidates, which would adversely affect our business and financial condition.

        If we lose key personnel, or we are unable to attract and retain highly-qualified personnel on a cost-effective basis, it would be more difficult for us to manage our existing business operations and to identify and pursue new growth opportunities.

        Our success depends in large part upon our ability to attract and retain highly qualified scientific, clinical, manufacturing, and management personnel. In addition, any difficulties retaining key personnel or managing this growth could disrupt our operations. Future growth will require us to continue to implement and improve our managerial, operational and financial systems, and continue to retain, recruit and train additional qualified personnel, which may impose a strain on our administrative and operational infrastructure. In particular, we are in the process of recruiting a Chief Medical Officer to oversee our clinical development programs. The competition for qualified personnel in the biopharmaceutical field is intense. We are highly dependent on our continued ability to attract, retain and motivate highly-qualified management, clinical and scientific personnel. Due to our limited resources, we may not be able to effectively recruit, train and retain additional qualified personnel. If we are unable to retain key personnel or manage our growth effectively, we may not be able to implement our business plan.

        Furthermore, we have not entered into non-competition agreements with all of our key employees. In addition, we do not maintain "key person" life insurance on any of our officers, employees or consultants. The loss of the services of existing personnel, the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, and the loss of our employees to our competitors would harm our research and development programs and our business.

        Our business is subject to increasingly complex environmental legislation that has increased both our costs and the risk of noncompliance.

        Our business may involve the use of hazardous material, which will require us to comply with environmental regulations. We face increasing complexity in our product development as we adjust to new and upcoming requirements relating to the materials composition of many of our product candidates. If we use biological and hazardous materials in a manner that causes contamination or injury or violates laws, we may be liable for damages. Environmental regulations could have a material adverse effect on the results of our operations and our financial position. We maintain insurance under our general liability policy for any liability associated with our hazardous materials activities, and it is possible in the future that our coverage would be insufficient if we incurred a material environmental liability.

Risks Related to Our Common Stock

        The trading price of our common stock may be volatile.

        The market prices for and trading volumes of securities of biotechnology companies, including our securities, have been historically volatile. The market has from time to time experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. The market price of our common shares may fluctuate significantly due to a variety of factors, including:

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  the results of pre-clinical testing and clinical trials by us, our collaborators and/or our competitors;

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  technological innovations or new therapeutic products;

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  governmental regulations;

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  developments in patent or other proprietary rights;

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  litigation;

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  public concern as to the safety of products developed by us or others;

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  comments by securities analysts;

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  the issuance of additional shares to obtain financing or for acquisitions;

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  general market conditions in our industry or in the economy as a whole; and

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  political instability, natural disasters, war and/or events of terrorism.

        In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. Broad market and industry factors may seriously affect the market price of companies' stock, including ours, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

        We do not expect to pay dividends on our common stock.

        We have never paid cash dividends on our common shares and have no present intention to pay any dividends in the future. We are not profitable and do not expect to earn any material revenues for at least several years, if at all. As a result, we intend to use all available cash and liquid assets in the development of our business. Upon completion of the arrangement, we anticipate that our dividend policy will not change. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

        Future sales of shares by existing shareholders could cause our stock price to decline.

        As of July 31, 2007, we had outstanding 116,915,338 common shares. Of these shares, 17,877,777 common shares, approximately 15.3%, were held by former ProlX stockholders, including 4,801,438 common shares held by D. Lynn Kirkpatrick and 4,881,798 common shares held by Garth Powis. Dr. Kirkpatrick and Mr. Powis are married. The former ProlX stockholders will be permitted to begin selling the shares they acquired in the acquisition in compliance with Rule 144 on the one year anniversary of the closing date, or October 30, 2007. Subject to our compliance with the reporting obligations under the Securities Exchange Act of 1934, as amended, or the 1934 Act, Rule 144 generally permits a shareholder who has satisfied a one-year holding period to sell during any 90-day period an amount of shares that does not exceed the greater of one percent of our outstanding shares or the average weekly trading volume in our shares during the four weeks before the sale. Rule 144 also imposes a requirement that any shares subject to Rule 144 be sold in a broker's transaction. As a result of the arrangement, all shares of Biomira US common stock received by former ProlX stockholders, other than Dr. Kirkpatrick and Mr. Powis, will be freely tradable and not subject to Rule 144. Because they are deemed "affiliates" of Biomira, the shares issued to Dr. Kirkpatrick and Mr. Powis will be subject to Rule 145, which will effectively continue to impose Rule 144 requirements on Dr. Kirkpatrick and Mr. Powis for at least one year from completion of the agreement. Notwithstanding the expiration of the one year Rule 145 holding period, Dr. Kirkpatrick and Mr. Powis would continue to be subject to Rule 144 for a long as they remain "affiliates" of Biomira US. If any substantial amount of our common stock, including former ProlX shareholders, is sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. Our average trading volume is not large, and sales of large blocks of shares can have an adverse impact on the trading price of our common stock.

        We expect to raise additional capital in the future, which may take the form of the issuance of debt or equity securities, which may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into our common stock, our existing stockholders would experience further dilution.

        We expect that we will seek to raise additional capital from time to time in the future, either in the form of debt or equity. These financings may not be available to us on reasonable terms or at all when and as we require funding. Any failure to obtain additional working capital when required would have a material adverse effect on our business and financial condition and would be expected to result in a decline in our stock price. Any issuances of our common stock, preferred stock, or securities such as warrants or convertible debentures that are convertible into our capital stock, would have a dilutive effect on the voting and economic interest of our existing stockholders.

        Changes in financial accounting standards related to share-based payments are expected to continue to have a significant effect on our reported results.

        On January 1, 2006, we adopted Statement of Financial Accounting Standards No. FAS 123 (revised 2004) (FAS 123R), "Share-Based Payment," which requires that we record compensation expense in the statement of operations for share-based payments, such as employee stock options, using the fair value method. The adoption of this new standard has had and is expected to continue to have a significant effect on our reported results of operations, although it will not affect our cash flows, and could adversely impact our ability to provide accurate guidance on our future reported financial results due to the variability of the factors used to estimate the values of share-based payments. If factors change and we employ different assumptions or different valuation methods in the application of FAS 123R in future periods, the compensation expense that we record under FAS 123R may differ significantly from what we have recorded in the current period, which could create volatility in the way we report earnings, and therefore, negatively affect our stock price and our stock price volatility.

        Our operating results may be affected by currency exchange rate fluctuations.

        We conduct a significant portion of our business in our functional currency, the Canadian dollar. Of our cash, cash equivalents, and short-term investments as of June 30, 2007 and December 31, 2006, approximately 77.5% and 53.5%, respectively, were denominated in Canadian dollars. A substantial portion of our operating expenses, excluding in-process research and development and change in the fair value of warrant liability, are denominated in Canadian dollars, reflecting the scope of our operations in Edmonton, Alberta. We do not hedge our exposure to foreign currency risks.

        As the Company's reporting currency is the U.S. dollar, the Canadian dollar consolidated financial statements are translated to U.S. dollars using the current rate method of translation. Gains or losses resulting from this translation are reported in other comprehensive income.

        Prior to the transactions contemplated by this proxy statement/prospectus, we principally reported our financials in Canadian dollars. After the transactions contemplated by this proxy statement/prospectus we will principally be reporting in U.S. dollars. As a result of transacting our business in two principal currencies and transitioning to reporting our financial statements in U.S. dollars, our operating results have been in certain years and may be in the future adversely affected by currency exchange rate fluctuations. It is difficult to provide the effect of exchange rate fluctuations on our future operating results.

        As a result of our reincorporation in Delaware, we will be required to present our financial statements in US GAAP, with which we have limited experience. We will incur increased costs as a result of compliance initiatives, including compliance with Section 404 of Sarbanes-Oxley.

        We are not currently subject to the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. As a foreign private issuer, we were required to comply with the management reporting requirements of Sarbanes-Oxley for our year ended December 31, 2006. We currently expect to be subject to both the management reporting and auditor attestation requirements of Section 404 of Sarbanes-Oxley for the fiscal year ended December 31, 2007.

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles, or US GAAP. Our independent registered chartered accountants have not audited our internal controls over financial reporting. We may identify control deficiencies that require remedial action as we prepare to comply fully with Section 404. We expect that complying with Section 404 will require us to incur substantial expenses and expend significant management-related time on compliance-related issues.

        In particular, following the transactions contemplated by this proxy statement/prospectus, Biomira US will become a U.S.-domiciled reporting issuer under the Securities Exchange Act of 1934, as amended, or the 1934 Act and we will present our financial statements according to US GAAP. Our finance organization has limited experience preparing full financial statements according to US GAAP; previously we prepared our primary financial statements under Canadian GAAP with reconciliation to US GAAP as required by SEC regulations. In connection with preparing the financial statements for this proxy statement/prospectus, we engaged an outside consultant to assist in the preparation of our financial statements. Becoming a domestic issuer under the 1934 Act will require us to implement new processes and procedures to ensure timely and accurate reporting of our financial and other information. If our finance and accounting organization is unable for any reason to respond adequately to the increased demands imposed by complying with Section 404 and the domestic reporting requirements of the 1934 Act, the quality and timeliness of our financial reporting may suffer, which could result in identification of internal control weaknesses. Any consequences resulting from inaccuracies or delay in our reported financial statements could have an adverse effect on the trading price of our common stock as well as an adverse effect on our business, operating results, and financial conditions.

        Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered chartered accountants identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the NASDAQ Global Market, the Securities and Exchange Commission, or other regulatory authorities, which would require additional financial, legal and management resources.

FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the SEC filings that are incorporated by reference into this proxy statement/prospectus contain or incorporate by reference forward-looking statements. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

  •
  discuss future expectations;

  •
  contain projections of future results of operations or financial condition; or

  •
  state other "forward-looking" information.

        We believe it is important to communicate our expectations to the Biomira shareholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including our ability to (i) identify and capitalize on possible collaboration, strategic partnering, acquisition or divestiture opportunities, (ii) obtain suitable financing to support our operations, clinical trials and commercialization of our products, (iii) manage our growth and the commercialization of our products, (iv) achieve operating efficiencies as we progress from a mid-stage to a final-stage biotechnology company, (v) successfully compete in our markets, (vi) realize the results we anticipate from the clinical trials of our products, (vii) succeed in finding and retaining joint venture and collaboration partners to assist us in the successful marketing, distribution and commercialization of our products, (viii) achieve regulatory approval for our products, (ix) obtain on commercially reasonable terms adequate product liability insurance for our commercialized products, (x) adequately protect our proprietary information and technology from competitors and avoid infringement of proprietary information and technology of our competitors, (xi) assure that our products, if successfully developed and commercialized following regulatory approval, are not rendered obsolete by products or technologies of competitors and (xii) not encounter problems with third parties, including key personnel, upon whom we are dependent. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations will be met. All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement and the risk factors beginning on page 15.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

        Before you grant your proxy or instruct how your vote should be cast or vote on the arrangement, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this proxy statement/prospectus could have a material adverse effect on your investment in Biomira and Biomira US. The discussion in the "Risk Factors" section, which begins on page 15, contains forward-looking statements.

THE SPECIAL MEETING

General

        We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by Biomira's management for use at the special meeting in connection with the proposed corporate migration pursuant to the terms of the arrangement agreement. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

        We will hold the special meeting at [    •    ] a.m., Mountain Time, on [    •    ], 2007 at the Delta Edmonton South Hotel & Conference Centre, 4404 Gateway Blvd., Edmonton, Alberta, Canada T6H 5C2.

        This proxy statement/prospectus and the enclosed proxy card are first being mailed to Biomira's shareholders on or about [    •    ], 2007.

Purpose of the Special Meeting

        At the special meeting, we are asking holders of Biomira common shares and preference shares to:

          1.     consider and, if deemed advisable, to pass, with or without variation, the special resolution set out in Annex A attached to this proxy statement/prospectus to approve the arrangement on the terms and conditions contained in the arrangement agreement to effect the arrangement; and

          2.     transact such other business that may properly come before the Biomira special meeting or any adjournment or postponement of the special meeting.

        The arrangement agreement is attached as Annex B to this proxy statement/prospectus. Holders of Biomira common shares and Class A preference shares are encouraged to read the arrangement agreement in its entirety and the other information contained in this proxy statement/prospectus, including the annexes, carefully before deciding to vote.

Recommendation of the Biomira Board of Directors

        The Biomira board of directors:

  •
  has unanimously approved the arrangement pursuant to the terms of the arrangement agreement; and

  •
  unanimously recommends that Biomira shareholders vote "FOR" the special resolution set out in Annex A attached to this proxy statement/prospectus to approve the arrangement as described in the plan of arrangement and to approve the arrangement agreement.

Record Date; Who is Entitled to Vote

        The "record date" for the special meeting is the close of business on [    •    ], 2007. Record holders of Biomira shares at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were [    •    ] common shares and 12,500 Class A preference shares outstanding.

        Each common share or preference share of Biomira is entitled to one vote per share at the special meeting.

        As at [    •    ], 2007, to the knowledge of management of Biomira, there were no persons or companies who beneficially owned, directly or indirectly, or controlled or directed, voting securities carrying ten percent or more of the voting rights attached to any class of voting securities of Biomira, other than the University of Alberta, which owns all of the 12,500 outstanding Class A preference shares.

        At the close of business on the record date, directors and executive officers of Biomira and their affiliates beneficially owned and were entitled to vote approximately [    •    ] common shares of Biomira, or approximately [    •    ]% of the then-outstanding common shares of Biomira, which includes all of the shares held by the directors and executive officers of Biomira and their affiliates. No preference shares of Biomira are held by directors and officers of Biomira and their affiliates.

Beneficial Owners of Biomira Shares

        The information detailed in this section is of significant importance to those shareholders who hold shares in their broker's name. These shareholders, who are referred to in this proxy statement/prospectus as non-registered shareholders, should be aware that only proxies deposited by shareholders whose names appear on the records of Biomira as the registered holders of shares can be recognized and acted upon at the special meeting. If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in the shareholder's name on the records of Biomira. Such shares will more likely be registered under the name of the shareholder's broker or an agent of that broker. Shares held by brokers or their nominees, who are referred to as intermediaries, can only be voted upon the instructions of the non-registered shareholder. Without specific instructions, intermediaries are not allowed to vote shares for their clients.

        Intermediaries are required to forward special meeting materials to non-registered holders unless a non-registered holder has given up the right to receive them. Typically, intermediaries will use a service company to mail the special meeting materials to non-registered holders.

        Generally, non-registered holders who have not waived the right to receive special meeting materials will:

          a.     have received as part of the special meeting materials a voting instruction form. This must be completed, signed and delivered by the non-registered holder. Directions are shown on the voting instruction form; or

          b.     less typically, be given a proxy, which has already been signed by the intermediary (typically by a facsimile, stamped signature). This proxy is restricted as to the number of shares beneficially owned by the non-registered holder but which is otherwise uncompleted. The non-registered holder does not need to sign this form of proxy. In this case, the non-registered holder who wishes to submit a proxy should then properly complete the form of proxy and give it to Computershare Investor Services Inc., Suite 600, 530 8th Avenue SW, Calgary, Alberta T2P 3S8 or 350 Indiana St., Suite 800, Golden, Colorado, 80401, as described above.

        Shares held by brokers or their agents or nominees can be voted for or against resolutions only when they are instructed to do so by the non-registered holder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker's clients. The purpose of these procedures is to permit non-registered holders to direct the voting of the shares they beneficially own. Should a non-registered holder wish to attend and vote at the special meeting in person (or have another person attend and vote on behalf of them), the non-registered holder should strike out the names of the persons named in the proxy and insert the non-registered holder's (or such other person's) name in the blank space provided. In the case of a voting instruction form, they would follow the corresponding instructions on the form. In either case, non-registered holders should carefully follow the instructions of their intermediaries and their service companies in order to vote their shares.

        The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Investor Communication Solutions in Canada, or Broadridge, and ADP Investor Communications Services, or ICS, in the United States. Broadridge and ICS reproduce the text on their own form (sometimes called a "voting instruction form"). They mail these voting instruction forms to the non-registered holders, and ask non-registered holders to return the voting instruction forms to Broadridge for Canada and ICS for the United States. Broadridge and ICS then count the results of all instructions received and provide appropriate instructions respecting the voting of shares to be represented at the special meeting. A non-registered holder receiving a voting instruction form from Broadridge or ICS cannot use that form to vote shares directly at the special meeting; rather, the form must be returned to Broadridge or ICS well in advance of the special meeting in order to have the shares voted.

Quorum and Votes Required

        Attendance in person or by proxy by at least two holders of Biomira shares, representing not less than 20% of the votes which the holders of all the outstanding Biomira shares carrying voting rights at the Biomira special meeting are entitled to cast, will constitute a quorum for the transaction of business at the Biomira special meeting. If a quorum is not present, the Biomira special meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Biomira special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original conveying of the Biomira special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

        The requisite approval for the Biomira special resolution will be two-thirds of the votes cast at the Biomira special meeting by holders of Biomira shares present in person or by proxy.

        Any spoiled votes, illegible votes and defective votes will be considered not to be votes cast.

Proxies

        Your vote is very important. Whether or not you plan to attend the Biomira special meeting, Biomira urges you to vote promptly to ensure that your Biomira shares are represented at the Biomira special meeting. You may vote by mail by dating and signing the enclosed form of proxy, which is attached to this proxy statement/prospectus as Annex H, and promptly returning it in the postage-paid envelope provided. For a proxy to be valid, you (or your attorney, who must be authorized in writing) must sign and date it, and must either return it in the envelope provided or deposit it at the offices of Computershare Investor Services Inc., Suite 600, 530 8th Avenue SW, Calgary, Alberta T2P 3S8 or 350 Indiana St., Suite 800, Golden, Colorado, 80401, not later than 5:00 p.m. (Mountain Time) on [    •    ], 2007 or, if the Biomira special meeting is adjourned or postponed, before 5:00 p.m. (Mountain Time) on the second business day before the date the adjourned or postponed Biomira special meeting is to be reconvened. An undated but executed proxy will be deemed to be dated as of the date of this proxy statement/prospectus.

        You may also cast your vote by proxy via the Internet at the website indicated on your proxy form or by telephone by calling the toll-free number shown on your proxy form and following the instructions. You must do so not later than 5:00 p.m. (Mountain Time) on [    •    ], 2007 or, if the Biomira special meeting is adjourned or postponed, before 5:00 p.m. (Mountain Time) on the second business day before the date the Biomira special meeting is to be reconvened. You will also need your control number located on the front of your proxy form to identify yourself to the system. If you submit your proxy via the Internet or by telephone, please do not return a signed form of proxy. A signed and completed form of proxy or properly submitted telephone or Internet proxies received by Biomira prior to or at the Biomira special meeting will be voted as instructed.

        If your broker or other nominee holds your Biomira shares in its name, carefully follow the instructions given to you by your broker or other intermediary to ensure that your Biomira shares are properly voted.

  Voting of Proxies

        The individuals named in the enclosed form of proxy will vote the Biomira shares represented by proxy in accordance with the instructions of the Biomira shareholder who appointed them (including on any ballot that may be called for). If you submit a validly executed proxy without providing instructions, the Biomira shares represented by the proxy will be voted "FOR" the Biomira special resolution. The enclosed form of proxy, when properly completed and signed, confers discretionary authority on the appointed individuals to vote as they see fit on any amendment or variation to any of the matters identified in the Notice of Special Meeting of Biomira and on any other matter that may properly be brought before the Biomira special meeting. At the date of this proxy statement/prospectus, neither the Biomira board of directors nor management of Biomira is aware of any variation, amendment or other matter to be presented for a vote at the Biomira special meeting.

  Revocation of Proxies

        If you are a registered holder of Biomira shares, you may revoke a proxy at any time before the special meeting:

  •
  by executing, or having your attorney (who must be authorized in writing) execute, a valid form of revocation of proxy and delivering it to the corporate secretary of Biomira or the offices of Computershare Investor Services Inc. at the addresses referred to above, at any time up to and including the last business day preceding the day of the Biomira special meeting or any adjournment or postponement of the Biomira special meeting, or to the chairman of the Biomira special meeting at any time before the Biomira special meeting or any adjournment or postponement of the Biomira special meeting;

  •
  by completing and submitting, or having your attorney (who must be authorized in writing) complete and submit, a later-dated proxy form no later than 5:00 p.m. (Mountain Time) on the last business day before the Biomira special meeting or any adjournment thereof; or

  •
  by attending the Biomira special meeting and voting in person. Your attendance at the Biomira special meeting alone will not revoke your proxy. You must also vote at the Biomira special meeting in order to revoke a previously submitted proxy.

        If you are a registered Biomira shareholder desiring to change your proxy directions by mail, you should send any notice of revocation or your completed new form of proxy, as the case may be, to Biomira at any of the following addresses:

  Computershare Investor Services Inc.
  Suite 600
  530 8th Avenue SW
  Calgary, Alberta T2P 3S8

  or

  350 Indiana St.
  Suite 800
  Golden, Colorado 80401

  Biomira Inc.
  2011 - 94 Street, Edmonton,
  Alberta, Canada T6N 1H1

        If a broker holds Biomira shares in "street name" and you have instructed a broker to vote your Biomira shares and wish to change your vote, you must follow directions received from your broker to change those instructions.

  Solicitation of Proxies

        The management of Biomira is soliciting proxies for use at the Biomira special meeting and has designated the individuals listed on the enclosed form of proxy as persons whom Biomira shareholders may appoint as their proxy holders. If you are a Biomira shareholder and wish to appoint an individual not listed on the enclosed form of proxy to represent you at the Biomira special meeting, you may do so either by crossing out the names on the enclosed form of proxy and inserting the name of that other individual in the blank space provided on the enclosed form of proxy or by completing another acceptable form or proxy. A proxy nominee need not be a Biomira shareholder. If the Biomira shareholder is a corporation, it must execute the proxy by an officer or properly appointed attorney.

        Biomira is soliciting proxies on behalf of the Biomira board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Biomira and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for these solicitation activities.

        Biomira has not hired a firm to assist in the proxy solicitation process, but may do so if it deems this assistance necessary. Biomira will pay all fees and expenses related to the retention of any proxy solicitation firm.

        Biomira will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Biomira will reimburse them for their reasonable expenses.

Who Can Answer Your Questions about Voting Your Shares

        If you have any questions about how to vote or direct a vote in respect of your Biomira shares, you may call Investor Relations at (780) 490-2818.

Dissent Rights

        Registered holders of Biomira common shares and Biomira preference shares will have the right to dissent with respect to the Biomira special resolution. If the arrangement becomes effective, a registered Biomira shareholder who properly dissents will be entitled to be paid the fair value of its shares by Biomira. This right to dissent is described in this proxy statement/prospectus under the heading "The Arrangement—Dissent Rights" beginning on page 49. In order for you to dissent, your written dissent notice to the special resolution must be received by Biomira, to the attention of the Secretary at 2011-94 Street, Edmonton, Alberta, Canada T6N 1H1 no later than 5:00 p.m. (Mountain Time) on the business day immediately proceeding the day of the special meeting (or any postponement or adjournment thereof). If you do not strictly comply with this requirement, you could lose your right to dissent.

THE ARRANGEMENT

General

        The purpose of the arrangement is to proceed with a corporate restructuring by way of an arrangement under the provisions of the Canada Business Corporations Act, or CBCA, whereby the principal business and assets of Biomira Inc., a Canada Business Corporations Act corporation, or Biomira will, upon completion of the arrangement, be combined with those of a wholly owned indirect subsidiary of Biomira Corporation, a Delaware corporation, or Biomira US. Upon the arrangement becoming effective, former Biomira shareholders will become stockholders of Biomira US, and therefore, effectively: (i) Biomira will change its corporate domicile from Canada to the State of Delaware and will be governed by the laws of Delaware; (ii) Biomira's corporate name will to "Biomira Corporation"; (iii) the corporate rights of Biomira's former shareholders will be governed by the amended and restated certificate of incorporation, or certificate of incorporation, and bylaws of Biomira US and applicable provisions of Delaware law; and (iv) every six outstanding common shares of Biomira will be exchanged for one share of Biomira US common stock, thereby having the same effect as a 6 for 1 reverse split of the Biomira common shares, and each outstanding Biomira Class A preference share will be exchanged for one share of Biomira US Class UA preferred stock.

        The arrangement will entail some risks for Biomira shareholders. For example, statutory law for the protection of minority shareholders under the laws of Delaware differs from protections afforded under the CBCA. These risks are discussed in greater detail in the sections entitled "Risk Factors" and "Comparative Rights of Biomira Inc. Shareholders and Biomira US Stockholders" elsewhere in this proxy statement/prospectus. The full text of the arrangement agreement is set forth in Annex B to this proxy statement/prospectus and a summary of the terms of the arrangement agreement are described in the section entitled "Arrangement Agreement," beginning on page 52. The discussion of the arrangement agreement set forth below is qualified in its entirety by reference to Annex B.

The Companies

  Biomira Inc. (Biomira)
  2011 - 94 Street, Edmonton,
  Alberta, Canada T6N 1H1

        Biomira is a clinical-stage biopharmaceutical company focused primarily on the development and commercialization of therapeutic products for the treatment of cancer. Biomira's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. Biomira's cancer vaccines are designed to stimulate the immune system to attack cancer cells, while its small molecule compounds are designed to inhibit the activity of specific cancer-related proteins. Biomira is advancing its product candidates through in-house development efforts and strategic collaborations with leading pharmaceutical companies. Biomira believes the quality and breadth of its product candidate pipeline, strategic collaborations and scientific team will enable it to become an integrated biopharmaceutical company with a diversified portfolio of novel commercialized therapeutics for major diseases.

        Biomira's lead product candidate is Stimuvax, a cancer vaccine currently in Phase 3 development for non-small cell lung cancer. Biomira has an exclusive, worldwide collaboration agreement with Merck KGaA for the development and commercialization of Stimuvax. Biomira's pipeline of clinical and pre-clinical stage proprietary small molecule product candidates includes PX-12, PX-478, and PX-866 and was acquired by us in October 2006 from ProlX Pharmaceuticals Corporation. The most advanced of Biomira's small molecule candidates are PX-12, which is currently in Phase 2 development for pancreatic cancer, and PX-478, for which we initiated a Phase 1 trial in advanced metastatic cancer in August 2007. In addition to Biomira's product candidates, it has developed novel vaccine technology that it may develop itself and/or license to others.

        Biomira's consolidated net losses for the years ended December 31, 2006, 2005 and 2004 were approximately $36.4 million, $10.9 million, and $9.2 million, respectively and for the six months ended June 30, 2007 and 2006 were $9.6 million and $6.0 million respectively. Biomira has never been profitable.

        Biomira's common shares are currently listed for trading on the NASDAQ Global Market under the symbol BIOM and on the Toronto Stock Exchange under the symbol BRA.

  Biomira Corporation (Biomira US)
  110 - 110th Avenue NE, Suite 685
  Bellevue, Washington 98004

        Biomira US was incorporated in the State of Delaware on September 7, 2007 and will become the successor corporation as a result of the arrangement. Shareholders of Biomira will become stockholders of Biomira US if the arrangement is completed. Biomira US is the sole shareholder of Biomira Sub-2, described below. Biomira US currently has no operating business or material assets, other than the shares of Biomira Sub-2. Biomira US has no outstanding shares of its capital stock.

        The executive officers of Biomira US are the executive officers of Biomira, and the directors of Biomira US are the directors of Biomira. The executive officers and directors of Biomira are identified under the caption "Directors and Management" on page 133.

        Upon completion of the arrangement, Biomira US's executive offices will be based in Bellevue, Washington, and its principal operating activities will take place at its facilities in Edmonton, Alberta and Tucson, Arizona.

        Biomira US intends to apply for substitute listing on the NASDAQ Global Market effective on the completion of the arrangement under the proposed symbol BIOM and it is expected that the Biomira US shares will commence trading on the NASDAQ Global Market immediately after the arrangement is completed. On September 7, 2007, the Toronto Stock Exchange granted conditional listing approval for the listing of the Biomira US shares of common stock. It is expected that the Biomira US shares of common stock will commence trading on the Toronto Stock Exchange shortly after the arrangement is completed under the symbol BRA.

        For more information regarding Biomira US, see the section entitled "Description of the Company's Securities Following the Arrangement" beginning on page 111.

  4442636 Canada Inc. (Biomira Canco)

        Biomira Canco is a Canada Business Corporations Act corporation and the sole shareholder of Biomira Sub-1. It was formed on September 10, 2007 for the purpose of effecting the first steps of the arrangement. Biomira Canco currently has no business or assets (other than the shares of Biomira Sub-1) and has 100 common shares outstanding all of which are held by Biomira Research Inc., an affiliate of Biomira. Its principal executive offices have the same address and telephone number as Biomira.

  4442644 Canada Inc. (Biomira Sub-1)

        Biomira Sub-1 is a Canada Business Corporations Act corporation and wholly owned subsidiary of Biomira Canco. It was formed on September 10, 2007 for the purpose of effecting the first step of the arrangement. Biomira Sub-1 currently has no business or assets and has 100 common shares outstanding, all of which are owned by Biomira Canco. Its principal executive offices have the same address and telephone number as Biomira.

  4442652 Canada Inc. ("Biomira Sub-2")

        Biomira Sub-2 is a Canada Business Corporations Act corporation and a wholly owned subsidiary of Biomira US. It was formed on September 10, 2007 for the purpose of effecting the second step of the arrangement. Biomira Sub-2 currently has no business or assets and has one common share outstanding, which is owned by Biomira US. Its principal executive offices have the same address and telephone number as Biomira.

  Biomira Merger Subsidiary-3 ("Biomira Sub-3")

        Biomira Sub-3 is a Nova Scotia unlimited liability company and a wholly-owned subsidiary of Biomira US. It was formed on [    •    ], 2007 for the purpose of effecting the amalgamation of Biomira Amalco and Biomira Sub-3 to form Biomira ULC, which will take place immediately after the arrangement is effected. Biomira Sub-3 currently has no business assets and has one common share outstanding, which is owned by Biomira US. Its principal executive offices have the same address and telephone number as Biomira.

Proposal

  Approval of the Arrangement and the Arrangement Agreement

        Biomira shareholders are being asked to vote on a proposal to approve the arrangement and the arrangement agreement. The arrangement agreement requires that Biomira shareholders approve the arrangement and the arrangement agreement in order for the arrangement to become effective. Approval of this proposal requires an affirmative vote of two-thirds of the shares of capital stock of Biomira present at the special meeting, either in person or represented by proxy, and entitled to vote on this proposal.

        On the record date, directors and executive officers of Biomira and their affiliates beneficially owned and were entitled to vote [    •    ] Biomira common shares, representing approximately [    •    ]% of the currently issued and outstanding Biomira common shares. None of the Class A preference shares were beneficially owned or entitled to be voted by any of Biomira's directors or executive officers or any of their affiliates as of the record date.

  The Arrangement and the Arrangement Agreement

        The arrangement would result in the reincorporation of the ultimate parent corporation to the state of Delaware in the United States. The arrangement would occur in accordance with the terms of the arrangement agreement and the provisions of the CBCA. The following table describes the various transactional steps associated with the arrangement and reorganization process:

Step 1(a). Biomira Canco incorporates Biomira Sub-1 as its wholly-owned subsidiary:	Step 1(b). Biomira US incorporates Biomira Sub-2 as its wholly-owned Canadian subsidiary:

Step 2(a). Biomira amalgamates with Biomira Sub-1, resulting in a company we call "Biomira Edmonco," with the Biomira common and preference shareholders receiving Biomira Canco shares in exchange for their Biomira shares on the terms described in this proxy statement/prospectus:
Step 2(b). Biomira Canco amalgamates with Biomira Sub-2, resulting in a company we call "Biomira Amalco" with the common and preference shareholders of Biomira Canco receiving shares of Biomira US on the terms described in this proxy statement/prospectus.

Step 3. Immediately after the arrangement is effected and pursuant to an overall plan of reorganization adopted by the board of directors of Biomira, Biomira Amalco will be amalgamated with Biomira Sub-3, which will continue as an unlimited liability company called Biomira ULC. The final structure will be as follows:

  Reverse Stock Split

        The arrangement contemplates that holders of Biomira common shares will receive one share of common stock of Biomira US in exchange for every six common shares of Biomira and that the holder of the 12,500 outstanding Biomira Class A preference shares will receive one share of Class UA preferred stock of Biomira US in exchange for every one Biomira Class A preference share. The exchange of common shares of Biomira for a lesser number of shares of Biomira US common stock will result in an effective reverse stock split of 6:1 for holders of Biomira common shares.

        The Biomira US Class UA preferred stock will not be convertible into common stock or entitled to vote in the election of directors or on other matters, except where required by the Delaware General Corporation Law in connection with amendments that would change the par value of the Class UA preferred stock or its powers, preferences or special rights so as to affect them adversely. Following completion of the arrangement, the Class UA preferred stock will represent [    •    ]% of the issued and outstanding shares of Biomira US capital stock. As a result, the effective reverse split of Biomira's common shares should not have a material effect on the proportional voting interests of Biomira common shareholders. See "Description of the Company's Securities Following the Arrangement—Class UA Preferred Stock."

        Our board of directors believes that implementing the effective reverse stock split as part of the arrangement could result in a higher trading price for the common stock of Biomira US than the current trading price of Biomira and, ultimately, increase shareholder value. As of [    •    ] 2007, the closing price of our common shares trading on the NASDAQ Global Market was $[    •    ] per share. Our share price has closed below $1.00 on several occasions during 2007. The rules of the NASDAQ Global Market require a minimum share price of $1.00 in order to maintain our NASDAQ listing. In addition, many institutional investors are precluded from investing in stock with low share prices, and many brokerage firms prohibit using low priced stock in margin accounts. Accordingly, a higher share price may allow investment in Biomira US by certain institutional investors otherwise unable to invest. Our board of directors believes the effective reverse split will benefit our shareholders by reducing the risk of a NASDAQ Global Market delisting proceeding by increasing our per share price and by expanding the base of institutional investors able to invest our shares, including in capital raising financings that we may undertake.

Background of the Arrangement

        The board of directors of Biomira gave substantial consideration to the advisability of the arrangement and the reincorporation of Biomira from Canada to the United States. At the May 3, 2007 regular meeting of the board of directors of Biomira, held in Edmonton, Alberta, following numerous internal discussions among management and various directors about the arrangement, our management formally proposed for consideration by the board of directors the possibility of reincorporating Biomira into the State of Delaware. The board of directors discussed the proposal with management but took no affirmative action at that meeting, other than authorizing management to investigate the relative benefits and risks of such a transaction as well as associated structural, tax, accounting and legal issues.

        Between May 2007 and June 2007, Biomira consulted with its legal, tax, and accounting advisors in the United States and Canada about structural and procedural issues relating to the proposed migration.

        At the June 28, 2007 regular meeting of the board of directors of Biomira held in Bellevue, Washington, the board of directors considered management's presentation of its views of the relative benefits and risks of a reincorporation transaction. No decision was made at that meeting, however, in part because Biomira's accounting, tax and legal advisors were continuing to address various issues associated with the structure of the transaction that would need to be resolved prior to approval by the board of directors.

        In July and August 2007, Biomira's management consulted with representatives of Janney Montgomery Scott LLC concerning delivery of a fairness opinion relating to the arrangement. Biomira entered into an engagement agreement with Janney Montgomery Scott LLC on August 10, 2007 with respect to the fairness opinion.

        On August 30, 2007, the board of directors of Biomira held a special meeting in Bellevue, Washington to further consider the arrangement and the arrangement agreement. During the meeting,

the board of directors reviewed with Biomira's legal advisors the proposed structure of the arrangement and commented on a preliminary draft of this proxy statement/prospectus. The board of directors also considered and discussed various corporate governance matters relating to the proposed Delaware corporation.

        On September 7, 2007, Biomira Corporation, or Biomira US, was incorporated in the state of Delaware.

        On September 11, 2007, Biomira's board held a special telephonic meeting to formally consider and approve the arrangement and the arrangement agreement. During the meeting, representatives of Janney Montgomery Scott LLC reviewed their analysis of management's rationale for the arrangement and delivered the opinion of their firm described below relating to the fairness of the transaction from a financial point of view to the Biomira shareholders. Following delivery of the fairness opinion and further discussion of the benefits and risks of the proposed transactions, the directors approved the execution of the arrangement agreement by Biomira. For the reasons cited below, the board of directors believes that the arrangement and consequent migration of Biomira to the United States are in the best interests of the shareholders of Biomira, unanimously approved the arrangement and reincorporation at its September 11, 2007 meeting, and recommends that shareholders of Biomira vote "FOR" the special resolution to approve the arrangement and the arrangement agreement.

Interest of Certain Persons in the Arrangement

        No person who has been a director or executive officer of our company since the beginning of our last fiscal year, nor any of their associates or affiliates has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the arrangement other than those interests arising from their ownership of our capital stock. No director, executive officer, associate or affiliate or any other person has any substantial interest, direct or indirect, resulting from the arrangement. The terms of employment, compensation and titles of the directors and executive officers will remain unchanged as a result of the arrangement.

Reasons for the Arrangement

        In reaching its decision to approve the arrangement, our board of directors determined that the arrangement was in the best interests of Biomira and its shareholders due primarily to the following reasons:

  Improved Access to Financing

        Our board of directors believes that reincorporating to the United States will improve our ability to attract financing in the larger United States capital markets from a greater number of U.S. investors with investment interest in the biopharmaceutical industry. Our board believes that many U.S.-based investors in biopharmaceutical companies are inclined toward making investments in companies with U.S.-based management and operations and legal and corporate structures rather than similar Canadian companies. We expect to require additional funding to achieve our business objectives, and our board believes that reincorporating into the United States will expand our potential investor base and permit us to raise additional financing, potentially at higher valuations. Based on its review of available data, our board of directors believes that Canadian-based biopharmaceutical companies trade at discounts to comparable companies based in the United States.

  Improved Access to Key Management Personnel

        Currently, only one of our executive officers lives in Edmonton, Alberta, and we have experienced substantial difficulty attracting key management and scientific talent over many years. Although we intend to maintain the operating and management activities currently taking place at our Edmonton,

Alberta facilities, our board of directors believes that relocating our principal administrative and scientific functions to a market with a larger biotechnology work force will be in the best interests of our business and, therefore, in the best interests of our shareholders. Given that our principal decision-making and product development functions will be moved to the United States, our board of directors believes it also appropriate to migrate our corporate entity into the United States in order, among other reasons, to avoid additional administrative costs and complexities associated with operating a business in the United States through a foreign corporate entity.

  Negative Factors Considered by the Board of Directors

        In addition to considering the anticipated benefits of the arrangement described above, our board of directors also considered the following possible negative factors associated with the arrangement:

  •
  The arrangement will be taxable to our shareholders resident in Canada to the extent that the fair market value of the shares of Biomira US stock received in the arrangement exceeds the adjusted cost base to the shareholders of their shares of Biomira being exchanged. See "Material Tax Consequences of the Arrangement—Residents of Canada" beginning on page 59.

  •
  Despite our board of directors' current beliefs, the arrangement may not expand our base of potential investors, improve our ability to obtain financing, or have a favorable impact on our valuation or enhance our ability to recruit additional talented employees.

  •
  We will incur substantial costs in connection with completing the arrangement, including, among other costs, fees and expenses of legal, tax and accounting advisors in both Canada and the United States, and the costs of holding a special meeting of shareholders to consider and approve the arrangement and the arrangement agreement.

  •
  Some of our shareholders may exercise their right of dissent, which would entitle them to receive, in lieu of shares of Biomira US, a cash payment equal to the fair market value of the shares of our common shares or, in the case of the University of Alberta, our 12,500 outstanding Class A preference shares. If holders of a substantial number of our shares were to exercise dissent rights, we would not likely proceed with the arrangement as we would be unable to make substantial cash payments to shareholders.

  •
  The effective reverse stock split being implemented in connection with the arrangement could have an adverse effect on trading volumes for our common stock after the arrangement.

  •
  Biomira Canco may not satisfy certain prescribed conditions that must be met to become a public corporation so as to qualify for an exception to the withholding obligation that Biomira US would otherwise have with respect to non-Canadian residents. If the prescribed conditions are not met and the Canadian federal tax authorities assess Biomira US for failure to withhold, the amount of the assessment could be as high as 25% of the fair market value of the Biomira US shares issued on the second amalgamation to non-Canadian residents. See "Material Tax Consequences of the Arrangement—Non-Residents of Canada" on page 61.

Consideration of the Arrangement by Our Board of Directors

        In making its unanimous determination to approve the arrangement and the arrangement agreement and to recommend that shareholders vote "FOR" the special resolution to approve the arrangement and the arrangement agreement, our board of directors determined that these negative factors were outweighed by the potential benefits of the arrangement to our business and our shareholders.

Opinion of Our Financial Advisor

        Our board of directors retained Janney Montgomery Scott LLC, or Janney, to act as its financial advisor in connection with its analysis and consideration of the arrangement and reincorporation of Biomira from Canada to the State of Delaware in the United States. On September 11, 2007, Janney delivered its verbal opinion to our board of directors to the effect that, as of such date, the arrangement was fair from a financial point of view to us, subject to the completion of due diligence. Janney subsequently delivered the fairness opinion, which concludes that as of that date, and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the consideration under the arrangement is fair from a financial point of view to us.

        The complete text of the fairness opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached to this proxy statement/prospectus as Annex G. The fairness opinion addresses only the fairness of the arrangement from a financial point of view and is not and should not be construed as a valuation of us or our assets or securities or a recommendation to any of our shareholders as to whether to vote in favor of the resolutions relating to the arrangement. Our shareholders are urged to, and should, read the fairness opinion in its entirety.

        In connection with rendering its opinion, Janney:

  •
  reviewed a draft of the plan of arrangement dated July 31, 2007;

  •
  reviewed a draft of this Form S-4 dated September 11, 2007;

  •
  reviewed and analyzed comparable peer public firms headquartered in the US and Canada with respect to market capitalization and trading volume; and

  •
  conducted discussions with senior management regarding the business and transactions contemplated by the plan of arrangement.

        In preparing its opinion, Janney assumed and relied upon the accuracy and completeness of the information publicly available and financial and other information used by it without assuming any responsibility for independent verification of such information. Janney further relied upon the assurances of management of Biomira that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Biomira US and Biomira, upon advice of Biomira US, Janney assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Biomira US as to the future financial performance of Biomira US and Biomira and that Biomira US and Biomira will perform substantially in accordance with such projections. Janney assumed that the final plan of arrangement will be substantially identical to the terms of the plan of arrangement reviewed by it. Janney neither made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of either Biomira or Biomira US, including real estate assets, nor have we been furnished with any such appraisals. Janney did not conduct any future cash flow, discounted cash flow, sensitivity, taxation or other similar types of analyses typically performed in connection with the delivery of an opinion in the context of an acquisition, nor has it done any analysis of the financial terms of transactions comparable to the plan of arrangement. In addition, Janney did not evaluate the solvency of Biomira or Biomira US under any state or federal laws relating to bankruptcy, insolvency or similar matters. Janney also assumed that all governmental, regulatory or other consents and approvals that are required in connection with the arrangement will be obtained without any adverse effect on Biomira or Biomira US or on the expected benefits of the arrangement in any way meaningful to its analysis. In addition, Janney assumed that the arrangement will be consummated in accordance with its terms without material modification, waiver or delay. Janney's opinion is based on financial, economic, market and other conditions as in effect on, and the information and draft proposed reorganization plan made available to it, as of the date hereof. Janney assumed that the tax, accounting and cost analyses conducted by Biomira and its advisors are complete and correct and Janney specifically reviewed whether similarly situated companies incorporated in the United States trade at a higher value and have higher trading volumes than peer companies incorporated in Canada. Based on these assumptions, Janney made its determination that the arrangement is fair, from a financial point of view, to Biomira's shareholders.

        The fairness opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date thereof and the condition and prospects, financial and otherwise of us and our subsidiaries and affiliates as they were reflected in the information and as they were represented to Janney in discussions with our management. In its analyses and in connection with the preparation of its opinion, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Janney or any party involved in the arrangement.

        Financial Analyses.    At the September 11, 2007 meeting of the board of directors, and in connection with preparing its opinion for the board of directors, Janney made a presentation of certain financial analyses of the proposed arrangement.

        The following is a summary of the material analyses contained in the presentation that was delivered to the board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Janney, the table must be read together with the accompanying text of each summary. The table alone does not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Janney.

        The fact that any specific analysis has been referred to in the summary below and in this registration statement on Form S-4 is not meant to indicate that such analysis was given more weight by Janney than any other analysis in reaching its conclusion. Janney arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Janney in connection with its opinion operated collectively to support its determinations as to the fairness of the arrangement from a financial point of view to the holders of shares of company common stock. Janney did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

        The following summary is not a complete description of all of the analyses performed and factors considered by Janney in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Janney. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis.

        Company Trading Analysis.    Using publicly available information, Janney performed a trading analysis to analyze and compare the trading volume and valuation of selected companies on the life sciences sector that it deemed comparable to Biomira. In performing its trading analysis, Janney reviewed the trading history of selected companies headquartered in Canada versus selected companies headquartered in the United States by clinical phase of development. In particular, it reviewed each company's 52 week high and low trading price, market capitalization and enterprise value as well as each company's value in dollars with respect to its yearly trading volume. Based on this review, Janney determined that Biomira's current trading volume was in line with other Canadian headquartered companies with similar market capitalizations and that United States headquartered companies with similar market capitalizations trade at a higher volume. The public companies reviewed were:

Canada	United States
Phase 2	Phase 2	Phase 3

•  Lorus Therapeutics Inc.
•  Oncolytics Biotech Inc.
•  Allon Therapeutics, Inc.
•  Bradmer Pharmaceuticals, Inc.
•  Inflazyme Pharmaceuticals Ltd.
•  MethylGene Inc.
•  Diamedica Inc.
•  Pacgen Biopharmaceuticals Corporation
•  Protox Therapeutics Inc.
•  Stem Cell Therapeutics Corp.
 Phase 3
•  Aspreva Pharmaceuticals Corporation
•  Biomira Inc.
•  BioMS Medical Corp.
•  Bioniche Life Sciences Inc.
•  Cardiome Pharma Corp.
•  Isotechnika Inc.
•  Ambrilia Biophama, Inc.
•  Cipher Pharmaceuticals Inc.
•  Neurochem Inc.
•  Migenix Inc.
•  Wex Pharmaceuticals Inc.
•  Theratechnologies Inc.
•  Vasogen Inc.
•  ViRexx Medical Corp.
• YM BioSciences Inc.
•  Achillion Pharmaceuticals, Inc.
•  Affymax, Inc.
•  Alnylam Pharmaceuticals Inc.
•  Alexza Pharmaceuticals Inc.
•  ArQule Inc.
•  Array Biopharma Inc.
•  Avalon Pharmaceuticals Inc.
•  BioCryst Pharmaceuticals Inc.
•  Cleveland Biolabs, Inc.
•  CombinatoRx Inc.
•  Cytokinetics Inc.
•  Amicus Therapeutics, Inc.
•  Geron Corporation
•  GenVec Inc.
•  Immunogen Inc.
•  Kosan Biosciences Inc.
•  Maxygen Inc.
•  Metabasis Therapeutics Inc.
•  Memory Pharmaceuticals Corp.
•  Micromet, Inc.
•  Molecular Insight Pharmaceuticals, Inc.
•  Neose Technologies Inc.
•  Neurogen Corp.
•  Opexa Therapeutics, Inc.
•  Oxigene Inc.
•  Pharmacopeia, Inc.
•  Peregrine Pharmaceuticals Inc.
•  Seattle Genetics Inc.
•  Sunesis Pharmaceuticals Inc.
•  Trubion Pharmaceuticals Inc.
• Pharmasset, Inc.
•  Accentia Biopharmaceuticals, Inc.
•  Acadia Pharmaceuticals Inc.
•  Allos Therapeutics Inc.
•  Altus Pharmaceuticals Inc.
•  Ariad Pharmaceuticals Inc.
•  Biodel Inc.
•  Cadence Pharmaceuticals Inc.
•  Cell Genesys, Inc.
•  Chelsea Therapeutics International Ltd.
•  Cypress Bioscience Inc.
•  Dendreon Corp.
•  Dynavax Technologies Corp.
•  Dyax Corp.
•  Immunomedics Inc.
•  Introgen Therapeutics Inc.
•  Keryx Biopharmaceuticals Inc.
•  Medarex inc.
•  MannKind Corp.
•  Myriad Genetics Inc.
•  Neurocrine Biosciences Inc.
•  NeurogesX, Inc.
•  Novacea, Inc.
•  Optimer Pharmaceuticals, Inc.
•  Orexigen Therapeutics, Inc.
•  Progenics Pharmaceuticals Inc.
•  Replidyne Inc.
•  Regeneron Pharmaceuticals Inc.
•  Synta Pharmaceuticals Corp.
•  Somaxon Pharmaceuticals, Inc.
•  Theravance Inc.
•  Vical Inc.
•  Vanda Pharmaceuticals Inc.
•  Xenoport, Inc.
• ZymoGenetics, Inc.

        Based on this review, Janney determined that Biomira's current trading volume was in line with other Canadian headquartered companies with similar market capitalizations and that United States headquartered companies with similar market capitalizations trade at a higher volume.

        Valuation and Liquidity Analysis.    Using publicly available information, Janney performed valuation and liquidity analyses to analyze and compare the trading and valuation statistics of companies in the life sciences sector which are headquartered in Canada versus the United States. The review focused on isolating companies located in Canada and the United States and further separating each by the clinical trial phase in which each company currently operated. Janney further revised its analyses to reduce the data set to include only those companies with market capitalizations similar to the market capitalization of Biomira as well as looking only at oncology companies with lead products in phase 2 or phase 3 of development. Below is a summary of the broad peer group data:

		Market Cap ($MM)		Value of Average Daily Trading Volume Last 3 Months ($MM)
		Average	Median	Average	Median
Phase II	Located in Canada	$40	$38	$0.04	$0.04
	Located in US	$260	$205	$1.94	$0.99
Phase III	Located in Canada	$180	$98	$0.07	$0.03
	Located in US	$546	$356	$8.21	$3.19

        Miscellaneous.    Janney is acting as financial advisor to the board of directors in connection with the arrangement. Under the terms of its engagement, Biomira has agreed to pay Janney a customary fee for its financial advisory services. Biomira has also agreed to reimburse Janney for expenses reasonably incurred in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Janney and certain related persons for various liabilities related to or arising out of its engagement, including liabilities arising under the federal securities laws. Neither Janney nor any of its affiliates is an insider, associate or affiliate of us. Janney acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Biomira or Biomira US or any of their associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. In addition, as an investment dealer, Janney conducts research on securities and in the ordinary course of its business provides research reports and investment advice to its clients on investment matters, including with respect to us. Janney also acted as our financial advisor in our acquisition of ProlX and received a fee on the delivery of a fairness opinion to our board of directors and the consummation of the acquisition.

Shareholder Approval of the Arrangement

        In order for the arrangement to become effective, the arrangement resolution must be passed, with or without variation, by at least two-thirds of the eligible votes cast at the special meeting in respect of the arrangement resolution by our shareholders voting together as a single class.

        After careful consideration of the terms and conditions of the arrangement, our board of directors unanimously determined it advisable and in the best interests of us and our shareholders to proceed with the arrangement. Our board of directors unanimously recommends that you vote or give instruction to vote "FOR" the special resolution to approve of the arrangement and the arrangement agreement.

        If the arrangement resolution is not passed by an adequate two-thirds majority of the eligible votes at the special meeting, the arrangement will not be completed.

Court Approval and Completion of the Arrangement

        A plan of arrangement under the CBCA requires court approval. Prior to the mailing of this proxy statement/prospectus, we obtained the interim order from the Alberta Court of Queen's Bench, which we refer to as the court, authorizing the calling and holding of the special meeting and prescribing the conduct of the special meeting. The interim order is attached as Annex I to this proxy statement/prospectus. The interim order, among other things, provides for the calling and holding of the special meeting and resulted in the issuance of a notice of application for a final order. The interim order does not constitute approval of the arrangement or the contents of this proxy statement/prospectus by the court. As set forth in the interim order, the hearing in respect of the final order is scheduled to take

place before the court on [    •    ], 2007, at [    •    ] a.m. (Mountain Time) at the Law Courts, 1A Sir Winston Churchill Square, Edmonton, Alberta, T5J 0R2, subject to the approval of the plan of arrangement by our shareholders eligible to vote at the special meeting. Any shareholder of Biomira may participate, be represented and present evidence or arguments at the hearing for the final order.

        The authority of the court is very broad under the CBCA. We have been advised by our counsel that the court may make any enquiry it considers appropriate and may make any order it considers appropriate with respect to the plan of arrangement. The court will consider, among other things, the fairness and reasonableness of the plan of arrangement to our shareholders. The court may approve the plan of arrangement either as proposed or as amended in any manner the court may direct, subject to compliance with such terms and conditions, if any, as the court thinks fit.

        Assuming that the final order is granted and the other conditions in respect of the arrangement, as set out in the arrangement agreement, are satisfied or waived, it is anticipated that articles of arrangement will be filed under the CBCA to give effect to the plan of arrangement, which is attached to the arrangement agreement as Schedule 1, and the various other documents necessary to complete the arrangement will be executed and delivered.

        It is currently anticipated that the effective date of the arrangement will be on or about [    •    ], 2008. We refer to this date as the effective date.

Dissent Rights

        If you are a registered holder of Biomira shares, you will have the right to dissent from the arrangement resolution under Section 190 of the CBCA, as modified by the interim order and the arrangement agreement. Section 190 of the CBCA is reprinted in its entirety and attached to this proxy statement/prospectus as Annex C. The following summary is qualified by the provisions of Section 190 of the CBCA, the interim order and the plan of arrangement.

        If the arrangement becomes effective and you properly dissent from the arrangement resolution in compliance with Section 190 of the CBCA, the interim order and the plan of arrangement, you will be entitled to be paid by Biomira the fair value of your Biomira common shares or your Biomira Class A preference shares, determined as of the effective date of the arrangement. If you want to dissent, you must dissent with respect to all your Biomira shares on behalf of any one beneficial owner and registered in your name. As a consequence, you may only exercise the right to dissent in respect of the Biomira shares that are registered in your name.

        In many cases, people beneficially own shares that are registered either:

  •
  in the name of an intermediary, such as a bank, trust company, securities dealer, broker, trustee or administrator of "registered retirement savings plans," "registered retirement income funds," "registered educational savings plans" and similar plans and their nominees, as these terms are defined under the ITA; or

  •
  in the name of a clearing agency in which the intermediary participates, such as The Canadian Depositary for Securities Limited or The Depository Trust Company.

        If you want to dissent and your Biomira shares are registered in someone else's name, you must contact your intermediary and either:

  •
  instruct your intermediary to exercise the dissent rights on your behalf (which, if the Biomira shares are registered in the name of a clearing agency, will require that the Biomira shares first be re-registered in your intermediary's name); or

  •
  instruct your intermediary to re-register the Biomira shares in your name, in which case you will have to exercise your dissent rights directly.

        In other words, if your Biomira shares are registered in someone else's name, you will not be able to exercise your dissent rights directly unless the shares are re-registered in your name.

        In order for you to dissent, a written dissent notice to the arrangement resolution must be received by us, to the attention of the Secretary, at 2011 - 94 Street, Edmonton, Alberta, Canada T6N 1H1, no later than 5:00 p.m. (Mountain Time) on the business day immediately preceding the day of the special meeting (or any postponement or adjournment thereof). We refer to this notice as the dissent notice. If you do not strictly comply with this requirement, you could lose your right to dissent. It is important that registered shareholders strictly comply with this requirement, as it is different from the statutory dissent procedures of the CBCA that would permit a dissent notice to be provided at or prior to the special meeting.

        If you send a dissent notice, you still have the right to vote at the special meeting. However, under the CBCA if you send a dissent notice and then vote in favor of the arrangement resolution, you will no longer be considered a dissenting shareholder with respect to that class of Biomira shares voted in favor of the arrangement resolution. You must either vote against the arrangement resolution or abstain to dissent.

        The CBCA does not provide (and we will not assume) that a vote against the arrangement resolution or an abstention constitutes a dissent notice. Similarly, if you give someone a proxy to vote for the arrangement resolution and then revoke the proxy, your revocation does not constitute a dissent notice. However, if you want to dissent, you should revoke any proxy that instructs the proxy holder to vote for the arrangement resolution to prevent the proxy holder from voting your Biomira shares in favor of the arrangement resolution and causing you to forfeit your dissent rights. For instructions on revoking a proxy, see the section entitled "The Special Meeting—Revocation of Proxies." If you dissent, we will be required to notify you that the arrangement resolution has been adopted within 10 days after our shareholders adopt the resolution. We are not required to send you a notice if you vote for the arrangement resolution or withdraw your dissent notice.

        If you dissent, you must send us (at the address above) a written demand for payment within 20 days after you receive our notice that the arrangement resolution has been adopted. If you do not receive that notice, you must send a written demand for payment of the fair value of your shares within 20 days after you learn that the arrangement resolution has been adopted. Your demand for payment of the fair value of your shares must contain:

  •
  your name and address;

  •
  the number of our common shares or Class A preference shares, or both, for which you are dissenting; and

  •
  a demand for payment of the fair value of such shares.

        If you dissent, within 30 days of sending a demand for payment, you must send us (at the address above) the share certificates representing your dissenting shares. If you do not send in your share certificates, you forfeit your right to dissent. Our transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will then send the share certificates back to you.

        After you send your demand for payment, you will no longer have any rights as a shareholder other than the right to be paid the fair value of your shares unless:

  •
  you withdraw your demand for payment before we make a written offer to pay;

  •
  we do not make you a timely written offer to pay and you withdraw your demand for payment; or

  •
  our board of directors revokes the arrangement resolution.

        In all three cases described above, your rights as a shareholder will be reinstated, and in the first two cases, your shares will be subject to the arrangement if it has been completed. Upon completion of the arrangement, if you duly exercise your dissent rights and are ultimately determined to have the right to be paid the fair value of your shares, you will be deemed to have transferred such shares to us for cancellation, as of the effective date. If you exercise your dissent rights but are ultimately determined for any reason not to have the right to be paid the fair value of your shares, you will be deemed to have participated in the arrangement like any non-dissenting shareholder and you will receive one share of common stock in Biomira US for every six Biomira common shares held by you and one share of Class UA preferred stock in Biomira US for each Biomira Class A preference share held by you.

        If you properly dissent, within seven days after the later of the effective date of the arrangement and the date when we receive your demand for payment, we are required to send you an offer to pay for your Biomira shares. That offer must be in an amount that our board of directors considers, as the case may be, to be the fair value of the Biomira shares. We must also send you a statement with the offer to pay showing how the fair value was determined. Every offer to pay for a dissenting Biomira shareholder's shares must be on the same terms for Biomira shares of the same class. We must pay for your Biomira shares within 10 days after you accept the offer to pay, but our offer to pay you will lapse if your acceptance is not received within 30 days after we have made the offer to pay.

        If you do not accept the offer or if we fail to make you an offer to pay after you have sent your demand for payment, we may apply to the court to fix a fair value for the Biomira shares of all dissenting Biomira shareholders. If we decide to apply to the court to fix the fair value, we must do so within 50 days after the effective date of the arrangement or within any longer period that the court allows. If we fail to apply to the court, you may apply to the court for the same purpose within a further period of 20 days or within any longer period that the court allows. You are not required to give security for the costs of applying to the court.

        If we, you or another dissenting Biomira shareholder applies to the court, all dissenting Biomira shareholders whose Biomira shares have not been purchased by us will be joined as parties and will be bound by the court's decision. We will be required to notify each affected dissenting Biomira shareholder of the date, place and consequences of the application and of such shareholder's right to appear and be heard in person or by counsel. The court may determine whether any person is a dissenting Biomira shareholder who should be joined as a party, and the court will then fix a fair value for the Biomira shares of all dissenting Biomira shareholders. The court will render a final order against us in favor of each dissenting Biomira shareholder and for the amount of the fair value of the dissenting Biomira shareholder's Biomira shares. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Biomira shareholder from the effective date of the arrangement until the date of payment.

        The foregoing is only a summary of the provisions of Section 190 of the CBCA, as modified by the interim order and the plan of arrangement, which provisions as so modified are technical and complex. It is suggested that anyone wishing to exercise dissent rights seek legal advice as failure to comply strictly with the provisions of the CBCA, as modified by the interim order and the plan of agreement, may prejudice such Biomira shareholder's dissent rights.

        The Canadian federal income tax consequences to a holder of Biomira shares who exercises dissent rights and who receives fair value for the holder's Biomira shares may be different from the consequences to a holder who participates in the arrangement. For more information see the section entitled "Material Tax Consequences of the Arrangement—Material Canadian Federal Income Tax Consequences of the Arrangement," on page 58.

ARRANGEMENT AGREEMENT

General

        Pursuant to the arrangement agreement, Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2, which are described in greater detail under the captions "The Arrangement" and "Arrangement Agreement," have agreed to complete the arrangement pursuant to which, among other things, Biomira will amalgamate with Biomira Sub-1 to form Biomira Edmonco, which we refer to as the first amalgamation. Immediately following the first amalgamation, Biomira Canco will amalgamate with Biomira Sub-2 to form Biomira Amalco, which we refer to as the second amalgamation. Following the second amalgamation, Biomira Amalco will be a wholly owned subsidiary of Biomira US, and Biomira Edmonco will be the wholly owned subsidiary of Biomira Amalco. The completion of the arrangement is conditioned upon, among other things, obtaining a final order from Alberta Court of Queen's Bench, which we refer to as the court, and the filing of the articles of arrangement with the director under the Canada Business Corporations Act, or CBCA. See "Conditions to the Effectiveness of the Arrangement" below.

        The following description of the arrangement is qualified in its entirety by reference to the full text of the arrangement agreement, a copy of which attached as Annex B to this proxy statement/prospectus, and the plan of arrangement, which forms Schedule 1 to the arrangement agreement. Each of these documents should be read carefully in its entirety.

        Pursuant to the plan of arrangement, the following would occur and be deemed to occur in the following chronological order without further act or formality:

        (a)   Biomira Sub-1 and Biomira would amalgamate to form Biomira Edmonco and would continue as one corporation under the CBCA in the manner set out in section 181 of the CBCA;

        (b)   all of the shareholders who owned shares of Biomira immediately before the first amalgamation would receive shares of the capital stock of Biomira Canco as set forth in (c) below;

        (c)   immediately upon the first amalgamation to form Biomira Edmonco as set forth in (a) above:

            (i)  each six issued and outstanding Biomira common shares held by a shareholder (other than shares held by a dissenting shareholder) would be exchanged for one Biomira Canco common share, having the effect of a 6 for 1 reverse split of Biomira's outstanding common shares, whereupon such Biomira common shares would be cancelled by Biomira (as continued in amalgamated form);

           (ii)  each of the 12,500 issued and outstanding Biomira Class A preference shares (other than shares held by a dissenting shareholder) would be exchanged for one preferred share of Biomira Canco, whereupon such Biomira preference share would be cancelled by Biomira (as continued in amalgamated form);

          (iii)  each issued and outstanding Biomira Sub-1 share held by Biomira Canco would be converted into one Biomira Edmonco common share;

          (iv)  each originally issued and outstanding Biomira Canco share immediately prior to the effective date would be cancelled by Biomira Canco; and

           (v)  immediately upon the first amalgamation, Biomira Edmonco would add to the stated capital account maintained in respect of the Biomira Edmonco common shares an aggregate amount equal to the paid-up capital for purposes of the Income Tax Act (Canada) of all of the shares (except any shares held by either of Biomira Sub-1 and Biomira in the other) of the capital of each of Biomira Sub-1 and Biomira immediately before the Effective Date, which amount shall be allocated to the stated capital account maintained for the Biomira Edmonco common shares;

        (d)   Biomira Sub-2 and Biomira Canco would amalgamate to form Biomira Amalco and would continue as one corporation under the CBCA in the manner set out in section 181 of the CBCA;

        (e)   all of the shareholders who owned shares of the capital stock of Biomira Canco immediately before the second amalgamation, would receive shares of the capital stock of Biomira US as set forth in (f) below;

        (f)    immediately upon the second amalgamation to form Biomira Amalco as set forth in (d) above:

            (i)  each issued and outstanding Biomira Canco common share would be exchanged for one share of Biomira US common stock, whereupon such Biomira Canco common shares would be cancelled by Biomira Canco (as continued in amalgamated form);

           (ii)  each issued and outstanding Biomira Canco preferred share would be exchanged for one share of Class UA preferred stock of Biomira US, whereupon such Biomira Canco preferred shares would be cancelled by Biomira Canco (as continued in amalgamated form);

          (iii)  each issued and outstanding share of Biomira Sub-2 held by Biomira US immediately prior to the effective date would be converted into one common share of Biomira Amalco;

          (iv)  each originally issued and outstanding share of Biomira US stock immediately prior to the effective date would be cancelled by Biomira US; and

           (v)  immediately upon the second amalgamation, Biomira Amalco would add to the stated capital account maintained in respect of the Biomira Amalco common shares an aggregate amount equal to the paid-up capital for purposes of the Income Tax Act (Canada) of all of the shares (except any shares held by either of Biomira Sub-2 and Biomira Canco in the other) of the capital of each of Biomira Sub-2 and Biomira Canco immediately before the effective date, which amount would be allocated to the stated capital account maintained for the Biomira Amalco common shares;

        (g)   each option to purchase Biomira common shares would be exchanged for an option of Biomira US to purchase that number of shares of Biomira US common stock equal to the number of shares subject to such Biomira option divided by six. Such Biomira US option would provide for an exercise price per share of common stock equal to the exercise price per share of such Biomira option immediately prior to the effective date multiplied by six;

        (h)   each share or restricted share unit of Biomira would be exchanged for a restricted share or unit of Biomira US restricted common stock to purchase that number of shares of Biomira US common stock equal to the number of shares subject to such Biomira RSU divided by six. Such Biomira US RSU would provide for an exercise price per share equal to the exercise price per share of such Biomira RSU immediately prior to the effective date multiplied by six;

        (i)    each warrant for the purchase of Biomira common shares would be exchanged for a warrant of Biomira US to purchase that number of shares of Biomira US common stock equal to the number of shares subject to such Biomira warrant divided by six. Such Biomira US warrant would provide for an exercise price per share equal to the exercise price per share of such Biomira warrant immediately prior to the effective date multiplied by six;

Authority of the Board of Directors

        By passing the special resolution approving the arrangement, our shareholders eligible to vote at the special meeting will also be giving authority to our board of directors to use its best judgment to proceed with and cause Biomira to complete the arrangement in the event of any variation of, or amendments to, the arrangement agreement, without any requirement to seek or obtain any further approval of our shareholders.

Conditions to the Effectiveness of the Arrangement

        The arrangement agreement provides that the arrangement will be subject to the fulfillment of certain conditions, any of which are waivable by the parties to the arrangement agreement including the following:

        (a)   the interim order shall have been granted in form and substance satisfactory to us;

        (b)   the arrangement resolution shall have been approved by our shareholders;

        (c)   the rights of dissent in relation to the arrangement shall not have been exercised by holders of more than 1% of the issued and outstanding Biomira shares;

        (d)   the final order shall have been obtained in form and substance satisfactory to us;

        (e)   there shall not be in force any order or decree restraining or enjoining the arrangement from being completed or the other transactions contemplated by the arrangement agreement;

        (f)    the arrangement agreement shall not have been terminated as provided for therein;

        (g)   the shares of common stock shall have been conditionally approved for listing on the Toronto Stock Exchange and the NASDAQ Global Market, subject to the filing of required documentation;

        (h)   all other approvals, consents, waivers, permits, orders, exemptions, agreements and amendments and modifications to agreements, indentures or arrangements of third persons (other than government authorities), the failure of which to obtain or the non-expiration of which would, or could reasonably be expected, to have a material adverse effect or materially impede the completion of the arrangement, shall have been obtained or received on terms that are reasonably satisfactory to Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2;

        (i)    the board of directors of each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 shall have taken all necessary corporate actions to permit the completion of the arrangement upon filing of articles of arrangement;

        (j)    all regulatory approvals shall have been obtained; and

        (k)   there shall not exist any prohibition at law against the completion of the arrangement.

        These conditions are for the mutual benefit of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 and may be waived, in whole or in part, by mutual consent of each of them at any time. Waiver of any of these terms by Biomira does not require the approval of Biomira's shareholders. If any of the above conditions shall not have been complied with or waived by each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2, as applicable, on or before the effective date or, if earlier, the date required for the performance thereof, then any one of them may terminate the arrangement agreement.

No Fractional Shares

        No fractional shares of common stock would be issued pursuant to the arrangement and any amount of fractional shares of common stock otherwise issuable would be paid in cash. The issue price for any fractional share of common stock shall be paid in Canadian dollars and based on the ten day weighted average trading price of the Biomira common shares listed on the Toronto Stock Exchange immediately prior to the effective date of the arrangement.

Assumption of Stock Options, Restricted Share Units and Warrants

        As of the effective date, Biomira US would assume the obligations of Biomira under each of the Biomira Share Option Plan, the Biomira Restricted Share Unit Plan and outstanding warrants to acquire Biomira common shares all on the terms contained therein, subject to any amendments or modifications required to be made to such plans to give effect to the arrangement as set forth in the plan of arrangement.

Termination; Effect of Termination

        The arrangement may be terminated, and the arrangement may be abandoned, at any time, either before or after approval thereof by the Biomira shareholders, if any of the following occur: (1) the parties to the arrangement agreement mutually agree, or (2) certain conditions are not satisfied or waived as provided for in the arrangement agreement.

Exchange Procedures

        If the arrangement is completed, Biomira shareholders will receive a transmittal letter from the transfer agent in the arrangement instructing Biomira shareholders how to exchange their Biomira stock certificates for Biomira US stock certificates. Biomira shareholders should not send any stock certificates until they have received the transmittal letter. If there are any questions, Biomira shareholders may contact Biomira US's transfer agent at Computershare Investor Services Inc., Suite 600, 530 8th Avenue SW, Calgary, Alberta T2P 3S8, (403) 267-6800, or at 350 Indiana St., Suite 800, Golden, Colorado 80401, (214) 340-0757. Biomira shareholders should not contact Computershare Investor Services Inc. with questions about the exchange of certificates or the arrangement until after the arrangement has been completed.

        In the event of a transfer of ownership of Biomira shares that is not registered in the transfer records of Biomira, a certificate representing the proper number of Biomira US shares may be issued to the transferee if the certificate representing such Biomira shares is presented to the depositary, accompanied by all documents required to evidence and effect such transfer.

        Until surrendered, each certificate which immediately prior to the effective date represented Biomira shares will be deemed, at any time after the effective date, to represent only the right to receive upon such surrender the certificate representing Biomira US shares that the holder thereof has the right to receive in respect of the certificate pursuant to the plan of arrangement.

        No fractional share of common stock will be issued to former Biomira shareholders upon the surrender of Biomira common shares for exchange. Each Biomira shareholder otherwise entitled to receive a fractional interest in common stock will receive a cash payment.

        If any certificate that immediately prior to the effective date represented outstanding Biomira shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the depositary will cause to be issued in exchange for such lost, stolen or destroyed certificate, a certificate representing Biomira US shares deliverable in respect thereof in accordance with such holder's letter of transmittal, as determined in accordance with the arrangement. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the person to whom a certificate representing Biomira US shares is to be issued must, as a condition precedent to the issuance thereof, give a bond satisfactory to the depositary in such amount as Biomira and the depositary may direct or otherwise indemnify Biomira US in a manner satisfactory to Biomira US and the depositary against any claim that may be made against Biomira and the depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

        No dividends or other distributions declared or made after the effective date with respect to Biomira US shares with a record date after the effective date will be delivered to the holder of any unsurrendered certificate that immediately prior to the effective date represented outstanding Biomira shares that were exchanged pursuant to the arrangement, unless and until the holder of record of such certificate surrenders such certificate (together with a letter of transmittal which has been completed and signed in the manner required thereby in respect of such certificate) or complies with the required procedures in respect of lost, stolen or destroyed certificates. Subject to applicable law, at the time of such surrender of any such certificate or compliance with the required procedures in respect of lost, stolen or destroyed certificates, there will be paid to the holder of record of the certificate representing Biomira US shares, without interest, the amount of dividends or other distributions with a record date after the effective date but prior to surrender paid with respect to such Biomira US shares.

        Biomira US and the depositary are entitled to deduct and withhold from any dividend or distribution otherwise payable to any holder of Biomira shares or Biomira US shares such amounts as Biomira US or the depositary is required or permitted to deduct and withhold with respect to such payment under the ITA or any provision of provincial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

        To the extent that a Biomira shareholder has not surrendered the certificates representing the Biomira shares held by such former Biomira shareholder on or before the date which is six years after the effective date, which we refer to as the final proscription date, then the Biomira US shares which such former Biomira shareholder was entitled to receive will be delivered to Biomira US by the depositary for cancellation and will be cancelled by Biomira US, and the interest of the former Biomira shareholder in such Biomira US shares will be terminated as of such final proscription date.

MATERIAL TAX CONSEQUENCES OF THE ARRANGEMENT

Material United States Federal Income Tax Consequences of the Arrangement

        The following summary discusses the material United States federal income tax consequences of the arrangement, when taken together with the amalgamation of Biomira Amalco and Biomira Sub-3 to form Biomira ULC (the arrangement together with such amalgamation to form Biomira ULC are referred to as the "combined transactions"), assuming that the combined transactions are effected as described in this proxy statement/prospectus. This summary is based on the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations under the Internal Revenue Code, administrative rulings and judicial authority, all as of the date of this proxy statement. All of the foregoing authorities are subject to change, with or without retroactive effect, and any change could affect the continuing validity of this summary.

        This summary assumes that Biomira shareholders hold their shares as capital assets. The summary does not address the tax consequences that may be applicable to particular Biomira shareholders in light of their individual circumstances or to Biomira shareholders who are subject to special tax rules, such as shareholders that are not U.S. Holders (as described below), dealers in securities, shareholders who acquired Biomira common shares through the exercise of options or otherwise as compensation or through a qualified retirement plan, and Biomira shareholders who hold their Biomira common shares as part of a straddle, hedge or conversion transaction. In addition, this summary does not address the tax consequences of the combined transactions to holders of options or warrants to acquire capital stock of Biomira or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the combined transactions, whether or not any such transactions are undertaken in connection with the combined transactions. This summary also does not address any consequences arising under the tax laws of any state, local or non-U.S. jurisdiction.

        In general, we refer to a "U.S. Holder" in this proxy statement/prospectus as any Biomira shareholder that is:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        Generally, an individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which he or she was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents of the United States are taxed for U.S. federal income tax purposes as if they were citizens of the United States.

        BIOMIRA SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, NON-U.S. LAWS, STATE OR LOCAL LAWS AND TAX TREATIES.

        The combined transactions are expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Qualification of the combined transactions as a reorganization will result in the following material U.S. federal income tax consequences:

  •
  U.S. Holders will recognize no gain or loss upon the conversion of their Biomira common shares solely into Biomira US common stock in the arrangement.

  •
  U.S. Holders who receive cash in the arrangement in lieu of a fractional share of Biomira US common stock will recognize gain or loss equal to the difference between the cash received and such holder's basis in such fractional share interest. Such gain or loss should be capital gain or loss to the U.S. Holder, provided the fractional share interest is a capital asset in the hands of such holder.

  •
  The aggregate tax basis of Biomira US common stock received by a U.S. Holder in the arrangement (including the basis in any fractional share for which cash is received) will be the same as such holder's aggregate tax basis in Biomira common shares surrendered in the arrangement.

  •
  The holding period of Biomira US common stock received by a US Holder in the arrangement will include the holding period of the Biomira common shares held by such U.S. Holder.

  •
  Neither Biomira US nor Biomira will recognize any gain or loss as a result of the combined transactions.

        Biomira will not request a ruling from the Internal Revenue Service or an opinion of counsel in connection with the arrangement or the combined transactions. A successful IRS challenge to the status of the combined transactions as a tax-free reorganization would result in U.S. Holders being treated as if they sold such stock in a taxable transaction. In such event, each U.S. Holder would recognize gain or loss with respect to the disposition of each of his or her Biomira common shares equal to the difference between the holder's basis in each such share and the fair market value, as of the date the arrangement becomes effective, each share of Biomira US common stock received in the arrangement. Such gain or loss would be treated as capital gain or capital loss for each such U.S. Holder. U.S. Holders' aggregate basis in the Biomira US common stock so received would equal its fair market value as of the date of the arrangement, and the U.S. Holders' holding period for such Biomira US common stock would begin the day after the arrangement.

        THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE ARRANGEMENT AND THE COMBINED TRANSACTIONS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. BIOMIRA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS AND ANY PROPOSED TAX LAW CHANGES.

Material Canadian Federal Income Tax Consequences of the Arrangement

        The following is a summary of the principal Canadian federal income tax considerations generally applicable to Biomira shareholders in respect of the arrangement. This summary applies generally to Biomira shareholders who, at all relevant times, for the purposes of the Income Tax Act (Canada), which we refer to as the ITA, deal at arm's length with Biomira, are not affiliated with Biomira and hold their Biomira shares as capital property. A holder's Biomira shares are generally considered to be capital property provided that such holder is not a trader or dealer in securities, is not engaged in an adventure in the nature of trade with respect to the shares and does not hold the shares in the course of carrying on a business of buying and selling securities. This summary does not address income tax considerations applicable to directors, officers or other insiders of Biomira. This summary does not apply to any holder that is a "financial institution" (as defined in the ITA for the purposes of the mark-to-market rules contained in the ITA). This summary addresses the tax considerations applicable to Biomira only to the extent expressly set out herein.

        This summary is based on the current provisions of the ITA, the regulations under the ITA in force on the date hereof, all proposals to amend the ITA or the regulations publicly announced by or on behalf of the federal Minister of Finance (Canada), which we refer to as the proposed amendments, prior to the date hereof and counsel's understanding of the current published administrative practices of the Canada Revenue Agency, or the CRA. It has been assumed that the proposed amendments will be enacted as proposed and that there will be no other relevant change to the ITA or other applicable law or policy, whether by judicial, legislative or other governmental action, although no assurance can be given in this regard.

        This summary does not take into account or anticipate provincial, territorial or foreign tax considerations, which considerations may differ significantly from those discussed herein.

        This summary is not exhaustive of all Canadian federal income tax considerations and is of a general nature only. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. The tax consequences to any particular holder will depend on a variety of factors, including the holder's own particular circumstances. Therefore, all holders should consult their own tax advisors with respect to their particular circumstances and the income tax consequences to them of the proposed transactions. An advance income tax ruling has not been obtained with respect to the transactions contemplated in this proxy statement/prospectus. The discussion below is qualified accordingly.

Residents of Canada

        The following portion of this summary is applicable to Biomira shareholders who, at all relevant times, for the purposes of the ITA and any applicable income tax treaty, are resident in Canada or are deemed to be resident in Canada. Certain Biomira shareholders who are resident in Canada and whose Biomira shares might not otherwise be considered capital property may, in some circumstances, make an irrevocable election in accordance with subsection 39(4) of the ITA to have their Biomira shares and all other Canadian securities (as defined in the ITA) owned by them in the taxation year in which the election is made, and in all subsequent taxation years, treated as capital property.

  Triangular Amalgamation of Biomira and Biomira Sub-1 to form Biomira Edmonco

        Biomira shareholders (other than those who dissent) will realize neither a capital gain nor a capital loss on the amalgamation of Biomira and Biomira Sub-1 to form Biomira Edmonco, in the course of which the holders' shares of Biomira will be exchanged for shares of Biomira Canco. The cost to a holder of such Biomira Canco shares will be equal to the adjusted cost base to the holder of the Biomira shares that were exchanged for the Biomira Canco shares by virtue of the first amalgamation.

        Holders who intend to dissent should consult their own tax advisors with respect to the tax treatment of payments received as a result of the exercise of dissent rights, which are described in the section entitled "The Arrangement—Dissent Rights." On the understanding that it will be Biomira Edmonco, and not Biomira, which pays to a dissenting Biomira shareholder an amount equal to the fair value of the holder's Biomira shares, under the current published administrative practices of the CRA, the holder will be considered to have disposed of those shares for proceeds of disposition equal to the amount of the cash payment so received (other than the portion, if any, of such payment attributable to interest). Such a holder will realize a capital gain (or a capital loss) to the extent that such proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base to the holder of the holder's Biomira shares and any reasonable costs of disposition.

        One-half of any capital gain, which is called a taxable capital gain, realized by a holder will be included in the holder's income for the holder's taxation year in which the first amalgamation occurs. One-half of any capital loss, which is called an allowable capital loss, realized by a holder must be deducted by the holder against taxable capital gains in computing the holder's income for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the holder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net capital gains in those other years to the extent and in the circumstances stipulated in the ITA.

        Capital gains realized by an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the ITA. A holder which is throughout the relevant taxation year a Canadian-controlled private corporation (as defined in the ITA) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

        If a holder is a corporation, the amount of any capital loss arising on a disposition or deemed disposition of any share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under the circumstances stipulated in the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a partnership or trust of which a corporation is a member or a beneficiary is itself a member of another partnership or a beneficiary of another trust that owns shares. Dissenting shareholders to whom these rules may be relevant should consult their own tax advisors.

        A dissenting shareholder who receives interest as a result of the exercise of dissent rights will be required to include the full amount of that interest in computing the dissenting shareholder's income.

  Triangular Amalgamation of Biomira Canco and Biomira Sub-2 to form Biomira Amalco

        The amalgamation of Biomira Canco and Biomira Sub-2 to form Biomira Amalco will not qualify for the tax-deferred or rollover treatment described above in the context of the first amalgamation. Accordingly, on the second amalgamation, holders of Biomira Canco shares will be treated as disposing of those shares for proceeds of disposition equal to the fair market value of the Biomira US shares received in exchange for their Biomira Canco shares. Each holder will realize a capital gain (or a capital loss) to the extent that those proceeds of disposition exceed (or are less than) the adjusted cost base to the holder of the Biomira Canco shares and any reasonable costs of disposition. The tax considerations applicable to a capital gain or capital loss referred to in this paragraph are similar to those discussed above.

        If the Biomira US shares are considered to be identical to the Biomira Canco shares, any capital loss realized by an individual holder on the second amalgamation will (unless, within 30 days after the second amalgamation, the holder disposes of the holder's Biomira US shares to a person who is not affiliated (as defined in the ITA) with the holder, and neither the holder nor an affiliated person reacquires those shares within that 30-day period) be a superficial loss, the deductible amount of which will be deemed to be zero. The amount of the undeductible superficial loss may generally be added to the adjusted cost base to the holder of the Biomira US shares received on the second amalgamation. If the Biomira US shares are considered to be identical to the Biomira Canco shares and if the holder is a corporation, trust or partnership, the deduction of any capital loss will be suspended until the Biomira US shares are disposed of to, and held for at least 30 days by, a person who is not affiliated (as defined in the ITA) with the holder.

  Dividends Received from Biomira US

        To the extent that dividends paid on Biomira US shares to a holder resident in Canada are subject to U.S. withholding tax, the holder may be entitled to a Canadian foreign tax credit in computing the tax payable under the ITA by the holder.

Non-Residents of Canada

        The following portion of this summary is applicable to Biomira shareholders who, for purposes of the ITA and any applicable income tax treaty, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Biomira shares and who, at all relevant times, do not use or hold and are not deemed to use or hold their Biomira shares in carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on an insurance business in Canada or elsewhere. The tax treatment of non-residents of Canada under the ITA and the following discussion can be affected by the provisions of an applicable income tax treaty. Non-resident holders should consult their own tax advisors with regard to the availability of relief under an applicable income tax treaty in their particular circumstances.

  Triangular Amalgamation of Biomira and Biomira Sub-1 to Form Biomira Edmonco

        Non-resident shareholders of Biomira (other than dissenting shareholders) will realize neither a capital gain nor a capital loss by reason of their Biomira shares being exchanged for Biomira Canco shares on the amalgamation of Biomira and Biomira Sub-1 to form Biomira Edmonco. The cost of such Biomira Canco shares to a non-resident shareholder will be equal to the adjusted cost base to the shareholder of the Biomira shares which are exchanged for Biomira Canco shares by virtue of the first amalgamation.

        Non-resident dissenting shareholders are referred to the discussion above concerning residents of Canada for a general description of the tax considerations applicable on the exercise of their dissent rights. However, non-resident dissenting shareholders generally will not be subject to tax under the ITA in respect of any capital gain realized on a disposition of Biomira shares unless those shares constitute or are deemed to constitute taxable Canadian property of the holder for the purposes of the ITA and the gain is not exempt from tax under an applicable tax treaty.

        Generally, Biomira shares will not be taxable Canadian property of a non-resident dissenting shareholder at a particular time provided that those shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange), and the holder, either alone or together with persons with whom the holder does not deal at arm's length, has not owned 25% or more of the issued shares of any class or series of capital stock of Biomira at any time during the 60-month period that ends at the particular time. Even if the Biomira shares constitute or are deemed to constitute taxable Canadian property of a non-resident dissenting shareholder and the disposition would give rise to a capital gain, an exemption from tax may be available under the terms of an applicable income tax treaty between Canada and the country of residence of the non-resident dissenting shareholder.

        Non-resident shareholders whose Biomira shares constitute taxable Canadian property and who exercise their dissent rights and dispose of those shares will be required to file an income tax return under the ITA.

        Interest paid by Biomira Edmonco to a non-resident dissenting shareholder will generally be subject to Canadian non-resident withholding tax at the rate of 25% on the gross amount of the interest. A tax exemption or withholding-tax rate reduction may be available under the terms of an applicable income tax treaty.

  Triangular Amalgamation of Biomira Canco and Biomira Sub-2 to form Biomira Amalco

        The amalgamation of Biomira Canco and Biomira Sub-2 to form Biomira Amalco will not qualify for tax-deferred or rollover treatment, with the result that a non-resident holder of Biomira Canco shares will be treated as disposing of those shares for proceeds of disposition equal to the fair market value of the Biomira US shares received in exchange for those Biomira Canco shares. Each non-resident holder will realize a capital gain (or a capital loss) to the extent that those proceeds of disposition exceed (or are less than) the adjusted cost base to the holder of the holder's Biomira Canco shares and any reasonable costs of disposition. However, a non-resident holder generally will not be subject to tax under the ITA in respect of any capital gain realized on a disposition of Biomira Canco shares unless those shares constitute or are deemed to constitute taxable Canadian property of the holder for the purposes of the ITA and the gain is not exempt from tax under an applicable tax treaty.

        Since the Biomira Canco shares will not be listed on a prescribed stock exchange, the Biomira Canco shares of a particular holder will be taxable Canadian property of the holder, unless Biomira Canco becomes a public corporation, as defined in the ITA, the Biomira Canco shares are deemed to be listed on a prescribed stock exchange and the holder, either alone or together with persons with whom the holder does not deal at arm's length, has not owned 25% or more of the issued shares of any class or series of the capital stock of Biomira Canco at any time before the second amalgamation. Biomira Canco intends to file an election in prescribed manner with the CRA, whereby Biomira Canco may become a public corporation, provided that Biomira Canco complies with certain prescribed conditions, as a result of which the Biomira Canco shares will likely be deemed to be listed on a prescribed stock exchange. However, even if Biomira Canco does not become a public corporation and even though a disposition by a non-resident holder of Biomira Canco shares may give rise to a capital gain, an exemption from tax may be available under the terms of an applicable income tax treaty between Canada and the country of residence of the non-resident holder.

        Even if a treaty exemption is available, unless Biomira Canco becomes a public corporation and the Biomira Canco shares are deemed to be listed on a prescribed stock exchange, non-resident holders of Biomira Canco shares will be required to apply to the CRA for a certificate under section 116 of the ITA in respect of the disposition of those shares. If Biomira Canco does not become a public corporation and if a certificate under section 116 of the ITA is not obtained by a particular non-resident holder, Biomira US will be required to withhold and liquidate sufficient Biomira US shares, which would otherwise be issued to that holder, to enable Biomira US to remit to the CRA 25% of the cost to Biomira US of the Biomira Canco shares acquired from that holder. As indicated above, Biomira Canco intends to file an election in prescribed manner with the CRA, whereby Biomira Canco may become a public corporation, provided that Biomira Canco complies with certain prescribed conditions, as a result of which the Biomira Canco shares will likely be deemed to be listed on a prescribed stock exchange. It is the understanding of Biomira US that Biomira Canco will comply with the prescribed conditions, such that Biomira US will not require non-resident holders of Biomira Canco shares to obtain certificates under section 116 of the ITA, nor will Biomira US withhold any portion of the Biomira US shares to be issued on the second amalgamation.

Biomira

  Triangular Amalgamation of Biomira and Biomira Sub-1 to form Biomira Edmonco

        The amalgamation of Biomira and Biomira Sub-1 to form Biomira Edmonco will qualify for tax-deferred or rollover treatment under the ITA, with the result that Biomira will realize neither a gain nor a loss in respect of any of its property which becomes property of Biomira Edmonco by virtue of the first amalgamation. In addition, the various tax accounts, tax bases and other tax attributes and pools of Biomira (such as losses, tax credits and scientific research and experimental development expenditures) will generally be available to Biomira Edmonco. However, those losses, credits and expenditures will be usable by Biomira Edmonco only to the extent it has sufficient income.

  Triangular Amalgamation of Biomira Canco and Biomira Sub-2 to form Biomira Amalco

        The second amalgamation will not qualify for the tax-deferred or rollover treatment available under the ITA in respect of the first amalgamation. However, since the applicable corporate law provides for Biomira Canco and Biomira Sub-2 to continue as one corporation, Biomira Canco and

Biomira Sub-2 will not be considered to dispose of any property on the second amalgamation, with the result that neither Biomira Canco nor Biomira Sub-2 will realize a gain or a loss in respect of any of the property of Biomira Canco or Biomira Sub-2 that becomes property of Biomira Amalco by virtue of the second amalgamation. However, the various tax accounts and other tax attributes and pools of Biomira Canco and Biomira Sub-2 will not be available to Biomira Amalco. The losses, credits and expenditures of Biomira which will become available to Biomira Edmonco on the first amalgamation (see the preceding paragraph) will not be available to Biomira Amalco or Biomira US after the second amalgamation.

  Amalgamation of Biomira Amalco and Biomira Sub-3 to form Biomira ULC

        The amalgamation of Biomira Amalco and Biomira Sub-3 to form Biomira ULC will qualify for tax-deferred or rollover treatment under the ITA, with the result that neither Biomira Amalco nor Biomira Sub-3 will realize a gain or a loss in respect of any of their respective properties which become property of Biomira ULC by virtue of this amalgamation. As well, the various tax accounts, tax bases and other tax attributes and pools of Biomira Amalco and Biomira Sub-3 will generally be available to Biomira ULC.

SELECTED FINANCIAL DATA

        The table below presents selected historical consolidated financial data for Biomira as of and for each of the five years ended December 31, 2006, 2005, 2004, 2003 and 2002. The selected historical consolidated financial data as of December 31, 2006 and 2005 and for the three years ended December 31, 2006 is derived from our audited consolidated financial statements, which have been audited by Deloitte & Touche, LLP, independent registered chartered accountants. The selected historical consolidated financial data as of December 31, 2004, 2003 and 2002 and for the two years ended December 31, 2003 is derived from our unaudited consolidated financial statements.

        The selected historical consolidated financial data as of and for the six months ended June 30, 2007 and June 30, 2006 is derived from our unaudited condensed consolidated financial statements. In the opinion of management our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. Operating results for the six months ended June 30, 2007 and 2006 are not necessarily indicative of the results that may be expected for the full year.

        The selected historical consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in this prospectus. Our financial statements included in this prospectus have been prepared in accordance with US GAAP.

	Six Months Ended June 30		Year Ended December 31
	2007(2)	2006	2006 (1)(2)	2005	2004	2003	2002
	(In thousands of U.S. dollars, except share and per share data)
Consolidated Statements of Operations Data:
Revenue
Contract research and development	$572	$1,181	$3,678	$3,171	$1,652	$1,648	$2,526
Licensing revenue from collaborative agreements	168	93	182	171	5,025	752	671
Licensing, royalties and other revenue	21	76	119	271	194	39	180

	761	1,350	3,979	3,613	6,871	2,439	3,377

Expenses
Research and development	6,327	6,086	12,200	13,567	10,616	10,493	18,025
General and administrative	4,125	3,746	7,636	4,690	4,513	3,887	4,113
Marketing and business development	512	322	587	756	988	1,282	1,776
Depreciation	102	133	247	224	295	318	859
Gain on disposal of plant and equipment	—	—	—	—	(2)	(44)	—
In-process research and development	—	—	24,920	—	—	—	—
Investment and other (income) expense	(1)	(372)	(916)	(656)	(282)	197	(1,409)
Interest expense	1	6	10	2	4	14	27
Accretion and amortization of debt issue costs	—	—	—	—	—	509	2,335
Interest, foreign exchange (gain) loss, and carrying charges on convertible debentures	—	—	—	—	—	(313)	376
Change in fair value of warrant liability	(668)	(2,537)	(3,849)	(3,843)	255	(1,090)	(1,997)

	10,398	7,384	40,835	14,740	16,387	15,253	24,105

Loss before income taxes	(9,637)	(6,034)	(36,856)	(11,127)	(9,516)	(12,814)	(20,728)
Income tax recovery
Current	—	—	462	287	312	179	185

Net loss	$(9,637)	$(6,034)	$(36,394)	$(10,840)	$(9,204)	$(12,635)	$(20,543)

Basic and diluted loss per share	$(0.08)	$(0.07)	$(0.40)	$(0.14)	$(0.13)	$(0.20)	$(0.39)

Weighted average number of common shares outstanding	116,915,338	87,636,606	91,900,184	78,659,502	72,941,110	62,497,986	52,996,080

Proforma(3)
Basic and diluted loss per share	$0.49	$0.41	$2.38	$0.83	$0.76	$1.21	$2.33
Weighted average number of common shares outstanding	19,485,890	14,606,101	15,316,697	13,109,917	12,156,852	10,416,331	8,832,680
Consolidated Balance Sheets Data:
Cash and short term investments	$20,571	$25,773	$28,395	$18,368	$32,102	$32,115	$23,842
Total assets	$28,531	$28,958	$33,456	$20,438	$33,516	$33,322	$25,602
Total long-term liabilities	$4,115	$1,901	$2,328	$1,383	$5,457	$8,094	$5,098
Shareholders' equity	$20,623	$24,319	$27,435	$16,436	$25,910	$21,657	$9,438
Common shares outstanding	116,915,338	89,388,932	116,915,338	78,816,564	78,339,978	72,545,232	53,795,573

(1)
Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R) using the modified prospective transition method, which requires us to apply the provisions of SFAS 123(R) only to awards granted, modified, repurchased, or cancelled after the adoption date. We recognize the value of the portion of the estimated fair value of the awards that is ultimately expected to vest as expense over the requisite vesting periods on a straight-line basis in our consolidated statements of operations. Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements in accordance with APB 25. Under APB 25, we were required to record as compensation expense the excess, if any, of the fair market value of the stock on the date the stock option was granted over the applicable option exercise price. Prior to fiscal 2006, we recorded no compensation expense under APB 25 as all options granted had exercise prices equal to the fair market value of the common stock on the date of grant.

(2)
On October 31, 2006, we announced the acquisition of ProlX and commencing with our quarter ended December 31, 2006 the results of ProlX have been included in our consolidated statements of operations.

(3)
On September 11, 2007, Biomira's board of directors approved an effective six-for-one reverse stock split of its issued and outstanding common shares by approving the arrangement. Pro-forma share and per share amounts in the selected consolidated financial data reflect the effect of this reverse stock split.

Consolidated Capitalization

        The following table sets out the capitalization of Biomira and Biomira US before and after giving effect to the arrangement:

Description of Security	Biomira Number of Issued and Outstanding as at June 30, 2007	Biomira US Number of Issued and Outstanding as at •, 2007	Biomira US Number of Issued and Outstanding after Giving Effect to the Arrangement
Class A preference shares (non-voting)	12,500	—	12,500
Class B preference shares (non-voting)	—	—	—
Common shares	116,915,338	—	19,485,889
Convertible equity securities:
Stock options	8,275,973	—	1,379,328
Restricted share units	516,620	—	86,103
Warrants	5,848,157	—	974,692

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

        The following pro forma financial information gives effect to Biomira Inc.'s acquisition of ProlX Pharmaceuticals Corporation as if it had occurred on January 1, 2006, the beginning of the period presented. The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred had the acquisition been consummated at the beginning of the period presented, nor is it necessarily indicative of future financial position or operating results.

        Pursuant to an Agreement and Plan of Reorganization (the "Agreement"), dated October 30, 2006 ("the closing date"), between Biomira Inc. (the "Company" or "Biomira"), Biomira Acquisition Corporation (the "Subsidiary"), a newly-formed wholly-owned subsidiary of the Company, ProlX Pharmaceuticals Corporation ("ProlX") and two of the principal stockholders of ProlX, the Company acquired 100% interest in ProlX by way of merger with the Subsidiary.

        The purchase price for ProlX consisted of $3.0 million in cash from the Company's existing financial resources and 17,877,777 Biomira common shares (subject to certain resale restrictions) in return for all of the outstanding stock of ProlX. Of the total purchase price paid, 2,681,667 Biomira common shares are held in escrow. The escrow is to satisfy any claims arising out of representations and warranties made by ProlX in the merger and shall be continued for a period not to exceed 12 months from the closing date, except to the extent there remains pending claims at the end of such period, then the escrow shall be continued until such claims are resolved. The Company incurred acquisition costs of $1.2 million.

        In addition, and subject to applicable regulatory requirements, there may be up to three future payments based on the achievement of specified milestones. A payment in Biomira common stock (with registration rights) of $5.0 million is due upon the initiation of the first phase 3 trial of a ProlX product. Another payment in Biomira common stock (with registration rights) of $10.0 million is due upon regulatory approval of a ProlX product in a major market. Each share of Biomira common stock issued in connection with these two future payments shall have a value equal to the average closing sale price of one share of Biomira common stock as reported on the NASDAQ Global Market for the ten consecutive trading days ending three trading days immediately preceding the date of payment for such future payment. Finally, under certain circumstances, ProlX shareholders may also receive a 50% share of revenue from any potential collaboration agreement for a ProlX product in a specified non-oncology indication executed no later than two years after the closing date of the acquisition.

        The net assets and operations of ProlX acquired by the Company has continued as ProlX Pharmaceuticals Corporation, a wholly-owned subsidiary of the Company.

BIOMIRA INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year ended December 31, 2006
(expressed in thousands of U.S. dollars, except share and per share amounts)
(unaudited)

	Biomira Historical 12 months ended Dec. 31, 2006	Deduct Pro1X 2 months ended Dec. 31, 2006	Add Pro1X 12 months ended Dec. 31, 2006	Pro Forma Adjustments	Pro Forma Consolidated
Revenues:
Contract research and development	$3,678	$—	$—	$—	$3,678
Licensing revenue from collaborative agreements	182	—	—	—	182
Licensing, royalties, and other revenue	119	—	259	—	378

	3,979	—	259	—	4,238

Expenses:
Research and development	12,200	(204)	469	—	12,465
General and administrative	7,636	(16)	—	—	7,620
Marketing and business development	587	—	—	—	587
Depreciation	247	(6)	47	(35)	253
In-process research and development	24,920	—	—	—	24,920
Investment and other income	(916)	—	—	—	(916)
Interest expense	10	—	—	—	10
Change in fair value of warrant liability	(3,849)	—	—	—	(3,849)

	40,835	(226)	516	(35)	41,090

Loss before income taxes	(36,856)	226	(257)	35	(36,852)
Income tax recovery current	462	—	—	—	462

Net loss	$(36,394)	$226	$(257)	$35	$(36,390)

Basic and diluted loss per common share	$(0.40)	$—	$—	$—	$(0.34)

Weighted average number of common shares outstanding	91,900,184	—	—	14,841,004	106,741,188

Biomira Inc.

Notes to the Pro Forma Consolidated Statements of Operations

(expressed in thousands of U.S. dollars, except share and per share amounts)

(unaudited)

1.     Basis of Presentation

        The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 has been prepared to give effect to the transactions described above.

        The unaudited pro forma consolidated statements of operations should be read in conjunction with the audited consolidated financial statements of the Company as at and for the year ended December 31, 2006 included elsewhere in this prospectus.

        The unaudited pro forma consolidated statements of operations has been prepared for illustrative purposes only and is based on the assumptions set forth in the accompanying notes to such statement. The unaudited pro forma consolidated statements of operations is not necessarily indicative of the operating results that would be obtained had the applicable transactions actually taken place on the date indicated or of the actual operating results of the stand-alone or combined entities. The unaudited pro forma adjustments are based on currently available information and management's estimates and assumptions. Actual adjustments may differ from the pro forma adjustments. Management believes that such adjustments provide a reasonable basis for presenting the significant effects of the transactions.

        The unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 has been prepared as if the acquisition took place on January 1, 2006, and from information derived from the audited consolidated statement of operations of the Company and the audited statement of operations of ProlX each for the year ended December 31, 2006. As our December 31, 2006 historical consolidated balance sheet reflects the effect of the transaction no pro forma consolidated balance sheet is required.

        The accounting policies used in the preparation of the unaudited pro forma consolidated statements of operations are those disclosed in the Company's audited financial statements as at and for the year ended December 31, 2006. The Company has reviewed the accounting policies of ProlX and believes that they are materially consistent with the Company's accounting policies. No adjustments have been made to the pro forma consolidated financial statements to conform accounting policies.

2.     Unaudited Pro Forma Consolidated Statements of Operations

        The total cost of the acquisition has been allocated to ProlX's assets and liabilities, based on the estimated fair value of such items at the time of acquisition, as follows:

Assets acquired:
Cash and cash equivalents	$89
Accounts receivable	24
Prepaid expenses	45
Plant and equipment	5
In process research and development	24,920
Deposit asset	1,229
Goodwill	634

26,946

Liabilities assumed:
Accounts payable and accrued liabilities	551
Notes payable	220

771

Net assets acquired	$26,175

Purchase consideration and costs:
17,877,777 common shares of Biomira	$21,974
Cash	3,000
Acquisition costs	1,201

$26,175

        The unaudited pro forma consolidated statements of operations were constructed by taking the consolidated statement of operations of Biomira for the year ended December 31, 2006, subtracting the results of operations for ProlX for the 2 months ended December 31, 2006 already included in these consolidated results of operations, adding the results of operations of ProlX for the year ended December 31, 2006 and adjusting the results to give effect to the pro forma adjustments described below.

        The following assumptions and adjustments have been made to the consolidated statements of operations of the Company and ProlX for the year ended December 31, 2006 to reflect the acquisition as if it had occurred on January 1, 2006.

        Pro forma amortization expense has been reduced by $35 related to the historical amortization of ProlX's pre-acquisition intangible assets.

3.     Proforma Loss Per Common Share

        The calculation of basic and diluted loss per common share in the pro forma consolidated statements of operations is based on the pro forma number of common shares of the Company outstanding for the year ended December 31, 2006 had the issuance of the 17,877,777 common shares of the Company related to the acquisition taken place on January 1, 2006.

PRIOR SALES

        In January 2006, we completed a $16.1 million financing, before issue costs, with Rodman & Renshaw, LLC of New York acting as exclusive placement agent. We issued 10,572,368 units, each consisting of one common share and 0.25 of a warrant, at an issue price of $1.52. Each warrant entitles the holder to purchase one common share at an exercise price of $2.50. The warrants have a 42 month term, from the date of closing, and a no-exercise period of six months.

        In October 2006 we issued 17,877,777 common shares (subject to certain resale restrictions) in connection with the purchase of ProlX. For more information see the section entitled "Unaudited Pro Forma Consolidated Financial Statements of Operations," beginning on page 66.

        In December 2006, we completed a financing totaling $13.0 million, before issue costs, with Rodman & Renshaw, LLC of New York acting as exclusive placement agent. We issued 9,629,629 units, each consisting of one common share and 0.20 of a warrant, at an issue price of $1.35. Each warrant entitles the holder thereof to purchase one common share at an exercise price of $1.86. The warrants have a 48-month term, from the date of closing, and a no-exercise period of six months.

MARKET PRICE INFORMATION

        Biomira's common shares are currently listed in the United States on the NASDAQ Global Market under the symbol BIOM and in Canada on the Toronto Stock Exchange, under the symbol BRA. The closing price for each common share of Biomira on September 11, 2007, the last trading day before announcement of the arrangement was U.S. $1.08 and Cdn. $1.12, respectively.

        Biomira US intends to apply for substitute listing on the NASDAQ Global Market effective on the completion of the arrangement under the proposed symbol BIOM and it is expected that the Biomira US shares will commence trading on the NASDAQ Global Market immediately after the arrangement is completed. On September 7, 2007, the Toronto Stock Exchange granted conditional listing approval for the listing of the Biomira US shares of common stock. It is expected that the Biomira US shares of common stock will commence trading on the Toronto Stock Exchange shortly after the arrangement is completed under the symbol BRA.

        The table below sets forth, for the each quarterly period within the previous two years, the high and low closing prices of the Biomira common shares, as reported on the Toronto Stock Exchange and the NASDAQ Global Market.

	Toronto Stock Exchange		The NASDAQ Global Market
Period
	High	Low	High	Low
	(Cdn. $)	(Cdn. $)	(U.S. $)	(U.S. $)
Fiscal Year Ended December 31, 2005:
First Quarter	3.40	2.17	2.76	1.77
Second Quarter	2.79	2.01	2.25	1.60
Third Quarter	2.20	1.58	1.80	1.35
Fourth Quarter	2.15	1.41	1.80	1.20
Fiscal Year Ended December 31, 2006:
First Quarter	2.29	1.56	2.00	1.35
Second Quarter	1.74	1.14	1.54	1.03
Third Quarter	1.41	0.96	1.29	0.85
Fourth Quarter	1.95	1.14	1.70	1.02
Fiscal Year Ending December 31, 2007:
First Quarter	1.72	1.16	1.70	1.00
Second Quarter	1.73	1.10	1.73	1.09
Third Quarter (through August 31, 2007)	1.25	0.98	1.15	0.93

Holders

        As of [    •    ], there were [    •    ] holders of record of the common shares. Biomira believes that there are more than [    •    ] beneficial holders of the common shares. As of [    •    ], there was one holder of record of the preference shares. Biomira believes that there is only one beneficial holder of the preference shares.

        It is anticipated that the number of holders of Biomira US common stock and preferred stock after the arrangement will be approximately the same as the number of holders of Biomira common and preference shares, less that number of shareholders who exercise their dissent rights with respect to all of their shares and any who receive cash in lieu of fractional shares as a result of the exchange of one share of common stock in Biomira US for every six common shares of Biomira.

ESCROWED SECURITIES

        The following table sets forth the number of securities of each class of our securities held, to our knowledge, in escrow, and the percentage that the number represents of the outstanding securities of that class as of [    •    ], 2007.

Escrowed Securities
Designation of Class	Number of Securities held in Escrow	Percentage of Class
Common shares	2,681,667	2.29%

        An escrow agreement was entered into among Biomira, D. Lynn Kirkpatrick and Garth Powis (as principal shareholders), Garth Powis (as stockholder representative) and Computershare Trust Company of Canada (as escrow agent) on October 30, 2006. Under the escrow agreement, 2,681,667 Biomira common shares are being held in escrow. The escrow is to satisfy any claims arising out of representations and warranties made by ProlX in the Merger Agreement and shall be continued for a period not to exceed twelve months from the closing date (being October 30, 2006), except to the extent that there remain pending claims at the end of such period, then the escrow shall be continued until such claims are resolved. For more information, please see "Certain Relationships and Related Transactions," beginning on page 162.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and schedules included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled "Risk Factors" included elsewhere in this prospectus. All dollar amounts included in this discussion and analysis of our financial condition and results of operations represent U.S. dollars unless otherwise specified.

Overview

        We are a clinical-stage biopharmaceutical company focused primarily on the development and commercialization of therapeutic products for the treatment of cancer. Our goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. Our cancer vaccines are designed to stimulate the immune system to attack cancer cells, while our small molecule compounds are designed to inhibit the activity of specific cancer-related proteins. We are advancing our product candidates through in-house development efforts and strategic collaborations with leading pharmaceutical companies. We believe the quality and breadth of our product candidate pipeline, strategic collaborations and scientific team will enable us to become an integrated biopharmaceutical company with a diversified portfolio of novel commercialized therapeutics for major diseases.

        Our lead product candidate is Stimuvax, which is a cancer vaccine currently in Phase 3 development for non-small cell lung cancer. We have an exclusive, worldwide collaboration agreement with Merck KGaA of Darmstadt, Germany, or Merck KGaA, for the development and commercialization of Stimuvax. Our pipeline of clinical and preclinical stage proprietary small molecule product candidates includes PX-12, PX-478 and PX-866 and was acquired by us in October 2006 from ProlX Pharmaceuticals Corporation, or ProlX. The most advanced of our small molecule candidates are PX-12, which is currently in Phase 2 development for pancreatic cancer, and PX-478 for which we initiated a Phase 1 clinical trial in advanced metastatic cancer in August 2007. In addition to our product candidates, we have developed novel vaccine technology we may develop ourselves and/or license to others.

        In 2001, we entered into exclusive supply and collaboration agreements with Merck KGaA to develop and market Stimuvax, subject to certain development and co-promotion rights we retained. In connection with entering into these agreements, Merck KGaA made an equity investment in us in 2001, was obligated to make additional cash payments, generally contingent on satisfaction of specified milestones, and to pay us a royalty on Stimuvax sales, if any.

        In August 2007, we announced that we restructured our agreements with Merck KGaA such that Merck KGaA would fully assume responsibility for the further clinical development and marketing of Stimuvax. Under the restated agreements, we converted the U.S. and Canadian co-promotion interest to a specified royalty rate, which is higher than the rate Merck KGaA had agreed to pay in markets outside of North America under the original agreements. The restated agreements also contain development and sales-based milestone payments as well as revised payments related to manufacturing scale-up and process transfer. We also expect to receive a payment of $2.5 million, before associated payments to third parties of $0.1 million, in the third quarter of 2007 upon clearance of the transaction with U.S. antitrust authorities. Under the revised agreements, we retained responsibility for the manufacture of Stimuvax, including process development and scale-up for commercial manufacturing.

Merck KGaA will exclusively purchase Stimuvax from us; with respect to purchases for commercial sales, the purchase price will be subtracted from our royalty.

        In connection with the announcement of the restated agreements, we updated our prior financial outlook. The restated agreements provide for near-term milestone payments which we believe are sufficient to fund our operations at current levels for approximately an additional six months. We currently anticipate receiving a substantial portion of these milestone payments before the end of 2008. As a result, we believe that we currently have sufficient cash resources to fund our anticipated operating requirements through the end of fiscal 2008.

        PX-12, our most advanced small molecule compound, is currently in Phase 2 clinical evaluation for pancreatic cancer. In August 2007, we initiated a Phase 1 trial of PX-478 in patients with advanced metastatic cancer. Our remaining small molecule compounds are in the preclinical development stage. We acquired these small molecule compounds in October 2006 through the acquisition of ProlX. We have not licensed any rights to our small molecules to any third party and retain all development, commercialization, and manufacturing rights.

        We are a biopharmaceutical company focused on the development of our cancer products and technologies, the selection and preclinical testing of product candidates, and the manufacture of clinical trial supplies. We have not developed a therapeutic product to the commercial stage. As a result, our revenue has been limited to date, and we do not expect to recognize any material revenue for the foreseeable future. Our near term prospects will depend significantly on the development of Stimuvax and our small molecule compounds. In particular, our ability to generate revenue in future periods will depend substantially on the progress of ongoing clinical trials for Stimuvax and our small molecule compounds, our ability to obtain development and commercialization partners for our small molecule compounds, Merck KGaA's success in obtaining regulatory approval for Stimuvax, our success in obtaining regulatory approval for our small molecule compounds, and Merck KGaA's and our respective abilities to establish commercial markets for these drugs.

        Under our original agreement with Merck KGaA, we also licensed a separate vaccine compound, Theratope, which Merck KGaA elected not to pursue following Phase 3 clinical trial results in 2004. Any adverse clinical results relating to Stimuvax or any decision by Merck KGaA to discontinue its efforts to develop and commercialize the product would have a material and adverse effect on our future revenues and results of operations and would be expected to have a material adverse effect on the trading price of our common stock. Our small molecule compounds are much earlier in the development stage than Stimuvax, and we do not expect to realize any revenues associated with the commercialization of our products for the foreseeable future.

        The continued research and development of our product candidates will require significant additional expenditures, including preclinical studies, clinical trials, manufacturing costs and the expenses of seeking regulatory approval. We rely on third parties to conduct a portion of our preclinical studies, all of our clinical trials and all of the manufacturing of cGMP material. We expect expenditures associated with these activities to increase in future years as we continue the development of our product candidates. We expect expenditures associated with Stimuvax to be substantially offset by payments from Merck KGaA.

        We have incurred substantial losses since our inception. As of June 30, 2007, our accumulated deficit totaled $310.8 million. We recognized net losses of $9.6 million for the six months ended June 30, 2007 and $36.4 million for the year ended December 31, 2006, of which the acquisition of in-process research and development and the subsequent expensing thereof amounted to $24.9 million. We expect to continue to incur substantial net losses as we expand our research and development activities with respect to our small molecules and processes for commercial scale manufacturing of our products. To date we have funded our operations principally through the sale of our equity securities, cash received through our strategic alliance with Merck KGaA, government grants, debt financings, and equipment financings. We completed our most recent financing in December 2006, raising approximately $13.0 million in gross proceeds from the sale of our common stock and the issuance of warrants. Because we have limited revenues and substantial research and development and operating expenses, we expect that we will in the future seek additional working capital funding from the sale of equity or debt securities.

        We listed our securities on the Toronto Stock Exchange in July 1987 in connection with our initial public offering. In December 1991, we listed our securities for trading on the NASDAQ Global Market. In connection with the reincorporation transactions contemplated by this proxy statement/prospectus, we intend to file applications with each of these exchanges such that the shares of Biomira US received by our shareholders will continue to be listed on these exchanges. Our shares trade on the NASDAQ Global Market under the symbol BIOM in U.S. dollars and on the Toronto Stock Exchange under the symbol BRA in Canadian dollars.

Revenue and Expenses

  Revenue

        Our historical revenue has been derived from our contract research and development activities, payments under our collaborative agreements, and miscellaneous licensing, royalty and other revenues from ancillary business and operating activities. Our collaboration with Merck KGaA has contributed the substantial majority of our revenue, accounting for 96.2% and 93.6% of total revenue in the six months ended June 30, 2007 and 2006, respectively, and 96.6%, 92.1%, and 97.0% of total revenue in the years ended December 31, 2006, 2005, and 2004, respectively.

        Contract Research and Development.    Contract research and development revenue represents Merck KGaA's contribution toward shared costs associated with Stimuvax clinical trials, clinical trial material provided to Merck KGaA related to Stimuvax, and for fiscal 2004 and 2005, shared costs and clinical trial material relating to Theratope. During 2004, Merck KGaA cancelled our collaboration with respect to Theratope, and the remaining contract research and development revenue was recognized related to reimbursements for non-recurring fixed costs associated with the Theratope collaboration. Effective March 1, 2006, we transitioned responsibility for all Stimuvax clinical development and regulatory activities to and the related costs thereon Merck KGaA. Because of the change in our responsibilities for Stimuvax clinical trials, our contract research and development revenue has been recently reduced as we have no longer been receiving reimbursements for shared clinical trial costs. In January 2007, Merck KGaA initiated a global Phase 3 clinical trial under our collaboration assessing the efficacy and safety of Stimuvax as a potential treatment for inoperable non-small cell lung cancer. We expect the clinical trial to include approximately 1,300 patients in approximately 30 countries.

        Under our collaboration, as amended in August 2007, we are responsible for supplying Stimuvax to Merck KGaA. Accordingly, we expect revenue associated with this activity to increase in future periods as patient enrollment increases in the Phase 3 clinical trial. We are currently evaluating what impact, if any, the changes to the agreements will have on future presentation of our financial results.

        Licensing Revenue from Collaborative Agreements.    Licensing revenue from collaborative agreements represents principally the amortization over a ten year period of upfront payments received under our agreements with Merck KGaA as well as amortization of other payments made upon achievement of development milestones relating to signing of the agreements, transfers of know-how, clinical trials, regulatory approvals, and commercial development of Stimuvax and Theratope. During 2004, Merck KGaA cancelled our collaboration with respect to the Theratope program following Phase 3 clinical trial results, and we recognized $4.6 million as Theratope-related revenue that had been previously deferred. We did not record any further licensing revenue related to Theratope after the year ended December 31, 2004.

        Licensing, Royalties, and Other Revenue.    Licensing, royalties, and other revenue relates to contract manufacturing activities utilizing various Biomira patented technologies and compounds for external customers.

  Expenses

        Research and Development.    Research and development expense consists of costs associated with research activities as well as costs associated with our product development efforts, conducting preclinical studies, and clinical trial and manufacturing costs. Research and development expenses include external research and development expenses incurred pursuant to agreements with third party manufacturing organizations; technology access and licensing fees related to the use of proprietary third party technologies; employee and consultant-related expenses, including salaries, stock-based compensation expense, benefits, and related costs; and third party supplier expenses.

        To date, we have recognized research and development expenses, including those paid to third parties, as they have been incurred. We do not expect to defer and amortize any research and development expenses unless and until technical and market viability of the associated technologies has been established.

        We credit funding received from government research and development grants against research and development expense. These credits totaled $0.9 million for the six months ended June 30, 2007 and $0.2 million for the year ended December 31, 2006. We received no government grants eligible for credit against research and development expense in the years ended December 31, 2005 and 2004.

        The majority of our research and development programs are at an early stage and may not result in any approved products. Product candidates that appear promising at early stages of development may not reach the market for a variety of reasons. For example, Merck KGaA cancelled our collaboration relating to Theratope only after receiving Phase 3 clinical trial results. We had made substantial investments over several years in the development of Theratope and terminated all development activities following the cancellation of our collaboration. Similarly, any of our continuing product candidates may be found to be ineffective or cause harmful side effects during clinical trials, may take longer to complete clinical trials than we have anticipated, may fail to receive necessary regulatory approvals, and may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality. As part of our business strategy, we may enter into collaborative agreements with larger third party pharmaceutical companies to complete the development and commercialization of our small molecule or other product candidates, and it is unknown whether or on what terms we will be able to secure collaboration arrangements for any candidate. In addition, it is difficult to provide the impact of collaboration arrangements, if any, on the development of product candidates. Establishing collaborative product development relationships with large pharmaceutical companies may or may not accelerate the time to completion or reduce our costs with respect to the development and commercialization of any product candidate.

        As a result of these uncertainties and the other risks inherent in the drug development process, we cannot determine the duration and completion costs of current or future clinical stages of any of our product candidates. Similarly, we cannot determine when, if, or to what extent we may generate revenue from the commercialization and sale of any product candidate. The timeframe for development of any product candidate, associated development costs, and the probability of regulatory and commercial success vary widely. As a result, other than with respect to Stimuvax, which is subject to our obligations under the agreements with Merck KGaA, we continually evaluate our product candidates and make determinations as to which programs to pursue and how much funding to direct to specific candidates. These determinations are typically made based on consideration of numerous factors, including our evaluation of scientific and clinical trial data and an ongoing assessment of the product candidate's commercial prospects. We anticipate that we will continue to develop our portfolio of product candidates, which will increase our research and development expense in future periods. We do not expect any of our current candidates to be commercially available before 2012, if at all.

        General and Administrative.    General and administrative expense consists principally of salaries, benefits, stock-based compensation expense, and related costs for personnel in our executive, finance, accounting, information technology, and human resource functions. Other general and administrative expenses include an allocation of our facility costs and professional fees for legal, consulting, and accounting services. We expect our general and administrative expenses to increase in future periods as a result of professional fees associated with the arrangement and compliance costs associated with the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley.

        Marketing and Business Development.    Marketing and business development expense consists principally of salaries, benefits, stock-based compensation expense, and related costs for marketing and business development personnel, including travel costs, research subscriptions, and other marketing administrative costs.

        Depreciation.    Depreciation expense consists of depreciation of the cost of plant and equipment such as scientific, office, manufacturing, and computer equipment as well as depreciation of leasehold improvements.

        In-process Research and Development.    In-process research and development expense relates to the portfolio of oncology products we acquired in connection with the acquisition of ProlX. These technologies require regulatory approval to be commercialized and, in the absence of such regulatory approval, have no proven alternative future use. Consequently, we expensed their fair value at the time of the acquisition. During the year ended December 31, 2006, we recognized in-process research and development expenses of $24.9 million in connection with the ProlX acquisition.

        Investment and other income.    Investment and other income consists of interest and other income on our cash and short-term investments and foreign exchange gains and losses. Our short term investments consist of Canadian or U.S. federal, state, or provincial debt securities, investment grade corporate debt securities and commercial paper, and term deposits or similar instruments of trust companies and banks, all with original maturities of between 90 days and one year at the time of purchase. Our short term investments and cash balances are denominated in either United States dollars or Canadian dollars, and the relative weighting between United States dollars and Canadian dollars will vary from time to time based on market conditions and our operating requirements in the two countries. We have historically not engaged in hedging transactions with respect to our U.S. and Canadian dollars investment assets or cash balances.

        Interest expense.    Interest expense consists of interest payments under capital lease agreements for computer equipment.

        Change in fair value of warrants.    Change in fair value of warrants relates to outstanding warrants to acquire shares of common stock. The exercise price of the warrants are denominated in United States dollars, and share purchase warrants with an exercise price denominated in a currency other than our functional currency, the Canadian dollar, are recorded as liabilities. Changes in the fair value of the warrants are then reflected in our statement of operations.

        Income Tax Recovery.    Income tax recovery relates to the proceeds realized from the sale of New Jersey state tax losses attributable to our U.S. subsidiary operating in the State of New Jersey.

Critical Accounting Policies and Significant Judgments and Estimates

        We have prepared this management's discussion and analysis of financial condition and results of operations based on our consolidated financial statements, which have been included in this proxy statement/ prospectus beginning on page F-1 and which have been prepared in accordance with generally accepted accounting principles in the United States. These accounting principles require us to make estimates and judgments that can affect the reported amounts of assets and liabilities as of the dates of our consolidated financial statements as well as the reported amounts of revenue and expense during the periods presented. We believe that the estimates and judgments upon which we rely are reasonable based upon historical experience and information available to us at the time that we make these estimates and judgments. To the extent there are material differences between these estimates and actual results, our consolidated financial statements will be affected.

        The Securities and Exchange Commission considers an accounting policy to be critical if it is important to the Company's financial condition and results of operations and if it requires the exercise of significant judgment and the use of estimates on the part of management in its application. We have discussed the selection and development of our critical accounting policies with the audit committee of our board of directors, and our audit committee has reviewed our related disclosures in this proxy statement/ prospectus. Although we believe that our judgments and estimates are appropriate, actual results may differ from these estimates.

        We believe the following to be our critical accounting policies because they are important to the portrayal of our financial condition and results of operations and because they require critical management judgment and estimates about matters that are uncertain:

  •
  Revenue recognition;

  •
  Stock-based compensation;

  •
  Changes in fair value of warrants; and

  •
  Foreign currency translation.

  Revenue Recognition

        We recognize revenue when there is persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed and determinable, and collection is reasonably assured. Revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration received is allocated among the separate units of accounting based on their respective fair values when there is reliable evidence of fair value for all elements of the arrangement; otherwise, consideration is allocated based on the residual value method. The applicable revenue recognition criteria are then applied to each of the separate units. Payments received in advance of work performed are recorded as deferred revenue and recognized when earned.

        Revenue from our collaboration with Merck KGaA is recognized as follows:

        Up-Front Fees and License Fees.    Up-front fees and license fees received in connection with our agreements with Merck KGaA are deferred and recognized as revenue on a straight-line basis over the term of the agreement or related product life cycle, whichever is shorter.

        Milestones.    Milestone payments under our agreements with Merck KGaA are recognized as revenue upon performance of obligations or satisfaction of conditions defined as milestones in the agreements, assuming we have no further involvement or obligation to perform with respect to the milestone under our agreements with Merck KGaA. Milestone payments for which we have ongoing involvement or obligations are deferred and recognized as revenue over the estimated period of our ongoing involvement or performance of our obligation.

        Contract Research Funding.    Effective March 1, 2006, we transitioned responsibility for the clinical development and regulatory activities for Stimuvax to Merck KGaA. Prior to March 1, 2006, we were responsible for clinical research and development costs related to obtaining regulatory approval in North America, and Merck KGaA and we agreed to equal co-funding of the eligible costs. We recognized these reimbursed costs as revenue in the same period the costs were incurred. Subsequent to March 1, 2006, we have continued to receive cost reimbursements from Merck KGaA related to transition activities and the supply of clinical trial material. The reimbursed transition costs are recognized as revenue in the same period the costs are incurred, and the reimbursed clinical trial material costs are recognized after the earlier of the expiration of a 60 day return period or formal acceptance of the clinical trial material by Merck KGaA.

        Royalties.    Royalties based on reported sales of licensed products, if any, will be recognized based on the terms of our agreements with Merck KGaA when and if reported sales are reliably measurable and collectibility is reasonably assured. To date, we have not recognized any royalty revenues from product sales under our agreements with Merck KGaA.

  Stock-Based Compensation

        We maintain an Amended and Restated Share Option Plan under which an aggregate of 8,275,973 common shares were subject to outstanding options as of June 30, 2007 and an aggregate of 3,415,560 common shares were available for future issuance. We have generally granted options to acquire our common shares to our employees and directors under the share option plan, and we have granted restricted stock to non-employee directors under the restricted share unit plan. As required by our plan and the rules of the Toronto Stock Exchange, we have historically granted options to acquire shares of our common shares with an exercise price equal to the closing price of our common shares in trading on the Toronto Stock Exchange on the trading day immediately prior to the date of grant. In cases where our board of directors approved grants during a closed trading window under our insider trading policy, however, our board of directors fixed the exercise price based on the closing price of our common shares in Toronto Stock Exchange trading on the first trading day after our trading window opened. To date, the exercise price for all our stock option grants has been established based on our functional currency, the Canadian dollar.

        Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, or FIN 44, and we adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or SFAS 123, and SFAS No. 148, Accounting for Share-Based Compensation—Transition and Disclosure, or SFAS 148. For stock options granted during fiscal 2004 and fiscal 2005, we determined the fair value at the grant date using the Black-Scholes option pricing method for purposes of our pro forma disclosures under SFAS 123.

        Under APB 25 and associated interpretations, we were required to record as compensation expense the excess, if any, of the fair market value of the stock on the date the stock option was granted over the applicable option exercise price. During fiscal 2004 and 2005, we recorded no compensation expense under APB 25 as all options granted had exercise prices equal to the fair market value of the common shares on the date of grant.

        Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method, which requires us to apply the provisions of SFAS 123(R) only to awards granted, modified, repurchased, or cancelled after the adoption date. Upon adoption of SFAS 123(R), we selected the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value for stock-based awards. The

Black-Scholes model requires the use of highly subjective and complex assumptions to determine the fair value of stock-based awards, including the option's expected term and the price volatility of the underlying stock. We recognize the value of the portion of the awards that is ultimately expected to vest as expense over the requisite vesting periods on a straight-line basis in our consolidated statements of operations. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We also evaluated the need to record a cumulative effect adjustment for estimated forfeitures upon the adoption of SFAS 123(R) and determined that no adjustment was required.

        For stock-based compensation accounted for under SFAS 123(R), we determined the estimated fair value of our common shares at the time of grant based on the closing price of our common shares in trading on the Toronto Stock Exchange on the trading day immediately prior to the date the board of directors approved the stock option, unless the applicable exercise price was established on a date after board approval, in which case we have used the closing price on the date the exercise price was established. For purposes of determining the fair value of options granted under SFAS 123(R), we determined the fair value using the Black-Scholes option pricing model. The following table summarizes the weighted average assumptions used in determining the fair value of stock options granted:

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Risk-free interest rate	4.07%	4.21%
Expected term (in years)	6.0	6.0
Dividend yield	0%	0%
Volatility	103.86%	102.52%
Weighted average grant-date fair value of per option share	Cdn. $ 1.03	Cdn. $ 1.08

        We based the risk-free interest rate for the expected term of the option on the yield available on Government of Canada benchmark bonds with an equivalent expected term. The expected term represents the period of time stock-based awards are expected to be outstanding, giving consideration to the contractual terms of the awards, vesting schedules, historical employee behavior, and expectations concerning future employee behavior. We determined volatility based on a Bloomberg weekly report of the volatility of our common shares for a historic period equal to the expected term of the stock option.

  Change in Fair Value of Warrants

        Information concerning outstanding warrants to acquire our capital stock as of June 30, 2007 is set forth in the table below. Each of these warrants was issued to investors in connection with private financing transactions, and no market currently exists for any of these warrants. The exercise price for all of these warrants is denominated in United States dollars.

Date of Issuance	Number of Shares Subject to Warrants Issued	Warrant Exercise Price Per Share	Estimated Fair Value of Warrants
December 14, 2004	1,077,121	$3.45	$—
January 30, 2006	2,748,816	$2.50	54
December 18, 2006	2,022,220	$1.86	728

	5,848,157		$782

        We account for changes in the fair value of outstanding warrants to acquire our capital stock in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133. Under SFAS 133, warrants with an exercise price denominated in a currency other than our functional currency, the Canadian dollar, are recorded as liabilities, and changes in the fair value of the warrants at the end of each reporting period are required to be recognized in income as realized gains or losses.

        For purposes of determining the fair value of warrants issued under SFAS 133, we used the Black-Scholes option pricing model. We assumed a zero percent dividend yield.

        For purposes of applying the Black-Scholes model, we based the risk-free interest rate for the expected term of each warrant on the yield available on Government of Canada benchmark bonds with an equivalent expected term. The expected term represents the period of time the warrant is expected to be outstanding, which we estimated based on the contractual term of the warrant and historical exercise experience. We determined volatility based on a Bloomberg weekly report of the volatility of our common shares for a historic period equal to the expected life of the warrant.

  Foreign Currency Translation

        Our functional currency is the Canadian dollar. As such, revenue and expense transactions denominated in currencies other than our functional currency are translated into Canadian dollars at the average exchange rates in effect at the time of such transactions. Monetary assets and liabilities are translated at current rates at the balance sheet date. Gains or losses resulting from these translation adjustments are included in other income or expense.

        The operations of our foreign subsidiaries are considered to be integrated foreign operations and, accordingly, are converted to Canadian dollars by translating: monetary assets and liabilities at the rate of exchange prevailing at the balance sheet date, non-monetary assets and liabilities at the rate in effect when the assets were acquired or liabilities were assumed, and items included in the statements of operations at the average exchange rates in effect at the date of such transactions with resulting exchange gains or losses included in the determination of earnings.

        As our reporting currency is the U.S. dollar, our Canadian dollar consolidated financial statements are translated into U.S. dollars using the current rate method of translation. Gains or losses resulting from this translation are included in other comprehensive income.

        We expect that as we move our executive offices to the United States and increase our operating activities in the United States, we will shift our functional currency to the U.S. dollar.

Results of Operations

  Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

  Overview

	Six Months Ended June 30
			2006-2007 % Change
	2007	2006
	(in millions, except per share amounts)
Revenue	$0.8	$1.4	(42.9)%
Expenses	(11.1)	(9.9)	(12.1)%
Change in fair value of warrant liability	0.7	2.5	(72.0)%

Net loss	$(9.6)	$(6.0)	(60.0)%

Basic and diluted loss per share	$(0.08)	$(0.07)	(14.3)%

        We have continued to experience net losses in each of the six month periods ended June 30, 2006, and 2007. Our net losses increased from $6.0 million for the six months ended June 30, 2006 to $9.6 million for the six months ended June 30, 2007. As discussed in more detail below, the substantial increase in our net loss is attributable in part to a reduction in our contract research and development revenue of $0.6 million, as a result of transitioning the responsibility for the clinical development and regulatory activities for Stimuvax to Merck KGaA during 2006 and a reduction in the change in the fair value of warranty liability associated with our equity issuances of $1.8 million. The balance of our expenses, consisting of research and development, general and administrative, marketing and business development, depreciation, investment and other income, and interest expense also increased by $1.2 million for the six months ended June 30, 2007 compared to the six months ended June 30, 2006.

  Revenue

	Six Months Ended June 30
			2006-2007 % Change
	2007	2006
	(in millions, except per share amounts)
Contract research and development	$0.6	$1.2	(50.0)%
Licensing revenues from collaborative agreements	0.2	0.1	100.0%
Licensing, royalties and other revenue	—	0.1	N/M +

	$0.8	$1.4	(42.9)%

+
Not meaningful

        Our contract research and development revenue decreased by 50% from $1.2 million to $0.6 million from June 30, 2006 to June 30, 2007. The decrease is attributable to decreased funding received from Merck KGaA associated with Stimuvax. During 2006, we transitioned responsibility for the clinical development and regulatory activities for Stimuvax to Merck KGaA, which has resulted in reduced contract research and development revenue compared to the same period in 2006. However, under the terms of our collaboration, as amended in August 2007, we retained responsibility for the manufacture and supply of Stimuvax to Merck KGaA, and expect revenue associated with this activity to increase in future periods as patient enrollment increases in the Phase 3 clinical trial. We are currently evaluating what impact, if any, the changes to the agreements will have on future presentation of our financial results.

        Our licensing revenue from collaborative agreements increased by 100% from $0.1 million for the six months ended June 30, 2006 to $0.2 million for the six months ended June 30, 2007. In February 2007, we announced that the first patient had been enrolled in a global Phase 3 trial of Stimuvax which triggered a milestone payment to us from Merck KGaA of $2.5 million before associated payments to third parties of $0.4 million. We recorded this milestone payment as deferred revenue and are recognizing the payment as revenue on a straight line basis over the remaining patent life of the Stimuvax product. As a result, our licensing revenue from collaborative agreements increased in the first six months of 2007 compared to the same period in 2006.

        Our licensing, royalties, and other revenue decreased from $0.1 million to zero from June 30, 2006 to June 30, 2007 as a result of a decrease in our contract manufacturing activities utilizing various Biomira patented technologies and compounds for external customers.

  Research and Development

	Six Months Ended June 30
			2006-2007 % Change
	2007	2006
	(in millions)
Research and development	$6.4	$6.1	(4.9)%

        Our research and development expense increased 4.9% from $6.1 million for the six months ended June 30, 2006 to $6.4 million for the six months ended June 30, 2007. The increase in part relates to clinical and development activities related to ProlX, which we acquired on October 30, 2006. Research and development expense associated with ProlX totaled $1.0 million for the six months ended June 30, 2007. In addition, we incurred third party licensing costs of $0.4 million in relation to the milestone payment received from Merck KGaA in the first quarter of 2007. Offsetting these increased expenses were workforce reduction costs of $1.1 million incurred in 2006, which have not reoccurred in 2007.

  General and Administrative

	Six Months Ended June 30
			2006-2007 % Change
	2007	2006
	(in millions)
General and Administrative	$4.1	$3.8	(7.9)%

        Our general and administrative expense increased 7.9% from $3.8 million for the six months ended June 30, 2006 to $4.1 million for the six months ended June 30, 2007. The increase in general and administrative expense from 2006 is primarily attributable to increased recruiting activity relating to our efforts to hire a Chief Operating Officer and Chief Medical Officer. In addition, our general and administrative expenses reflect increased professional fees associated with the arrangement.

  Marketing and Business Development

	Six Months Ended June 30
			2006-2007 % Change
	2007	2006
	(in millions)
Marketing and business development	$0.5	$0.3	(66.7)%

        Our marketing and business development expense increased 66.7% from $0.3 million at June 30, 2006 to $0.5 million at June 30, 2007. In March 2007, we eliminated our marketing and business development organization as we increased our focus on the ongoing development of our newly acquired portfolio of small molecule compounds. Severance and workforce reduction costs totaling $0.4 million contributed to the increase from 2006 to 2007.

  Depreciation

	Six Months Ended June 30
			2006-2007 % Change
	2007	2006
	(in millions)
Depreciation	$0.1	$0.1	—

        Our depreciation expense remained unchanged at $0.1 million. This static depreciation expense reflects the fact that we have not made any substantial capital expenditures or equipment purchases in the last two years.

  Investment and Other Income

	Six Months Ended June 30
			2006-2007 % Change
	2007	2006
	(in millions)
Investment and other income	$—	$(0.4)	N/M+

+
Not meaningful

        Our investment and other income decreased from $0.4 million for the six months ended June 30, 2006 to zero for the six months ended June 30, 2007. The decrease in investment and other income was primarily attributable to a foreign exchange loss on our U.S. dollar holdings arising from increases in the value of the Canadian dollar relative to the U.S. dollar during the periods. Of the $0.4 million decrease from June 30, 2006 to June 30, 2007, $0.5 million was attributable to increased foreign exchange losses, which was partially offset by an increase in income from cash and investments of $0.1 million.

  Change in Fair Value of Warrant Liability

	Six Months Ended June 30
			2006-2007 % Change
	2007	2006
	(in millions)
Change in fair value of warrant liability	$0.7	$2.5	(72.0)%

        We recognized $0.7 million recovery as a result of a reduction in the fair value of warrant liability. The change in fair value of warrant liability will vary from period to period based on warrant exercises, warrant expirations and updated assumptions used in the Black-Scholes pricing model.

  Years Ended December 31, 2004, 2005, and 2006

  Overview

	Years Ended December 31,
				2005-2006 % Change	2004-2005 % Change
	2006	2005	2004
	(in millions, except per share amounts)
Revenue	$4.0	$3.6	$6.9	11.1%	(47.8)%
Expenses	(19.8)	(18.6)	(16.1)	(6.5)%	(15.5)%
In process research and development	(24.9)	—	—	N/M +	—
Change in fair value of warrant liability	3.8	3.8	(0.3)	—	N/M +
Income tax recovery	0.5	0.3	0.3	66.7%	—

Net loss	$(36.4)	$(10.9)	$(9.2)	(233.9)%	(18.5)%

Basic and diluted loss per share	$(0.40)	$(0.14)	$(0.13)	(185.7)%	(7.7)%

+
Not meaningful

        We have continued to experience net losses in each of the years ended December 31, 2004, 2005, and 2006. Our net losses increased from $9.2 million in fiscal 2004 to $10.9 million in fiscal 2005 to $36.4 million in fiscal 2006. As discussed in more detail below, the substantial annual increases in our net losses are attributable in part to a reduction in our revenues from $6.9 million in fiscal 2004 to $3.6 million in fiscal 2005 and $4.0 million in fiscal 2006, in part to an increase in our expenses, and in part to substantial non-cash expenses recognized in fiscal 2006. Excluding in-process research and development expense and the change in fair value of outstanding warrants, our operating expenses, consisting of research and development, general and administrative, marketing and business development, depreciation, investment and other income, and interest expense increased from $16.1 million in fiscal 2004 to $18.6 million in fiscal 2005 and $19.8 million in fiscal 2006. In addition, in fiscal 2006, we recognized substantial non-cash charges, including $24.9 million of in-process research and development acquired in connection with the acquisition of ProlX. Also contributing to the increase in our expenses were our adoption of SFAS 123(R) in fiscal 2006 and the appreciation of the Canadian dollar relative to the U.S. dollar. A substantial portion of our operating expenses are denominated in Canadian dollars, which is our functional currency, and increases in the value of the Canadian dollar relative to the U.S. dollar will have an adverse effect on our expenses when expressed in U.S. dollars on our consolidated statements of operations.

  Revenue

	Years Ended December 31,
				2005-2006 % Change	2004-2005 % Change
	2006	2005	2004
	(in millions)
Contract research and development	$3.7	$3.2	$1.7	15.6%	88.2%
Licensing revenues from collaborative agreements	0.2	0.2	5.0	—	(96.0)%
Licensing, royalties and other revenue	0.1	0.2	0.2	(50.0)%	—

	$4.0	$3.6	$6.9	11.1%	(47.8)%

        Our contract research and development revenue increased by 15.6% from $3.2 million to $3.7 million from fiscal 2005 to 2006 and by 88.2% from $1.7 million to $3.2 million from fiscal 2004 to fiscal 2005. Of the $1.5 million increase between fiscal 2004 and fiscal 2005 and the $0.5 million increase between fiscal 2005 and fiscal 2006, $1.9 million and $0.8 million, respectively, were attributable to increased reimbursements from Merck KGaA associated with the commercial development of Stimuvax, offset in part by loss of reimbursements associated with Theratope when Merck KGaA cancelled our Theratope collaboration in early 2004. We recognized $0.6 million and $0.3 million in contract research and development revenue associated with Theratope in fiscal 2004 and 2005, respectively, relating to non-recurring fixed costs for which we received a lump sum payment from Merck KGaA in 2004. We accounted for this payment as deferred revenue and recognized the revenue as associated costs were incurred through to September 2005. In addition to the adverse revenue impact of Merck KGaA's cancellation of our collaboration with respect to Theratope, clinical development activities with respect to Stimuvax were less substantial during 2004, which had an adverse impact on 2004 contract research and development revenue relative to 2005 and 2006. We concluded an initial Phase 2 clinical trial for Stimuvax in early 2004, with modest additional activity with respect to Stimuvax prior to early 2005. Beginning in the second quarter of 2005, we commenced a second Phase 2 safety study for Stimuvax, and in February 2007, Merck KGaA enrolled the first patient in a Phase 3 study, each of which contributed to the increased contract research and development revenues during 2005 and 2006. We expect the volume of Stimuvax supplied to Merck KGaA to increase materially in future periods, and we are currently evaluating the potential impact of the anticipated increase in volume shipments and its effect on future presentations of our financial results.

        Our licensing revenue from collaborative agreements decreased $4.8 million from $5.0 million in fiscal 2004 to $0.2 million in fiscal 2005. Between fiscal 2005 and fiscal 2006, licensing revenue from collaborative agreements remained unchanged. The substantial reduction in licensing revenue from fiscal 2004 to fiscal 2005 resulted from the accelerated recognition in the second quarter of 2004 of $4.6 million of deferred revenue associated with the up-front licensing fee Merck KGaA paid when we originally entered our collaboration agreement with them in May 2001. Of the $6.8 million up-front fee Merck KGaA paid to us in 2001, $5.6 related million to Theratope and $1.2 million to Stimuvax. We recorded the fee as deferred revenue on our balance sheet and are recognizing the revenue ratably over a ten year period. Cancellation of our collaboration with respect to Theratope resulted in the remaining unamortized deferred revenue allocated to Theratope being brought into income at that time. The $0.2 million of licensing revenue from collaborative agreements recognized in both fiscal 2005 and 2006 represents amortization of the up-front fee attributable to Stimuvax over the ten year period.

        Licensing, royalties, and other revenue remained unchanged at $0.2 million from 2004 to 2005. The 50% decrease to $0.1 million in 2006 resulted from decreased contract manufacturing activities utilizing various Biomira patented technologies and compounds for external customers.

  Research and Development

	Years Ended December 31,
				2005-2006 % Change	2004-2005 % Change
	2006	2005	2004
	(in millions)
Research and development	$12.2	$13.6	$10.6	10.3%	(28.3)%

        Research and development expense increased 28.3% from $10.6 million in fiscal 2004 to $13.6 million in fiscal 2005. Research and development expense decreased 10.3% from $13.6 million in fiscal 2005 to $12.2 million in fiscal 2006.

        The $3.0 million increase in research and development expense from 2004 to 2005 was attributable to increased spending associated with the additional Phase 2 safety study for Stimuvax and preparation for a Phase 3 clinical trial for Stimuvax.

        The $1.4 million decrease in research and development expense from 2005 to 2006 was attributable to reductions in our research and development expense following the March 2006 transfer to Merck KGaA of clinical development and regulatory approval responsibility for Stimuvax, offset in part by $0.6 million of stock compensation expense associated with our adoption of SFAS 123(R) on January 1, 2006 and $1.7 million of costs associated with a workforce reduction we implemented in 2006.

        We incur a substantial portion of our research and development expense, particularly relating to salaries and benefits, in Canadian dollars. During the period from January 1, 2004 to December 31, 2006, the Canadian dollar appreciated substantially against the United States dollars, which has the effect of increasing our costs when reported in United States dollars.

  General and Administrative

	Years Ended December 31,
				2005-2006 % Change	2004-2005 % Change
	2006	2005	2004
	(in millions)
General and administrative	$7.6	$4.7	$4.5	(61.7)%	(4.4)%

        General and administrative expense increased 4.4% from $4.5 million in fiscal 2004 to $4.7 million in fiscal 2005. General and administrative expense increased 61.7% from $4.7 million in fiscal 2005 to $7.6 million in fiscal 2006.

        The $0.2 million increase in general and administrative expense from 2004 to 2005 was attributable to annual salary increases.

        Of the $2.9 million increase in general and administrative expense from 2005 to 2006, $1.8 million was attributable to stock-based compensation expense under SFAS 123(R), $0.8 million was associated with severance and other termination payments to departing executive officers, and $0.4 million was associated with a workforce reduction that we implemented during 2006.

        General and administrative expense represents our second largest category of expense after research and development expense, and we incur a substantial portion of our general and administrative expenses in Canadian dollars. Increases in the value of the Canadian dollar relative to the United States dollar has an adverse effect on our general and administrative expenses when expressed in U.S. dollars.

  Marketing and Business Development

	Years Ended December 31,
				2005-2006 % Change	2004-2005 % Change
	2006	2005	2004
	(in millions)
Marketing and business development	$0.6	$0.8	$1.0	25.0%	20.0%

        Marketing and business development expense decreased 20% from $1.0 million in fiscal 2004 to $0.8 million in fiscal 2005 and decreased again by 25% to $0.6 million in fiscal 2006. The ongoing decrease from 2004 to 2006 is due to reduced marketing activities as we continue to focus our efforts on potential in-licensing and out-licensing opportunities.

  Depreciation

	Years Ended December 31,
				2005-2006 % Change	2004-2005 % Change
	2006	2005	2004
	(in millions)
Depreciation	$0.3	$0.2	$0.3	(50.0)%	33.3%

        Depreciation expense decreased 33.3% from $0.3 million in fiscal 2004 to $0.2 million in fiscal 2005 and increased 50.0% from $0.2 million in fiscal 2005 to $0.3 million in fiscal 2006. The relatively static depreciation expense reflects the fact that we have not made any substantial capital expenditures or equipment purchases in the last three years.

  In-Process Research and Development

	Years Ended December 31,
				2005-2006 % Change		2004-2005 % Change
	2006	2005	2004
	(in millions)
In-process research and development	$24.9	$—	$—	N/M	+	—

+
Not meaningful

        In-process research and development expense of $24.9 million in fiscal 2006 relates to the acquisition of a portfolio of oncology products from ProlX. The portfolio consisted primarily of patents and technologies which require regulatory approval to be commercialized and which have no proven alternative future uses.

  Investment and Other Income

	Years Ended December 31,
				2005-2006 % Change	2004-2005 % Change
	2006	2005	2004
	(in millions)
Investment and other income	$(0.9)	$(0.7)	$(0.3)	28.6%	133.3%

        Investment and other income increased 133.3% from $0.3 million in fiscal 2004 to $0.7 million in fiscal 2005 and 28.6% to $0.9 million in fiscal 2006. The increases in investment and other income reflect increased income from cash and investments and fluctuating foreign exchange gains and losses on our U.S. dollar holdings arising from changes in the value of the Canadian dollar relative to the U.S. dollar during the period 2004 through 2006. Of the $0.4 million increase from 2004 to 2005, $0.3 million was attributable to reduced foreign exchange losses, and $0.1 million was attributable to higher income from cash and investments. The $0.2 million increase from 2005 to 2006 was entirely attributable to higher income from cash and investments.

  Change in Fair Value of Warrant Liability

	Years Ended December 31,
				2005-2006 % Change	2004-2005 % Change
	2006	2005	2004
	(in millions)
Change in fair value of warrant liability	$3.8	$3.8	$(0.3)	—	N/M	+

+
Not meaningful

        We recognized a $3.8 million recovery as a result of changes in fair value of warrant liability. The change in fair of warrant liability will vary from year to year based on warrant exercises, warrant expirations, and updated assumptions used in the Black-Scholes pricing model.

  Income Tax Recovery

	Years Ended December 31,
				2005-2006 % Change	2004-2005 % Change
	2006	2005	2004
	(in millions)
Current	$0.5	$0.3	$0.3	66.7%	—

        Income tax recovery remain unchanged from 2004 to 2005 but increased by 66.7% to $0.5 million in 2006. The value of our income tax recovery will vary from year to year based on the size of our New Jersey income tax losses available for sale and the proceeds received thereon.

Quarterly Results of Operations

        The following table sets forth our quarterly consolidated statement of operations data for each of our ten fiscal quarters in the period ended June 30, 2007. The quarterly data have been prepared on the same basis as the audited consolidated financial statements included elsewhere in this prospectus, and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information. Our results for these quarterly periods are not necessarily indicative of the results of operations for a full year or any future period.

	Quarters Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006(1)	June 30, 2006	September 30, 2006	December 31, 2006(2)	March 31, 2007	June 30, 2007
	(dollars in thousands, except share and per share data)
Statement of Operations
Total revenues	$655	$901	$1,113	$944	$330	$1,020	$1,529	$1,100	$171	$590
Research and development	$2,810	$3,367	$3,768	$3,622	$3,427	$2,659	$3,231	$2,883	$2,972	$3,355
In-process research and development	$—	$—	$—	$—	$—	$—	$—	$24,920	$—	$—
Change in fair value of warrant liability	$(3,122)	$(289)	$(377)	$(55)	$(1,470)	$(1,067)	$(62)	$(1,250)	$(266)	$(402)
Net loss	$(254)	$(3,312)	$(3,919)	$(3,355)	$(3,531)	$(2,503)	$(3,250)	$(27,110)	$(4,676)	$(4,961)
Basic and diluted loss per share	$(0.00)	$(0.04)	$(0.05)	$(0.04)	$(0.04)	$(0.03)	$(0.04)	$(0.29)	$(0.04)	$(0.04)
Weighted average number of common shares outstanding (in 000's)	78,352	78,500	78,607	78,660	85,865	89,389	89,389	102,800	116,915	116,915
Balance Sheet
Total assets	$29,506	$26,390	$24,046	$20,438	$31,109	$28,958	$26,683	$33,456	$31,243	$28,531
Total long-term liabilities	$2,222	$1,712	$1,451	$1,383	$2,890	$1,901	$1,779	$2,328	$4,315	$4,115
Common shares outstanding (in 000's)	78,360	78,817	78,817	78,817	89,389	89,389	89,389	116,915	116,915	116,915

(1)
Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R) using the modified prospective transition method, which requires us to apply the provisions of SFAS 123(R) only to awards granted, modified, repurchased, or cancelled after the adoption date. We recognize the value of the portion of the estimated fair value of the awards that is ultimately expected to vest as expense over the requisite vesting periods on a straight-line basis in our consolidated statements of operations. Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements in accordance with APB 25. Under APB 25, we were required to record as compensation expense the excess, if any, of the fair market value of the stock on the date the stock option was granted over the applicable option exercise price. During fiscal 2005, we recorded no compensation expense under APB 25 as all options granted had exercise prices equal to the fair market value of the common stock on the date of grant.

(2)
On October 31, 2006, we announced the acquisition of ProlX and commencing with our quarter ended December 31, 2006 the results of ProlX have been included in our consolidated statements of operations.

Liquidity and Capital Resources

  Cash, cash equivalents, short term investments and working capital

        As of June 30, 2007, our principal sources of liquidity consisted of cash and cash equivalents of $7.7 million, short term investments of $12.9 million, and accounts receivable of $0.3 million. Our cash equivalents and short-term investments are invested in money market funds, short-term obligations of the United States Treasury and Government of Canada, and commercial paper. Of our cash, cash equivalents, and short term investments at June 30, 2007, approximately 77.5% was denominated in Canadian dollars and are reflected on our balance sheet based on applicable conversion rates on June 30, 2007. Our accounts receivable represent invoices issued to Merck KGaA for clinical trial material shipped.

        Our primary source of cash has historically been proceeds from the issuance of equity securities, debt and equipment financings, and payments to us under licensing and collaboration agreements. From January 1, 2004 through June 30, 2007, we raised gross proceeds of $41.6 million from sales of our common shares and associated warrants. These proceeds have been used to fund our losses from operations. In December 2004, we raised gross proceeds of $12.5 million from the sale of common shares and warrants to acquire common shares. In January 2006 and December 2006, we raised $16.1 million and $13.0 million, respectively, in gross proceeds from additional sales of common shares and warrants to acquire common shares.

        Our cash and cash equivalents and short-term investments were $20.6 million as of June 30, 2007 compared to $28.4 million as of December 31, 2006, a decrease of $7.8 million or 27.5%. Contributing to the net decrease were $9.4 million used in operations, $0.4 million used in payment of accrued business acquisition and share issuance costs, and $0.1 million used in the purchase of plant and equipment. Offsetting theses decreases was the favorable effect of exchange rate fluctuations on our cash and cash equivalents of $0.9 million and our short-term investments of $1.2 million.

        As of June 30, 2007, our working capital was $22.2 million compared to $27.2 million as of December 31, 2006, a decrease of $5.0 million or 18.4%. The decrease in working capital is primarily attributable to the $7.8 million reduction in cash, cash equivalents and short term investments described above, offset by a $3.1 million increase in inventory. The increase in inventory relates to increased Stimuvax manufacturing activities as a result of the commencement of the Phase 3 clinical trial being conducted by Merck KGaA. We began delivering clinical trial material to Merck KGaA for the Phase 3 study in the quarter ended June 30, 2007.

        We believe that our currently available cash, cash equivalents, and short term investments, together with milestone payments we currently anticipate receiving from Merck KGaA under our collaboration agreements, will be sufficient to finance our operations through the end of fiscal 2008.

        Nevertheless, we expect that we will require additional capital from time to time in the future in order to continue the development of products in our pipeline and to expand our product portfolio. We would expect to seek additional financing from the sale and issuance of equity or debt securities, and we cannot predict that financing will be available when and as we need financing or that, if available, that the financing terms will be commercially reasonable. If we are unable to raise additional financing when and if we require, it would have a material adverse effect on our business and results of operations. To the extent we issue additional equity securities, our existing shareholders could experience substantial dilution.

  Cash flows from operating activities

        We used $9.4 million of cash in operating activities during the six months ended June 30, 2007, an increase of $0.5 million over the $8.9 million used in the six months ended June 30, 2006. The increase in cash used in operating activities between the first six months of 2006 and 2007 was attributable principally to an increase in net loss of $3.6 million and an increase in cash outlays for inventory of $1.4 million offset by proceeds received from collaborative agreements of $2.5 million and a reduction in the change in fair value of the warrant liability of $1.9 million.

        We used $13.7 million of cash in operating activities during the fiscal year ended December 31, 2006, a decrease of $0.9 million over the $14.6 million used in fiscal 2005. During the fiscal year ended December 31, 2005, we used $14.6 million of cash in operating activities, a decrease of $0.1 million over the $14.7 million used in fiscal 2004. The decrease in cash used in operating activities between fiscal 2005 and fiscal 2006 was attributable principally to an increase in net loss of $25.6 million and an increase in cash outlays for inventory of $1.0 million offset by an increase in non-cash expenses relating to stock compensation of $2.5 million and in-process research and development of $24.9 million. The cash used in operating activities in fiscal 2005 was comparable to the same period in 2004.

  Cash flows from investing activities

        We had cash inflows of $3.0 million from investing activities during the six months ended June 30, 2007, an increase of $7.5 million over the $4.5 million used in the six months ended June 30, 2006. The decrease in cash used in investing activities between the first six months of 2006 and 2007 was attributable principally to lower net redemptions of short-term investments required to fund operations.

        We used $8.8 million of cash in investing activities during the fiscal year ended December 31, 2006, an increase of $13.9 million over the $5.1 million provided from investing activities in fiscal 2005. During the fiscal year ended December 31, 2005, we had cash inflows of $5.1 million from investing activities, an increase of $6.2 million over the $1.1 million used in fiscal 2004. The increase in cash used in investing activities between fiscal 2005 and fiscal 2006 was attributable principally to higher net redemptions of short-term investments required to fund operations of $9.9 million and business acquisition costs of $3.9 million. The increase in cash provided from investing activities between fiscal 2004 and fiscal 2005 was attributable principally to lower net redemptions of short-term investments required to fund operations of $6.4 million offset by an increase in the purchase of plant and equipment of $0.2 million.

  Cash flows from financing activities

        We used $0.2 million of cash in financing activities during the six months ended June 30, 2007, an increase of $15.4 million over the $15.2 million generated in the six months ended June 30, 2006. The decrease in cash generated from financing activities between the first six months of 2006 and 2007 was attributable principally to the January 2006 common stock and warrant financing.

        We generated $27.7 million of cash from financing activities during the fiscal year ended December 31, 2006, an increase of $27.0 million over the $0.7 million generated in fiscal 2005. During the fiscal year ended December 31, 2005, we generated $0.7 million of cash in operating activities, a decrease of $12.8 million over the $13.5 million generated in fiscal 2004. The increase in cash generated in financing activities between fiscal 2005 and fiscal 2006 was attributable principally to the January and December 2006 common stock and warrant financings of $27.7 million offset by a reduction in proceeds received from the exercise of share options and warrants of $0.8 million. The decrease in cash generated in financing activities between fiscal 2004 and fiscal 2005 was attributable principally to December 2004 common stock and warrant financing of $12.0 million and a reduction in proceeds received from the exercise of share options and warrants of $0.8 million.

Contractual Obligations and Contingencies

        In our continuing operations, we have entered into long-term contractual arrangements from time to time for our facilities, debt financing, the provision of goods and services, and acquisition of technology access rights, among others. The following table presents contractual obligations arising from these arrangements as of June 30, 2007:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Operating leases—premises	$1,600	$427	$689	$483	$—
Operating leases—equipment and other	56	56	—	—	—

	1,656	483	689	483	—
Capital lease obligations (including interest)	55	47	8	—	—
Licensing fees and royalties	107	10	22	22	54

Total contractual obligations	$1,818	$540	$719	$505	$54

        The lease for our corporate facilities in Edmonton, Alberta expired on March 31, 2007, and we have continued to occupy the premises on a month-to-month basis. During the quarter ended June 30, 2007, we entered into an offer to lease with the Edmonton Economic Development Corporation. The signing of the lease is awaiting finalization of negotiations between Edmonton Economic Development Corporation and the Province of Alberta, the current owner of the property. The offer to lease contemplates a lease term extending through to March 31, 2012 with an average base annual rent of $0.3 million with an option to renew for a further five year term. The base annual rent under the offer to lease has been reflected in the above schedule of contractual obligations.

        In July 2007, we entered a lease agreement for an office facility in Bellevue, Washington. The lease has a term extending through December 31, 2008 and provides for a monthly base rent of $8,200 for the first 12 months increasing to $8,500 for the remaining 6 months.

        In connection with the acquisition of ProlX, we assumed two loan agreements under which approximately $199,000 was outstanding at December 31, 2006. One loan, in the aggregate principal amount of $99,000, requires repayment only in the event that we commercialize the product or service developed with the funds provided under the loan agreement. For purposes of the loan, a product or service is considered to be commercialized as of the date we receive FDA approval for the product or service or upon receipt of consideration for the sale or license of the product or service. In addition, if we commercialize a product or service developed with funding under the agreement, we are required to conduct manufacturing in the Commonwealth of Pennsylvania or pay a transfer fee equal to three times the amount of the funding. A second loan, in the aggregate principal amount of $100,000, is repayable on similar terms as the first loan in the event we commercialize a product or service developed with funding received under the second loan. In addition, under the second loan, if we commercialize a product or service funded under the second loan, we are obligated to maintain a "significant presence," defined as 80% of our personnel, in the Commonwealth of Pennsylvania for a period of ten years or to pay a transfer fee equal to three times the amount of the funding. Finally, if we become obligated to repay the loans as a result of having commercialized a product or service, the aggregate amount repayable will equal the original funded amount multiplied by a factor ranging from one to two, subject to certain conditions. As the timing of any future payments under these loans cannot be determined with any certainty, the related repayments have not been reflected in the above schedule of contractual obligations.

        In connection with the acquisition of ProlX, we may become obligated to issue additional shares of our common stock to the former stockholders of ProlX upon satisfaction of certain milestones. We may become obligated to issue shares of our common stock with a fair market value of $5.0 million (determined based on a weighted average trading price at the time of issuance) upon the initiation of the first Phase 3 clinical trial for a ProlX product. We may become obligated to issue shares of our common stock with a fair market value of $10.0 million (determined based on a weighted average trading price at the time of issuance) upon regulatory approval of a ProlX product in a major market. Finally, under certain circumstances, in the event that within two years of the closing of the acquisition, we enter into a collaboration agreement for a ProlX product in a specified non-oncology indication, we may become obligated to pay the former ProlX stockholders 50% of any collaboration consideration we realize from the collaboration.

        Under certain licensing arrangements for technologies incorporated into our product candidates, we are contractually committed to payment of ongoing licensing fees and royalties, as well as contingent payments when certain milestones as defined in the agreements have been achieved.

Guarantees and Indemnification

        In the ordinary course of our business, we have entered into agreements with our collaboration partners, vendors, and other persons and entities that include guarantees or indemnity provisions. For example, our agreements with Merck KGaA and the former stockholders of ProlX contain certain tax indemnification provisions, and following the arrangement Biomira US expects to enter into indemnification agreements with Biomira US's officers and directors. Based on information known to us as of June 30, 2007, we believe that our exposure related to these guarantees and indemnification obligations is not material.

Off-Balance Sheet Arrangements

        During the periods presented, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or for another contractually narrow or limited purpose.

Recent Accounting Pronouncements

        In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, or FIN 48, which became effective for us as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in our financial statements of tax positions taken or expected to be taken in a tax return. As a result of the adoption of FIN 48, we have reduced our future tax liability by $438,000 for tax positions that are not more-likely-than-not to be sustained upon examination by authorities. As all of our future income tax assets were fully offset by a valuation allowance, we have also reduced our valuation allowance by $438,000. Our tax years 2003 through 2006 remain open to examination by the Canada Revenue Agency. Our tax years 1998 through 2006 remain open to examination by the Barbados Inland Revenue Department. Our tax years 2004 through 2006 remain open to examination by the U.S. Internal Revenue Service and the Netherlands Tax and Customs Administration. We file income tax returns in Canada, Barbados, the United States and the Netherlands.

        Effective January 1, 2007, we adopted SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, or SFAS 155, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, or SFAS 140. SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. We do not currently hold any hybrid financial instruments, and as of June 30, 2007, SFAS 155 had no impact on our results of operations or financial condition.

Pending Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. We are required to adopt SFAS 157 for our fiscal year ending December 31, 2008. We are currently evaluating the impact, if any, that SFAS 157 will have on our consolidated financial statements.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. We are required to adopt SFAS 159 for our fiscal year ending December 31, 2008, and early adoption is allowed under certain circumstances. We are currently evaluating the impact SFAS 159 will have on our consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

  Interest Rate Risk

        We had cash, cash equivalents, and short-term investments totaling $20.6 million as of June 30, 2007 and $28.4 million as of December 31, 2006. These amounts were invested primarily in money market funds, short term obligations of the United States Treasury or the Government of Canada, and commercial paper. We do not enter into investments for trading or speculative purposes. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short term nature of our cash, cash equivalents, and short-term investments. Declines in interest rates, however, would reduce future investment income.

  Foreign Currency Risk

        We conduct a significant portion of our business in our functional currency, the Canadian dollar. Of our cash, cash equivalents, and short-term investments as of June 30, 2007 and December 31, 2006, approximately 77.5% and 53.5%, respectively, were denominated in Canadian dollars. A substantial portion of our operating expenses, excluding in-process research and development and change in the fair value of warrant liability, are denominated in Canadian dollars, reflecting the scope of our operations in Edmonton, Alberta. We do not hedge our exposure to foreign currency risks.

        As the Company's reporting currency is the U.S. dollar, the Canadian dollar consolidated financial statements are translated to U.S. dollars using the current rate method of translation. Gains or losses resulting from this translation are reported in other comprehensive income.

        As a result of transacting our business in two principal currencies and reporting our financial statements in U.S. dollars, our operating results have been in certain years and may be in the future adversely affected by currency exchange rate fluctuations. The effect of exchange rate fluctuations on our future operating results may adversely affect our results in the future.

Internal Controls

        We are not currently subject to the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. As a foreign private issuer, we were required to comply with the management reporting requirements of Sarbanes-Oxley for our year ended December 31, 2006. We currently expect to be subject to both the management reporting and auditor attestation requirements of Section 404 of Sarbanes-Oxley for the fiscal year ending December 31, 2007.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles, or US GAAP. Our independent registered chartered accountants have not audited our internal controls over financial reporting. We may identify control deficiencies that require remedial action as we prepare to comply fully with Section 404. We expect that complying with Section 404 will require us to incur substantial expenses and expend significant management-related time on compliance-related issues.

        In particular, following the transactions contemplated by this proxy statement/prospectus, Biomira US will become a U.S.-domiciled reporting issuer under the Securities Exchange Act of 1934, as amended, or the 1934 Act, and we will present our financial statements according to US GAAP. Our finance organization has limited experience preparing full financial statements according to US GAAP; previously, we prepared our primary financial statements under Canadian GAAP with reconciliation to US GAAP as required by SEC regulations. In connection with preparing the financial statements for this proxy statement/prospectus, we engaged an outside consultant to assist in the preparation of our financial statements. Becoming a domestic issuer under the 1934 Act will require us to implement new processes and procedures to ensure timely and accurate reporting of our financial and other information. If our finance and accounting organization is unable for any reason to respond adequately to the increased demands imposed by complying with Section 404 and the domestic reporting requirements of the 1934 Act, the quality and timeliness of our financial reporting may suffer, which could result in identification of internal control weaknesses. Any consequences resulting from inaccuracies or delay in our reported financial statements could have an adverse effect on the trading price of our common stock as well as an adverse effect on our business, operating results, and financial conditions.

        Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered chartered accountants identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the NASDAQ Global Market, the Securities and Exchange Commission, or other regulatory authorities, which would require additional financial, legal and management resources.

OUR BUSINESS

Overview

        We are a clinical-stage biopharmaceutical company focused primarily on the development and commercialization of therapeutic products for the treatment of cancer. Our goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. Our cancer vaccines are designed to stimulate the immune system to attack cancer cells, while our small molecule compounds are designed to inhibit the activity of specific cancer-related proteins. We are advancing our product candidates through in-house development efforts and strategic collaborations with leading pharmaceutical companies. We believe the quality and breadth of our product candidate pipeline, strategic collaborations and scientific team will enable us to become an integrated biopharmaceutical company with a diversified portfolio of novel, commercialized therapeutics for major diseases.

        Our lead product candidate is Stimuvax, which is a cancer vaccine currently in Phase 3 development for non-small cell lung cancer, or NSCLC. We have an exclusive, worldwide collaboration with Merck KGaA of Darmstadt, Germany, or Merck KGaA, for the development and commercialization of Stimuvax. Our pipeline of clinical and pre-clinical stage proprietary small molecule product candidates includes PX-12, PX-478 and PX-866 and was acquired by us in October 2006 from ProlX Pharmaceuticals Corporation. The most advanced of our small molecule candidates are PX-12, which is currently in Phase 2 development for pancreatic cancer, and PX-478, for which we initiated a Phase 1 trial in advanced metastatic cancer in August 2007. In addition to our product candidates, we have developed novel vaccine technology we may develop ourselves and/or license to others.

        We were incorporated under the Canada Business Corporations Act by articles of incorporation dated August 23, 1985. Our principal office is located at 2011—94 Street, Edmonton, Alberta, Canada T6N 1H1 and our telephone number is (780) 450-3761. We maintain an Internet website at www.biomira.com. We have not incorporated the information on our website by reference into this proxy statement/prospectus, and you should not consider it to be a part of this proxy statement/prospectus.

        We carry on our business directly and through our subsidiaries and in this section references to "Biomira," "our," "we" or "us" refer to Biomira and its subsidiaries unless the context specifies or implies otherwise.

Our Strategy

        Our pipeline of product candidates is comprised of cancer vaccines and small molecule candidates. Our cancer vaccines attack cancer cells by stimulating the immune system, while our small molecule product candidates inhibit critical cancer-related pathways. The resulting product pipeline provides us with opportunities to diversify risk, develop new therapies and establish strategic partnerships. This pipeline is the foundation on which we intend to build a valuable oncology franchise and become a leading developer of vaccine and small molecule therapies for cancer. Key elements of our strategy are to:

  •
  Advance Our Product Pipeline.    Our primary focus is advancing our pipeline of product candidates: Stimuvax, PX-12 and PX-478, which are in clinical trials, and BGLP40, PX-866 and PX-316, which are in pre-clinical development. To that end, we are building internal expertise in our development, regulatory and clinical groups. We also have relationships with key scientific advisors, research organizations and contract manufacturers to supplement our internal efforts.

  •
  Establish Strategic Collaborations to Advance our Product Pipeline.    Our strategy is to enter into collaborations at appropriate stages in our research and development process to accelerate the commercialization of our product candidates. Collaborations can supplement our own internal expertise in areas such as clinical trials and manufacturing, as well as provide us with access to our collaborators' marketing, sales and distribution capabilities. For example, in August 2007, we announced the signing of amended and restated collaboration and supply agreements with Merck KGaA, which revised the terms of the collaboration initiated in 2001. Under the revised terms, Merck KGaA has assumed world wide responsibility for the clinical development and commercialization of Stimuvax. We understand Merck KGaA plans to investigate the use of Stimuvax in multiple types of cancer, which we would not have been able to do alone. All development, regulatory, commercialization and marketing costs for Stimuvax have been borne exclusively by Merck KGaA as of March 1, 2006. We will receive cash payments upon the achievement of certain milestones and a royalty based on net sales.

  •
  Selectively License our Technologies.    As a result of our experience in cancer vaccine development, we have acquired and developed unique technologies that are available for license. For example, we have developed a fully synthetic toll-like receptor 4 agonist called PET-lipid A, which we believe to be useful as a vaccine adjuvant. We are currently in discussions with several companies who are evaluating a collaboration with us regarding this technology.

  •
  Acquire or In-license Attractive Product Candidates and Technologies.    In addition to our internal research and development initiatives, we have ongoing efforts to identify products and technologies to in-license from biotechnology and pharmaceutical companies and academic institutions. Our acquisition of ProlX in October 2006 is an example of such an acquisition. We plan to continue supplementing our internal development programs through strategic in-licensing transactions.

Product Candidates Overview

Product Candidate	Technology	Most Advanced Indication	Development Stage
Stimuvax	Vaccine	Non-small cell lung cancer	Phase 3
PX-12	Small Molecule	Pancreatic cancer	Phase 2
PX-478	Small Molecule	Advanced solid tumors and lymphoma	Phase 1
PX-866	Small Molecule	Advanced solid tumors, glioma	Preclinical
PX-316	Small Molecule	To be determined	Preclinical
BGLP40	Vaccine	To be determined	Preclinical

Vaccine Products

  General

        The immunotherapeutic or cancer "vaccine" approach is based on the concept that tumors possess distinct antigens, like the Mucin 1 antigen incorporated in our Stimuvax vaccine, that should be recognized by the body's immune system. Immunotherapy is designed to stimulate an individual's immune system to recognize cancer cells and control the growth and spread of cancers in order to increase the survival of cancer patients.

  Stimuvax

        Our lead product candidate currently under clinical development is a vaccine we call Stimuvax. Stimuvax incorporates a 25 amino acid sequence of the cancer antigen Mucin 1, or MUC1, in a liposomal formulation. Stimuvax is designed to induce an immune response to destroy cancer cells that express MUC1, a protein antigen widely expressed on many common cancers, such as lung cancer, breast cancer and colorectal cancer. Stimuvax is thought to work by stimulating the body's immune system to identify and destroy cancer cells expressing MUC1.

  Non-small cell lung cancer

        Background.    Lung cancer is the leading cause of cancer death for both men and women. More people die of lung cancer than of colon, breast, and prostate cancers combined. According to the World Health Organization, lung cancer (both non-small cell and small cell type) affects more than 1.2 million patients a year, with around 1.1 million deaths annually and around 500,000 in the U.S., Europe and Japan. About 85% of all lung cancers are of the non-small cell type. Further, only about 15% of people diagnosed with NSCLC survive this disease after five years. For most patients with NSCLC, current treatments provide limited success.

        Potential Market.    According to a May 2007 Espicom report, the NSCLC market was estimated to be worth $3.7 billion in 2006 with a growth rate of 14% year per year. There are currently no therapeutic vaccines approved for the treatment of NSCLC. We believe therapeutic vaccines have the potential to substantially enlarge the NSCLC market, both because of their novel mechanism of action and their expected safety profile. Stimuvax is currently being developed as maintenance therapy following treatment of inoperable locoregional Stage III NSCLC with induction chemotherapy; there are currently no approved therapies with this indication.

        Clinical Results and Status.    In the fourth quarter of 2002, we completed the enrollment of 171 patients in a Phase 2b multi-center trial of Stimuvax in patients with advanced (Stages IIIB and IV) NSCLC at 13 sites in Canada and four sites in the United Kingdom. All patients had received first line standard chemotherapy and had responded to chemotherapy treatment with either a complete response or stable disease. Patients were randomly chosen to receive either Stimuvax along with best supportive care, or best supportive care alone. Best supportive care can include local radiotherapy and second line chemotherapy, according to current standard clinical practice. The objectives of the trial were to measure safety and the possible survival benefit of Stimuvax in these patients. Secondary endpoints of the trial were quality of life and immune response.

        We reported the preliminary results from our Phase 2b trial of Stimuvax in December 2004. The median survival of those patients receiving Stimuvax was 4.4 months longer than those on the control arm who did not receive the vaccine. The overall median survival was 17.4 months for patients who received the vaccine versus 13 months for the patients on the control arm who did not receive the vaccine. The two-year survival rate was 43.2% for the vaccine arm versus 28.9% for the control arm. The two-year survival rate for patients who had locoregional Stage IIIB non-small cell lung cancer was 60% for the vaccine arm versus 36.7% for the control arm.

        In mid-2005, we began scheduling for the manufacture of new vaccine supplies incorporating manufacturing changes intended to secure the future commercial supply of the vaccine. We began a small clinical safety study of the new formulation of Stimuvax in the second quarter of 2005. The results of this study indicated that the new formulation is equivalent to the formulation used in the Phase 2b trial.

        In April 2006, we announced that the final survival analysis of our Phase 2b trial of Stimuvax in patients with Stages IIIB and IV non-small cell lung cancer showed that the median survival in the pre-stratified subset of locoregional Stage IIIB patients on the vaccine arm was 30.6 months compared to 13.3 months observed for the same stage patients who did not receive the vaccine, a difference of 17.3 months. These data were obtained through ongoing, regular follow-up of patients enrolled in the trial.

        In December 2006, we reached an agreement with the United States Food and Drug Administration, or FDA, on a Special Protocol Assessment, or SPA, for the Phase 3 trial of Stimuvax for the treatment of non-small cell lung cancer. The SPA relates to the design of the Phase 3 trial and outlines definitive clinical objectives and data analyses considered necessary to support regulatory approval of Stimuvax.

        In January 2007, a global Phase 3 trial, assessing the efficacy and safety of Stimuvax as a potential treatment for patients with unresectable, or inoperable, Stage III NSCLC was opened for enrollment. The trial is being conducted by Merck KGaA under our collaboration with them and is expected to include more than 1,300 patients in approximately 30 countries. We expect the trial to be complete in 2011.

        The FDA has granted Fast Track status to the investigation of Stimuvax for its proposed use in the treatment of NSCLC. The FDA's Fast Track programs are designed to facilitate the development and expedite review of drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. With Fast Track designation, there may be more frequent interactions with the FDA during the development of a product and eventually a company may be eligible to file a U.S. Biologics License Application on a rolling basis as data become available.

        FDA-Approved NSCLC Therapies.    Stage I-IIIa NSCLC patients are generally treated with surgery and radiation, while Stage IIIb-IV patients are inoperable and generally treated with chemotherapy/ immunotherapy and palliative care. The market is currently driven by the use of several drug classes, namely chemotherapeutic agents (taxanes and cytotoxics) and targeted therapies (Iressa, Tarceva and Avastin). However, there are currently no approved maintenance therapies for inoperable Stage III NSCLC following induction chemotherapy, the population for which we are currently testing Stimuvax and no approved cancer vaccines for any indication.

  BGLP40 Liposome Vaccine Product Candidate

        We have developed a completely synthetic MUC1-based liposomal glycolipopeptide cancer vaccine, BGLP40 liposome vaccine, for potential use in several cancer indications, including breast, thyroid, colon, stomach, pancreas and prostate, as well as certain types of lung cancer. The BGLP40 glycolipopeptide combines carbohydrate and peptide determinates in a multi-epitopic vaccine that evokes both cellular and humoral immune responses against major cancer-associated epitopes expressed on adenocarcinomas. BGLP40 liposome vaccine is expected to be Biomira's first completely synthetic vaccine. BGLP40 liposome vaccine formulations also include Biomira's proprietary liposomal delivery technology. This product candidate is currently in pre-clinical development and we are currently evaluating whether to move BGLP40 liposome vaccine into clinical development ourselves or with a potential collaborator.

Small Molecule Drugs

  General

        On October 31, 2006, we announced the acquisition of ProlX Pharmaceuticals Corporation, or ProlX, of Tucson, Arizona, a privately held biopharmaceutical company focused on the development of novel therapeutics for the treatment of cancer. With the ProlX acquisition, we have added a pipeline of targeted small-molecule cancer drugs to our existing pipeline of cancer vaccines. Our small molecule compounds are designed to inhibit the activity of specific cancer-related proteins. We believe this enhanced pipeline gives us multiple opportunities for successful clinical development while diversifying risk.

        The compounds discovered and developed by ProlX are novel agents for the treatment and prevention of cancer, focusing on redox regulation of survival signaling pathways. The chosen drug targets are uniquely linked to the early stages of the initiation of cancer, to the growth of a cancer cell, its differentiation or its response to apoptosis or cell death. The unregulated nature of redox proteins in many cancers disrupts the normal processes of cell growth and death.

        The ProlX drug candidates target redox regulation and proteins in major signaling pathways: (1) thioredoxin/ thioredoxin reductase, (2) hypoxia inducible factor-1a (HIF-1a), and (3) proteins within the phosphoinositide-3-kinase (PI-3-kinase)/Akt (protein kinase B) survival signaling pathway. These pathways are interrelated and are part of the mechanism by which cells respond to conditions of hypoxia, or low levels of oxygen (Figure 1). Hypoxia is a characteristic of many cancers. By inhibiting these proteins, our small molecule compounds are designed to inhibit the mechanisms by which cancer cells survive and proliferate.

Figure 1:

  PX-12

        PX-12 is a small molecule irreversible inhibitor of the redox protein thioredoxin. Thioredoxin is involved in the first unique step in DNA synthesis. Thioredoxin also provides control over a number of transcription factors affecting cell proliferation and death through the mechanism of redox regulation. Figure 2 illustrates the cellular location of thioredoxin and some of the mechanisms by which it controls cell growth.

Figure 2:

THIOREDOXIN'S (TRX) EFFECTS ON THE CELL

1.
Trx is reduced into its active state, Trx (red) by the enzyme thioredoxin reductase.
2.
Trx enters the nucleus to regulate transcription factor activity (factors which affect DNA replication).
3.
Trx is excreted out of cell where it works with other growth factors (GF) to stimulate cell growth.

        There is significant experimental and clinical evidence linking thioredoxin to cancer:

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  Many cancer cells secrete thioredoxin;

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  Increased levels of thioredoxin protein have been reported in a wide range of human cancers including hepatoma, lung, squamous cervical carcinoma, primary gastric cancers, and colorectal carcinomas;

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  Thioredoxin stimulates the growth of a wide variety of human leukemia and solid tumor cell lines;

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  Thioredoxin, when it is over-produced, transforms normal cells into cancer cells;

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  Thioredoxin is a potent inhibitor of apoptosis and provides a survival as well as a growth advantage to tumors;

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  Elevated tumor thioredoxin levels have been associated with decreased patient survival in colon cancer and NSCLC; and

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  Elevated thioredoxin levels cause a decrease in sensitivity of cells to cancer drugs such as doxorubicin (14 fold), vincristine (8 fold), cisplatin (5 fold), and cytosine arabinoside (13 fold). The over-expression of thioredoxin in human tumors could be a cause of resistance to chemotherapy.

  Clinical Results and Status

        An initial Phase 1 trial involving 38 patients with advanced metastatic cancer showed that PX-12 was well tolerated and produced a decrease in plasma concentrations of thioredoxin that was significantly correlated with increased patient survival. Fifteen of the 38 patients achieved stable disease of up to 322 days. A randomized Phase 2 trial comparing two dose levels of PX-12 in patients with advanced pancreatic cancer who have progressed on gemcitabine or a gemcitabine-containing regimen was initiated in January 2007. We currently plan to begin a second Phase 2 trial of PX-12 in a different indication by the end of 2008.

  PX-478

        PX-478 is a small molecule inhibitor of hypoxia inducible factor-1a (HIF-1a), a component of a transcription factor which is an important regulator of the tumor response to hypoxia. Normally, under conditions of hypoxia, levels of HIF-1a increase, leading to an increase in the activity of the transcription factor HIF-1. The transcription of a wide variety of genes is increased by HIF-1, including genes that promote angiogenesis, or new blood vessel growth; genes for glycolytic metabolism, which allow cells to use glucose for energy in conditions of low oxygen; and genes which protect against apoptosis, or programmed cell death. Thus, the increased HIF-1 levels permit cancer cells to survive and grow. PX-478 blocks the increase in HIF-1a levels, thus inhibiting the transcription of these genes. For example, treatment with PX-478 in animals has been shown to decrease levels of vascular endothelial growth factor, VEGF, and the glucose transporter Glut-1.

        PX-478 is effective when delivered orally in animal models, and has shown marked tumor regressions and growth inhibition in such model systems across a range of cancers, including lung, ovarian, renal, prostate, colon, pancreatic, and breast cancer. We initiated a Phase 1 trial of PX-478 in patients with advanced metastatic cancer in August 2007.

  PX-866

        PX-866 is an inhibitor of the phosphatidylinositol-3-kinase (PI-3-kinase)/PTEN/Akt pathway, an important survival signaling pathway that is activated in many types of human cancer. PI-3-kinase is over expressed in a number of human cancers, especially ovarian, colon, head and neck, urinary tract, and cervical cancers, where it leads to increased proliferation and inhibition of apoptosis, or programmed cell death. The PI-3-kinase inhibitor PX-866 induces prolonged inhibition of tumor PI-3-kinase signaling following both oral and intravenous administration and has been shown to have potent in vivo anti-tumor activity in human ovarian and lung cancer, as well as intracranial glioblastoma, tumor models. We currently expect to file an IND for PX-866, our next clinical candidate, by the end of 2007.

  PX-316

        ProlX developed a new class of chemical inhibitors of Akt mediated survival signaling, D-3-deoxy-phosphatidyl-myo-inositols (DPIs). The DPIs have shown antitumor activity in animal models of colon cancer and breast cancer. Work by ProlX has shown that these DPI analogues act to inhibit Akt in a novel way. These drugs act by preventing translocation, the movement of the target protein in the cell to its site of activation, rather than blocking of the catalytic site. Based on previous evaluation of this family of agents, we have selected PX-316 to move through more extensive pre-clinical development.

  Market Opportunity for Targeted Small Molecules.

        The market for targeted cancer drugs, both small molecules and biologic agents, is expanding rapidly, with the approval of such agents as Gleevec, Herceptin, Tarceva, Nexavar, Sutent and Avastin. Our small molecule compounds are highly targeted agents directed at proteins found in many types of cancer cells. Therefore, we believe that these product candidates could potentially be useful for many different oncology indications and address large markets. For example, PX-478 has been demonstrated to lower levels of the angiogenesis factor VEGF in animal models. Should this also prove to be the case in clinical trials, PX-478 may be useful as an anti-angiogenic agent, which may result in patient benefit. Avastin, which also targets VEGF, had sales of approximately $1.7 billion in the U.S. in 2006, according to Genentech.

Research Programs / Vaccine Technology

        In addition to our pipeline of product candidates, we have developed a proprietary synthetic lipid A analog, PET lipid-A, a toll like receptor 4 (TLR4) agonist. Pet lipid-A has been produced under cGMP conditions as an adjuvant for vaccine formulations for clinical trials. We also have a wide range of other effective lipid-A analogs available for our own use and for evaluation by our licensing partners. Our synthetic lipid analogs are easy to formulate with vaccines and provide strong innate immune stimulation. These synthetic structures are very consistent to manufacture. We are also open to new collaborations to discover novel applications of these molecules as stand-alone therapeutics and as synergistic helpers for antibiotic and antiviral drugs.

Our Strategic Collaboration with Merck KGaA

        In May 2001, Merck KGaA and Biomira entered into a global product development, licensing and co-promotion collaboration for our then two most advanced therapies, Stimuvax vaccine and Theratope vaccine. The collaboration covered the entire field of oncology for these two products. We received an up-front cash payment and equity investment upon entering into the collaboration with Merck KGaA. In 2004, Merck KGaA returned Biomira's development and commercialization rights to Theratope. Development of Theratope has been subsequently discontinued and we do not currently plan further clinical development. In August 2007 Biomira announced the signing of amended and restated collaboration and supply agreements with Merck KGaA. Under the revised terms, Merck KGaA has assumed world wide responsibility for the clinical development and marketing of Stimuvax. All development, regulatory, commercialization and marketing costs for Stimuvax have been borne exclusively by Merck KGaA since March 1, 2006. Biomira will receive significant cash payments upon the achievement of certain process transfer events, for BLA submission for first and second cancer indications, for regulatory approval for first and second cancer indications, and for sales milestones. We understand Merck KGaA plans to investigate the use of Stimuvax in multiple types of cancer. Biomira will receive a royalty based on net sales. The royalty rate is higher in North America in return for Biomira's relinquishing its prior co-promotion interest in U.S. and Canadian sales. Biomira retains responsibility for the manufacture of Stimuvax, including process development and scale-up for commercial manufacturing. Merck KGaA will exclusively purchase Stimuvax from Biomira. With respect to purchases for commercial sales, the purchase price will be subtracted from Biomira's royalty.

License Agreements

        We have in-licensed targets and intellectual property from academic institutions for use in our pipeline programs, including the following:

        Cancer Research Technology Limited.    In 1999, we acquired from Cancer Research Technology Limited (CRTL) of London, England an exclusive world-wide license of CRTL's rights to the Mucin 1 peptide antigen, or MUC1, found on human breast, ovarian, colon and pancreatic cancer and other types of solid tumor cells for uses in the treatment and diagnosis of cancer and other diseases. MUC1 is incorporated in our Stimuvax vaccine. Under the terms of this agreement, we are required to make progress-dependent milestone payments and pay royalties on net sales of products covered by issued patents licensed from CRTL.

        Dana Farber Cancer Institute.    In 1996, we entered into an exclusive (subject to certain rights of the United States government) license with Dana-Farber Cancer Institute, Inc. of Boston, Massachusetts for in vivo, ex vivo and in vitro uses of MUC1 in the treatment and prevention of cancer in humans. Under the terms of this agreement, we are required to make progress-dependent milestone payments and pay royalties on net sales of products covered by issued patents licensed from Dana Farber.

        University of Alberta.    In 2001, we entered into an exclusive license with the University of Alberta for certain patents relating to natural lipid-A, an adjuvant for vaccine formulations which we use in Stimuvax. Under the terms of this agreement, we are required to make progress-dependent milestone payments and pay royalties on net sales of products covered by issued patents licensed from University of Alberta.

        University of Arizona.    In connection with our acquisition of ProlX, we assumed ProlX's existing license agreements with the University of Arizona and Georgetown University. Pursuant to these agreements, certain intellectual property related to PX-12, PX-478, PX-866 and PX-316 were exclusively licensed to ProlX. We will owe certain progress-dependent milestone payments and royalties on net sales of products covered by the patents licensed from the universities.

Patents and Proprietary Information

        We seek appropriate patent protection for our proprietary technologies by filing patent applications in the United States and other countries. As of August 31, 2007, we owned approximately 28 United States and corresponding foreign patents and patent applications and held exclusive or partially exclusive licenses to over 21 United States and corresponding foreign patents and patent applications.

        Our patents and patent applications are directed to our product candidates as well as to our liposomal formulation technology. Although we believe our patents and patent applications provide us with a competitive advantage, the patent positions of biotechnology and pharmaceutical companies can be uncertain and involve complex legal and factual questions. We and our corporate collaborators may not be able to develop patentable products or processes or obtain patents from pending patent applications. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us or our corporate collaborators. For example, PX-12 was described in a publication over a year before the earliest priority date of a ProlX patent application in the United States. Therefore, claims to the PX-12 composition cannot be obtained in the U.S. or in a foreign country. Similarly, claims covering the composition of PX-478 were only filed in the U.S. and Canada, which will prevent us from being able to obtain claims covering the composition of PX-478 in other foreign jurisdictions, including Europe.

        We also rely on trade secrets and proprietary know-how, especially when we do not believe that patent protection is appropriate or can be obtained. Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions assignment agreement before beginning their employment, consulting or advisory relationship with us. These agreements provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of their relationship with us except in limited circumstances. These agreements also provide that we shall own all inventions conceived by the individual in the course of rendering services to us.

Manufacturing

        We currently outsource the manufacturing of both drug substance and drug product for all of our products in clinical development. This arrangement allows us to use contract manufacturers that already have extensive GMP manufacturing experience. We have a staff with experience in the management of contract manufacturing and the development of efficient commercial manufacturing processes for our products. We currently intend to outsource the supply of all our commercial products.

        We are responsible for the manufacture of Stimuvax, both during clinical development and, if the product is approved, after commercialization. Merck KGaA purchases Stimuvax from us for use in clinical trials and will purchase commercial supplies from us should the product be approved. We perform process development, assay development, quality control and scale up activities for Stimuvax at our Edmonton facility. The manufacture of Stimuvax is outsourced, and we intend to outsource manufacture of commercial supply to two or more contract manufacturing organizations. Currently, we have an agreement with Baxter for the manufacture of Stimuvax and an agreement with Corixa (a subsidiary of GlaxoSmithKline) for the manufacture of the adjuvant used in Stimuvax. The Corixa agreement includes royalty payments which Merck KGaA is responsible for paying. If Stimuvax is not approved by 2011, Corixa may terminate its obligation to supply the adjuvant to us. In this case, we would retain the necessary licenses from Corixa required to have the adjuvant manufactured for us, but the transfer of the process to a third party would delay the development and commercialization of Stimuvax.

        For our small molecule programs, we rely on third parties to manufacture both the active pharmaceutical ingredients (or API) and drug product. We believe there are several contract manufacturers capable of manufacturing both the API and drug product for these compounds; however, establishing a relationship with an alternative supplier would likely delay our ability to produce material.

        We believe that our existing supplies of drug product and our contract manufacturing relationships with Baxter, Corixa and our other existing and potential contract manufacturers with whom we are in discussions, will be sufficient to accommodate our planned clinical trials, and in the case of Stimuvax, sufficient to accommodate commercial supply requirements. However, we may need to obtain additional manufacturing arrangements, if available on commercially reasonable terms, or increase our own manufacturing capability to meet our future needs, both of which would require significant capital investment. We may also enter into collaborations with pharmaceutical or larger biotechnology companies to enhance the manufacturing capabilities for our product candidates.

Competition

        The pharmaceutical and biotechnology industries are intensely competitive, and any product candidate developed by us would compete with existing drugs and therapies. There are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations that compete with us in developing various approaches to cancer therapy. Many of these organizations have substantially greater financial, technical, manufacturing and marketing resources than we have. Several of them have developed or are developing therapies that could be used for treatment of the same diseases that we are targeting. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to:

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  design and develop products that are superior to other products in the market and under development;

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  attract and retain qualified scientific, product development and commercial personnel;

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  obtain patent and/or other proprietary protection for our product candidates and technologies;

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  obtain required regulatory approvals; and

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  successfully collaborate with pharmaceutical companies in the design, development and commercialization of new products.

        We expect to compete on, among other things, product efficacy and safety, time to market, price, extent of adverse side effects and the basis of and convenience of treatment procedures. In order to compete successfully, we will need to identify, secure the rights to and develop products and exploit these products commercially before others are able to develop competitive products. In addition, our ability to compete may be affected if insurers and other third party payors seek to encourage the use of generic products, making branded products less attractive to buyers from a cost perspective.

        Stimuvax.    Currently, no product has been approved for maintenance therapy following induction chemotherapy for Stage III NSCLC. However, it is possible that existing or new agents will be approved for this indication. In addition, there are three vaccines in development for the treatment of NSCLC, including GSK's MAGE A3 vaccine in Phase 3, IDM Pharma's EP-2101 in Phase 2 and Transgene's TG-4010, also in Phase 2. To our knowledge, these vaccines are not currently being developed in the same indication as Stimuvax. However, subsequent development of these vaccines, including Stimuvax, may result in direct competition.

        Small Molecule Products.    PX-12 is an inhibitor of thioredexin and we are not aware of any other such inhibitors either in development, or that are marketed. PX-478 is a HIF-1 alpha inhibitor and we believe that at least one other company, Enzon, has a HIF-1 alpha anti-sense compound that is currently in Phase 1. There are also several approved targeted therapies for cancer and in development against which our small molecule products might compete. For example, Avastin is a direct inhibitor of VEGF, while PX-478 is expected to lower levels of VEGF.

Government Regulation

        Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, marketing and export and import of biopharmaceutical products such as those we are developing.

  United States Government Regulation

        In the United States, the information that must be submitted to the FDA in order to obtain approval to market a new drug varies depending on whether the drug is a new product whose safety and effectiveness has not previously been demonstrated in humans or a drug whose active ingredient(s) and certain other properties are the same as those of a previously approved drug. A new drug will follow the New Drug Application (or NDA) route for approval, a new biologic will follow the Biologics License Application (or BLA) route for approval, and a drug that claims to be the same as an already approved drug may be able to follow the Abbreviated New Drug application (or ANDA) route for approval.

  NDA and BLA Approval Process

        In the United States, the FDA regulates drugs and biologics under the Federal Food, Drug and Cosmetic Act, and, in the case of biologics, also under the Public Health Service Act, and implementing regulations. If we fail to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA's refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

        The steps required before a drug or biologic may be marketed in the United States include:

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  completion of pre-clinical laboratory tests, animal studies and formulation studies under the FDA's good laboratory practices regulations;

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  submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

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  performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each indication;

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  submission to the FDA of an NDA or BLA;

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  satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP; and

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  FDA review and approval of the NDA or BLA.

        Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the pre-clinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The IND must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. Submission of an IND may not result in the FDA allowing clinical trials to commence.

        Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each clinical protocol must be submitted to the FDA as part of the IND.

        Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. Each trial must be reviewed and approved by an independent institutional review board at each site where the trial will be conducted before it can begin at that site. Phase 1 clinical trials usually involve the initial introduction of the investigational drug into humans to evaluate the product's safety, dosage tolerance, pharmacokinetics and pharmacodynamics and, if possible, to gain an early indication of its effectiveness. Phase 2 clinical trials usually involve controlled trials in a limited patient population to evaluate dosage tolerance and appropriate dosage, identify possible adverse effects and safety risks, and evaluate preliminarily the efficacy of the drug for specific indications. Phase 3 clinical trials usually further evaluate clinical efficacy and further test for safety in an expanded patient population. Phase 1, Phase 2 and Phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or we may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

        Assuming successful completion of the required clinical testing, the results of the pre-clinical studies and of the clinical studies, together with other detailed information, including information on the chemistry, manufacture and control criteria of the product, are submitted to the FDA in the form of an NDA or BLA requesting approval to market the product for one or more indications. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use. The FDA reviews a BLA to determine, among other things, whether the product is safe, pure and potent and whether the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product's continued safety, purity and potency. In connection with the submission of an NDA or BLA, an applicant may seek a special protocol assessment (SPA), which is an agreement between an applicant and the FDA on the design and size of clinical trials that is intended to form the basis of an NDA or BLA. In December 2006, we entered into an SPA agreement with the FDA for the Phase 3 trial of Stimuvax for the treatment of non-small cell lung cancer. The SPA agreement relates to the design of the Phase 3 trial and outlines definitive clinical objectives and data analyses considered necessary to support regulatory approval of Stimuvax.

        Before approving an application, the FDA will inspect the facility or the facilities at which the product is manufactured. The FDA will not approve the product unless cGMP compliance is satisfactory. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

        The testing and approval process requires substantial time, effort and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing our product candidates. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of our product candidates. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval.

  Fast Track Designation / Priority Review

        We received Fast Track designation from the FDA for Stimuvax for the treatment of non-small cell lung cancer. A Fast Track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Under the Fast Track program, the sponsor of a new drug or biologic may request that the FDA designate the drug or biologic as a Fast Track product at any time during the development of the product, prior to marketing.

        The FDA can base approval of a marketing application for a Fast Track product on an effect on a surrogate endpoint, or on another endpoint that is reasonably likely to predict clinical benefit. The FDA may condition approval of an application for a Fast Track product on a commitment to do post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint and require prior review of all promotional materials. In addition, the FDA may withdraw approval of a Fast Track product in an expedited manner on a number of grounds, including the sponsor's failure to conduct any required post-approval study in a timely manner.

        The FDA also has established priority and standard review classifications for original NDAs and efficacy supplements. Priority review applies to the time frame for FDA review of completed marketing applications and is separate from and independent of the Fast Track and accelerated approval mechanisms. The classification system, which does not preclude the FDA from doing work on other projects, provides a way of prioritizing NDAs upon receipt and throughout the application review process.

        Priority designation applies to new drugs that have the potential for providing significant improvement compared to marketed products in the treatment or prevention of a disease. Hence, even if an NDA is initially classified as a priority application, this status can change during the FDA review process, such as in the situation where another product is approved for the same disease for which previously there was no available therapy. In addition, priority review does not guarantee that a product candidate will receive regulatory approval. To date, none of our product candidates have obtained priority designation from the FDA.

  Post-Approval Requirements

        After regulatory approval of a product is obtained, we are required to comply with a number of post-approval requirements. Holders of an approved NDA or BLA are required to report certain adverse reactions and production problems to the FDA, to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes certain procedural, substantive and recordkeeping requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

        We use, and in at least the near-term will continue to use, third party manufacturers to produce our product candidates in clinical and commercial quantities. Future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA or BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Also, new government requirements may be established that could delay or prevent regulatory approval of our product candidates under development.

        In addition, as a condition of approval of an NDA or BLA, the FDA may require post-marketing testing and surveillance to monitor the product's safety or efficacy.

  Canadian and Foreign Regulation

        In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our product candidates. Whether or not we obtain FDA approval for a product candidate, we must obtain approval of a product candidate by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product candidate in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

        Under the Canadian regulatory system, Health Canada is the regulatory body that governs the sale of drugs for the purposes of use in clinical trials. Accordingly, any company that wishes to conduct a clinical trial in Canada must submit a clinical trial application to Health Canada. Health Canada reviews the application and notifies the company within 30 days if the application is found to be deficient. If the application is deemed acceptable, Health Canada will issue a letter to the company within the 30-day review period which means the company may proceed with its clinical trial(s).

        Under European Union regulatory systems, we may submit marketing authorizations either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization from one member state may submit an application to the remaining member states. Within 90 days of receiving the application and assessment report, each member state must decide whether to recognize approval.

  Reimbursement

        Sales of biopharmaceutical products depend in significant part on the availability of third party reimbursement, including Medicare. Each third party payor may have its own policy regarding what products it will cover, the conditions under which it will cover such products, and how much it will pay for such products. It is time consuming and expensive for us to seek reimbursement from third party payors. Reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis.

        In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market.

        We expect that there will continue to be a number of federal and state proposals to implement governmental pricing controls. It is difficult to determine whether such legislative or regulatory proposals will be adopted, and whether the adoption of such proposals would have a material adverse effect on our business, financial condition and profitability.

Employees

        As at August 31, 2007, Biomira (including its consolidated subsidiaries) had 82 employees, 57 of whom are engaged in development activities, 7 finance, 18 administration, 10 of whom hold Ph.D. and/or M.D. degrees and 11 of whom hold other advanced degrees. A number of our management and professional employees have had prior experience with other pharmaceutical or medical products companies.

        Our ability to develop marketable products and to establish and maintain our competitive position in light of technological developments will depend, in part, on our ability to attract and retain qualified personnel. Competition for such personnel is intense. We believe we will enhance our ability to attract and retain qualified personnel by migrating to the United States and establishing our corporate headquarters in Bellevue, Washington. We have also chosen to outsource activities where skills are in short supply or where it is economically prudent to do so.

        None of our employees are covered by collective bargaining agreements and we believe that our relations with our employees are good.

Description of Property

        The Company's lease on its corporate facilities in Edmonton expired on March 31, 2007. During the second quarter of 2007 an offer to lease was entered into with Edmonton Economic Development Corporation, pending finalization of negotiations between the Edmonton Economic Development Corporation and the Province of Alberta in relation to the property. The offer to lease has a term extending through to March 31, 2012 with an average base annual rate of $0.3 million.

        In July 2007, we entered into a new lease agreement for an office facility in Bellevue, Washington. The lease has a term extending through to December 31, 2008 and provides for a monthly base rent of $8,200 for the first 12 months increasing to $8,500 for the remaining 6 months.

        Biomira USA Inc. currently leases approximately 375 square feet of office space in Cranbury, New Jersey on a month-to-month basis at a monthly rate of $1,000.

        ProlX Pharmaceuticals Corporation currently leases approximately 6,500 square feet of office space in Tucson, Arizona for an office and laboratory facility at an average monthly base rent of $5,500. The current lease expires on March 31, 2011.

Legal Proceedings

        We are not a party to any material legal proceedings with respect to us, our subsidiaries, or any of our material properties. Biomira US is not a party to any material legal proceedings.

DESCRIPTION OF THE COMPANY'S SECURITIES
FOLLOWING THE ARRANGEMENT

        The following describes the material terms of the capital stock of Biomira US as of the effective time of the proposed transaction and is not complete. This description is qualified in its entirety by reference to the following: Biomira US's amended and restated certificate of incorporation, or certificate of incorporation, a copy of which is attached as Annex E to this proxy statement/prospectus; Biomira US's bylaws, a copy of which is attached as Annex F; and the applicable provisions of the Delaware General Corporation Law.

General

        Biomira US is authorized to issue 110,012,500 shares of all classes of capital stock, of which 100,000,000 shares will be common stock, $0.0001 par value per share; 10,000,000 shares will be undesignated preferred stock, $0.0001 par value per share and 12,500 shares of Class UA preferred stock, no par value per share. The capital of Biomira US will be stated in U.S. dollars. As of September 11, 2007, there were no outstanding shares of Biomira US capital stock.

Common Stock

        The holders of Biomira US's common stock are entitled to receive such dividends or distributions as are lawfully declared on Biomira US common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of Biomira US common stock on all matters which are properly submitted to a vote of Biomira US stockholders. As a Delaware corporation, Biomira US is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of Biomira US, holders of Biomira US common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of Biomira US indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of Biomira US preferred stock. The holders of Biomira US common stock have no conversion, redemption, preemptive or cumulative voting rights.

Preferred Stock

        As of September 11, 2007, no shares of Biomira US preferred stock have been issued and no such shares were subject to outstanding options and other rights to purchase or acquire. However, shares of preferred stock may be issued in one or more series from time to time by the board of directors of Biomira US, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock. Subject to the determination of the board of directors of Biomira US, the Biomira US preferred stock would generally have preferences over Biomira US common stock with respect to the payment of dividends and the distribution of assets in the event liquidation, dissolution or winding up of Biomira US.

Class UA Preferred Stock

        Our certificate of incorporation currently provides for a separate class of preferred stock, the Class UA preferred stock. Other than differences between Delaware law and the federal laws of Canada, the rights, privileges and preferences of our Class UA preferred stock in our certificate of incorporation are identical to those in Biomira's existing articles of incorporation. Below is a summary of the terms associated with our Class UA preferred stock. Please refer to our certificate of incorporation annexed to this prospectus as Annex E for a full description of the rights and privileges attached to our Class UA preferred stock.

        Upon the effectiveness of the arrangement, 12,500 shares of Class UA preferred stock would be issued and outstanding and held by the University of Alberta. Our Class UA preferred stock has the following rights, privileges, and limitations:

        Voting.    Each share of Class UA preferred stock will not be entitled to receive notice of, or to attend and vote at, any stockholder meeting unless the meeting is called to consider any matter in respect of which the holders of the shares of Class UA preferred stock would be entitled to vote separately as a class, in which case the holders of the shares of Class UA preferred stock shall be entitled to receive notice of and to attend and vote at such meeting. Amendments to the certificate of incorporation of Biomira US that would increase or decrease the par value of the Class UA preferred stock or alter or change the powers, preferences or special rights of the Class UA preferred stock so as to affect them adversely would require the approval of the Class UA preferred stock.

        Conversion.    The Class UA preferred stock is not convertible into shares of any other class of Biomira US capital stock.

        Dividends.    The holders of the shares of Class UA preferred stock will not be entitled to receive dividends.

        Liquidation Preference.    In the event of any liquidation, dissolution or winding up of Biomira US, the holders of the Class UA preferred stock will be entitled to receive, in preference to the holders of our common stock, an amount equal to the greater of (a) 20% of the after tax profits, which we refer to as net profits, determined in accordance with generally accepted accounting principles, where relevant, consistently applied, for the period commencing at the end of the last completed financial year of Biomira US and ending on the date of the distribution of assets of Biomira US to its stockholders together with 20% of the net profits of Biomira US for the last completed financial year and (b) Cdn. $100 per share.

        Redemption.    Biomira US may, at its option and subject to the requirements of applicable law, redeem at any time the whole or from time to time any part of the then-outstanding shares of Class UA preferred stock for Cdn. $100 per share. Biomira US is required each year to redeem at Cdn. $100 per share that number of shares of Class UA preferred stock as is determined by dividing 20% of the net profits by Cdn.$100.

Warrants

        After the arrangement, we will have warrants outstanding to purchase approximately [    •    ] shares of our common stock at exercise prices ranging from $[    •    ] to $[    •    ] per share. These warrants will expire at various times between December 14, 2007 and December 18, 2010. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the each of stock dividends, stock splits, reorganizations, reclassifications, consolidations and the like.

Registration Rights

        After the arrangement, the former ProlX stockholders will be entitled to rights with respect to the registration of stock we may become obligated to issue to them in the future. In connection with the acquisition of ProlX, we may become obligated to issue additional shares of our common stock to the former ProlX stockholders upon satisfaction of certain milestones. We may become obligated to issue shares of our common stock with a fair market value of $5.0 million (determined based on a weighted average trading price at the time of issuance) upon the initiation of the first Phase 3 clinical trial for a ProlX product. We may become obligated to issue shares of our common stock with a fair market value of $10.0 million (determined based on a weighted average trading price at the time of issuance) upon regulatory approval of a ProlX product in a major market. See "Certain Relationships and Related

Transactions—Acquisition of ProlX," beginning on page 162. Subject to applicable regulatory requirements, we are required to use commercially reasonable efforts to register shares issued in connection with the achievement of each milestone within thirty (30) business days following the date each payment would be due. We would also be obligated to use commercially reasonable efforts to have the registration statement declared effective as promptly as practicable following the filing. This obligation is subject to our ability to postpone the filing or effectiveness of the registration statement for a period of 60 days if we believe disclosure of the information in the registration statement would be materially detrimental to us.

Anti-takeover Effect of Unissued Shares of Capital Stock

        Common Stock.    Upon completion of the arrangement, Biomira US will have approximately 19,485,889 shares of common stock outstanding, assuming that none of Biomira's shareholders elects to exercise the dissent rights. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances Biomira US could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the Biomira US's board of directors in opposing a hostile takeover bid.

        Preferred Stock.    The certificate of incorporation will grant the board of directors the authority, without any further vote or action by Biomira US's stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce Biomira US's attractiveness as a target for an unsolicited takeover bid since the Biomira US could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Defenses Against Hostile Takeovers

        While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of Biomira US's certificate of incorporation and bylaws that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the full texts of Biomira US's certificate of incorporation and bylaws.

        In general, the anti-takeover provisions of Biomira US's certificate of incorporation and bylaws are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by the Biomira US board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit all acquisitions of control of Biomira US or tender offers for all of Biomira US's capital stock, however, the provisions are designed to discourage any tender offer or other attempt to gain control of Biomira US in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of Biomira US in a short time and then impose its will on the remaining stockholders. To the extent these provisions successfully discourage the acquisition of control of Biomira US or tender offers for all or part of Biomira US's capital stock without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

        Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of Biomira US's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of Biomira US's stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

  "Blank-Check" Preferred Stock Issuance Authority for Board of Directors

        Under Delaware law, the powers, preferences and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock must be set forth in the certificate of incorporation, or, if authority is vested in the board of directors by the certificate of incorporation, in the resolutions providing for the issuance of such series of preferred stock. Biomira US's certificate of incorporation contains a provision granting the Biomira US board of directors the authority to fix by resolution the powers, preferences, and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock.

  Stockholder Meetings; Quorum

        The Delaware General Corporation Law, or DGCL, provides that special stockholder meetings may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. Biomira US's bylaws provide that annual stockholder meetings for the election of directors may be called only by the directors.

        The DGCL provides that the certificate of incorporation or bylaws may specify the number of shares and/or the amount of other securities having voting power by the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum for, and the votes that shall be necessary for, the transaction of any business, but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting except that, where a separate vote by a class or series of classes or series is required, a quorum shall consist of no less than one-third of the shares of such class of series or classes of series. Biomira US's bylaws provide that the holders of one-third of Biomira US stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at all meetings of stockholders.

  Number of Directors and Filling Vacancies on the Board of Directors

        The DGCL requires that the board of directors of a company consist of one or more members and that the number of directors shall be set by the corporation's certificate of incorporation and bylaws. Biomira US's certificate of incorporation and bylaws provide that the number of directors shall be not less than one. The power to determine the number of directors is vested in the board of directors. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the board of directors. Directors may be removed by the stockholders only for cause.

  Election of Directors; Classified Board

        Under Biomira US's bylaws, there is no cumulative voting by stockholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholders meeting may, if they so choose, elect all directors of Biomira US, thus precluding a small group of stockholders from controlling the election of one or more representatives to the board of directors.

        As of the completion of the arrangement, the Biomira US board of directors will be divided into three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director's term continues until the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution duly adopted by at least a majority of the entire board of directors, although no decrease in the authorized number of directors will have the effect of removing an incumbent director from the board of directors until the incumbent director's term expires. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Accordingly, this classification of the Biomira US board of directors may have the effect of delaying or preventing changes in control of management.

        Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; No Action by Written Consent

        The Biomira US certificate of incorporation and bylaws will provide for advance notice requirements for stockholder proposals and nominations for director. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice. To be timely, a stockholder's notice must be received at not less than one hundred twenty (120) calendar days before the first anniversary of the date on which the company first mailed its proxy statement to stockholders in connection with the annual meeting for the preceding year. The Biomira US certificate of incorporation also requires that any action of the stockholders must be taken at a meeting and not by written consent. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

  Delaware Anti-Takeover Statute

        Biomira US will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to the date of the transaction that resulted in a stockholder becoming an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions Biomira US's board of directors does not approve in advance. Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by Biomira US's stockholders.

        The provisions of Delaware law, Biomira US's certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

        The transfer agent and registrar for both the Biomira common shares and Biomira US common stock is Computershare Investor Services Inc., Suite 600, 530 8th Avenue SW, Calgary, Alberta T2P 3S8 (403) 267-6800 and at 100 University Ave, 9th floor, Toronto, Ontario M5J 2Y1 (800) 564-6253 and at 350 Indiana St., Suite 800, Golden, Colorado 80401 (214) 340-0757.

COMPARATIVE RIGHTS OF BIOMIRA INC. SHAREHOLDERS AND
BIOMIRA US STOCKHOLDERS

        Upon the completion of the arrangement, the amended and restated certificate of incorporation, or certificate of incorporation, and bylaws of Biomira US will become the governing documents of the integrated company and shareholders of Biomira will become stockholders of Biomira US. The following is a summary of the material differences between the rights of holders of Biomira common shares and holders of Biomira US common stock. These differences arise from differences between the Delaware General Corporation Law, the DGCL and the Canada Business Corporations Act, which we refer to as the CBCA, as well as from differences between the governing documents. This summary is not a complete description of the laws of the State of Delaware or of Canada, Biomira or Biomira US's certificate of incorporation and bylaws. Shareholders should refer to the annexes of the articles of incorporation and bylaws and to the Canadian corporate law and corporate law of Delaware, including the CBCA and the DGCL, to understand how these laws apply to Biomira and Biomira US and its effect on your rights.

Provision	Biomira Shareholder Rights	Biomira US Stockholder Rights
Authorized Capital Stock	An unlimited number of common shares; 12,500 Class A preference shares; and an unlimited number of Class B preference shares issuable in series.	100,000,000 shares of common stock, 10,000,000 shares of preferred stock and 12,500 shares of Class UA preferred stock.
Dividends	Biomira has not paid dividends.	Biomira US does not intend to pay dividends for the foreseeable future.
Sources of Dividends
Under the Canada Business Corporations Act, dividends may be declared at the discretion of the board of directors. Biomira may pay dividends unless there are reasonable grounds for believing that (a) Biomira is, or would after the payment be, unable to pay its liabilities as they become due, or (b) the realizable value of Biomira's assets would, as a result of such dividends, be less than the aggregate of its liabilities and stated capital of all classes of shares.
Under Delaware law, Biomira US's board of directors, which we call the Biomira US board, may not authorize payment of a dividend unless it is either paid out of a surplus, as calculated in accordance with Delaware law, or, if Biomira US does not have a surplus, it is paid out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Vote Required for Certain Transactions

Under the Canada Business Corporations Act, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated corporations), continuances and sales, leases or exchanges of all, or substantially all, of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by "special resolution."

Under Delaware law, the affirmative vote of a majority of the outstanding stock entitled to vote is required for:

(a)  mergers;

(b)  consolidations;

(c)  dissolutions and revocations of dissolutions; and

(d)  sales of all or substantially all of the assets of the corporation.

However, unless the certificate of incorporation requires otherwise, no

A "special resolution" is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.
vote will be required in connection with a merger where either:

(a)  the corporation's certificate of incorporation is not amended, the shares of stock of the corporation remain outstanding and the common stock of the corporation (or securities or obligations convertible into such stock) issued in the merger does not exceed 20% of the previously outstanding common stock; or

(b) the merger is with a wholly-owned subsidiary of the corporation for the purpose of forming a holding company and, among other things, the certificate of incorporation and bylaws of the holding company immediately following the merger will be identical to the certificate of incorporation and bylaws of the corporation prior to the merger.
Amendment of Certificate of Incorporation
Under the Canada Business Corporations Act, an amendment to the articles of incorporation generally requires approval by special resolution of the voting shares. Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.
Under Delaware law, a proposed amendment to a corporation's certificate of incorporation generally requires approval by its board of directors and an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment.
Amendment of Bylaws
The board of directors may, by resolution, make, amend or repeal any bylaw that regulates the business or affairs of the corporation. Where the directors make, amend or repeal a bylaw, they are required under the Canada Business Corporations Act to submit that action to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend that action by simple majority, or ordinary resolution. If the
Delaware law provides that the stockholders entitled to vote have the power to adopt, amend or repeal a corporation's bylaws. Without limiting the foregoing rights of stockholders, a corporation may also confer, in its certificate of incorporation, such power upon the board of directors.

Biomira US's certificate of incorporation expressly authorizes the Biomira US board to adopt, amend or repeal Biomira US's bylaws.

action is rejected by shareholders, or the directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect will be effective until it is confirmed.
Dissent or Dissenters' Appraisal Rights

The Canada Business Corporations Act provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares in connection with specified matters, including:

(a)  any amalgamation with another corporation (other than with certain affiliated corporations);

(b)  an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting;

(c)  an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

(d)  a continuance under the laws of another jurisdiction;

(e)  a sale, lease or exchange of all, or substantially all, of the property of the corporation other than in the ordinary course of business;

(f)  a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation;

(g) the carrying out of a going-private transaction; and

Delaware law provides that a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for such stockholder's shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers Inc. or held by record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

(a)  shares of stock of the integrated company or depository receipts in respect thereof;

(b) shares of stock of another corporation, or depository receipts in respect thereof, that will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national

(h)  certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

(c)  cash in lieu of fractional shares or fractional depository receipts described in the two preceding clauses; or

(d)  any combination of the above.

Accordingly, because the common stock of the integrated company will be listed on the NASDAQ Global Market, holders of shares of the integrated company will not have appraisal rights unless the above conditions are met. In addition, appraisal rights are not available to holders of shares of the integrated company in specified mergers that do not require the vote of the stockholders of the integrated company.
Oppression Remedy

The Canada Business Corporations Act provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any securityholder, creditor, director or officer of the corporation if an application is made to a court by a "complainant."

A "complainant" with respect to a corporation means any of the following:

(a)  a present or former registered holder or beneficial owner of securities of the corporation or any of its affiliates;

(b)  a present or former officer or director of the corporation or any of its affiliates;

(c)  the director appointed under the Canada Business Corporations Act; and

	(d) any other person who in the discretion of the court is a proper person to make the application.	Delaware law does not provide for a similar remedy.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for interim costs on final disposition of the complaint (as in the case of a derivative action, as described in "Shareholder Derivative Actions" below).
Shareholder Derivative Actions
A Biomira shareholder may apply to a Canadian court for leave to bring an action in the name of, and on behalf of, Biomira or any subsidiary, or to intervene in an existing action to which Biomira or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of Biomira or a subsidiary. Under the Canada Business Corporations Act, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

(a)  the shareholder has given required notice to the directors of Biomira or the subsidiary of the shareholder's intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action;

(b) the shareholder is acting in good faith; and
Under Delaware law, Biomira US stockholders may bring derivative actions on behalf of, and for the benefit of, Biomira US. The plaintiff in a derivative action on behalf of Biomira US either must be or have been a stockholder of Biomira US at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains. A stockholder may not sue derivatively on behalf of Biomira US unless the stockholder first makes demand on Biomira US that it bring suit and the demand is refused, unless it is shown that making the demand would have been a futile act.

(c)  it appears to be in the interests of Biomira or the relevant subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the Canada Business Corporations Act, the court in a derivative action may make any order it thinks fit. In addition, under the Canada Business Corporations Act, a court may order Biomira or its relevant subsidiary to pay the shareholder's interim costs, including reasonable legal fees and disbursements. Although the shareholder may be held accountable for the interim costs on final disposition of the complaint, the shareholder is not required to give security for costs in a derivative action.
Director Qualifications
Generally, at least 25% of the directors of a Canada Business Corporations Act corporation must be resident Canadians. The Canada Business Corporations Act requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Furthermore, under the Canada Business Corporations Act, no business may be transacted at a meeting of the board of directors unless 25% of the directors present are resident Canadians.
Delaware law does not have director residency requirements comparable to those of the Canada Business Corporations Act. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Neither Biomira US's certificate of incorporation nor its bylaws prescribe citizenship or residency qualifications for its directors.
Number of Directors
Biomira's articles of incorporation and bylaws state that the minimum number of directors is 3 and the maximum number of directors is 11. The actual number of directors, within that range, is determined by the board of directors from time to time. The Canada Business Corporations Act provides that any amendment to increase or decrease this minimum or maximum number of directors requires the approval of shareholders of Biomira by special resolution.
Delaware law provides that a corporation's board of directors must consist of one or more members and that the number of directors will be fixed by, or in the manner provided in, the corporation's bylaws or certificate of incorporation.

Biomira US's certificate of incorporation provides that the number of directors on Biomira US's board will be fixed by, or in the manner provided in, Biomira US's bylaws.

Biomira US's bylaws provide that the Biomira US board shall consist of one or more members as determined from time to time by the Biomira US board. Immediately following the completion of the arrangement, the Biomira US board will be comprised of six directors.

Biomira US's board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year.

The composition of the Biomira US board following the arrangement will be identical to the current board of directors of Biomira.
Removal of Directors
Under the Canada Business Corporations Act, unless the articles of a corporation provide for cumulative voting (which is not the case for Biomira), shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The Canada Business Corporations Act provides that directors will be elected yearly at an annual meeting of shareholders and will hold office until the next annual meeting of shareholders or until their respective successors are elected or appointed. Each director then in office will retire, but will be eligible for re-election.
Delaware law generally provides that any director may be removed, with or without cause, by the affirmative vote of a majority of the shares then entitled to vote at an election of directors, except in the case of a corporation that has cumulative voting in elections of directors (which will not be the case for Biomira US) or that has a classified board of directors.

Biomira US's certificate of incorporation provides that directors may be removed from office only for cause. Biomira US's certificate of incorporation also provides for a classified board of directors whereby only one-third of the members of the board are subject to re-election each year.
Filling Vacancies on the Board of Directors	Under the Canada Business Corporations Act, a vacancy among directors created by the removal of a director by shareholders may be filled at a meeting of shareholders at which	Biomira US's certificate of incorporation provides that newly created directorships resulting from any increase in the number of Biomira US directors and any vacancies the director is removed. In addition, the Canada Business Corporations Act allows a vacancy on the board of directors to be filled by a quorum of directors, except for the case when the vacancy results from an increase in the number or minimum or maximum number of directors or from a failure to elect the number or minimum number of directors required by Biomira's articles of incorporation. The Canada Business Corporations Act and Biomira's articles of incorporation authorize the board of directors to appoint one or more additional directors, who will hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders and those additional directors may hold office for a term expiring not later than the close of the next annual meeting of shareholders.

Where holders of a class of shares have an exclusive right to elect one or more directors and a vacancy occurs among the directors, only the remaining directors or the stockholders of that class may fill the vacancy.
occurring for any reason will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director, and not by Biomira US stockholders.

Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.
Quorum of Directors	Biomira's bylaws provide that 2 directors constitute a quorum at any meeting of the board of directors.
Biomira US's bylaws provide that, subject to certain limited exceptions, a whole number of directors equal to at least a majority of the whole board shall constitute a quorum for the transaction of business, but if at any meeting of the board of directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice.
Notice of Meeting of Shareholders	Under Biomira's bylaws, notice of the date, time and place of a meeting of Biomira shareholders must be given not less than 21 days nor more than 50 days prior to the meeting to each	Delaware law provides that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting stating, among other things, the place (if any), director, to the auditor and to each shareholder entitled to vote at the meeting.
date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called must be given 10 to 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

Biomira US's bylaws provide that notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by Biomira US not less than 10 nor more than 60 calendar days before the date of the meeting, whether annual or special, either personally, by mail or by other lawful means, to each stockholder of record entitled to vote at such meeting.
Record Date for Notice of Meetings of Shareholders and Shareholder Votes
Under the Canada Business Corporations Act, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but the record date must not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice must be given not less than seven days before the date so fixed by newspaper advertisement in the manner provided by the Canada Business Corporations Act and by written notice to each stock exchange in Canada on which the shares of Biomira are listed for trading.
Delaware law provides that, for the purposes of determining the stockholders entitled to notice of and to vote at any stockholder meeting, the board of directors may fix a record date that does not precede the date upon which the resolution fixing the record date is adopted by the board of directors and that is 10 to 60 days before the date of the meeting. If no record date is fixed by the board of directors, the record date will be the close of business on the day next preceding the date on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
Proxies	The Canada Business Corporations Act provides that every Biomira shareholder entitled to vote at a	Biomira US's bylaws provide that at all meetings of stockholders, a stockholder entitled to vote on the subject matter

	meeting of shareholders may by means of a proxy appoint a person or one or more alternate persons, who need not be shareholders, to attend and act at the meeting in the manner, to the extent and with the authority conferred by the proxy. The proxy must be dated and must be executed by the shareholder or the shareholder's attorney authorized in writing, or if the shareholder is a body corporate, by its duly authorized officer or attorney, and will cease to be valid after one year. The directors may by resolution fix a time not exceeding 48 hours, excluding Saturdays and holidays, preceding any meeting or adjourned meeting of shareholders before which time proxies to be used at that meeting must be deposited with Biomira or its agent and any period of time so fixed must be specified in the notice calling the meeting.	thereof may vote by proxy executed in writing (or in such manner as prescribed by Delaware law).
Advance Notice Provisions for Shareholder Nominations and Proposals
Under the Canada Business Corporations Act, proposals with respect to the nomination of candidates for election to the board of directors may be made by eligible registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit a proposal, a shareholder must be or have the support of the registered or beneficial holders of at least 1% of the total number of outstanding voting shares of the corporation, or shares whose fair market value is at least Cdn. $2,000 on the close of business on the day before the shareholder submits the proposal, and those registered or beneficial holder(s) must have held the shares for at least six months immediately prior to the submission of the proposal. Proposals for director nominations must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the meeting.

Biomira US's bylaws provide that any stockholder wishing to bring business properly before an annual meeting must generally deliver written notice thereof to the secretary of Biomira US at the principal executive offices of Biomira US no later than 120 days prior to the date on which Biomira US first mailed its proxy statement to stockholders in connection with the previous year's annual meeting. Such notice must include (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) certain information concerning the stockholder submitting the proposal, (c) any material interest of the stockholder in such business and (d) any other information that is required to be provided by the stockholder pursuant to Regulation 14A of the United States Securities Exchange Act of 1934.

The foregoing provisions do not preclude nominations made at meetings of shareholders.
Quorum of Shareholders	Under Biomira's bylaws, two holders in person or represented by proxy of not less than 20% of the outstanding shares entitled to vote on a matter at the meeting constitute a quorum at that meeting.
Biomira US's bylaws provide that the holders of one-third of Biomira US stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at all meetings of stockholders.
Calling a Special Meeting of Shareholders
Under the Canada Business Corporations Act, the holders of not less than 5% of the shares that carry a right to vote at a meeting may require the directors to call a meeting of shareholders. If the directors do not call the meeting within 21 days after receiving a request in compliance with this provision, any shareholder who signed the request may call the meeting.

Under Delaware law a special meeting of stockholders may be called only by a corporation's board of directors or other persons authorized in the corporation's certificate of incorporation or bylaws.

Biomira US's bylaws provide that special meetings of Biomira US's stockholders for any purpose may be called only by (a) the Biomira US board, (b) the chairperson of the Biomira US board or (c) the chief executive officer or president of Biomira US (in the absence of a chief executive officer). Only business stated in the notice of a special meeting may be transacted at any special meeting.
Shareholder Consent in Lieu of Meeting
Under the Canada Business Corporations Act, generally, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting.
Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

Biomira US's certificate of incorporation provides that any action required or permitted to be taken by Biomira US's stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of such stockholders.
Fiduciary Duties of Directors
Directors of corporations governed by the Canada Business Corporations Act have fiduciary obligations to the corporation. Under the Canada Business Corporations Act, in exercising their powers and discharging their duties, directors must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Directors of corporations incorporated or organized under Delaware law have fiduciary obligations to the corporation and its stockholders. These fiduciary obligations require the directors to act in accordance with the so-called duties of "due care" and "loyalty." Under Delaware law, the duty of care requires that the directors act in good faith and in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires a director to act in good faith in a manner reasonably believed to be in the best interests of the corporation and its stockholders and not in their own interests.
Indemnification of Officers and Directors
Under the Canada Business Corporations Act, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity of another entity (an "indemnifiable person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in any civil, criminal, administrative, investigative or other proceeding in which the person is involved because of that association, if:

(a) the person acted honestly and in good faith with a view to the best interests of the corporation or other entity; and
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with

(b)  in the case of a criminal or administrative action enforceable by a monetary penalty, the person had reasonable grounds for believing the person's conduct was lawful.

An indemnifiable person is also entitled to indemnity for reasonable defense costs and expenses if the person fulfills the above mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought to have done.

In the case of a derivative action, indemnity may be made only with court approval.

In addition, Biomira may purchase and maintain insurance against any liability asserted against or incurred by any of the persons referred to above whether in his or her capacity as a director or officer of Biomira or in his or her capacity as a director or officer of another entity if he or she acts or acted in that capacity at Biomira's request, whether or not Biomira would have the power to indemnify that person against this liability under the Canada Business Corporations Act.

such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, or a derivative action, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

As permitted by Section 145 of the Delaware General Corporation Law, Biomira US's certificate of incorporation provides that Biomira US will indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee of agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Biomira US may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law. It is expected that Biomira US will obtain directors' and officers' liability insurance.
Limitations on Director Liability	The Canada Business Corporations Act does not permit any limitation of a director's liability other than in	Biomira US's certificate of incorporation limits the liability of Biomira US's directors to the connection with the adoption of a unanimous shareholder agreement (which is not the case for Biomira) that restricts certain powers of the directors maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

(a)  for any breach of their duty of loyalty to the corporation or its stockholders;

(b)  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)  under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

(d)  for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.
Certain Anti-Takeover Provisions and Interested Shareholders
The Canada Business Corporations Act does not contain a provision comparable to Delaware law with respect to business combinations. However, rules or policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission and Regulation Q-27 of the Quebec Autorite des marches financiers, contain requirements in connection with "related party transactions." A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party including purchasing or disposing of an asset, issuing securities and assuming liabilities. A "related party" is defined
Section 203 of the Delaware General Corporation Law will apply to Biomira US. Section 203 provides that, subject to the exceptions specified in that section, a corporation may not engage in any business combination with any interested stockholder for a three-year period following the time that the stockholder becomes an interested stockholder unless:

(a)  prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction that resulted in the in OSC Rule 61-501 and Regulation Q-27 and includes directors and senior officers of the issuer and holders of voting securities carrying, whether alone or acting jointly or in concert, more than 10% of the voting rights attaching to all issued and outstanding voting securities of the issuer or of a sufficient number of any securities of the issuer to materially affect control of the issuer.

OSC Rule 61-501 and Regulation Q-27 require more detailed disclosure in the proxy material sent to securityholders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy material. OSC Rule 61-501 and Regulation Q-27 also require that, subject to certain exceptions, an issuer will not engage in a related party transaction unless approval of the disinterested shareholders of Biomira for the related party transaction has been obtained.

stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

(c)  subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

Pursuant to Section 203 of the Delaware General Corporation Law and subject to certain exceptions, an "interested stockholder" is defined to include:

(a)  any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

(b) the affiliates and associates of any person described in the preceding clause.

DIRECTORS AND MANAGEMENT

        The names, ages as of August 31, 2007 and positions of each of the current executive officers and directors of Biomira and Biomira US is set forth below:

Name and Address	Age	Office
ROBERT L. KIRKMAN, M.D. Yarrow Point, Washington, United States of America	58	President, Chief Executive Officer and Director
EDWARD A. TAYLOR White Rock, British Columbia, Canada	64	Vice President, Finance and Administration, Chief Financial Officer and Corporate Secretary
GARY CHRISTIANSON Hamilton, Montana, United States of America	53	Chief Operating Officer
LYNN KIRKPATRICK, Ph.D. Houston, Texas, United States of America	50	Chief Scientific Officer
MARILYN OLSON Courtenay, British Columbia, Canada	53	Vice President, Quality and Regulatory Affairs
R. RAO KOGANTY, Ph.D. Edmonton, Alberta, Canada	65	Vice President and General Manager, Synthetic Biologics Business Unit
CHRISTOPHER S. HENNEY Ph.D., D.Sc.(1)(2)(3) Seattle, Washington, United States of America	66	Non-Executive Chairman of the Board
MICHAEL C. WELSH, Q.C.(1)(2) Sherwood Park, Alberta, Canada	65	Director
RICHARD L. JACKSON, Ph.D.(2)(3) Cincinnati, Ohio, United States of America	67	Director
S. ROBERT BLAIR, C.C.(1) North Vancouver, British Columbia, Canada	78	Director
W. VICKERY STOUGHTON, M.B.A.(1)(3) Los Angeles, California, United States of America	61	Director

(1)
Member of the Audit Committee

(2)
Member of Corporate Governance and Nominating Committee

(3)
Member of Compensation Committee

        ROBERT L. KIRKMAN, M.D. has served as our president and chief executive officer since September 2006. From 2005 to 2006, Dr. Kirkman was acting president and chief executive officer of Xcyte Therapies, Inc., which concluded a merger with Cyclacel Pharmaceuticals, Inc., both development-stage biopharmaceuticals companies, in March of 2006. From 2004 to 2005, Dr. Kirkman was chief business officer and vice president of Xcyte. From 1998 to 2003, Dr. Kirkman was vice president, business development and corporate communications of Protein Design Labs, Inc., a biopharmaceuticals company. Dr. Kirkman holds an M.D. degree from Harvard Medical School and a B.A. in economics from Yale University.

        EDWARD A. TAYLOR has served as our vice president, finance and administration, chief financial officer and corporate secretary since May 1995. From May 2006 through September 2006, Mr. Taylor served as our acting president and chief executive officer. Mr. Taylor is chairman of the board of directors for Ceapro Inc., a biotechnology company. Mr. Taylor attended Stanford University's Executive Development program and received his certified general account certification from the Certified General Accountants of British Columbia.

        GARY CHRISTIANSON was appointed as our chief operating officer in July 2007. From 2005 to 2007, Mr. Christianson was site director for the Biologics Unit of GlaxoSmithKline plc, a global healthcare company. From 1999 to 2003, Mr. Christianson was vice president, technical operations at Corixa Corp., a biopharmaceutical and biotechnology company, and from 2003 to 2005, he was promoted to general manager of the Hamilton, Montana site in addition to his duties as vice president. From 1987 to 1999, Mr. Christianson held various positions at RIBI ImmunoChem Research, Inc., a biopharmaceuticals company. Mr. Christianson received a B.S. in mechanical engineering technology from Montana State University and is a licensed and board certified professional engineer.

        MARILYN OLSON has served as our vice president, quality and regulatory affairs since February 2007. From 2006 to 2007, Ms. Olson served as our vice president, clinical and regulatory affairs. From 2003 to 2006, Ms. Olson served as our vice president, regulatory affairs. From 2001 to 2003, Ms. Olson was our senior director, regulatory affairs. Ms. Olson has held various managerial positions with us since 1989. Ms. Olson received her medical laboratory diploma from the Northern Alberta Institute of Technology and a Bachelor of Business Administration and Commerce from the University of Alberta.

        R. RAO KOGANTY, Ph.D. has served as our vice president and general manager, synthetic biologics business unit since April 2005. From 1990 to 2005, Dr. Koganty was our director of chemistry. Dr. Koganty has held various positions with us since 1986. Dr. Koganty holds a Ph.D. and M.Sc. from Vikram University and a B.Sc. from Osmania University in India.

        LYNN KIRKPATRICK, Ph.D. has served as our chief scientific officer since November 2006. From 1999 to 2006, Dr. Kirkpatrick served as president and chief executive officer of ProlX Pharmaceuticals Corporation, a biopharmaceuticals company that we acquired in October 2006. From 1983 to 2001, Dr. Kirkpatrick was a professor of chemistry and biochemistry at the University of Regina. Dr. Kirkpatrick received her Ph.D. and B.Sc. from the University of Saskatchewan.

        CHRISTOPHER S. HENNEY Ph.D., D.Sc. has served as the chairman of our board of directors since September 2006 and as a member of our board of directors since March 2005. From 1995 to 2003, Dr. Henney was chairman and chief executive officer of Dendreon Corporation, a publicly traded biotechnology company that he co-founded. Dr. Henney was also a co-founder of Immunex Corporation and ICOS Corporation, both publicly traded biotechnology companies. Dr. Henney currently serves as chairman of the board of directors of SGX Pharmaceuticals, Inc., a biotechnology company, and vice-chairman of the board of directors of Cyclacel Pharmaceuticals, Inc., a development-stage biopharmaceuticals company. Dr. Henney received a Ph.D. in experimental pathology from the University of Birmingham, England, where he also obtained his D.Sc. for contributions in the field of immunology. Dr. Henney is a former professor of immunology and microbiology and has held faculty positions at Johns Hopkins University, the University of Washington and the Fred Hutchinson Cancer Research Center.

        MICHAEL C. WELSH, Q.C. has been a member of our board of directors since March 1987. Since 1997, Mr. Welsh has been the president of Almasa Capital Inc., a venture capital company. Prior to 1997, Mr. Welsh was a partner at Welsh & Company (Barristers and Solicitors), a law firm. Mr. Welsh received a Bachelor of Arts and an L.L.B. from the University of Alberta.

        RICHARD L. JACKSON, Ph.D. has been a member of our board of directors since May 2003. Dr. Jackson is president of Jackson Associates, LLC, a biotechnology and pharmaceutical consulting company. Since September 2006, Dr. Jackson has also been president and chief executive officer of Ausio Pharmaceuticals, LLC, a drug development company. From May 2002 to May 2003, Dr. Jackson was president, chief executive officer and chairman of the board of directors of EmerGen, Inc., a biotechnology company. From November 1998 to January 2002, Dr. Jackson served as Senior Vice President, Research and Development for Atrix Laboratories, Inc., a biotechnology company. From January 1993 to July 1998, Dr. Jackson served as senior vice president, discovery research, at Wyeth-Ayerst Laboratories, the pharmaceuticals division of American Home Products Corporation.

Dr. Jackson is also a member of the board of directors of Inflazyme Pharmaceuticals Ltd., a biopharmaceuticals company. Dr. Jackson received his Ph.D. in microbiology and his B.S. in chemistry from the University of Illinois.

        S. ROBERT BLAIR, C.C., Ph.D., P.Eng. served as a member of our board of directors from 1992 until May 2006, and he rejoined our board of directors in September 2006. Since 2001, Dr. Blair has served as executive chair and president of Photon Control Inc., an optical technology company. From 1999 to 2000, Dr. Blair was Commissioner General for Canada for EXPO 2000, Hannover, Germany. Dr. Blair is a director of Qwest Energy companies, an investment fund, and Catapult Energy L.P.I., an investment partnership. Dr. Blair received his B.Sc. in chemical engineering from Queen's University in Kingston, Ontario and has honorary D.Sc, Ph.D. and LLD degrees.

        W. VICKERY STOUGHTON, M.B.A. has been a member of our board of directors since June 1997. Since August 2006, Mr. Stoughton has served as president and chief executive officer of MagneVu Corporation, a medical devices company. From 1996 to 2002, Mr. Stoughton was chairman and chief executive officer of Careside Inc., a research and development, medical devices company, which filed for bankruptcy in October 2002. From October 1995 to July 1996, Mr. Stoughton was president of SmithKline Beecham Diagnostics Systems Co., a diagnostic services and product company, and prior to October 1995 he served as president of SmithKline Beecham Clinical Laboratories, Inc., a clinical laboratory company. Mr. Stoughton is a member of the board of directors of SunLife Financial, Inc., a financial services company. Mr. Stoughton received his B.S. in chemistry from St. Louis University and his M.B.A. from the University of Chicago.

Independence of Directors

        In anticipation of listing the shares of Biomira US on the NASDAQ Global Market, we undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of our review, we have determined that Dr. Henney, Mr. Welsh, Dr. Jackson, Dr. Blair and Mr. Stoughton are "independent directors" as defined under the rules of the NASDAQ Global Market.

Classified Board

        As of the completion of the arrangement, the amended and restated certificate of incorporation, or certificate of incorporation, of Biomira US provides that our board of directors will be divided into three classes, Class I, Class II and Class III. Our Class I directors, [    •    ] and [    •    ], will stand for reelection at our 2008 annual meeting of stockholders, our Class II directors, [    •    ] and [    •    ], will stand for reelection at our 2009 annual meeting of stockholders and our Class III directors, [    •    ] and [    •    ], will stand for reelection at our 2010 annual meeting of stockholders.

        The certificate of incorporation and bylaws of Biomira US also provide that the number of authorized directors shall be determined from time to time by resolution of the board of directors. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of the board of directors may have the effect of delaying or preventing changes in control of our company.

Legal Matters

  Cease Trade Orders or Bankruptcy

        To our knowledge, other than as described below, no director, officer or controlling shareholder of Biomira or Biomira US has, within the past ten years, been a director or officer of any other issuer that, while that person was acting in that capacity:

  (a)
  was the subject of a cease trade or similar order or an order that denied the issuer access to any statutory exemptions under Canadian securities legislation for a period of more than 30 consecutive days; or

  (b)
  became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

        W. Vickery Stoughton was founder, chairman and chief executive officer of Careside Inc., a research and development, medical devices company, which filed for bankruptcy in October 2002.

  Penalties or Sanctions

        To our knowledge, no director, officer or controlling shareholder of Biomira or Biomira US has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

  Personal Bankruptcies

        To our knowledge, no director, officer or controlling shareholder of Biomira or Biomira US or a personal holding company of any such person has, within the past ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiving manager or trustee appointed to hold such person's assets.

Committees of the Board of Directors

        Our board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee, each of which has the composition and responsibilities described below.

  Audit Committee

        Messrs. Blair, Stoughton, Welsh and Henney, each of whom is a non-employee member of our board of directors, comprise our audit committee. Mr. Stoughton is the chairman of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for audit committee independence and financial literacy under the current rules and regulations of the SEC and the NASDAQ Global Market. Our board of directors has also determined that Mr. Stoughton is an "audit committee financial expert" as defined in SEC rules and satisfies the financial sophistication requirements of the NASDAQ Global Market. This designation does not impose on Mr. Stoughton any duties, obligations or liabilities that are greater than is generally imposed on him as a member of our audit committee and our board of directors. The audit committee will be responsible for, among other things:

  •
  overseeing the accounting and financial reporting processes and audits of our financial statements;

  •
  selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

  •
  assisting our board of directors in monitoring the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements and the qualifications, independence and performance of our independent registered public accounting firm;

  •
  providing to our board of directors information and materials to make our board of directors aware of significant financial and audit-related matters that require the attention of our board of directors; and

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and annual and quarterly reports on Form 10-K and Form 10-Q.

  Compensation Committee

        Messrs. Jackson, Henney and Stoughton, each of whom is a non-employee member of our board of directors, comprise our compensation committee. Dr. Jackson is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the current rules of the NASDAQ Global Market, the non-employee director definition of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The compensation committee will be responsible for, among other things:

  •
  overseeing our compensation policies, plans and benefit programs and making recommendations to our board of directors with respect to improvements or changes to the plans and adoption of other plans;

  •
  reviewing and approving with respect to our chief executive officer and other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements/provisions, signing bonuses or payments of relocation costs and any other benefits, compensation or arrangements;

  •
  evaluating and approving the corporate goals and objectives relevant to the compensation of our chief executive officer; and

  •
  administering our equity compensation plans.

  Corporate Governance and Nominating Committee

        Messrs. Welsh, Jackson and Henney, each of whom is a non-employee member of our board of directors, comprise our corporate governance and nominating committee. Mr. Welsh is the chairman of our corporate governance and nominating committee. Our board of directors has determined that each member of our corporate governance and nominating committee meets the requirements for independence under the current rules of the NASDAQ Global Market. The corporate governance and nominating committee is responsible for, among other things:

  •
  assisting our board of directors in identifying prospective director nominees and recommending to our board of directors the director nominees for each annual meeting of stockholders;

  •
  evaluating the performance of current members of our board of directors;

  •
  ensuring that our board of directors is properly constituted to meet its fiduciary obligations to us and our stockholders and that we follow appropriate governance standards;

  •
  developing principles of corporate governance and recommending them to our board of directors;

  •
  overseeing compliance by our board of directors and its committees with applicable laws and regulations, including those promulgated by the rules of the SEC and the NASDAQ Global Market;

  •
  reviewing and recommending compensation programs for outside directors;

  •
  recommending to our board of directors persons to be members of each board committee; and

  •
  overseeing the evaluation of our board of directors and management.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers of the other entity serving as a member of our board of directors or our compensation committee.

Director and Executive Compensation

  Director Compensation

        During fiscal year 2006, each of our non-employee directors (other than the chairman) was entitled to receive an annual retainer of Cdn. $25,000. During the first eight months of fiscal year 2006, the chairman of our board of directors was entitled to receive an annual retainer of Cdn. $60,000. In September 2006, the chairman's annual retainer was changed to U.S. $75,000. The chairman of each committee was eligible to receive an additional Cdn. $3,000, payable annually, with the exception of the chairman of the audit committee, who was eligible to receive Cdn. $10,000, payable annually, for services performed as committee chairman.

        In November 2006, we changed the fee structure for non-employee directors to reflect country of residence. The amount of the cash payments remained the same; however, the currency changed. Canadian directors now receive payment in Canadian dollars and American directors receive payment in US dollars. For example, Canadian non-employee directors now receive Cdn. $25,000, and U.S. non-employee directors receive $25,000. Directors who were employees, including Dr. McPherson, Dr. Kirkman and Mr. Taylor, were ineligible to receive remuneration as directors. Dr. McPherson and Mr. Taylor each served as a director while they served as chief executive officer.

        Each non-employee director is eligible to receive an annual grant of restricted share units, or RSUs, in an amount to be determined by our board of directors. At the November 16, 2006 meeting, our board of directors determined that each non-employee director would receive a number of RSUs with a value equal to Cdn. $30,000, using the price of our common shares on December 15, 2006 of Cdn. $1.48, which would equal a grant of 20,270 RSUs to each director. Because we did not have a sufficient number of RSUs under our RSU Plan, each non-employee director was granted 14,333 RSUs on December 31, 2006. On May 3, 2007, we granted each non-employee director an additional 5,937

RSUs. Each RSU may be converted into one common share at the end of the grant period, which has been five years for each of the RSUs we have granted. All previous grants or RSUs to Biomira board members prior to completion of the arrangement will be assumed by Biomira US.

        We anticipate that the current director compensation structure will remain unchanged after the arrangement.

Fiscal Year 2006 Director Compensation

        The following table sets forth compensation information for our directors for our fiscal year ended December 31, 2006. The table excludes Dr. McPherson and Dr. Kirkman who did not receive any compensation from us in their roles as directors in the fiscal year ended December 31, 2006. All compensation numbers are expressed in US dollars. For salary compensation, we used an exchange rate of 1.1343 (the average daily noon exchange rate at the Bank of Canada for 2006) and for stock compensation, we used an exchange rate of 1.1653, the daily noon exchange rate at the Bank of Canada on December 29, 2006, the last trading day of our 2006 fiscal year. The Bank of Canada "noon exchange rate" is a benchmark rate established by the Bank of Canada.

Name	Fees earned or Paid in Cash ($)	Stock Awards ($)(1)(8)	Option Awards ($)(1)(8)(9)	All Other Compensation ($)	Total ($)
CHRISTOPHER S. HENNEY Ph.D., DSc(2)	39,694	356,308	20,752	—	416,754
MICHAEL C. WELSH, QC(3)	24,685	16,482	1,078	—	42,245
RICHARD L. JACKSON, Ph.D.(4)	22,780	16,482	—	—	39,262
S. ROBERT BLAIR, C.C., Ph.D., P.Eng.(5)	18,367	16,482	616	—	35,465
W. VICKERY STOUGHTON, BSc, MBA(6)	31,893	16,482	771	—	49,146
ERIC E. BAKER, BSc, MBA(7)	43,493	16,482	1,109	—	61,084

(1)
Amounts in these columns represent the aggregate expense recognized for financial statement reporting purposes in fiscal year 2006 with respect to RSUs and options granted to our directors, calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures. See Note 14 of Notes to Consolidated Financial Statements for a discussion of assumptions made in determining these values.

(2)
On October 10, 2006 and on December 31, 2006, Dr. Henney was granted 300,000 RSUs and 14,333 RSUs respectively. The grant date fair value of such RSU, computed in accordance with FAS 123(R), was $16,482 and $339,827 respectively. On September 7, 2006, Dr. Henney was granted an option to purchase 300,000 common shares, at an exercise price of Cdn. $1.26. The option vests annually at the rate of 1/4 per year. The grant date fair value of such option, computed in accordance with FAS 123(R), was $265,168.

(3)
On December 31, 2006, Mr. Welsh was granted 14,333 RSUs. The grant date fair value of such RSU, computed in accordance with FAS 123(R), was $16,482. On November 16, 2006, in connection with the expiration of an earlier grant, Mr. Welsh was granted an option to purchase 35,000 common shares at an exercise price of Cdn. $1.44. The option vests annually at the rate of 1/4 per year. The grant date fair value of such option, computed in accordance with FAS 123(R), was $35,442.

(4)
On December 31, 2006, Dr. Jackson was granted 14,333 RSUs. The grant date fair value of such RSU, computed in accordance with FAS 123(R), was $16,482.

(5)
On December 31, 2006, Dr. Blair was granted 14,333 RSUs. The grant date fair value of such RSU, computed in accordance with FAS 123(R), was $16,482. On November 16, 2006, in connection with his reappointment to our board of directors, Dr. Blair was granted an option to purchase 20,000 common shares at an exercise price of Cdn. $1.44. The option vests annually at the rate of 1/4 per year. The grant date fair value of such option, computed in accordance with FAS 123(R), was $20,252.

(6)
On December 31, 2006, Mr. Stoughton was granted 14,333 RSUs. The grant date fair value of such RSU, computed in accordance with FAS 123(R), was $16,482. On November 16, 2006, in connection with the expiration of an earlier grant, Mr. Stoughton was granted an option to purchase 25,000 common shares at an exercise price of Cdn. $1.44. The option vests annually at the rate of 1/4 per year. The grant date fair value of such option, computed in accordance with FAS 123(R), was $25,315.

(7)
On December 31, 2006, Mr. Baker was granted 14,333 RSUs. The grant date fair value of such RSU, computed in accordance with FAS 123(R), was $16,482. On November 16, 2006, in connection with the expiration of an earlier grant, Mr. Baker was granted an option to purchase 36,000 common shares at an exercise price of Cdn. $1.44. The option vests annually at the rate of 1/4 per year. The grant date fair value of such option, computed in accordance with FAS 123(R), was $36,454. Mr. Baker resigned from our board of directors, effective January 19, 2007.

(8)
As of December 31, 2006, our non-employee directors held RSUs and outstanding options to purchase the number of common shares as follows: Dr. Henney (321,625 options, 333,333 RSUs); Dr. Blair (20,000 options, 14,333 RSUs); Dr. Jackson (56,203 options, 33,333 RSUs); Mr. Stoughton (92,837 options, 33,333 RSUs); Mr. Welsh (88,400 options, 33,333 RSUs) and Mr. Baker (172,936 options, 33,333 RSUs).

(9)
Each RSU may be converted into one Biomira common share at the end of the grant period, which has been five years for each of the RSUs we have granted.

EXECUTIVE COMPENSATION

  Compensation Discussion and Analysis

        Compensation Philosophy and Objectives.    Historically, the principal objectives of the compensation policies and programs of Biomira have been to attract and retain senior executive management, to motivate their performance toward clearly defined corporate goals, and to align their long term interests with those of Biomira's shareholders. Following the arrangement, Biomira US's board of directors, compensation committee, and executive management will consist of the same individuals who currently comprise the board of directors, compensation committee, and executive management of Biomira. Accordingly, the compensation objectives of Biomira US are expected to mirror those established by the compensation committee of Biomira. In particular, our compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance will be critical factors affecting whether the shareholders of Biomira realize any long-term value as they become stockholders of Biomira US.

        Our compensation programs have reflected, and for the foreseeable future should continue to reflect, the fact that we are a biopharmaceutical company whose principal compounds are still in early stage clinical trials and subject to regulatory approval. As a result, our revenues have been and will continue to be limited, and we expect to continue to incur net losses for at least the next several years. In an effort to preserve cash resources, our historical compensation programs have focused heavily on long-term equity incentives relative to cash compensation. With a relatively larger equity weighting, this approach seeks to place a substantial portion of executive compensation at risk by rewarding our executive officers, in a manner comparable to our shareholders, for achieving our business and financial objectives.

        In addition to long-term equity incentives, we have also implemented annual cash incentive bonus programs for our executive officers and employees. Payments under these cash incentive programs have been tied to corporate and divisional performance objectives, with the relative ratio of corporate to divisional objectives being based on the individual employee's level of responsibilities within the company. Generally, payments to executive officers, particularly the chief executive officer, are more heavily weighted toward achievement of corporate objectives.

        Going forward as Biomira US, we intend to design and implement compensation programs that combine both long term equity elements and cash incentive elements based on annual performance objectives. Our compensation committee has not, however, adopted any formal or informal policies or guidelines for allocating compensation between cash and equity compensation or among different forms of non-cash compensation. The compensation committee's philosophy is that a substantial portion of an executive officer's compensation should be performance-based, whether in the form of equity or cash compensation. In that regard, we expect to continue to use options or other equity incentives as a significant component of compensation because we believe that they align individual compensation with the creation of stockholder value, and we expect any payments under cash incentive plans to be tied to annual performance targets.

        Role of Our Compensation Committee.    Biomira's compensation committee is, and Biomira US's compensation committee will be, comprised of three non-employee members of our board of directors, Dr. Henney, Dr. Jackson, and Mr. Stoughton, each of whom is an independent director under the rules of the NASDAQ Global Market, an "outside director" for purposes of Section 162(m) of the United States Internal Revenue Code of 1986, as amended, which we call Section 162(m), and a "non-employee director" for purposes of Rule 16b-3 under the United States Securities Exchange Act of 1934, as amended, or Exchange Act.

        Our compensation committee approves, administers, and interprets our executive compensation and benefit policies. After the arrangement, our compensation committee will act exclusively as the administrator of our equity incentive plans and will approve all grants to employees, including our executive officers. Our compensation committee operates pursuant to a written charter under which our board of directors has delegated specific authority with respect to compensation determinations. Among the responsibilities of our compensation committee will be the following:

  •
  Evaluating our compensation practices and assisting in developing and implementing our executive compensation program and philosophy;

  •
  Establishing a practice, in accordance with the rules of the NASDAQ Global Market, of determining the compensation earned, paid, or awarded to our chief executive officer independent of input from him; and

  •
  Establishing a policy, in accordance with the rules of the NASDAQ Global Market, of reviewing on an annual basis the performance of our other executive officers with assistance from our chief executive officer and determining what we believe to be appropriate compensation levels for such officers.

        We expect that our chief executive officer will actively support the compensation committee's work by providing information relating to our financial plans, performance assessments of our executive officers, and other personnel-related data. In particular, our chief executive officer, as the person to whom our other executive officers report, will be responsible for evaluating individual officers' contributions to corporate objectives as well as their performance relative to divisional and individual objectives. We anticipate that the chief executive officer will, on an annual basis at or shortly after the end of each fiscal year, make recommendations to the compensation committee with respect to merit salary increases, cash bonuses, and stock option grants or other equity incentives for our other executive officers. Our compensation committee will meet to evaluate, discuss, modify or approve these recommendations. Without the participation of the chief executive officer, we expect the compensation committee as part of the annual review process to conduct a similar evaluation of the chief executive officer's contribution and performance and to make determinations, at or shortly after the end of each fiscal year, with respect to merit salary increases, bonus payments, stock option grants, or other forms of compensation for our chief executive officer.

        Our compensation committee has the authority under its charter to engage the services of outside advisors, experts, and others for assistance. The compensation committee did not rely on any outside advisors for purposes of structuring our fiscal year 2006 and fiscal year 2007 compensation plans but did rely on the survey data described below.

        Competitive Market Review for Fiscal 2006 and Fiscal 2007.    The market for experienced management is highly competitive in the life sciences and biopharmaceutical industries. We seek to attract and retain the most highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting and retaining management from companies ranging from large and established pharmaceutical companies to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial, and management skills to remain strong for the foreseeable future.

        In making our executive compensation determinations for fiscal year 2007, we benchmarked our compensation levels against nine companies, including a mix of publicly traded life sciences companies in Canada that we believed to be comparable to Biomira. Our peer group for fiscal year 2007 and fiscal year 2006 for benchmarking purposes consisted of the following companies:

Peer Group for Fiscal 2006	Peer Group for Fiscal 2007
AEterna Zentaris Inc.	AEterna Zentaris Inc.
Cangene Corporation	Cangene Corporation
DRAXIS Health Inc.	DRAXIS Health Inc.
Hemosol Corp.	Inex Pharmaceuticals Inc.
Inex Pharmaceuticals Inc.	Isotechnika Inc.
Isotechnika Inc.	Lorus Therapeutics, Inc.
Lorus Therapeutics Inc.	MIGENIX Inc.
MIGENIX Inc.	Stressgen Biotechnologies Corporation
Stressgen Biotechnologies Corporation	Theratechnologies Inc.
Theratechnologies Inc.	Xillix Technologies Corp.
Viventia Biotech Inc.
Xillix Technologies Corp.

        Our peer group for fiscal 2006 and fiscal 2007 included only Canadian companies because, until recently, practically all of our executive management was located in Canada. Going forward, we expect to alter our peer group for purposes of compensation decisions given that a number of our key executive officers are now located in the United States, including our chief executive officer, chief operating officer, and chief scientific officer.

        In evaluating the peer group survey data, our compensation committee compared our compensation practices and levels for each compensation component, including base salary, target annual cash incentive opportunity, and equity compensation. The competitive comparisons made in this process were then used to determine appropriate levels of compensation based on market benchmarks for various functional titles. Based on its review of the public company survey data, our compensation committee believes that our levels of total compensation for our executive officers generally fell at about the seventy fifth percentile when compared with our identified peer groups.

        Principal Elements of Executive Compensation.    Our executive compensation program consists of five components:

  •
  base salary;

  •
  annual cash bonuses;

  •
  equity-based incentives;

  •
  benefits; and

  •
  severance/termination protection.

        We believe that each of these components, combining both short and long-term incentives, offers a useful element in achieving our compensation objectives and that collectively these components have been effective in achieving our corporate goals.

        Annual Review Process.    Biomira's compensation committee has historically reviewed data and made executive compensation decisions on an annual basis, typically during the last quarter of the then-terminating fiscal year or the first quarter of the new fiscal year. We expect that Biomira US's compensation committee will continue this practice. In connection with that process, executive officers are responsible for establishing and submitting for review to our chief executive officer (and in the case of our chief executive officer, directly to the compensation committee) their departmental goals and financial objectives. Our chief executive officer then compiles the information submitted and provides it, along with information relating to his own personal goals and objectives, to our compensation committee for review. Our compensation committee, including our chief executive officer with respect to all officers and excluding our chief executive officer with respect to discussions of his own compensation, reviews, considers, and may amend the terms and conditions proposed by management.

        As part of the annual review process, our compensation committee makes its determinations of changes in annual base compensation for executive officers based on numerous factors, including performance over the prior fiscal year, both individually and relative to corporate or divisional objectives, established corporate and divisional objectives for the next fiscal year, our operating budgets, and a review of survey data relating to base compensation for the position at companies we have identified within our peer group. For each of fiscal year 2006 and 2007, our compensation committee also considered and approved a cash incentive plan for executive officers, with bonuses becoming payable under the plan based on achievement of specified corporate and divisional objectives. During the annual review process, our compensation committee also considered each executive's equity incentive position, including the extent to which he or she was vested or unvested in his or her equity awards and the executive's aggregate equity incentive position.

        From time to time, our compensation committee may make off-cycle adjustments in executive compensation as it determines appropriate.

        Weighting of Compensation Elements.    Our compensation committee's determination of the appropriate use and weight of each element of executive compensation is subjective, based on its view of the relative importance of each element in meeting our overall objectives and factors relevant to the individual executive. Like many biopharmaceutical companies with clinical-stage products, we seek to place a significant amount of each executive's total potential compensation "at risk" based on performance.

        Base Salary.    Base salary for our chief executive officer and other officers reflects the scope of their respective responsibilities, their relative seniority and experience, and competitive market factors. Salary adjustments are typically based on competitive conditions, individual performance, changes in job duties, and our budget requirements. All compensation data below are designated in U.S. dollars, unless otherwise indicated. For currency translation purposes, we used the average of the Bank of Canada daily noon exchange rate for 2006, or U.S. $1.00: Cdn $1.1343. The Bank of Canada "noon exchange rate" is a benchmark rate established by the Bank of Canada.

        In our offer letter with Dr. Robert L. Kirkman, we agreed to pay him an initial base salary at $320,000. Our compensation committee set Dr. Kirkman's base salary based on his experience and our compensation committee's view of market compensation for chief executive officers of public, early stage biopharmaceutical companies. No adjustment was made in Dr. Kirkman's base salary during the annual review process at the end of fiscal year 2006. Our previous chief executive officer, who resigned in May, 2006, earned an annual base salary of $315,261, at the time of his resignation.

        During fiscal year 2006, our chief financial officer received a merit increase to his annual base salary from $191,660 to $199,330, based on our compensation committee's view of his performance during the course of the year relative to individual and corporate objectives. While our chief financial officer served as acting chief executive officer, we increased his annual base salary to $256,546 and reduced it to $215,993 in October 2006 when Dr. Kirkman became our chief executive officer.

        In addition, in December 2005 our compensation committee approved increases in base salary for Marilyn Olson, our vice president, quality assurance and regulatory affairs, from $161,333 to $169,444 and a further increase in March 2006 to $186,389 retroactive to February 2006 as a result of increased responsibilities. For our vice president and general manager, synthetic biologics business unit, Dr. Rao Koganty, in December 2005 our compensation committee approved an increase from $123,425 to $129,596.

        Variable Cash Compensation—Incentive Bonuses.    We have historically implemented a variable cash compensation arrangement, our Variable Pay Plan, for executive officers and employees under which payment of incentive bonuses is contingent on achievement of identified management objectives. These management goals reflect a combination of corporate or divisional objectives for the upcoming fiscal year and are typically established at or shortly after the end of the prior fiscal year. These objectives may be both qualitative and quantitative. For executive officers, particularly our chief executive officer, these objectives tend to be focused at the corporate level, and for lower-level employees, they tend to be relatively more focused at the divisional level. We believe these objectives will change from year-to-year as our business evolves and our priorities change. Our compensation committee generally sets performance goals that it believes are attainable but maintains discretion to increase or decrease variable cash incentive compensation as it determines appropriate, regardless of whether the identified objectives have been satisfied.

        Achievement of target objectives under our variable cash compensation plan typically results in payment of a bonus equal to a percentage of the individual executive's or employee's base salary. With respect to executive officers, our compensation committee is responsible for assessing the performance of the individual officer and the company against the established objectives and for determining whether bonus payments will be made. For executives, corporate goals are weighted at 60% and divisional goals are weighted at 40%. For employees other than executives, corporate goals are weighted at 40% and divisional goals are weighted at 60%. We have based this weighting structure on our belief that executives are in a greater position to influence the achievement of corporate goals, and therefore, a greater percentage of their bonuses should be tied to corporate rather than divisional goals.

        Each goal listed as a corporate or divisional goal is assigned a percentage, based on the importance to us that the goal be achieved. Each goal also typically involves multiple achievement levels. Achieving objectives at "target" will lead to attainment of the expected level of incentive compensation. Less than expected performance can result in either a smaller bonus or no bonus, and superior performance can lead to a larger bonus. The final bonus determination will depend both on which goals were achieved and the percentages we assigned to the goals based on their relative importance. Assuming our compensation committee determines that a bonus has been earned, we will typically pay bonuses shortly after the end of each fiscal year.

        Under the terms of his offer letter, Dr. Kirkman is entitled to receive a performance bonus of up to 50% of his base salary, or $160,000, assuming achievement of all pre-determined objectives at "target." In March 2007, our compensation committee established fiscal year 2007 corporate performance objectives for Dr. Kirkman and other executives relating to the manufacture of Stimuvax, integration of our acquisition of ProlX, clinical milestones and finalizing an amended collaboration agreement with Merck KGaA. In the event of performance above target for each goal, as well as other criteria to be determined by our compensation committee, the maximum amount Dr. Kirkman could receive under the terms of our fiscal year 2007 Variable Pay Plan is 150% of his total eligible bonus pay of $160,000, or $240,000.

        Mr. Taylor, our chief financial officer, will be eligible in fiscal year 2007 to receive bonuses under the 2007 Variable Pay Plan of up to 40% of his annual base salary, or $90,982, assuming performance at "target." Established objectives for our chief financial officer relate to the corporate goals set forth above, as well as implementation of certain financial and informational services and achievement of certain goals with respect to human resources, intellectual property and project management. The maximum bonus that our chief financial officer could earn for fiscal year 2007 under the 2007 Variable Pay Plan is $136,472.

        Each of Dr. Koganty and Ms. Olson has the opportunity under the 2007 Variable Pay Plan to earn up to 30% of their base salary or $40,202 and $57,657, respectively, assuming performance at "target."

Their maximum bonus payments for fiscal year 2007 under the 2007 Variable Pay Plan would total $60,302 and $86,486, respectively.

        During fiscal year 2006, we did not pay a performance bonus to Dr. Kirkman. Pursuant to his offer letter, however, we did pay him an incentive signing bonus totaling $100,000. Our other named executive officers receiving bonuses for fiscal year 2006 were Mr. Taylor, our chief financial officer ($70,900); Mr. Aubrey, our vice president, business development ($55,295); Ms. Olson, our vice president, quality assurance & regulatory affairs ($45,088); and Dr. Koganty, our vice president and general manager, synthetic biologics business unit ($30,617).

        Equity-based Incentives.    We grant equity-based incentives to employees, including our executive officers, in order to create a corporate culture that aligns employee interests with stockholder interests. We have not adopted any specific stock ownership guidelines, and our equity incentive plans have provided the principal method for our executive officers to acquire an equity position in our company, whether in the form of restricted share units, or RSUs, or options.

        Historically, we have granted options and other equity incentives to our officers under Biomira's share option plan and restricted share unit plan, both of which Biomira US will assume in connection with the arrangement. Our share option plan permits the grant of stock options for common shares, and our restricted share unit plan permits the allocation of a restricted stock unit settled in common shares. To date, our board of directors has administered our equity incentive plans. Following the arrangement, all equity incentive programs will be administered by our compensation committee under the delegated authority established in the compensation committee charter of Biomira US. To date, Biomira's equity incentive grants have consisted principally of options under the share option plan and, in limited cases, restricted share units under the restricted share unit plan.

        The size and terms of any initial option or restricted share units to new employees, including executive officers, at the time they join us is based largely on competitive conditions applicable to the specific position. For non-executive officer grants, our compensation committee has pre-approved a matrix showing appropriate levels of option grants for use in making offers to new employees.

        In making its determination of the size of initial option grants for our current officers, our board of directors relied in part on survey data and peer group comparisons. In connection with his becoming our chief executive officer on September 5, 2006, our board of directors approved the grant of an option to Dr. Kirkman to acquire 2,700,000 common shares of Biomira at an exercise price of Cdn. $1.23. Consistent with the provisions of our share option plan, the option was priced at the closing price of our common shares on the Toronto Stock Exchange on the day immediately prior to the date of board approval. Because our options are priced based on the Toronto Stock Exchange trading price, all options are priced in Canadian dollars. In the case of Dr. Kirkman, his option will vest in three equal annual installments of 900,000 shares on August 29, 2007, 2008, and 2009. Dr. Kirkman also received an additional option to purchase 825,222 of our common shares on May 3, 2007 at an exercise price of Cdn. $1.34, in connection with the terms of his offer letter, under which he was eligible to receive an additional option award to purchase a number of shares equal to 3% of any shares issued during his first year of employment with Biomira. The additional grant will vest in four equal annual installments of 206,305 shares on May 3, 2007, 2008, 2009, and 2010. Our compensation committee believes that the size and terms of Dr. Kirkman's stock option grant were reasonable given our early stage of product development and skill requirements for senior management, Dr. Kirkman's industry experience and background, and equity compensation arrangements for experienced chief executive officers at comparably situated companies.

        In addition, our practice has been to grant refresher options to employees, including executive officers, when our board of directors or compensation committee believes additional unvested equity incentives are appropriate as a retention incentive. For example, in May 2007, we granted refresher options to all of our employees (including our executive officers) pursuant to the standard vesting and other terms of our share option plan. We expect to continue this practice in the future in connection with the compensation committee's annual performance review at the beginning of each fiscal year and intend to create a more detailed policy for granting refresher options when employees, including executive officers, become substantially vested in prior grants. In making its determination concerning additional option grants, our compensation committee will also consider, among other factors, individual performance and the size of the individual's equity grants in the then-current competitive environment. In this regard, on July 28, 2006, we granted to Mr. Taylor an additional option to purchase 100,000 shares at Cdn. $1.12. These grants were made in consideration of Mr. Taylor's service as acting chief executive officer prior to Dr. Kirkman's appointment as chief executive officer. In addition, on October 10, 2006 we granted Mr. Taylor an option to acquire an additional 100,000 shares at an exercise price of Cdn. $1.32. All of these grants were made during meetings of our board of directors. Where our board of directors has approved option grants for executive officers or other employees during a regular quarterly closed trading window under our insider trading policy, we have priced the options based on the closing sales price of our common shares in trading on the first trading day after the window opened. Our compensation committee has adopted policies with respect to the grant of stock options that will continue this practice after the arrangement.

        To date, our equity incentives have been granted with time-based vesting. Most new hire option grants, including for executive officers other than Dr. Kirkman as described above, vest and become exercisable over a four year period with 25% vesting at the end of the first year of employment and the balance vesting annually after the first anniversary of the grant. We expect that additional option grants to continuing employees will typically vest over the same schedule. Although our practice in recent years has been to provide equity incentives principally in the form of stock option grants that vest over time, our compensation committee may consider alternative forms of equity in the future, such as performance shares, restricted share units or restricted stock awards with alternative vesting strategies based on the achievement of performance milestones or financial metrics.

        As noted above, consistent with the terms of the share option plan and subject to the policy against pricing options during regularly scheduled closed quarterly trading windows, Biomira has historically priced option grants based on the closing sales price of Biomira's common shares trading on the Toronto Stock Exchange. Biomira US intends to assume the share option plan in connection with the arrangement and continue the option pricing practice required by the Toronto Stock Exchange.

        Benefits.    We provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees:

        For employees based in the United States:

  •
  health, dental insurance and vision (for the employee and eligible dependents);

  •
  life insurance;

  •
  employee assistance plan (for employee and eligible dependents);

  •
  medical and dependant care flexible spending account for employees and eligible dependents;

  •
  short-and long-term disability, accidental death and dismemberment; and

  •
  a 401(k) plan for employees based in the United States with an employer match into the plan.

        For employees based in Canada, we provide a flexible benefits plan under which each employee receives "credits" to purchase benefits from the following list:

  •
  extended health;

  •
  dental;

  •
  health spending account;

  •
  provincial health care coverage;

  •
  life insurance;

  •
  optional term life insurance;

  •
  accidental death and dismemberment insurance;

  •
  option accidental death and dismemberment (family option available); and

  •
  purchase of vacation days.

        Additionally, we provide the following benefits to Canadian employees outside our flexible benefits plan:

  •
  short and long term disability;

  •
  employee and family assistance; and

  •
  group RRSP plan with an employer match into the plan.

        We believe these benefits are consistent with companies with which we compete for employees.

Accounting and Tax Considerations

        Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of "performance-based" compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer's total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility. While the compensation committee cannot determine with certainty how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our chief executive officer and our four most highly compensated officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

        We began accounting for stock-based compensation under Financial Accounting Standards Board Statement 123(R) on January 1, 2006. Prior to January 1, 2006, we accounted for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25. See "Managements Discussion and Analysis of Financial Conditions and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates" beginning on page 76.

Summary Compensation Table

        The following table sets forth the compensation earned by or awarded to, as applicable, our principal executive officer, principal financial officer and other executive officers during our fiscal year ended December 31, 2006. We refer to these officers in this proxy statement/prospectus as the "named executive officers." All compensation data in the table below is expressed in U.S. dollars. Other than our chief executive officer, all of the named executive officers receive their cash compensation denominated in Canadian dollars. For currency translation purposes, we used the average of the Bank of Canada daily noon exchange rate for 2006, or U.S. $1.00: Cdn $1.1343 when translating cash compensation. When translating stock compensation under FAS 123(e), we used an exchange rate of $1.1653, the Bank of Canada daily noon exchange rate for December 29, 2006, the last trading day of our 2006 fiscal year. The Bank of Canada "noon exchange rate" is a benchmark rate established by the Bank of Canada.

Name and Principal Position	Salary($)	Bonus($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)	Total($)
ROBERT L. KIRKMAN, M.D. Chief Executive Officer President and Director	105,642	100,000	264,293	—	3,759	473,694
EDWARD A. TAYLOR Chief Financial Officer Vice President, Finance & Administration and Director	220,186	—	171,630	70,900	12,115	474,831
GUY ELY(3) Vice President, Clinical & Medical Affairs	16,956	—	—	—	245,187	262,143
R. RAO KOGANTY, PhD Vice President and General Manager Synthetic Biologics Business Unit	129,595	—	—	30,617	5,385	165,594
MARILYN OLSON Vice President, Quality Assurance & Regulatory Affairs	184,976	—	—	45,088	9,564	239,628
T. ALEXANDER MCPHERSON(4) Former Chief Executive Officer President and Director	95,099	—	—	—	171,242	266,341
ROBERT D. AUBREY Former Vice President, Business Development	172,794	—	—	55,295	11,714	239,802

(1)
Amounts reflect the grant date fair value of stock options granted in fiscal year 2006, calculated in accordance with SFAS No. 123(R). See Note 14 of Notes to the Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(2)
The amounts in this column represent total performance-based bonuses earned for services rendered during fiscal year 2006 under our fiscal year Variable Pay Plan for executive officers, in which all employees were eligible to participate. Under the fiscal year Variable Pay Plan for executive officers, each executive was eligible to receive a cash bonus based on achievement of a combination of corporate or divisional objectives. Please see "Variable Cash Compensation—Incentive Bonuses" under "Compensation Discussion and Analysis" above for additional information regarding our Variable Pay Plan for executive officers.

(3)
All other compensation includes severance payments in the amount of $231,719 in fiscal year 2006.

(4)
All other compensation includes a severance payment in the amount of $44,949 in fiscal year 2006 and payments in the amount of $126,293 made under the terms of a consulting agreement dated as of July 1, 2006.

Grants of Plan-Based Awards

        The following table sets forth each grant of an award made to a named executive officer during our fiscal year ended December 31, 2006 under any of our incentive plans or equity plans. Other than the cash exercise price for options, which we always denominate in Canadian dollars, all data in the following table is expressed in U.S. dollars and has been converted into U.S. dollars based on the Bank of Canada daily noon exchange rate for December 29, 2006 of U.S. $1.00: Cdn. $1.1653. The Bank of Canada "noon exchange rate" is a benchmark rate established by the Bank of Canada.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)
						Exercise of Base Price of Option Awards(1) (Cdn. $/Sh)	Grant Date Fair Market Value of Stock and Option Awards(4) $
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
ROBERT L. KIRKMAN(3)	August 29, 2006	—	—	—	2,700,000	1.23	2,340,170
EDWARD A. TAYLOR	July 28, 2006	—	—	—	100,000	1.12	78,950
	October 10, 2006	—	—	—	100,000	1.32	92,700
	—	55,047	110,093	165,140	—	—	—
GUY ELY	—	—	—	—	—	—	—
R. RAO KOGANTY	—	19,440	38,879	58,318	—	—	—
MARILYN OLSON	—	27,747	55,493	83,240	—	—	—
T. ALEXANDER MCPHERSON	—	—	—	—	—	—	—
ROBERT D. AUBREY	—	43,199	86,397	129,596	—	—	—

(1)
Consistent with the provisions of our share option plan, options are priced at the closing sales price of our common shares in trading on the Toronto Stock Exchange on the date immediately prior to the date that the grants have been approved. Accordingly, the grant date shown is the date the options were approved, but the exercise price is shown in Canadian dollars based on the trading price of our common shares on the Toronto Stock Exchange on the date immediately prior to the grant date
(2)
The "target" payments under our 2006 Variable Pay Plan were set at different levels for different officers. Threshold, target, and maximum amounts are based on a percentage of base salary, as indicated in the table below for the officers who were employed by us as of July 31, 2007. Please see "Variable Cash Compensation—Incentive Bonuses" under "Compensation Discussion and Analysis" above for additional information regarding our 2006 Variable Pay Plan for executive officers.

Name	Threshold	Target	Maximum
ROBERT L. KIRKMAN	25%	50%	75%
EDWARD A. TAYLOR	20%	40%	60%
MARILYN OLSON	15%	30%	45%
R. RAO KOGANTY	15%	30%	45%
(3)
During fiscal year 2006, we did not pay a performance bonus to Dr. Kirkman. Pursuant to his offer letter, however, we did pay him a signing bonus of $100,000.
(4)
Amounts reflect the total fair value of stock options granted in fiscal year 2006, calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures.

Outstanding Equity Awards at 2006 Fiscal Year-End

        The following table sets forth the equity awards outstanding at December 31, 2006 for each of the named executive officers.

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price (Cdn. $)	Option Expiration Date
ROBERT L. KIRKMAN	—	2,700,000	(1)	1.23	August 29, 2014
EDWARD A. TAYLOR	30,000 30,000 30,000 75,000 11,250 12,500 12,500 20,000 — —	— — — 25,000 3,750 12,500 37,500 20,000 100,000 100,000	(2) (3) (4) (5) (6) (7) (8)	14.95 6.27 2.10 1.73 1.85 2.20 2.27 1.60 1.12 1.32	September 18, 2008 December 3, 2009 November 1, 2010 March 25, 2011 December 9, 2011 January 20, 2012 May 24, 2013 December 14, 2013 July 28, 2014 October 10, 2014
T. ALEXANDER McPHERSON	60,000 60,000 60,000 100,000 200,000 25,000 50,000	— — — — — 75,000 50,000	(9) (10)	14.95 6.27 2.10 1.85 2.20 2.27 1.60	September 18, 2008 December 3, 2009 November 1, 2010 December 9, 2011 January 20, 2012 May 24, 2013 December 14, 2013
GUY ELY	50,000 30,000 11,250 7,500 12,500	— — 3,750 7,500 12,500	(11) (12) (13)	5.28 2.10 1.85 2.20 2.27	January 31, 2008 January 31, 2008 January 31, 2008 January 31, 2008 January 31, 2008
ROBERT D. AUBREY	30,000 30,000 30,000 11,250 12,500 12,500 25,000	— — — 3,750 12,500 37,500 25,000	(14) (15) (16) (17)	14.95 6.27 2.10 1.85 2.20 2.27 1.60	September 18, 2008 March 23, 2009 March 23, 2009 March 23, 2009 March 23, 2009 March 23, 2009 March 23, 2009

MARILYN OLSON	20,000 10,000 12,500 11,250 7,500 12,500	— — 6,250 3,750 7,500 37,500	(18) (19) (20) (21)	14.95 6.27 2.10 1.85 2.20 2.27	September 18, 2008 December 3, 2009 May 5, 2011 December 9, 2011 January 20, 2012 May 24, 2013
R. RAO KOGANTY, PhD	20,000 10,000 15,000 7,500 10,000 18,750 10,000	— — — 2,500 10,000 56,250 10,000	(22) (23) (24) (25)	14.95 6.27 2.10 1.85 2.20 2.27 1.60	September 18, 2008 December 3, 2009 November 1, 2010 December 9, 2011 January 20, 2012 May 24, 2013 December 14, 2013

(1)
This stock option fully vests on August 29, 2009, and vests at a rate of 1/3 annually on the anniversary of grant.
(2)
This stock option fully vests on March 25, 2007, and vests at a rate of 1/4 annually on the anniversary of grant
(3)
This stock option fully vests on December 9, 2007, and vests at a rate of 1/4 annually on the anniversary of grant.
(4)
This stock option fully vests on January 20, 2008, and vests at a rate of 1/4 annually on the anniversary of grant.
(5)
This stock option fully vests on May 24, 2009, and vests at a rate of 1/4 annually on the anniversary of grant.
(6)
This stock option fully vests on December 14, 2007, and vests at a rate of 1/4 every six months from the date of grant.
(7)
This stock option fully vests on July 28, 2008 and vests at a rate of 1/4 every six months from the date of grant.
(8)
This stock option fully vests on October 11, 2010 and vests at a rate of 1/4 annually on the anniversary of grant.
(9)
This stock option fully vests on May 24, 2009, and vests at a rate of 1/4 annually on the anniversary of grant.
(10)
This stock option fully vests on December 14, 2007, and vests at a rate of 1/4 every six months from the date of grant.
(11)
This stock option fully vests on December 9, 2007, and vests at a rate of 1/4 annually on the anniversary of grant.
(12)
This stock option fully vests on January 20, 2008, and vests at a rate of 1/4 annually on the anniversary of grant.
(13)
This stock option was scheduled to fully vest on May 24, 2009; however, due to the revised expiry date of January 31, 2008, this stock option will not fully vest.
(14)
This stock option fully vests on December 9, 2007, and vests at a rate of 1/4 annually on the anniversary of grant.
(15)
This stock option fully vests on January 20, 2008, and vests at a rate of 1/4 annually on the anniversary of grant.

(16)
This stock option was scheduled to fully vest on May 24, 2009 (at a rate of 1/4 annually on the anniversary of grant); however, due to the revised expiry date of March 23, 2009, this stock option will not fully vest.
(17)
This stock option was scheduled to fully vest on December 14, 2009 (at a rate of 1/4 annually on the anniversary of grant); however, due to the revised expiry date of March 23, 2009, this stock option will not fully vest.
(18)
This stock option fully vests on May 5, 2007, and vests at a rate of 1/4 annually on the anniversary of grant.
(19)
This stock option fully vests on December 9, 2007, and vests at a rate of 1/4 annually on the anniversary of grant.
(20)
This stock option fully vests on January 20, 2008. This stock option vests at a rate of 1/4 annually on the anniversary of grant.
(21)
This stock option fully vests on May 24, 2009. This stock option vests at a rate of 1/4 annually on the anniversary of grant.
(22)
This stock option fully vests on December 9, 2007. This stock option vests at a rate of 1/4 annually on the anniversary of grant.
(23)
This stock option fully vests on January 20, 2008. This stock option vests at a rate of 1/4 annually on the anniversary of grant.
(24)
This stock option fully vests on May 24, 2009. This stock option vests at a rate of 1/4 annually on the anniversary of grant.
(25)
This stock option fully vests on December 14, 2007, and vests at a rate of 1/4 every six months from the date of grant.

Employment Agreements and Offer Letters

        Unless stated otherwise, all compensation data in the section below is expressed in U.S. dollars. Other than our chief executive officer, all of the named executive officers receive their cash compensation denominated in Canadian dollars. For currency translation purposes, we used the average of the Bank of Canada daily noon exchange rate for 2006, or U.S. $1.00: Cdn $1.1343 when translating cash compensation. When translating stock compensation under FAS 123(e), we used an exchange rate of $1.1653, the Bank of Canada daily noon exchange rate for December 29, 2006, the last trading day of our 2006 fiscal year. The Bank of Canada "noon exchange rate" is a benchmark rate established by the Bank of Canada.

  Employee Benefit Plans

        Our share option plan and restricted share unit plan provide for the acceleration of vesting of awards in connection with or following a change in control of the company. A "change in control" shall be deemed to have occurred if, (i) our board of directors passes a resolution to the effect that, for purposes of the share option plan, a change in control has occurred or (ii) any person or any group of two or more persons acting jointly or in concert becomes the beneficial owner, directly or indirectly, or acquires the right to control or direct, twenty-five (25)% per cent or more of our outstanding voting securities or any successor entity in any manner, including without limitation as a result of a takeover bid or an amalgamation with any other corporation or any other business combination or reorganization. See "Share Option Plan" and "Restricted Share Unit Plan" below. Biomira US will assume all obligations of Biomira under the plans upon completion of the arrangement.

  Robert L. Kirkman

        On September 5, 2006, we entered into an offer letter with Robert L. Kirkman, M.D., our president and chief executive officer. In consideration for his services, Dr. Kirkman is entitled to receive a base salary of $320,000 per year, subject to increases as may be approved by our board of directors. Dr. Kirkman is also entitled to receive a performance bonus of up to 50% of his base salary at target based on his achievement of predetermined objectives. In addition, our board of directors may award, in its sole discretion, Dr. Kirkman additional performance bonuses in recognition of his performance. Dr. Kirkman received a $100,000 signing bonus, which is repayable if he resigns before September 1, 2007.

        In accordance with the offer letter of August 28, 2006, our board of directors granted Dr. Kirkman an option to purchase 2,700,000 of our common shares at a price of Cdn. $1.23 per share. These shares will vest in equal installments over a period of three years, except that 50% of the shares subject to the option will vest if there is a change of control transaction or if he is terminated without cause within the first year of employment, and 100% of the shares subject to the options will vest if there is a change of control transaction or if he terminated without cause after the first year of employment. Dr. Kirkman was also eligible to receive an additional option to purchase a number of shares equal to 3% of any shares issued during his first year of employment with Biomira. As a result of the ProlX acquisition, which we completed in October 2006, and the financing we completed in December 2006, on May 3, 2007, our board of directors granted Dr. Kirkman an additional option to purchase 825,222 of our common shares at an exercise price of Cdn. $1.34. These shares will vest in equal annual installments over a period of four years and 100% of these shares will vest if there is a change of control transaction.

        In addition to the stock option vesting acceleration, Dr. Kirkman will receive the following benefits if we undergo a change of control transaction or if he is terminated without cause:

  •
  lump sum payment of one year base salary, less required withholding; and

  •
  lump sum payment of bonus at the target level for one year following the termination, less required withholding.

  Edward Taylor

        We are parties to an offer letter dated May 3, 1995 with Edward Taylor, currently our chief financial officer and vice president finance and administration. Under the offer letter, Mr. Taylor's employment does not have a specified term. We initially agreed to pay Mr. Taylor a base salary of $88,161, which had increased to $215,993 in 2006. Pursuant to the offer letter, our board of directors granted Mr. Taylor an initial option to purchase 100,000 of our common shares.

  Marilyn Olson

        We are parties to an offer letter dated August 10, 1989 with Marilyn Olson, currently our vice president quality assurance and regulatory affairs. At the time we entered the offer letter, Ms. Olson served as our manager of regulatory affairs. Under the offer letter, Ms. Olson's employment does not have a specified term. We initially agreed to pay Ms. Olson a base salary of $41,436, which had increased to $186,389 in 2006. Pursuant to the offer letter, our board of directors granted Ms. Olson an initial option to purchase 10,000 of our common shares.

  R. Rao Koganty

        We are parties to an offer letter dated December 16, 1985 with Dr. Koganty, currently our vice president and general manager, synthetic biologics business unit. At the time we entered the offer letter, Dr. Koganty served as senior scientist in our chemistry group. Under the offer letter, Dr. Koganty's employment does not have a specified term. We initially agreed to pay Dr. Koganty a base salary of $35,261, which had increased to $129,596 in 2006.

        The remaining named executive officers, Robert Aubrey, Guy Ely and Alexander McPherson, were no longer employed by us as of July 31, 2007.

Potential Payments on Termination or Change in Control

        We have entered into Severance Agreements with Edward Taylor, Marilyn Olson and Rao Koganty. Potential payments to our Chief Executive Officer, Dr. Kirkman, are set forth in his offer letter described above. The tables below describe the payments and benefits our named executive officers would be entitled to receive assuming that their employment was terminated on December 31, 2006.

  Chief Executive Officer

	Change of Control			Termination Other Than For Cause(3)
Name	Equity Acceleration(1)	Salary(2)	Insurance Benefits	Equity Acceleration(1)	Salary	Insurance Benefits
Robert L. Kirkman	$228,091	$480,000	—	$228,091	$480,000	—

(1)
The amount shown in this column is calculated as the spread value of all unvested stock options held by Dr. Kirkman on December 31, 2006, assuming the price of $1.14, the Biomira trading price on the NASDAQ Global Market on December 29, 2006.
(2)
The amount shown in this column is equal to Dr. Kirkman's base salary for fiscal year 2006 ($320,000) plus 100% of his eligible bonus if he were to perform at target ($160,000).
(3)
For purposes of Dr. Kirkman's offer letter, "cause" includes, among other things, (i) willful engaging in illegal conduct or gross misconduct which is injurious to us, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to you at our expense, (iv) material breach of any of our written policies, or (v) willful and continual failure substantially to perform his duties, which failure has continued for a period of at least 30 days after written notice by us.

  Edward Taylor

        The severance agreement that we entered into with Mr. Taylor on July 6, 1998, as amended by our share option plan with respect to continued vesting, requires us to pay him the following amounts upon a termination without cause or if there is a constructive termination, to be paid in equal installments over 18 months:

  •
  One and one half times his base salary;

  •
  An amount equal to the annual bonus earned in the preceding year;

  •
  An additional 20% of his base salary in lieu of other benefits; and

  •
  Shares subject to outstanding stock options will continue to vest for two years after the date of termination.

        In addition, if Mr. Taylor's employment is terminated or he ceases to be chief financial officer/vice president, finance and administration within two years of a change of control, or if Mr. Taylor voluntarily resigns within one year of a change of control because he is unable to effectively discharge the duties of the position he occupied immediately prior to the change of control, then we will be required to pay him the following amounts in equal installments over 24 months:

  •
  Two times his base salary;

  •
  An amount equal to the annual bonus earned in the preceding year; and

  •
  An additional 20% of his base salary in lieu of other benefits.

        Assuming Mr. Taylor's employment terminated without cause on December 31, 2006, by virtue of the agreements described above, he would be entitled to benefits with the value set forth in the table below:

	Termination After a Change of Control(1)			Termination Outside a Change of Control(2)
Name	Equity Acceleration(3)	Salary(4)	Insurance Benefits	Equity Acceleration(5)	Salary(6)	Insurance Benefits
Edward Taylor	$18,612	$518,511	—	$18,612	$413,388	—

(1)
Includes involuntary termination within two years of a change of control, or a voluntary termination within one year of the change of control because Mr. Taylor is unable to effectively discharge the duties of the position he occupied immediately prior to the change of control.
(2)
Includes involuntary termination, other than for cause, or voluntary termination due to a demotion resulting in constructive dismissal.
(3)
Under the terms of our share option plan, upon a change of control of our company, all outstanding options will immediately vest and become exercisable. See "Employment Agreements and Offer Letters—Employee Benefit Plans" under "Executive Compensation." The amount shown in this column is calculated as the spread value of all unvested stock options held by Mr. Taylor on December 31, 2006 that would vest if we had a change of control on December 29, 2006, assuming the price of $1.14, the Biomira trading price on the NASDAQ Global Market on December 29, 2006.
(4)
The amount shown in this column is two times Mr. Taylor's base salary for fiscal year 2006 ($210,247), plus an amount equal to the annual bonus earned in the preceding year ($55,967), plus an additional 20% of his base salary in lieu of benefits.
(5)
The amount shown in this column is calculated as the spread value of all unvested stock options held by Mr. Taylor on December 31, 2006 that would continue to vest for two years after his termination date, assuming the price of $1.14, the Biomira trading price on the NASDAQ Global Market on December 29, 2006.
(6)
The amount shown in this column is one and one half times Mr. Taylor's base salary for fiscal year 2006 ($210,247), plus an amount equal to the annual bonus earned in the preceding year ($55,967), plus an additional 20% of his base salary in lieu of other benefits.

        The payments described above for Mr. Taylor are based upon his agreement to (1) not become engaged or employed by one of our competitors, and (2) not recruit any of our employees for a period of 2 years form the date of termination.

  R. Rao Koganty

        The severance agreement that we entered into with Dr. Koganty on March 21, 2006, as amended by our share option plan with respect to continued vesting, requires us to pay him the following amounts upon a termination without cause or if there is a constructive termination, to be paid in equal installments over 18 months:

  •
  One and one half times his base salary;

  •
  An amount equal to the annual bonus earned in the preceding year;

  •
  An additional 20% of his base salary in lieu of other benefits; and

  •
  Shares subject to outstanding stock options will continue to vest for two years after the date of termination.

        In addition, if Dr. Koganty's employment is terminated or he ceases to be vice president and general manager, synthetic biologics business unit (or a comparable position) within two years of a change of control, or if Dr. Koganty voluntarily resigns within one year of a change of control because he was unable to effectively discharge the duties of the position he occupied immediately prior to the change of control, then we will be required to pay him the following amounts in equal installments over 18 months:

  •
  One and one half times his base salary;

  •
  An amount equal to the annual bonus earned in the preceding year; and

  •
  An additional 20% of his base salary in lieu of other benefits.

        Assuming Dr. Koganty's employment terminated without cause on December 31, 2006, by virtue of the agreements described above, he would be entitled to benefits with the value set forth in the table below:

	Termination After a Change of Control(1)			Termination Outside a Change of Control(2)
Name	Equity Acceleration(3)	Salary(4)	Insurance Benefits	Equity Acceleration(5)	Salary(4)	Insurance Benefits
Rao Koganty	—	$242,056	—	—	$242,056	—

(1)
Includes involuntary termination, other than for cause, within two years of a change of control, or a voluntary termination within one year of the change of control because Dr. Koganty is unable to effectively discharge the duties of the position he occupied immediately prior to the change of control.
(2)
Includes involuntary termination, other than for cause, or voluntary termination due to a demotion resulting in constructive dismissal.
(3)
Under the terms of our share option plan all outstanding options vest immediately and become fully exercisable upon a change of control. See "Employment Agreements and Offer Letters—Employee Benefit Plans" under "Executive Compensation." The amount shown in this column is calculated as the spread value of all unvested stock options held by Dr. Koganty on December 31, 2006 that would vest if we had a change of control on December 29, 2006, assuming the price of $1.14, the Biomira trading price on the NASDAQ Global Market on December 29, 2006. Because the exercise price of all of Dr. Koganty's options were greater than the market price on December 29, 2006, the value of the accelerated options would be zero.
(4)
The amount shown in this column is one and one half times Dr. Koganty's base salary for fiscal year 2006 ($126,148), plus an amount equal to the annual bonus earned in the preceding year ($27,605), plus an additional 20% of his base salary in lieu of other benefits.
(5)
The amount shown in this column is calculated as the spread value of all unvested stock options held by Dr. Koganty on December 31, 2006 that would continue to vest for two years after his termination date, assuming the price of $1.14, the Biomira trading price on the NASDAQ Global Market on December 29, 2006. Because the exercise price of all of Dr. Koganty's options were greater than the market price on December 29, 2006, the value of the accelerated options would be zero.

        The payments described above for Dr. Koganty are based upon his agreement to (1) not become engaged or employed by one of our competitors, and (2) not recruit any of our employees for a period of 2 years form the date of termination.

  Marilyn Olson

        The severance agreement that we entered into with Ms. Olson on May 12, 2003, as amended by our share option plan with respect to continued vesting, requires us to pay her the following amounts upon a termination without cause or if there is a constructive termination, to be paid in equal installments over 18 months:

  •
  One and one half times her base salary;

  •
  An amount equal to the annual bonus earned in the preceding year;

  •
  An additional 20% of her base salary in lieu of other benefits; and

  •
  Shares subject to outstanding stock options will continue to vest for two years after the date of termination.

        In addition, if Ms. Olson's employment is terminated or she ceases to be vice president, regulatory affairs (or a comparable position) within two years of a change of control, or if Ms. Olson voluntarily resigns within one year of a change of control because she was unable to effectively discharge the duties of the position she occupied immediately prior to the change of control, then we will be required to pay her the following amounts in equal installments over 18 months:

  •
  One and one half times her base salary;

  •
  An amount equal to the annual bonus earned in the preceding year; and

  •
  An additional 20% of her base salary in lieu of other benefits.

        Assuming Ms. Olson's employment terminated without cause on December 31, 2006, by virtue of the agreements described above, she would be entitled to benefits with the value set forth in the table below:

	Termination After a Change of Control(1)			Termination Outside a Change of Control(2)
Name	Equity Acceleration(3)	Salary(4)	Insurance Benefits	Equity Acceleration(5)	Salary(4)	Insurance Benefits
Marilyn Olson	—	$347,888	—	—	$347,888	—

(1)
Includes involuntary termination, other than for cause, within two years of a change of control, or a voluntary termination within one year of the change of control because Ms. Olson is unable to effectively discharge the duties of the position he occupied immediately prior to the change of control.
(2)
Includes involuntary termination, other than for cause, or voluntary termination due to a demotion resulting in constructive dismissal.
(3)
Under the terms of our share option plan all outstanding options vest immediately and become fully exercisable upon a change of control. See "Employment Agreements and Offer Letters—Employee Benefit Plans" under "Executive Compensation." The amount shown in this column is calculated as the spread value of all unvested stock options held by Ms. Olson on December 31, 2006 that would vest if we had a change of control on December 29, 2006, assuming the price of $1.14, the Biomira trading price on the NASDAQ Global Market on December 29, 2006. Because the exercise price of all of Ms. Olson's options were greater than the market price on December 29, 2006, the value of the accelerated options would be zero.
(4)
The amount shown in this column is one and one half times Ms. Olson's base salary for fiscal year 2006 ($181,430), plus an amount equal to the annual bonus earned in the preceding year ($39,457), plus an additional 20% of her base salary in lieu of other benefits.
(5)
The amount shown in this column is calculated as the spread value of all unvested stock options held by Ms. Olson on December 31, 2006 that would continue to vest for two years after her termination date, assuming the price of $1.14, the Biomira trading price on the NASDAQ Global Market on December 29, 2006. Because the exercise price of all of Ms. Olson's options were greater than the market price on December 29, 2006, the value of the accelerated options would be zero.

        The payments described above for Ms. Olson are based upon her agreement to (1) not become engaged or employed by one of our competitors, and (2) not recruit any of our employees for a period of 2 years form the date of termination.

  Guy Ely

        Dr. Ely's employment with Biomira terminated on January 31, 2006. In accordance with the severance agreement we entered into with him on April 14, 2003, we have agreed to pay Dr. Ely an amount equal to $379,198 over an eighteen month period, which amount includes one and one half times his base salary ($198,061) plus an amount equal to his fiscal year 2005 bonus ($55,599). We also paid for continuing benefits for Dr. Ely for a period of 6 months after the termination date of his employment which cost us $2,112. The payments described above for Dr. Ely were based upon his agreement to not become engaged or employed by one of our competitors for a period of 2 years from the date of termination.

  Robert Aubrey

        Mr. Aubrey's employment with Biomira terminated on March 23, 2007. In accordance with the severance agreement we entered into with him on September 25, 1998, we have agreed to pay Mr. Aubrey an amount equal to $339,759 over an eighteen month period, which amount includes one and one half times his base salary ($168,197) plus an amount equal to his fiscal year 2006 bonus ($53,824), plus 20% of salary in lieu of benefits ($33,640). The payments described above for

Mr. Aubrey were based upon his agreement to not become engaged or employed by one of our competitors for a period of 2 years from the date of termination.

  Agreement with Former Chief Executive Officer

        Dr. McPherson retired from his position as president and chief executive officer in May 2006. In connection with his retirement, we paid Dr. McPherson a retiring lump sum bonus payment of $44,949. Effective July 1, 2006, we entered into a consulting agreement with Dr. McPherson pursuant to which we agreed to pay Dr. McPherson an amount equal to $491,732 to be paid over a 24-month period, in exchange for certain advisory services. The first payment under the Consulting Agreement was made in December 2006 for the six months ending December 2006.

Share Option Plan

        Our board of directors adopted our share option plan on December 9, 1992 and our shareholders approved it on May 26, 1993. Our share option plan was amended and restated as of May 3, 2007. Our share option plan provides for the grant of nonstatutory stock options to selected employees, directors and persons or companies engaged to provide ongoing management or consulting services for Biomira, or any entity controlled by Biomira. The employees, directors and consultants who have been selected to participate in our share option plan are referred to below as "participants."

        Share Reserve.    The total number of common shares issuable pursuant to options granted under our share option plan shall, at any time be 10% of our issued and outstanding common shares. We have reserved a total of 11,691,533 common shares for issuance pursuant to our share option plan as of June 30, 2007. As of June 30, 2007, options to purchase 8,275,973 common shares were outstanding and 3,415,560 common shares were available for future grant under our share option plan.

        Administration.    Our board of directors currently administers our share option plan. Our compensation committee will become the plan administrator responsible for administering all of our equity compensation plans upon the closing of the arrangement. Under our share option plan, the plan administrator has the power, subject to certain enumerated restrictions in our share option plan, to determine the terms of the awards, including the employees, directors and consultants who will receive awards, the exercise price of the award, the number of shares subject to each award, the vesting schedule and exercisability of each award and the form of consideration payable upon exercise.

        Share Options.    The exercise price of the shares subject to options granted under our share option plan shall be determined by our board of directors but shall not be less than the fair market value of the shares. For purposes of our share option plan, the fair market value will mean the closing price of the our common shares as reported by the Toronto Stock Exchange on the day preceding the day on which the option is granted. If no trade of common shares is reported on the Toronto Stock Exchange that day, then the fair market value will not be less than the mean of the bid and ask quotations for our common on the Toronto Stock Exchange at the close of business on such preceding day.

        Termination of Service Provider Relationship.    Upon the termination without cause of a participant's employment or service with us (or any of our subsidiaries), other than a termination due to death or retirement (as such terms are defined in our share option plan), the participant's option will continue to vest and may be exercised at any time up to and including, but not after, the date which is 180 days after the date of the termination or the date prior to the close of the business on the expiry date of the option, whichever is the earlier. If termination is for cause, the option will immediately terminate in its entirety. An option may never be exercised after the expiration of its term.

        For our president or any of our vice presidents, in the event of a termination of the participant's service or employment with us (or any of our subsidiaries) without cause, any option granted to the participant will continue to vest and may be exercised at any time up to and including, but not after, the date which is the second anniversary of the date of his or her termination or the date before the close of business on the expiry date of his or her option, whichever is the earlier.

        In the event of the retirement, as such term is defined in our share option plan, of the participant while in the employment of us (or any of our subsidiaries), any option granted to the participant will continue to vest and may be exercised by the participant in accordance with the terms of the option at any time up to and including, but not after, the expiry date of the option.

        In the event of the death of the participant while in the employment or service of us (or any of our subsidiaries), the option will continue to vest and may be exercised by a legal representative of the participant at any time up to and including, but not after, the date which is 180 days after the date of the death of the optionee or before the close of business on the expiry date of the option, whichever is earlier.

        Effect of a Change in Control.    Our share option plan provides that, if a change in control occurs, as such term is defined in our share option plan, including our merger with or into another corporation or the sale of all or substantially all of our assets, or if there is an offer to purchase, a solicitation of an offer to sell, or an acceptance of an offer to sell our common shares made to all or substantially all of the holders of common shares, a participant, who at the time of the change of control is an employee, director or service provider, shall have the right to immediately exercise his or her option as to all common shares subject to such option, including as to those common shares with respect to which such option cannot be exercised immediately prior to the occurrence of the change of control, and the participant shall have 90 days from the date of the change of control to exercise his or her option (unless the option expires prior to such date).

        Transferability.    Unless otherwise determined by the plan administrator, our share option plan generally does not allow for the sale or transfer of awards under our share option plan other than by will or the laws of descent and distribution, and may be exercised only during the lifetime of the participant and only by that participant.

        Additional Provisions.    Our board of directors has the authority to amend (subject to shareholder approval in some circumstances) or discontinue our share option plan, so long as that action does not materially and adversely affect any option rights granted to a participant without the written consent of that participant.

        During the period January 1 to December 31, 2006, options to purchase 3,549,000 common shares were granted under our share option plan at exercise prices between $1.12 and $1.63 per share.

Restricted Share Unit Plan

        Our board of directors adopted our restricted share unit plan on May 18, 2005 and our stockholders approved it on May 18, 2005. Our restricted share unit plan was amended May 3, 2007. Our restricted share unit plan provides for the grant of restricted share units to non-employee members of our board of directors. The directors who receive restricted share units under our restricted share unit plan are referred to below as participants.

        Share Reserve.    We have reserved a total of 1,000,000 of our common shares for issuance pursuant to our restricted share unit plan. As of June 30, 2007, grants covering 516,620 common shares were outstanding and 464,380 common shares were available for future grant under our restricted share unit plan.

        Administration.    Our board of directors currently administers our restricted share unit plan. Our compensation committee will become the plan administrator responsible for administering all of our equity compensation plans upon the closing of the arrangement. Under our restricted share unit plan, the plan administrator has the power, subject to certain enumerated restrictions in our restricted share unit plan, to determine the terms of the grants, including the directors who will receive grants, the grant period (as such term is defined in our restricted share unit plan) of any awards, and any applicable vesting terms in order for the restricted share units to be issued, and such other terms and conditions as the board of directors deems appropriate.

        Each grant of restricted share units will be evidenced by a written notice, which we call the notice of grant, with such notice, in connection with our restricted share unit plan, governing the terms and conditions of the grant. Each notice of grant will state the number of restricted share units granted to the participant and state that each restricted share unit, subject to and accordance with the terms of our restricted share unit plan, will entitle the participant to receive one Biomira common share in settlement of a restricted share unit granted pursuant to our restricted share unit plan.

        Right to Restricted Share Units in the event of Death, Retirement, or Resignation.    In the event of the death of a participant while a director of Biomira, and with respect to each grant of restricted share units for which the grant period has not ended and for which the restricted share units have not been otherwise issued prior to the date of death, all unvested restricted share units will immediately vest and the Biomira common shares subject to such restricted share units will be issued by the later of the end of the calendar year of the date of death, or by the 15th day of the third calendar month following the participant's date of death.

        In the event the participant's service as a director terminates for any reason other than death, and provided such participant is not a specified employee (as such term is defined in our restricted share unit plan) on the date of his or termination, with respect to the restricted share units as to which the release date (as such term is defined in our restricted share unit plan) has not occurred, and for which Biomira common shares have not been issued, the participant will receive such shares as if the grant period had ended and such shares will be issued by the later of the end of the calendar year of the date of termination or by the 15th day of the third calendar month following the date of the termination. If the participant is a specified employee on the date of his or her termination, and if such termination is for any reason other than death, with respect to the restricted share units as to which the release date has not occurred, and for which Biomira common shares have not been issued, the participant will receive such shares as if the grant period had ended and such shares will be delivered by the 30th day of the date following the date which is six months following the participant's date of termination.

        Effect of a Change in Control.    In the event of a change in control (as such term is defined in our restricted share unit plan), with respect to all grants of restricted share units that are outstanding as of the date of such change in control, all unvested restricted share units will immediately vest and each participant who has received any such grants will be entitled to receive, on the date that is ten business days following the change in control date, an amount in full settlement of each restricted share unit covered by the grant. Such amount will be either one Biomira common share for each restricted share unit, or if so specified in a written election by the participant, a cash payment equal to the special value (as such term is defined in our restricted share unit plan) for each covered restricted share unit.

        Transferability.    The rights or interests of a participant under our restricted share unit plan will not be assignable or transferable, other than by will or the laws governing the devolution of property in the event of death and such rights or interests will not be encumbered.

        Additional Provisions.    Our board of directors has the authority to amend (subject to shareholder approval in some circumstances), suspend or terminate our restricted share unit plan in whole or in part from time to time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have also entered into the arrangements which are described where required under the heading titled "Employment Agreements and Offer Letters" including but not limited to the section "Agreement with Former Chief Executive Officer" on page 159.

Approval of Related Party Transactions

        We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons' immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction. All of the transactions described above were entered into prior to the adoption of this policy.

Acquisition of ProlX

        On October 30, 2006, we completed the acquisition of ProlX in connection with which we hired Dr. Lynn Kirkpatrick, the chief executive officer and president of ProlX, to be our chief scientific officer. Dr. Kirkpatrick continues to serve as our chief scientific officer. Under the terms of the merger agreement with ProlX, we paid the ProlX stockholders $3.0 million in cash and 17,877,777 Biomira common shares.

        Of the total purchase price paid, 2,681,667 common shares are being held escrow. The purpose of the escrow is to satisfy any claims arising out of representations and warranties made by ProlX in the merger and will continue for a period not to exceed 12 months from the closing date, except to the extent there remain pending claims at the end of the escrow period, in which case the escrow will be continued until the claims are resolved.

        In addition, and subject to applicable regulatory requirements, we may make up to three future payments to former ProlX stockholders, including Dr. Kirkpatrick, based on the achievement of specified milestones. We are obligated to make a payment of Biomira common shares with a fair market value equal to $5.0 million at the time of issuance to former stockholders of ProlX upon the initiation of the first phase 3 clinical trial of a ProlX product. We are further obligated to make another payment in Biomira common shares with a fair market value equal to $10.0 million at the time of issuance upon regulatory approval of a ProlX product in a major market. For purposes of determining the number of shares of Biomira common shares issuable in connection with these payments, if any, we will use the average closing sale price of one common share of Biomira as reported on the NASDAQ Global Market for the ten consecutive trading days ending three trading days immediately preceding the date of payment. As described under the caption "Description of the Company's Securities Following the Arrangement—Registration Rights," we have agreed to provide registration rights under the Securities Act of 1933, as amended, with respect to these shares. Finally, under certain circumstances, ProlX stockholders may also receive a 50% share of revenue from any potential collaboration agreement for a ProlX product in a specified non-oncology indication executed no later than two years after the closing date of the acquisition.

        Of the total consideration paid at closing, Dr. Kirkpatrick and her husband, Dr. Garth Powis, who was also a ProlX stockholder, were entitled to receive 4,801,438 and 4,881,798 common shares, respectively, subject to the escrow provisions described above. In addition, Dr. Kirkpatrick and Dr. Powis received cash payments of $800,783 and $814,594 respectively. If any future payments are made, Dr. Kirkpatrick and Dr. Powis will receive approximately 26.86% and 27.31% of such payments, respectively, based on their prior ownership interest in ProlX.

Indebtedness of Directors and Officers

        None of the current or former directors, executive officers or employees of Biomira or Biomira US or any of their subsidiaries, as applicable, is indebted to Biomira or Biomira US, respectively, or any of their subsidiaries, as applicable, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Biomira or Biomira US, respectively, or any of their subsidiaries, as applicable.

        None of Biomira's directors, executive officers, or associates of any of them, is, or, at any time since the beginning of the most recently completed financial year has been, indebted to Biomira or any of its subsidiaries, to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Biomira or any of its subsidiaries, or pursuant to any stock purchase program or any other program.

        None of Biomira US's directors, executive officers, or associates of any of them, is, or, at any time since the beginning of the most recently completed financial year has been, indebted to Biomira US or any of its subsidiaries, to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Biomira US or any of its subsidiaries, or pursuant to any stock purchase program or any other program.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficially ownership of our capital stock as of August 31, 2007 by (i) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our "named executive officers" and (iv) our directors and executive officers as a group.

	Common Shares Beneficially Owned		Preference shares Beneficially Owned
Name of Beneficial Owner(1)	Number of Common Shares(2)	Percent of Class(3)	Number of Preference shares	Percent of Class(4)	Percent of Combined Classes(5)
5% Stockholders:
Garth Powis(6)	4,881,798	4.18%	—	*	4.18%
University of Alberta(7)	—	*	12,500	100%	*
Directors and Executive Officers:
S. Robert Blair	19,000	*	—	*	*
Christopher S. Henney(8)	113,625	*	—	*	*
Richard L. Jackson(9)	56,203	*	—	*	*
W. Vickery Stoughton(10)	86,837	*	—	*	*
Michael C. Welsh(11)	57,100	*	—	*	*
Robert L. Kirkman(12)	900,000	*	—	*	*
Lynn Kirkpatrick(13)	4,801,438	4.11%	—	*	4.11%
R. Rao Koganty(14)	128,050	*	—	*	*
Marilyn E. Olson(15)	96,250	*	—	*	*
Edward A. Taylor(16)	389,400	*	—	*	*
Gary Christianson	—	*	—	*	*
All directors and executive officers as a group (11 persons)(17)	6,647,903	5.69%	—	*	5.69%

*
Represents less than 1% of class or combined classes.

(1)
Except as otherwise indicated, the address of each shareholder identified is c/o Biomira Inc., 2011 – 94 Street, Edmonton, Alberta, Canada T6N 1H1. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)
Options and warrants exercisable within 60 days of the record date are deemed outstanding for the purposes of computing the percentage of shares owned by that person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

(3)
Based on 116,915,338 common shares issued and outstanding as of July 31, 2007.

(4)
Based on 12,500 Class A preference shares issued and outstanding as of July 31, 2007.

(5)
Based on 116,927,838 common shares and Class A preference shares issued and outstanding as of July 31, 2007.

(6)
The business address for Garth Powis is MD Anderson Cancer Center, 1400 Holcombe Blvd., FC6. 3044, Unit 422, Houston, Texas 77030. Lynn Kirkpatrick and Garth Powis are husband and wife. In accordance with Rule 13d-5(b)(1) under the 1934 Act and by virtue of their relationship, Dr. Kirkpatrick and Dr. Powis may be deemed to be part of a "group" for purposes of Section 13(d)(3) of the 1934 Act. Dr. Kirkpatrick and Dr. Powis disclaim that they are part of a

  "group" by virtue of the relationship described herein, and each disclaims beneficial ownership of all securities of Biomira held by the other, except to the extent of his or her pecuniary interest therein. Dr. Kirkpatrick is an officer of Biomira.

(7)
The business address for the University of Alberta is 222, 8625 – 112 Street, Edmonton, Alberta T6G 2E1.

(8)
Includes 113,625 common shares that Dr. Henney has the right to acquire under outstanding options exercisable within 60 days after August 31, 2007.

(9)
Includes 56,203 common shares that Dr. Jackson has the right to acquire under outstanding options exercisable within 60 days after August 31, 2007.

(10)
Includes 67,837 common shares that Mr. Stoughton has the right to acquire under outstanding options exercisable within 60 days after August 31, 2007.

(11)
Includes 53,400 common shares that Mr. Welsh has the right to acquire under outstanding options exercisable within 60 days after August 31, 2007.

(12)
Includes 900,000 common shares that Dr. Kirkman has the right to acquire under outstanding options exercisable within 60 days after August 31, 2007.

(13)
Lynn Kirkpatrick and Garth Powis are husband and wife. In accordance with Rule 13d-5(b)(1) under the 1934 Act and by virtue of their relationship, Dr. Kirkpatrick and Dr. Powis may be deemed to be part of a "group" for purposes of Section 13(d)(3) of the 1934 Act. Dr. Kirkpatrick and Dr. Powis disclaim that they are part of a "group" by virtue of the relationship described herein, and each disclaims beneficial ownership of all securities of Biomira held by the other, except to the extent of his or her pecuniary interest therein.

(14)
Includes 120,000 common shares that Dr. Koganty has the right to acquire under outstanding options exercisable within 60 days after August 31, 2007.

(15)
Includes 96,250 common shares that Ms. Olson has the right to acquire under outstanding options exercisable within 60 days after August 31, 2007.

(16)
Includes 350,000 common shares that Mr. Taylor has the right to acquire under outstanding options exercisable within 60 days after August 31, 2007.

(17)
Includes 1,732,315 common shares that can be acquired under outstanding options exercisable within 60 days after August 31, 2007.

SHAREHOLDER PROPOSALS

        If the arrangement is not consummated, the next Biomira annual meeting of shareholders will be held in May of 2008, unless the date is changed by the board of directors, and a shareholder who wants to include a proposal in the information circular for that annual meeting must provide it to us by no later than Friday, November 30, 2007. If the arrangement is consummated, Biomira US's first annual meeting will be held in May of 2008.

        Requirements for Stockholder Proposals to be Considered for Inclusion in Biomira's Proxy Materials.     Stockholders of Biomira US may submit proposals on matters appropriate for stockholder action at annual meetings of Biomira US's stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be included in Biomira US's proxy materials relating to its 2008 Annual Meeting of Stockholders, all applicable requirements under Rule 14a-8 must be satisfied and such proposals must be received by Biomira US no later than January 4, 2008. Such proposals should be delivered to Biomira Corporation, Attn: Secretary, 110 – 110th Avenue NE, Suite 685, Bellevue, WA 98004. The submission of a stockholder proposal does not guarantee that it will be included in Biomira US's proxy statement or proxy.

        Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.    Biomira US's bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders where the proposal is not intended to be included in the proxy statement relating to that meeting. For stockholder nominations to the board of directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to Biomira US (at the address noted above) such that the stockholder notice has been received by Biomira US not less than one hundred twenty (120) days prior to the anniversary of the date on which Biomira US first mailed its proxy materials for its immediately preceding annual meeting of stockholders. To be timely for the 2008 annual meeting, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Biomira US by January 4, 2008. A stockholder's notice must set forth, with respect to each matter the stockholder proposes to bring before the annual meeting, the information required by Biomira US's bylaws. If a stockholder fails to comply with the advance notice provision set forth in the bylaws, the stockholder will not be permitted to present the proposal at the meeting.

        In addition, the proxy solicited by the board of directors for the 2008 Annual Meeting of Stockholders will confer discretionary authority on management's proxy holders to vote on (i) any proposal presented by a stockholder at that meeting for which Biomira US has not been provided with notice on or prior to the January 4, 2008 deadline and (ii) on any proposal made in accordance with the bylaw provisions, if the 2008 proxy statement briefly describes the matter and how management's proxy holders intend to vote on it, provided that the stockholder has not complied with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

INTEREST OF EXPERTS

        As of the date hereof, the partners and associates of Wilson Sonsini Goodrich & Rosati, P.C., as a group own, directly or indirectly, less than 1% of the Biomira common shares, and the partners and associates of Fraser Milner Casgrain LLP, as a group own, directly or indirectly, less than 1% of the Biomira common shares.

        Our auditors are Deloitte & Touche LLP, 2000 Manulife Place, 10180 – 101 Street, Edmonton, Alberta T5J 4E4 and have reported that they are independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

        Wilson Sonsini Goodrich & Rosati, P.C., has passed upon the U.S. tax matters relating to the arrangement and the plan of reorganization as set forth in this proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

TRANSFER AGENTS

        The transfer agent and registrar for both the Biomira common shares and Biomira US common stock is Computershare Investor Services Inc., Suite 600, 530 8th Avenue SW, Calgary, Alberta T2P 3S8 (403) 267-6800 and at 100 University Ave, 9th floor, Toronto, Ontario M5J 2Y1 (800) 564-6253 and at 350 Indiana St., Suite 800, Golden, Colorado 80401 (214) 340-0757.

ENFORCEABILITY OF CIVIL LIABILITIES
UNDER UNITED STATES FEDERAL SECURITIES LAWS

        Biomira Inc., or Biomira, is a corporation formed under the Canada Business Corporations Act, or the CBCA. Some of Biomira's directors, officers and controlling persons, as well as certain of the experts named in this proxy statement/prospectus, reside outside the United States of America and all or a substantial portion of their assets and the assets of Biomira are located outside the United States. As a result, with the exception of Biomira US, it may be difficult for you to effect service of process within the United States upon these persons or to enforce judgments of courts of the United States against them based on civil liabilities under the U.S. federal securities laws.

EXPERTS

        The consolidated financial statements of Biomira Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to issuance of separate financial statements prepared under Canadian generally accepted accounting principles) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The ProlX Pharmaceuticals Corporation financial statements as of December 31, 2005 have been audited by McConnell & Jones LLP, an independent accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The ProlX Pharmaceuticals Corporation financial statements as of December 31, 2004 have been audited by Beach, Fleischman & Co., P.C., an independent accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

        Pursuant to the rules of the SEC, Biomira US and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Biomira US's annual report to stockholders and Biomira US's proxy statement. Upon written or oral request, Biomira US will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Biomira US deliver single copies of such documents in the future. Stockholders may notify Biomira US of their requests by calling or writing Investor Relations at its principal executive offices at Biomira US, 110 – 110th Avenue NE, Suite 685, Bellevue, WA 98004. In addition, Biomira US will make available free of change through an Internet website its annual report, quarterly reports, 8-K reports and other SEC filings.

WHERE YOU CAN FIND MORE INFORMATION

        Biomira Corporation filed a registration statement on Form S-4 to register with the SEC the Biomira Corporation common and preferred stock to be issued to Biomira Inc. shareholders. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Biomira Corporation in addition to being a proxy statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Biomira Corporation's registration statement or the exhibits to the registration statement.

        Biomira Inc. files and/or furnishes annual and current reports, and other information with the SEC. You may read and copy any reports, statements or other information that Biomira Inc. files and/or furnishes with the SEC at the SEC's public reference room at the following location:

SEC—Public Reference Room 100 F Street, N.E. Room 1580 Washington, DC 20549

        Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at: www.sec.gov.

        If you are a Biomira Corporation stockholder or a Biomira Inc. shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Biomira Corporation Investor Relations 110 – 110th Avenue NE, Suite 685 Bellevue, Washington 98004	Biomira Inc. Secretary 2011 – 94 Street Edmonton, Alberta AB T6N 1H1

        Biomira Corporation and Biomira Inc. have supplied all the information in this proxy statement/prospectus relating to this arrangement.

        You should rely on the information contained or incorporated by reference into this proxy statement/prospectus to vote on the proposals described in this document. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated September [    •    ], 2007. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Biomira Corporation common and/or preferred stock in the arrangement shall create any implication to the contrary.

        Additional information relating to Biomira is available at the Canadian Securities Administration's SEDAR web site at www.sedar.com, including our financial statements reported in accordance with Canadian GAAP and in Canadian dollars. You may request and receive the following from our corporate secretary one copy of our comparative financial statements for the most recently completed financial year, the accompanying auditor's report and managements' discussion and analysis, and one copy of any of our interim financial statements and managements' discussion and analysis created after the latest annual financial statements. We may require a non-shareholder to pay a reasonable charge for the material requested.

        If you would like additional copies of this proxy statement/prospectus, or if you have questions, you should contact Investor Relations at (780) 490-2818.

DIRECTORS' APPROVAL

        Biomira's board has approved the contents of this proxy statement/prospectus and the distribution of the proxy statement/prospectus to our shareholders.

DATED: ____________________, 2007.
Name: Robert L. Kirkman, M.D. Title: Chief Executive Officer

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of
Biomira Inc.

        We have audited the accompanying consolidated balance sheets of Biomira Inc. and subsidiaries (the "Company") as of December 31, 2006 and 2005, and the consolidated statements of operations and other comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Biomira Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

        On February 9, 2007, we reported separately to the Shareholders of Biomira Inc, on our audits, conducted in accordance with Canadian generally accepted auditing standards, of the consolidated financial statements for the same periods, prepared in accordance with Canadian generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Edmonton, Canada
September 10, 2007

Page
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations and Other Comprehensive Income	F-5
Consolidated Statements of Shareholders' Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to the Consolidated Financial Statements	F-8 - F-38

BIOMIRA INC.

Consolidated Balance Sheets

As of December 31
(expressed in thousands of U.S. dollars, except share amounts)

	2006	2005
ASSETS
Current
Cash and cash equivalents	$13,409	$7,946
Short-term investments	14,986	10,422
Accounts receivable (See Note 5)	963	1,097
Government grant receivable (See Note 5)	174	—
Prepaid expenses (See Note 6)	290	244
Inventory (See Note 7)	1,104	—

	30,926	19,709
Plant and equipment (See Note 8)	388	554
Deposit asset (See Note 4 and Note 23)	1,184	—
Long-term investments (See Note 9)	347	175
Goodwill (See Note 4)	611	—

Total	$33,456	$20,438

LIABILITIES
Current
Accounts payable and accrued liabilities (See Note 10)	$3,475	$2,402
Current portion of capital lease obligations (See Note 11)	40	39
Current portion of deferred revenue (See Note 15)	178	178

	3,693	2,619
Capital lease obligations (See Note 11)	28	69
Notes payable (See Note 12)	199	—
Warrant liability (See Note 13)	1,364	399
Deferred revenue (See Note 15)	711	889
Class A preference shares (See Note 13)	26	26

Total	6,021	4,002

Contingencies, commitments, and guarantees (See Note 20)
SHAREHOLDERS' EQUITY
Share capital (See Note 4 and Note 13)	324,992	280,235
Issued and outstanding—116,915,338 and 78,816,564
Additional paid-in capital	11,955	9,483
Accumulated deficit	(301,203)	(264,809)
Accumulated other comprehensive loss	(8,309)	(8,473)

	27,435	16,436

	$33,456	$20,438

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.

Consolidated Statements of Operations and Other Comprehensive Income

Years ended December 31
(expressed in thousands of U.S. dollars, except share and per share amounts)

	2006	2005	2004
Revenue
Contract research and development (See Note 15)	$3,678	$3,171	$1,652
Licensing revenue from collaborative agreements (See Note 15)	182	171	5,025
Licensing, royalties, and other revenue	119	271	194

	3,979	3,613	6,871

Expenses
Research and development (See Note 16)	12,200	13,567	10,616
General and administrative	7,636	4,690	4,513
Marketing and business development	587	756	988
Depreciation	247	224	295
Gain on disposal of plant and equipment	—	—	(2)
In process research and development (See Note 4)	24,920	—	—
Investment and other income (See Note 9 and Note 18)	(916)	(656)	(282)
Interest expense (See Note 11)	10	2	4
Change in fair value of warrant liability (See Note 13)	(3,849)	(3,843)	255

	(40,835)	(14,740)	(16,387)

Loss before income taxes	(36,856)	(11,127)	(9,516)
Income tax recovery:
Current (See Note 19)	462	287	312

Net loss	$(36,394)	$(10,840)	$(9,204)
Other Comprehensive income	164	430	914

Comprehensive net loss	$(36,230)	$(10,410)	$(8,290)

Basic and diluted loss per share	$(0.40)	$(0.14)	$(0.13)

Weighted average number of common shares outstanding	91,900,184	78,659,502	72,941,110

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.

Consolidated Statements of Shareholders' Equity
(expressed in thousands of U.S. dollars, except number of common shares issued and outstanding)

	Share Capital
					Accumulated Other Comprehensive Loss
	Number of Common Shares	Amount	Additional Paid-in Capital	Accumulated Deficit
Balance at December 31, 2003	72,545,232	$268,360	$7,879	$(244,765)	$(9,817)

Exercise of share options	181,375	344
Equity placements	4,891,051	9,533
Exercise of warrants	722,320	1,203	1,463
Net loss				(9,204)
Foreign currency translation adjustments					914

Balance at December 31, 2004	78,339,978	$279,440	$9,342	$(253,969)	$(8,903)

Exercise of share options	21,907	37
Exercise of warrants	454,679	758	141
Net loss				(10,840)
Unrealized holding losses on available-for-sale securities					(51)
Foreign currency translation adjustments					481

Balance at December 31, 2005	78,816,564	$280,235	$9,483	$(264,809)	$(8,473)

Conversion of restricted share units	19,000	26	(26)
Equity placements	20,201,997	22,792
Issued for business acquisition	17,877,777	21,939
Stock-based compensation			2,498
Net loss				(36,394)
Unrealized holding gains on available-for-sale securities					99
Foreign currency translation adjustments					65

Balance at December 31, 2006	116,915,338	$324,992	$11,955	$(301,203)	$(8,309)

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.

Consolidated Statements of Cash Flows

Years ended December 31
(expressed in thousands of U.S. dollars)

	2006	2005	2004
Operating
Net loss	$(36,394)	$(10,840)	$(9,204)
Depreciation	247	224	295
Stock compensation expense (See Note 14)	2,498	—	—
In-process research and development	24,920	—	—
Change in fair value of warrant liability (See Note 13)	(3,849)	(3,843)	255
Gain on disposal of plant and equipment	—	—	(2)
Impairment allowance (See Note 9)	88	—	—
Deferred revenue (See Note 15)	(182)	(457)	(4,758)
Net change in non-cash working capital balances from operations
Accounts receivable	(17)	(448)	(213)
Prepaid expenses	(164)	30	108
Inventory	(973)	—	—
Accounts payable and accrued liabilities	142	718	(1,170)

	(13,684)	(14,616)	(14,689)

Investing
Purchase of short-term investments	(47,777)	(45,594)	(55,617)
Redemption of short-term investments	43,285	51,042	54,612
Purchase of plant and equipment	(71)	(325)	(97)
Proceeds from disposal of plant and equipment	—	—	2
Business acquisition (See Note 4)	(3,874)	—	—
Increase in long-term investments	(356)	—	—

	(8,793)	5,123	(1,100)

Financing
Proceeds on issue of common shares and warrants, net of issue costs	27,735	(83)	12,015
Proceeds from exercise of stock options	—	37	344
Proceeds from exercise of warrants	—	758	1,203
Repayment of notes payable	(13)	—	—
Repayment of capital lease obligation	(41)	(12)	(83)

	27,681	700	13,479

Net cash inflow (outflow)	5,204	(8,793)	(2,310)
Effect of exchange rate fluctuations on cash and cash equivalents	259	216	215

Increase (decrease) in cash and cash equivalents	5,463	(8,577)	(2,095)
Cash and cash equivalents, beginning of year	7,946	16,523	18,618

Cash and cash equivalents, end of year	$13,409	$7,946	$16,523

Supplemental disclosure of cash flow information
Amount of interest paid in the year	$10	$2	$4
Amount of income taxes paid in the year	$—	$—	$—

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.

Notes to the Consolidated Financial Statements

Year ended December 31, 2006, 2005 and 2004
(expressed in thousands of U.S. dollars, except share and per share amounts)

1. DESCRIPTION OF BUSINESS

        Biomira Inc. (the "Company" or "Biomira") is a biotechnology company incorporated under the Canada Business Corporations Act in 1985. The Company specializes in the development of innovative therapeutic products for the treatment of cancer. Biomira's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients.

2. SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

        These consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America ("US GAAP") and reflect the following significant accounting policies.

  Basis of consolidation

        The Company's consolidated financial statements include the accounts of its wholly-owned subsidiaries, including Biomira USA Inc., Biomira International Inc., Biomira BV and ProlX Pharmaceuticals Corporation, and its 90% owned subsidiary Oncodigm Biopharma Inc., on a fully consolidated basis. All intercompany balances and transactions have been eliminated upon consolidation.

  Accounting estimates

        The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Significant estimates include the allocation of the purchase price for acquisitions, the valuation of long-term investments, goodwill, the fair value of share options and restricted share units granted and warrants issued, the useful lives of plant and equipment, the amortization period of deferred revenues, and the valuation allowance of the future income tax asset.

  Cash and cash equivalents

        Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash, with original maturities of 90 days or less at the time of purchase. As at December 31, 2006, cash and cash equivalents was comprised of $2,111 (2005—$714) cash, $6,696 (2005—$1,564) in money market investments and $4,602 (2005—$5,668) in short-term investments with original maturities of 90 days or less. The carrying value of these cash equivalents approximates its fair value.

  Short-term and long-term investments

        Short-term and long-term investments are classified as available-for-sale securities. In accordance with Statement of Financial Accounting Standards ("SFAS") 115, Accounting for Certain Investments in

Debt and Equity Securities, available-for-sale securities are carried at market value, with unrealized temporary holding gains and losses excluded from income and reported in other comprehensive income and also as a net amount in accumulated other comprehensive income until realized. Available-for-sale securities are written down to fair value through income whenever it is necessary to reflect an other-than-temporary impairment.

        As at December 31, 2006, the composition of available-for-sale securities is as follows:

	Carrying Amount	Fair Value
Marketable securities	$185	$185
Short-term investments maturing within 90 days	6,787	6,787
Short-term investments maturing within 1 year	8,014	8,014

Total short-term investments	$14,986	$14,986

Long-term investments	$347	$347

  Derivative financial instruments

        The Company does not generally utilize derivative financial instruments. However, the Company may use foreign exchange forward contracts in order to reduce the impact of fluctuating foreign currency exchange rates on its foreign currency denominated cash, cash equivalents, and short-term investments. These foreign exchange forward contracts are not designated as hedges. They require the exchange of payments without the exchange of the notional principal amount on which the payments are based. These instruments are recognized in the consolidated balance sheets and measured at fair value, with changes in fair value recognized immediately in investment and other income in the consolidated statements of operations.

        The Company's policy is not to utilize derivative instruments for trading or speculative purposes.

        Under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, share purchase warrants with an exercise price denominated in a currency other than the Company's functional currency are recorded as liabilities. Changes in the fair value of the warrants are recognized in the consolidated statements of operations.

  Inventory

        Inventories of raw material supplies are valued at the lower of cost, computed in a first-in, first-out basis, and replacement cost. Inventories of work-in-process and finished goods are valued at the lower of standard cost (which is calculated to approximate actual costs) and net realizable value.

  Plant and equipment and depreciation

        Plant and equipment are recorded at cost and depreciated over their estimated useful lives on a straight-line basis, as follows:

Scientific equipment	20%
Office equipment	20%
Manufacturing equipment	25%
Computer software and equipment	33 1/3%
Leased equipment	Shorter of useful life or the term of the lease
Leasehold improvements	Shorter of useful life or the term of the lease

        The Company evaluates the carrying value of plant and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized when the carrying amount of a plant or equipment exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition, and is measured as the amount by which the carrying value of the asset exceeds its fair value.

  Goodwill

        Goodwill is carried at cost and is not amortized, but is reviewed annually for impairment, or more frequently when events or changes in circumstances indicate that the asset may be impaired. In the event that the carrying value of goodwill exceeds its fair value, an impairment loss would be recognized.

  Revenue recognition

        Following the recommendations of Emerging Issues Task Force ("EITF") Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, the Company evaluates revenue from collaborative arrangements with multiple deliverables to determine whether the deliverables represent one or more units of accounting. A delivered item is considered a separate unit of accounting if the following separation criteria are met: i) the delivered item has standalone value to the customer; ii) there is objective and reliable evidence of the fair value of any undelivered items; and iii) if the arrangement includes a general right of return relative to the delivered item, the delivery of undelivered items is probable and substantially in the Company's control. The relevant revenue recognition accounting policy is applied to each separate unit of accounting.

        Revenue from contract research and development consists of non-refundable research and development funding received under the terms of collaborative agreements. Such funding compensates the Company for clinical trial expenses related to the collaborative development programs for certain product candidates of the Company, and is recognized as revenue at the time that clinical activities are performed under the terms of collaborative agreements.

        Revenue from collaborative agreements typically consists of initial technology access or licensing fees and milestone payments triggered by specified events. Initial lump-sum payments for such technology access or licensing fees are recorded as deferred revenue when received and recognized as revenue on a straight-line basis over the term of the license agreement or the related product lifecycle, whichever is shorter. Milestone payments are recognized as revenue upon performance of obligations defined as milestones in the agreements, when the Company has no further involvement or obligation to perform under the agreements. Milestone payments for which the Company has ongoing involvement are deferred and amortized into income over the estimated period of the ongoing involvement.

        Licensing and royalty revenues, as well as other revenues from third party contracts, are recognized as earned on an accrual basis in accordance with the terms of the contractual agreements.

  Government grants

        Government assistance is recognized when the expenditures that qualify for assistance are made and the Company has complied with the conditions for the receipt of government assistance. Government assistance is applied to reduce eligible expenses incurred. A liability to repay government assistance, if any, is recorded in the period when the conditions arise that cause the assistance to become repayable.

  Research and development costs

        The Company expenses research and development costs as incurred. Acquired research and development assets used solely in research and development activities with no alternative future use are also expensed.

  Foreign currency translation

        The Company's functional currency is the Canadian dollar. As such, revenue and expense transactions denominated in currencies other than the Company's functional currency are translated into Canadian dollars at the exchange rates in effect at the time of such transactions. Monetary assets and liabilities are translated at current rates at the balance sheet date. Gains or losses resulting from these translation adjustments are included in other income or expense.

        The operations of the Company's foreign subsidiaries are considered to be integrated foreign operations and, accordingly, are converted to Canadian dollars by translating: (1) monetary assets and liabilities at the rate of exchange prevailing at the balance sheet date, (2) non-monetary assets and liabilities at the rate in effect when the assets were acquired or liabilities were assumed, and (3) items included in the statements of operations at the exchange rates in effect at the date of such transactions; with resulting exchange gains or losses included in the determination of income.

        As the Company's reporting currency is the U.S. dollar, the Canadian dollar consolidated financial statements are translated into U.S. dollars using the current rate method of translation. Gains or losses resulting from this translation are included in other comprehensive income.

  Employee future benefits

        The Company accounts for obligations for future employee benefits arising from current service on an accrual basis.

  Earnings per share

        Basic earnings per common share are calculated using the weighted average number of common shares outstanding during the year.

        Diluted earnings per common share are calculated on the basis of the weighted average number of shares outstanding during the period, plus the additional common shares that would have been outstanding if potentially dilutive common shares issuable under share options, restricted share units and warrants had been issued using the treasury stock method.

  Income taxes

        The Company follows the liability method of accounting for income taxes. Under this method, future income assets and liabilities are determined based on the differences between the carrying amounts and tax bases of assets and liabilities and are measured using enacted tax rates and laws applicable to the years in which the differences are expected to reverse. A valuation allowance is provided to the extent that it is more likely than not that future income tax assets will not be realized.

  Accumulated other comprehensive loss

        Comprehensive net loss is comprised of net loss and other comprehensive income (loss).

        Other comprehensive income (loss) primarily consists of foreign currency translation adjustments for the year, which arise from the conversion of the Canadian dollar functional currency consolidated financial statements to the U.S. dollar reporting currency consolidated financial statements. Accumulated other comprehensive loss of $8,309 (2005—$8,473) primarily consists of foreign currency translation adjustments.

3. ACCOUNTING POLICY CHANGES

  Accounting standards adopted in the current year

  Stock-based compensation

        Effective January 1, 2006 the Company adopted SFAS 123(R), Share-Based Payment, as interpreted by Staff Accounting Bulletin ("SAB") 107, a revision to SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) requires the Company to recognize in the income statement the grant date fair value of share-based compensation awards granted to employees over the requisite service period. Pursuant to the provisions of SFAS 123(R), the Company applied the modified prospective transition method such that SFAS 123(R) will apply to new awards, the unvested portion of existing awards and to awards modified, repurchased or cancelled after the effective date. During 2006, the Company recorded stock compensation expense in the consolidated statements of operations on a straight-line basis over the requisite service period, which is generally the vesting period, with the offset to additional paid-in capital. Because the Company has elected to use the modified prospective transition method, results for prior periods have not been restated. The Company also evaluated the need to record a cumulative effect adjustment for estimated forfeitures upon the adoption of SFAS 123(R) and determined that no adjustment was required.

        Prior to January 1, 2006, the Company measured compensation expense using the intrinsic value based method of accounting for share options, in accordance with Accounting Principles Board ("APB") Opinion 25, as allowed under SFAS 123. Under this method, compensation was the excess, if any, of the quoted market value of the stock at the date of the grant over the amount an option holder must pay to acquire the stock. Accordingly, the Company recorded no share-based employee compensation expense as all options granted had exercise prices equal to the fair market value of the common stock on the date of grant. As a result of the adoption of SFAS 123(R), the Company's stock compensation expense and net loss for 2006 and additional paid-in capital as at December 31, 2006 were $2,498 greater than they would have been under the Company's previous accounting method for share-based compensation. Basic and diluted loss per share increased by $0.03 for 2006. The previous accounting method required pro-forma disclosure of compensation expense as if the fair value method has been applied for awards granted in fiscal year periods after December 15, 1994.

        The table below presents the pro-forma disclosures:

	2005	2004
Net loss to common shareholders	$10,840	$9,204
Compensation expense under SFAS 123	1,401	2,693

Pro-forma net loss to common shareholders	12,241	11,897

Pro-forma basic and diluted loss per share	$0.16	$0.16

        The assumptions used in the Black-Scholes option pricing model to calculate the fair value of share options granted during the year are disclosed in Note 14.

  Exchanges of Non-monetary Assets

        Effective January 1, 2006, the Company prospectively adopted SFAS 153, Exchanges of Non-monetary Assets, an amendment of APB 29. SFAS 153 amends APB 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS 153 did not have a material impact on the Company's results of operations or financial position in the current year.

  Accounting Changes and Error Corrections

        Effective January 1, 2006, the Company adopted SFAS 154, Accounting Changes and Error Corrections, which replaces APB 20, Accounting Changes, and supersedes SFAS 3, Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, on the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. The adoption of SFAS 154 did not have a material impact on the Company's results of operations or financial position in the current year.

  The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments

        Effective January 1, 2006, the Company adopted FASB Staff Position ("FSP") SFAS 115-1 and SFAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which nullified 2004 guidance issued by the Emerging Issues Task Force ("EITF") on determining whether an impairment is other-than-temporary, and effectively reverted back to previous guidance in this area. The FSP generally encompasses guidance for determining when an investment is impaired, how to measure the impairment loss, and what disclosures should be made regarding impaired securities. The adoption of this FSP did not have a material impact on the Company's results of operations or financial position in the current year.

  Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements

        Effective January 1, 2006, the Company adopted the Securities and Exchange Commission ("SEC") issued SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The rollover approach quantifies the amount of the error in the current year financial statements whereas the iron curtain approach quantities misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. The adoption of SAB 108 did not have a material impact on the Company's consolidated financial statements.

  Accounting standards effective in future years

  Fair Value Measurements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements, but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.

  Accounting for Certain Hybrid Financial Instruments

        In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities and SFAS 140,

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning on or after September 15, 2006. The Company currently does not have any hybrid financial instruments and the adoption of SFAS 155 will not have a material impact on the Company's 2007 consolidated financial statements.

  Accounting for Uncertainty in Income Taxes

        In June 2006, the FASB issued FASB Interpretation ("FIN") 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. The Company has evaluated the impact of FIN 48 and has determined that the adoption of this standard will not have a material impact on the Company's 2007 consolidated financial statements.

  The Fair Value Option for Financial Assets and Financial Liabilities

        In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early adoption is allowed under certain circumstances. The Company is currently evaluating the impact SFAS 159 will have on its consolidated financial statements.

4. BUSINESS ACQUISITION

        Pursuant to an Agreement and Plan of Reorganization (the "Agreement"), dated October 30, 2006 ("the closing date"), between Biomira, Biomira Acquisition Corporation (the "Subsidiary"), a newly-formed wholly-owned subsidiary of the Company, ProlX Pharmaceuticals Corporation ("ProlX") and two of the principal stockholders of ProlX, the Company acquired 100% interest in ProlX by way of merger with the Subsidiary.

        The purchase price for ProlX consisted of $3.0 million in cash from the Company's existing financial resources and 17,877,777 shares of Biomira common stock (subject to certain resale restrictions) in return for all of the outstanding stock of ProlX. Of the total purchase price paid, 2,681,667 shares of Biomira common stock will be held in escrow and 1,000,000 shares of Biomira common stock will be held in special escrow. The escrow is to satisfy any claims arising out of representations and warranties made by ProlX in the merger and shall be continued for a period not to exceed 12 months from the closing date, except to the extent there remains pending claims at the end of such period, then the escrow shall be continued until such claims are resolved. The special escrow shall be continued until such time as an aggregate of $3.0 million in funding has been received under ProlX's existing federal government grants. If the grant funding is not received, the shares in the special escrow will be returned to the Company. The Company incurred acquisition costs of approximately $1,201 of which $238 is in accounts payable and accrued liabilities at December 31, 2006, and share issuance costs of $35.

        In addition, and subject to applicable regulatory requirements, there may be up to three future payments based on the achievement of specified milestones. A payment in Biomira common stock (with registration rights) of $5.0 million is due upon the initiation of the first phase 3 trial of a ProlX product. Another payment in Biomira common stock (with registration rights) of $10.0 million is due upon regulatory approval of a ProlX product in a major market. Each share of Biomira common stock issued in connection with these two future payments shall have a value equal to the average closing sale price of one share of Biomira common stock as reported on the Nasdaq Global Market for the ten consecutive trading days ending three trading days immediately preceding the date of payment for such future payment ("contingently issuable shares"). Finally, under certain circumstances, previous ProlX shareholders may also receive a 50% share of revenue from any potential collaboration agreement for a ProlX product in a specified non-oncology indication executed no later than two years after the closing date of the acquisition.

        The net assets and operations of ProlX acquired by the Company has continued as ProlX Pharmaceuticals Corporation, a wholly-owned subsidiary of the Company.

        The total cost of the acquisition was as follows:

Purchase consideration and costs:
17,877,777 common shares of Biomira	$21,974
Cash	3,000
Acquisition costs	1,201

$26,175

        The fair value of the Company's shares issued is based on the weighted average purchase price of the Company's shares traded on the Toronto Stock Exchange for a reasonable period before and after the date that the terms of the acquisition were agreed to and announced. In this case, the Company has determined that two days before and after is a reasonable period of time. Share capital was credited with an amount of $21,939 representing the fair value of the shares issued net of share issuance costs.

        The total cost of the acquisition has been allocated to ProlX's assets and liabilities, based on the estimated fair value of such items at the time of acquisition, as follows:

Assets acquired:
Cash and cash equivalents	$89
Accounts receivable	24
Prepaid expenses	45
Plant and equipment	5
In process research and development	24,920
Deposit asset	1,229
Goodwill	634

26,946

Liabilities assumed:
Accounts payable and accrued liabilities	551
Notes payable	220

771

Net assets acquired	$26,175

        The value of contingently issuable shares has not been included in the total cost of the acquisition, as the payment of these amounts is not reasonably assured at this time. Should any of the contingently issuable shares be issued, their value would be added to the purchase price.

        The in-process research and development of $24,920 is primarily comprised of patents and technologies which require regulatory approval to be commercialized and which have no proven alternative future uses. The in-process research and development amounts were immediately expensed upon acquisition. The fair value of the acquired technologies has been determined using a probability adjusted discounted cash flow method on a product by product basis. Under the valuation model, material net cash inflows from significant products are expected to commence in years ranging from 2013 to 2018 and the risk adjusted discount rate applied to the product cash flows range from 16.25% to 20.00%. The valuation model does not incorporate anticipated material changes from historical pricing, margins and expense levels as all of the acquired technologies represent potential new products.

        The deposit asset represents the 1,000,000 shares of Biomira that have been placed in a special escrow account. The release of these shares from escrow is contingent upon ProlX receiving an aggregate of $3.0 million in funding from existing government grants. As this future amount is not reasonably assured at this time the value of these shares of $1,229 has been recorded as a refundable deposit. The deposit asset will be treated as additional consideration on the acquisition should the future event cause the shares to be released from escrow and allocated appropriately. If the grant funding is not received the shares will be returned to the Company. The contingency was resolved subsequent to year-end (See Note 23).

        Goodwill is primarily represented by the assembled workforce acquired and is not deductible for tax purposes.

        The acquisition cost of $26,175 is shown net of the share consideration of $21,974, the cash acquired of $89 and the acquisition costs accrued at December 31, 2006 of $238 in the consolidated statements of cash flows.

        This acquisition was accounted for under the purchase method of accounting, and the results of operations since the closing date are included in the consolidated statements of operations.

        The following unaudited pro forma consolidated financial information reflects the Company's consolidated results of operations for the years ended December 31, 2006 and December 31, 2005 as if the acquisition of ProlX had occurred as at January 1, 2006 and January 1, 2005. These pro forma results have been prepared for information purposes only and are not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2006 and January 1, 2005 respectively or results that may occur in the future.

	Year ended December 31, 2006	Year ended December 31, 2005
	(unaudited)
Revenue	$4,238	$3,699
Net loss	$36,390	$10,997
Basic and diluted loss per share	$(0.34)	$(0.11)

5. ACCOUNTS RECEIVABLE AND GOVERNMENT GRANT RECEIVABLE

	2006	2005
Customer, net of allowance for doubtful accounts—zero (2005—zero)	$892	$957
Employees	9	75
Other	62	65

Accounts receivable	$963	$1,097

Government grant receivable	$174	$—

        One customer accounted for 85% and 94% of customer accounts receivable at December 31, 2006 and 2005, respectively. The Company does not require a provision for doubtful accounts.

6. PREPAID EXPENSES

	2006	2005
Insurance	$178	$142
Other	112	102

	$290	$244

7. INVENTORY

	2006	2005
Raw material supplies	$1,104	$—

        Under the terms of the letter of intent between the Company and Merck KGaA of Darmstadt, Germany ("Merck KGaA") (See Notes 15 and 23), Biomira has retained responsibility for the manufacturing of Stimuvax® (formerly known as BLP25 Liposome Vaccine (L-BLP25)) both for clinical trials and following any marketing approval. The raw material supplies represent Stimuvax raw material costs that have not been consumed in the manufacturing process as at December 31, 2006.

8. PLANT AND EQUIPMENT

	2006
	Cost	Accumulated Depreciation	Carrying Value
Scientific equipment	$3,946	$3,825	$121
Office equipment	280	265	15
Manufacturing equipment	269	143	126
Computer software and equipment	564	555	9
Computer equipment under capital lease	120	60	60
Leasehold improvements	895	838	57

	$6,074	$5,686	$388

	2005
	Cost	Accumulated Depreciation	Carrying Value
Scientific equipment	$3,619	$3,487	$132
Office equipment	319	265	54
Manufacturing equipment	337	169	168
Computer software and equipment	655	635	20
Computer equipment under capital lease	120	20	100
Leasehold improvements	876	796	80

	$5,926	$5,372	$554

        During the year, net additions (disposals) of computer equipment under capital lease amounted to zero (2005—$115; 2004—zero).

9. LONG-TERM INVESTMENTS

	2006	2005
Investment in Prima Biomed Ltd.	$—	$175
Notes receivable	347	—

	$347	$175

        The investment in Prima Biomed Ltd. ("Prima Biomed"), a public company listed on the Australian Stock Exchange, is comprised of common shares. During the year, the Company recorded an impairment allowance of $88 on the investment. The allowance has been recorded as part of investment and other income in the consolidated statement of operations. At December 31, 2006 the investment in Prima Biomed has been reclassified to short-term investments as the Company intends to sell its ownership interest in 2007.

        Pursuant to the acquisition of ProlX (See Note 4), the Company advanced notes of $344 to certain employees of ProlX and a former Director of ProlX. The principal amount of the loans, together with interest accrued at the rate of 5.0% per annum to the date of payment, is due and payable on April 28, 2008. Interest income of $3 related to these loans has been recorded in the consolidated statements of operations.

10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2006	2005
Accounts payable	$416	$402
Accrued compensation expense	702	1,116
Accrued research and development costs	692	479
Accrued professional fees	216	269
Accrued workforce reduction costs (See Note 17)	412	—
Accrued business acquisition costs (See Note 4)	238	—
Accrued financing costs (See Note 13)	165	—
Accrued consulting costs	478	—
Other accrued liabilities	156	136

	$3,475	$2,402

11. LEASE OBLIGATIONS

  Capital leases

        The Company is committed to annual minimum payments under capital lease agreements for computer equipment as follows:

2007	$43
2008	28

71
Less amounts representing interest at a rate of 5.03%	3

68
Less current portion	40

$28

        Interest expense on capital leases in the amount of $4 (2005—$2; 2004—$4) has been recorded in the consolidated statements of operations.

  Operating leases

        The Company is committed to annual minimum payments under operating lease agreements for premises, equipment and other over the next five years, as follows:

2007	$295
2008	88
2009	68
2010	70
2011	17

$538

        Minimum rental expense for premises and equipment in the amount of $637 (2005—$580; 2004—$521) has been recorded in the consolidated statements of operations. The Company's lease on its corporate facility expires on March 31, 2007 and the Company is in the process of negotiating a new lease with the landlord. As part of the negotiations, the Company expects to be significantly reducing the amount of square footage leased. As the final terms of the lease remain under negotiation, the associated cost of the renewal has not been reflected in the above schedule of annual minimum payments under operating lease agreements (See Note 23).

12. NOTES PAYABLE

        Pursuant to the acquisition of ProlX (See Note 4), the Company has assumed an agreement with Innovation Works, Inc. (the "First Agreement"), under which funding of $99 was received and remains outstanding at December 31, 2006. Under the First Agreement, the Company is not charged interest expense. The First Agreement requires payment only in the event that the Company commercializes the product or service it is developing with funds provided by this agreement. Under the First

Agreement, as clarified by the Letter Agreement described below, a product or service is considered to be commercialized as of the earlier of the date (i) the Company receives Food and Drug Administration ("FDA") approval for, or (ii) receives consideration for the sale or license of, the product or service it is developing with funds provided by this agreement. In the event that the product or service being developed by the Company is not commercialized, the funding under the First Agreement is not repayable. Additionally, the First Agreement requires that if the Company commercializes a product or service developed in full or in part with the loan funds, it must be manufactured in the Commonwealth of Pennsylvania for a period of ten years. If manufacturing is not maintained in the Commonwealth of Pennsylvania for the ten-year period, the Company is required to pay a transfer fee equal to three times the amount of the funding.

        Also pursuant to the acquisition of ProlX (See Note 4), the Company has assumed another agreement with Innovation Works, Inc. (the "Second Agreement") under which funding of $100 was received and remains outstanding at December 31, 2006. Under the Second Agreement, the Company is not charged interest expense. The Second Agreement requires payment only in the event that the Company commercializes the product or service it is developing with funds provided by this Second Agreement. As in the First Agreement, under the Second Agreement, a product or service is considered to be commercialized as of the earlier of the date (i) the Company receives FDA approval for, or (ii) receives consideration for the sale or license of, the product or service it is developing with funds provided by this agreement. In the event that the product or service being developed by the Company is not commercialized, the funding under the Second Agreement is not repayable. Additionally, the Second Agreement requires that if the Company commercializes a product or service developed in full or in part with the loan funds, it must maintain a significant presence (as defined as 80% of its personnel) in the Commonwealth of Pennsylvania for ten years. If a significant presence is not maintained in the Commonwealth of Pennsylvania for the ten-year period, the Company is required to pay a transfer fee equal to three times the amount of the funding. If the Company is required to repay Innovation Works, Inc. the amount of repayment would represent the original funding amount multiplied by a factor ranging from one to two.

        No interest is imputed for these notes payable as amounts that will be paid and the timing thereof can not be determined with any certainty.

        In connection with the acquisition of ProlX, the Company entered into a written letter agreement with Innovation Works, Inc. (the "Letter Agreement"). The Letter Agreement clarifies the repayment and certain other terms of the First Agreement and the Second Agreement and specifies that the Company may, prior to the time it commercializes the product or service it is developing with funds provided by the First and/or Second Agreement, terminate each agreement and satisfy all obligations due thereunder by repaying the original funding amounts under each agreement.

13. SHARE CAPITAL

  Authorized shares

        12,500 non-cumulative, non-voting, Class A preference shares, redeemable at CDN $100 per share on an annual basis, to the extent possible, out of 20% of the net income of the Company for each year.

        The difference between the redemption value and the book value of the Class A preference shares will be recorded at the time that the fair value of the shares increases to redemption value based on the Company becoming profitable.

        Unlimited number of Class B preference shares issuable in series.

        The Class B preference shares may be issued solely by resolution of the Board of Directors. The Board of Directors has the authority, subject to limitations set out in the Canada Business Corporations Act, to fix the number of shares in each series and to determine the designation of rights, privileges, restrictions, and conditions to be attached to each such series.

        Unlimited number of common voting shares issuable.

  Warrants issued and outstanding

        Under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, share purchase warrants with an exercise price denominated in a currency other than the Company's functional currency are recorded as liabilities. Changes in the fair value of these warrants are recognized in the consolidated statements of operations.

	2006		2005		2004
	Warrants	Amount	Warrants	Amount	Warrants	Amount
Warrant liability
Balance, beginning of year	1,077,121	$399	3,631,800	$4,401	4,251,999	$2,909
Equity placements	4,771,036	4,778	—	—	1,077,121	2,399
Exercise of warrants	—	—	(454,679)	(141)	(722,320)	(1,463)
Expiration of warrants	—	—	(2,100,000)		(975,000)
Fair value adjustments	—	(3,849)	—	(3,843)	—	255
Effect of changes in foreign exchange rates	—	36	—	(18)	—	301

Balance, end of year	5,848,157	$1,364	1,077,121	$399	3,631,800	$4,401

        The following table summarizes information on warrants outstanding at December 31, 2006:

Exercise Prices	Number Outstanding	Expiry Date
$3.45	1,077,121	December 14, 2007
$2.50	2,748,816	July 30, 2009
$1.86	2,022,220	December 18, 2010

	5,848,157

        At the warrant holder's option and upon payment of the exercise price by the holder, the warrants may be exchanged for an equal number of common shares of the Company.

  Share transactions

  (a)
  Exercise of share options

        During 2006, zero (2005—21,907; 2004—181,375) share options with a weighted average exercise price of zero (2005—CDN $2.06; 2004—CDN $2.28) per share were exercised. Share capital was credited with an amount of zero (2005—$37; 2004—$344) representing cash proceeds.

  (b)
  Conversion of restricted share units

        During 2006, 19,000 (2005—zero; 2004—zero) restricted share units with a weighted average fair value of CDN $1.60 (2005—zero; 2004—zero) per unit were converted. Share capital was credited with an amount of $26 and additional paid-in capital was reduced by an equal amount (2005—zero; 2004—zero) representing the fair value attributed to the restricted share units (See Note 14).

  (c)
  Equity placements

        The Company completed two placements of common shares and immediately detachable purchase warrants, under a Base Shelf Prospectus which expired in August 2006.

        On December 14, 2004, the Company issued 4,891,051 common shares and 1,077,121 detachable warrants for proceeds of $11,932, net of issue costs of $584, of which $83 was in accounts payable at December 31, 2004. Of the net proceeds, $9,533 and $2,399 have been allocated to common shares and warrants, respectively. The 1,077,121 warrants have an exercise price of $3.45 and expire on December 14, 2007.

        On January 30, 2006, the Company issued 10,572,368 common shares and 2,748,816 detachable warrants for proceeds of $15,270, net of issue costs of $800. Of the net proceeds, $12,190 and $3,080 have been allocated to common shares and warrants, respectively. The warrants have an exercise price of $2.50 and were not exercisable until after July 30, 2006, with the exception of 98,910 warrants that are not exercisable until after January 30, 2007. The 2,748,816 warrants expire on July 30, 2009.

        Under the terms of a Base Shelf Prospectus dated September 26, 2006, and registered with the securities commissions in Canada and the U.S., the Company may issue, subject to applicable regulatory requirements, from time to time during the 25 month period the prospectus remains effective, in aggregate up to $100 million of securities including common stock, preferred stock, debt securities, and warrants, in any combination thereof.

        On December 18, 2006, the Company issued 9,629,629 common shares and 2,022,220 detachable warrants for proceeds of $12,300, net of issue costs of $700, of which $165 is in accounts payable at December 31, 2006. Of the net proceeds, $10,602 and $1,698 have been allocated to common shares and warrants, respectively. The warrants have an exercise price of $1.86 and are not exercisable until after June 18, 2007. The 2,022,220 warrants expire on December 18, 2010.

        The Company used the Black-Scholes option pricing model to calculate the fair value of the warrants issued.

  (d)
  Exercise of warrants

        During 2006, zero (2005—422,223 and 32,456; 2004—674,074 and 48,246) warrants with an exercise price of zero (2005—$1.66 and $1.74; 2004—$1.66 and $1.74), respectively, were exercised. Share capital was credited with an amount of zero (2005—$758; 2004—$1,203), representing cash proceeds. The carrying value of the warrants of zero (2005—$141; 2004—$1,463) was credited to additional paid-in capital.

  (e)
  Loss per share

        For 2006 and the comparative years presented, shares potentially issuable upon the exercise or conversion of director and employee share options and non-employee director restricted share units (See Note 14), shares contingently issuable in connection with the May 2, 2001 Merck KGaA agreement (See Note 15), contingently issuable shares in connection with the October 30, 2006 ProlX acquisition (See Note 4), and purchase warrants issued in connection with the 2004 and 2006 equity placements under the Base Shelf Prospectuses dated July 13, 2004 and September 26, 2006, respectively, (See Note 13(c)), have been excluded from the calculation of diluted loss per share because the effect would have been anti-dilutive.

14. STOCK-BASED COMPENSATION

  Share Option Plan

        The Company sponsors a Share Option Plan under which a maximum of 8,900,000 common shares (See Note 23) of the Company may be granted to employees, directors, and service providers. The exercise price of each option equals the closing market value at the date immediately preceding the date of the grant in Canadian dollars as quoted on the Toronto Stock Exchange. In general, options issued under the plan begin to vest after one year from the date of the grant, are exercisable in equal amounts over four years on the anniversary date of the grant, and expire eight years following the date of the initial grant.

        A summary of the status of the Company's Share Option Plan as of December 31, 2006, 2005 and 2004, and changes during the years ending on those dates are presented below. All Company share options are issued with Canadian dollar exercise prices. The weighted average exercise prices listed below are in Canadian dollars.

	2006		2005		2004
	Share Options	Weighted Average Exercise Price $CDN	Share Options	Weighted Average Exercise Price $CDN	Share Options	Weighted Average Exercise Price $CDN
Outstanding, beginning of year	4,360,940	$3.99	3,736,599	$4.67	4,519,418	$5.43
Granted	3,549,000	1.25	1,282,065	2.16	535,627	2.15
Exercised	—	—	(21,907)	2.06	(181,375)	2.28
Cancelled	(1,006,314)	3.96	(635,817)	4.40	(1,137,071)	6.89

Outstanding, end of year	6,903,626	$2.59	4,360,940	$3.99	3,736,599	$4.67

Options exercisable, end of year	2,334,409	$4.81	2,543,080	$5.29	2,579,900	$5.65

        The following table summarizes information on share options outstanding and exercisable at December 31, 2006. The range of exercise prices and weighted average exercise prices are listed in Canadian dollars.

	Share Options Outstanding			Share Options Exercisable
Range of Exercise Prices ($CDN per share)	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price $CDN	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price $CDN
1.12 - 1.64	3,769,975	7.58	$1.28	135,611	6.42	$1.59
1.71 - 2.50	2,279,145	4.71	$2.10	1,350,670	4.32	$2.05
2.67 - 3.99	97,256	1.39	$3.71	90,878	1.18	$3.78
4.00 - 5.90	93,500	1.22	$5.18	93,500	1.22	$5.18
6.07 - 8.95	296,500	2.77	$6.23	296,500	2.77	$6.23
10.00 - 14.95	355,250	1.68	$14.88	355,250	1.68	$14.88
20.00 - 23.10	12,000	1.16	$23.10	12,000	1.16	$23.10

	6,903,626	5.94	$2.59	2,334,409	3.58	$4.81

        There were no share options exercised in 2006. In 2005, there were 21,907 options exercised with nominal intrinsic value. As at December 31, 2006, there are no exercisable in-the-money options based on the Company's closing share price of CDN $1.34 on the Toronto Stock Exchange.

        A summary of the status of non-vested share options as at December 31, 2006 and changes during 2006 is presented below:

	Number of Non-Vested Options	Weighted- Average Grant Date Fair Value $CDN
Balance at December 31, 2005	1,817,860	$1.83
Granted	3,549,000	$1.03
Vested	(504,927)	$1.87
Cancelled	(292,716)	$1.80

Balance at December 31, 2006	4,569,217	$1.21

        In 2006, stock based compensation expense of $1,888 (2005—zero; 2004—zero) was recognized on the share option plan, relating to the current period recognition of the estimated fair value of new awards, the unvested portion of existing awards and to awards modified, repurchased or cancelled after January 1, 2006. The expense in 2006 includes an adjustment of $328 relating to workforce reduction costs described in Note 17. This adjustment includes the immediate expensing of the remaining unrecognized fair value of the affected share options and a modification adjustment relating to extension of the expiry date of the affected share options that allows the share options to continue to vest for 24 months compared to the 6 months provided in the original share option agreements. As of December 31, 2006, total compensation cost related to non-vested share options not yet recognized was $3,186, which will be recognized over the next 48 months on a weighted-average basis.

        The Company uses the Black-Scholes option pricing model to value the options at each grant date, under the following weighted average assumptions:

	2006	2005	2004
Weighted average grant-date fair value per share option $CDN	$1.03	$1.85	$1.83
Expected dividend rate	0%	0%	0%
Expected volatility	103.86%	115.01%	112.88%
Risk-free interest rate	4.07%	3.68%	3.82%
Expected life of options in years	6.0	6.0	6.0

        The expected volatility is based on the Bloomberg weekly volatility report for a period equal to the share option's expected life. The risk-free interest rate is based on the Government of Canada benchmark bond yield in effect at the time of the grant. The expected life of options granted is based on the historical exercise behavior of employees. The amounts estimated according to the Black-Scholes option pricing model may not be indicative of the actual values realized upon the exercise of these options by the holders.

  Restricted Share Unit Plan

        The Company also sponsors a Restricted Share Unit Plan (the "RSU Plan") for non-employee directors that was established in 2005. The RSU Plan provides for grants to be made from time to time by the Board of Directors or a committee thereof. Each grant will be made in accordance with the RSU Plan and terms specific to that grant and will be converted into one common share of Biomira at the end of the grant period (not to exceed five years) without any further consideration payable to Biomira in respect thereof. The current maximum number of common shares of the Company reserved for issuance pursuant to the RSU Plan is 500,000 (See Note 23).

        A summary of the status of the Company's RSU Plan as of December 31, 2006 and 2005, and changes during the years ending on those dates are presented below. Restricted share units are issued in Canadian dollars.

	2006		2005
	Restricted Share Units	Weighted Average Fair Value per Unit $CDN	Restricted Share Units	Weighted Average Fair Value per Unit $CDN
Outstanding, beginning of year	114,000	$1.60	—	$—
Granted	385,998	1.32	114,000	1.60
Converted	(19,000)	1.60	—	—

Outstanding, end of year	480,998	$1.44	114,000	$1.60

Restricted share units convertible, end of year	—	$—	—	$—

        In 2006, stock based compensation expense of $610 was recognized on the RSU Plan, representing the remaining estimated fair value of restricted share units granted.

        An amount of $26 (2005—zero) arising from the conversion of these restricted share units during the year was credited to share capital.

        The fair value of the restricted share units is determined to be the equivalent of the Company's common shares closing trading price on the date immediately prior to the grant as quoted in Canadian dollars on the Toronto Stock Exchange.

15. COLLABORATIVE AGREEMENTS

        On May 3, 2001, the Company entered into a collaborative arrangement with Merck KGaA to pursue joint global product development, licensing, and commercialization of the Company's two lead candidates, Stimuvax vaccine and Theratope® vaccine, for the treatment of various cancer indications.

        Upon execution of the collaborative agreements, Merck KGaA made an upfront payment of $6,825 to the Company comprising technology access, licensing, and other fees related to Stimuvax and

Theratope. This payment has been recorded as deferred revenue and is being recognized as revenue on a straight-line basis over 10 years.

        In June 2004, Merck KGaA returned all of their rights to develop and commercialize Theratope to the Company in accordance with certain provisions under the collaborative agreements. As a result thereof, the second quarter of 2004 included an addition to income of $4,458 representing the recognition into income of the remaining deferred revenue balance from Merck KGaA related to Theratope.

        The table below presents the accounting treatment of the payments received in respect of the agreements:

	2006	2005	2004
Deferred revenue balance, beginning of year	$1,067	$1,493	$5,976
Additional revenues deferred in the year	—	—	749 (1)
Less revenue recognized in the year:
Licensing revenue from collaborative agreements	(182)	(171)	(5,025)
Contract research and development	—	(286)	(279)
Effect of changes in foreign exchange rates	4	31	72

Deferred revenue balance, end of year	889	1,067	1,493
Less deferred revenue—current portion	(178)	(178)	(462)

Deferred revenue—long term	$711	$889	$1,031

(1)
Of the $749 deferred in the year, $203 was a non-cash item.

  Prior to March 1, 2006

        Under the terms of the agreements related to funding of clinical research and development activities, the parties agreed to equal co-funding of eligible clinical research and development costs related to obtaining regulatory approval in North America. Research and development costs incurred to obtain regulatory approval outside of North America are the sole responsibility of Merck KGaA. The Company and Merck KGaA reconcile joint research and development costs on a quarterly basis, and when it results in funding payments to the Company, the Company records such non-refundable amounts as contract research and development revenue. When the reconciliation results in funding payments to Merck KGaA, the Company will record such non-refundable amounts as research and development expense.

        Under the terms of the agreements related to product supply, sales, marketing, and distribution, the Company is responsible for product manufacturing and product supply for all territories, whereas the Company and Merck KGaA are jointly responsible for sales, marketing, and distribution in North America. The Company will receive royalties from Merck KGaA related to product sales outside North America, whereas the Company and Merck KGaA will share equally in net revenues from product sales in North America after deductions for marketing and manufacturing costs (including third party royalties).

        Marketing and business development costs include the Company's equal share of co-funded North American marketing and pre-launch activities, as well as internal costs to develop a marketing capability. The parties reconcile these joint marketing and business development expenditures on a quarterly basis, and when such reconciliation results in funding payments to Merck KGaA, the Company records such non-refundable amounts as marketing and business development expense.

        Under a letter of undertaking dated May 3, 2001, both parties have agreed to mutually indemnify each other for any withholding tax liability arising from payments under the agreements. It is the understanding of the Company that payments under the agreements should not be subject to withholding taxes, which would otherwise constitute a tax liability of approximately $1.0 million. There is no further recourse from third parties for payment of this amount, which has not been recorded in the consolidated financial statements as at December 31, 2006.

        On May 2, 2001, under the terms of a Common Stock Purchase Agreement (CSPA) with Merck KGaA, the Company issued 1,912,216 common shares for proceeds of $15,000, net of issue costs of $9. Upon achievement of certain milestones, additional common shares will be issued for contractual proceeds $1,500, the number of common shares to be determined based on a premium over the 90 day weighted average price of the common shares immediately prior to the milestone date.

        During 2006 (2005—zero; 2004—zero), no additional common shares were issued under the Merck KGaA CSPA.

  Amending Letter of Intent (See Note 23)

        On January 26, 2006, the Company announced the signing of a letter of intent to amend the existing supply and collaboration agreements between Biomira and Merck KGaA (the "Companies") for Stimuvax. Under the letter of intent, approved by the Board of Directors of both Companies, effective March 1, 2006 Merck KGaA has assumed most of the administrative and financial responsibility for the development and commercialization of Stimuvax.

        In return, under the letter of intent, the Company's co-promotion interest in U.S. sales has been converted to a specified royalty rate. The royalty and other arrangements with respect to all markets outside of North America or the Rest of World remain generally unchanged (Merck KGaA to assume a specified third party royalty obligation on behalf of the Company). Similarly, the milestone payments to be made by Merck KGaA pursuant to the collaboration remain essentially the same.

        Under the letter of intent, Biomira retains responsibility for manufacturing Stimuvax, both for clinical trials and following any marketing approval. The existing arrangements for Canada remain in place with Biomira responsible for the Canadian territory.

        Under the letter of intent, the Company and Merck KGaA reconcile development and manufacturing costs on a monthly basis and the Company records such amounts as contract research and development revenue.

        The Companies are, pursuant to the letter of intent, actively pursuing the revision of the existing supply and collaboration agreements.

        For fiscal 2006, the Company has recognized in contract research and development revenue $3,678 (2005—$3,171; 2004—$1,652) of funding from Merck KGaA.

16. RESEARCH AND DEVELOPMENT COSTS

        Government grant funding of $175 (2005—zero; 2004—zero) was credited against research and development costs in the year ended December 31, 2006.

17. WORKFORCE REDUCTION COSTS

        As a result of the signing of the letter of intent described in Note 15, the Company has reduced its workforce by 28 employees during 2006. In relation to this initiative, the Company recorded workforce reduction costs of $2,064, of which $1,685 and $379 have been reported as research and development and general and administrative respectively in the consolidated statements of operations.

        The following table provides details of the workforce reduction costs for 2006:

				Accrued Workforce Reduction Costs at December 31, 2006
		Cumulative Drawdowns
	Workforce Reduction Costs
		Cash	Non-Cash
Salaries and benefits	$1,673	$1,265	$—	$408
Stock compensation expense (See Note 14)	328	—	328	—
Other	63	59	—	4

	$2,064	$1,324	$328	$412

        The accrued workforce reduction costs will be paid within the 2007 fiscal year.

18. IMPACT OF FOREIGN CURRENCY TRANSLATION

        Included in investment and other income of $916 (2005—$656; 2004—$282) in the consolidated statements of operations is a net foreign exchange gain (loss) of $4 (2005—$13; 2004—$(200)).

19. INCOME TAX

        The Company's consolidated income tax position comprises tax recoveries and provisions arising from the respective tax positions of its taxable entities. A reconciliation of the income and large corporation tax recovery (provision) at the Canadian statutory rate to the recovery (provision) at the effective rate is as follows:

	2006	2005	2004
Current
Loss before income taxes	$(36,856)	$(11,127)	$(9,516)
Items not deductible/taxable for tax purposes:
Change in fair value of warrant liability	(3,849)	(3,843)	255
Stock based compensation	2,498	—	—
In process research and development	24,920	—	—

	$(13,287)	$(14,970)	$(9,261)

Recovery of income taxes based on statutory rates of 32.1% (2005—33.6%, 2004—33.9%)	$4,265	$5,030	$3,139
Tax benefit of losses not recognized in financial statements	(4,265)	(5,030)	(3,139)
Benefit from sale of subsidiary tax losses	462	287	321
Large corporation tax	—	—	(9)

	$462	$287	$312

Future income taxes are comprised of:

	2006	2005	2004
Future income tax asset
Plant and equipment	$826	$829	$916
Tax benefits from losses carried forward and tax credits	58,582	54,008	51,623

Future income tax asset before allowance	59,408	54,837	52,539
Less valuation allowance	(59,408)	(54,837)	(52,539)

	$—	$—	$—

  Canada

        At December 31, 2006, the Company has unclaimed federal investment tax credits of $16,640 (2005—$15,451) that expire in fiscal years 2008 through 2016. The Company has available capital cost allowance pools of $4,035 (2005—$4,156) for deduction against federal tax and $534 (2005—$703) for provincial tax. Also available to offset income in future periods are Canadian scientific research and experimental development expenditures of $109,301 (2005—$103,352) for federal purposes and $46,614—(2005—$43,565) for provincial purposes. These expenditures may be utilized in any period and may be carried forward indefinitely. The Company also has capital losses of $19,714 (2005—$19,714) and provincial capital losses of $19,802 (2005—$19,792) that can be carried forward indefinitely to offset future capital gains.

  United States

        The Company has accumulated net operating losses in the U.S. of $35,988 (2005—$36,200) for federal purposes and $10,590 (2005—$13,600) for state purposes, some of which are restricted pursuant to Section 382 of the Internal Revenue Code, and which may not be available entirely for use in future years. These losses expire in fiscal years 2007 through 2026. During 2006, the Company sold New Jersey State operating loss carry forwards and research and development tax credits, resulting in the recognition of a tax benefit of $462 (2005—$287). The Company also has federal research and development and New Jersey general business tax credit carry forwards of $909 (2005—$908) and $410 (2005—$410), respectively, that will expire in fiscal years 2007 through 2022, if not utilized.

  Other

        The losses and credits of other subsidiaries have not been included as their tax effect on the consolidated results is immaterial due to the low tax rates in those jurisdictions.

20. CONTINGENCIES, COMMITMENTS, AND GUARANTEES

  Royalties

        In connection with the issuance of the Class A preference shares (See Note 13), the Company has agreed to pay a royalty in the amount of 3% of the net proceeds of sale of any products sold by the Company employing technology acquired in exchange for the shares. None of the Company's products currently under development employ the technology acquired.

        On September 2, 1999, the Company entered into an Option Agreement with Chiron Corporation (Chiron) in which the Company agreed to acquire Chiron's rights and obligations related to a vaccine jointly developed by the two companies, subject to certain terms and conditions. On June 29, 2000, the Company exercised its option to terminate the collaboration agreement. As part of the termination agreement, the Company paid Chiron $2,250 on June 30, 2000. An additional payment of $3,250 will be payable to Chiron upon commercial launch of the vaccine in the U.S. No additional obligation exists under either agreement, and the Company is no longer developing the related vaccine.

        Pursuant to various license agreements, the Company is obligated to pay royalties based both on the achievement of certain milestones and a percentage of revenues derived from the licensed technology.

        In addition, commencing December 31, 2005, the Company is committed to minimum annual payments of $100 during the existence of a royalty term in exchange for a non-exclusive worldwide royalty-bearing license of technology (See Note 15). Upon the achievement of certain milestones, additional payments will be triggered under the terms of the licensing agreement. These payments will be recognized as expense upon performance of obligations defined as milestones in the agreement.

  Employee benefit plan

        Under a defined contribution plan available to permanent employees, the Company is committed to matching employee contributions up to limits set by the terms of the plan, as well as limits set by the

Canadian and U.S. tax authorities. In 2006, the Company's matching contributions to the plan totaled $175 (2005—$183; 2004—$158). There were no changes to the plan during the year.

  Guarantees

        The Company is contingently liable under a mutual undertaking of indemnification with Merck KGaA for any withholding tax liability that may arise from payments under the collaborative agreements (See Note 15).

        In the normal course of operations, the Company provides indemnifications that are often standard contractual terms to counterparties in transactions such as purchase and sale contracts for assets or shares, service agreements, director/officer contracts and leasing transactions. These indemnification agreements may require the Company to compensate the counterparties for costs incurred as a result of various events, including environmental liabilities, changes in (or in the interpretation of) laws and regulations, or as a result of litigation claims or statutory sanctions that may be suffered by the counterparties as a consequence of the transaction. The terms of these indemnification agreements will vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amount that could be required to pay to counterparties. Historically, the Company has not made any significant payments under such indemnifications and no amounts have been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

        Under the Agreement and Plan of Reorganization between Biomira, Biomira Acquisition Corporation, ProlX and two of the principal stockholders of ProlX (See Note 4), the Company has provided certain indemnifications to the former ProlX stockholders. The indemnifications cover specific circumstances under which the Company would have to perform under the guarantee, including with respect to certain tax liabilities that may arise as a result of actions taken by the Company through 2011. The estimated maximum potential amount of future payments that could potentially result from hypothetical future claims is $15 million. The Company believes the risk of having to make any payments under the indemnifications to be remote and therefore no amounts have been recorded thereon.

21. FINANCIAL INSTRUMENTS

        Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and long-term investments that will result in future cash receipts, as well as accounts payable and accrued liabilities, capital lease obligations and notes payable that require future cash outlays.

  Credit risk

        The Company is exposed to credit risk on its short-term investments in the event of non-performance by counterparties, but does not anticipate such non-performance. The Company monitors the credit risk and credit standing of counterparties on a regular basis and deals with a small number of companies that management believes are reputable and stable. Restricting its portfolio to investment grade securities, and diversifying its investments across industries, geographic regions, and types of securities mitigates the Company's exposure to concentration of credit risk.

  Financial risk

        Financial risk is the risk to the Company's earnings that arises from volatility in interest and foreign exchange rates. The Company has exposure to interest income risk through its investments in fixed-income securities that are sensitive to interest rate fluctuation.

  Foreign exchange risk

        The Company purchases goods and services denominated primarily in Canadian and U.S. currencies and, to a lesser extent, in certain European currencies. Since the Company earns a significant portion of its revenues in U.S. dollars, settling foreign currency denominated obligations out of cash flows in the same currencies, wherever possible, mitigates its foreign exchange exposure. To manage its exposure to foreign exchange risk through its holdings of cash and investments in U.S. dollars, the Company has considered, but generally does not utilize, derivative instruments. As at December 31, 2006, the Company has U.S. denominated cash and short-term investments of $13,195.

        During 2006, the Company did not enter into any foreign exchange forward contracts in order to reduce its exposure to fluctuating foreign currency exchange rates As there were no open foreign exchange forward contracts as at December 31, 2006, 2005, and 2004, respectively, no assets or liabilities with respect to such contracts have been recorded in the consolidated balance sheets as at those dates.

  Short-term investments

        The fair values of short-term investments are based upon quoted market prices.

  Accounts receivable and accounts payable and accrued liabilities

        The carrying amounts of accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the short-term nature of these financial instruments.

  Long-term investments

        The fair value of long-term investments are assumed to be equal to their carrying value as the interest rate charged on the investments (See Note 9) approximates market.

  Capital lease obligations

        The estimated fair value of the capital lease obligations is based on the present value of expected future cash flows discounted using an estimate of the Company's current borrowing rate.

  Notes payable

        The fair value of notes payable (See Note 12) is assumed to be equal to their carrying value as the amounts that will be paid and the timing of the payments can not be determined with any certainty.

  Warrant liability

        The fair value of the warrant liability is based upon Black-Scholes valuation methodology at the reporting date.

  Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair values

        The estimated fair values of financial instruments are as follows:

	2006		2005
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Assets
Cash and cash equivalents	$13,409	$13,409	$7,946	$7,946
Short-term investments	14,986	14,986	10,422	10,422
Accounts receivable	963	963	1,097	1,097
Government grant receivable	174	174	—	—
Long-term investments	347	347	175	175
Liabilities
Accounts payable and accrued liabilities	3,475	3,475	2,402	2,402
Capital lease obligations	68	68	108	108
Notes payable	199	199	—	—
Warrant liability	1,364	1,364	399	399

22. SEGMENTED INFORMATION

        The Company is engaged world wide primarily in the biotechnology health care industry in a single business segment—research and development of therapeutic products for the treatment of cancer. Operations and long-lived assets by geographic region for the periods indicated are as follows:

	2006	2005	2004
Revenue from operations in
Canada	$137	$428	$252
United States	—	1	25
Barbados	3,773	3,120	4,519
Europe	69	64	2,075

	$3,979	$3,613	$6,871

Depreciation
Canada	$213	$198	$257
United States	34	26	38

	$247	$224	$295

Long-lived assets
Canada	$371	$509	$273
United States	628	45	45

	$999	$554	$318

        Long-lived assets consist of plant and equipment and goodwill.

        The Company derives significant revenue from certain customers. The number of customers that individually accounts for more than 10% of revenue and total revenue from transactions with those customers is as follows:

	Customers	Revenue
2006	1	$3,845
2005	1	3,327
2004	1	6,666

23. SUBSEQUENT EVENTS

  Collaborative Agreements

        On February 26, 2007, Biomira announced that the first patient was enrolled in the global Phase 3 clinical trial, START (Stimulating Targeted Antigenic Responses To Non-Small Cell Lung Cancer (NSCLC)), assessing the efficacy and safety of Stimuvax as a potential treatment for patients with unresectable stage III NSCLC. The trial is being conducted by Merck KGaA and its U.S. affiliate EMD Pharmaceuticals, Inc. pursuant to a collaboration between Biomira and Merck KGaA (See Note 15). The collaboration arrangement provides that Biomira is entitled to receive a milestone payment of

$2,500 from Merck KGaA upon enrollment of the first patient in this trial before associated payments to third parties of approximately $500. This milestone payment was received in March 2007.

        On August 8, 2007, Biomira signed the amended and restated collaboration and supply agreements related to Stimuvax with Merck KGaA. The amended agreements restructure the agreements originally signed in 2001, and are based upon the letter of intent signed in January 2006. Under the terms of the restated agreements, Merck KGaA will have world wide marketing rights to and will be entirely responsible for the further clinical development of Stimuvax. Biomira is entitled to development and sales-based milestone payments and a royalty on net sales. Biomira retains responsibility for the manufacture of Stimuvax, including process development and scale-up for commercial manufacturing. Merck KGaA will exclusively purchase Stimuvax from Biomira; with respect to purchases for commercial sales, the purchase price will be subtracted from Biomira's royalty. The restated agreements provide Biomira with revised payments based on certain milestones related to manufacturing scale-up and process transfer. Biomira also will receive a payment of $2,500, before associated payments to third parties of approximately $100, and upon clearance of the transaction with the U.S. anti-trust authorities.

  Lease Obligations

        The lease for the Company's corporate facilities in Edmonton, Alberta expired on March 31, 2007, and the Company has continued to occupy the premises on a month-to-month basis. During the quarter ended June 30, 2007, we entered into an offer to lease with the Edmonton Economic Development Corporation. The signing of the lease is awaiting finalization of negotiations between Edmonton Economic Development Corporation and the Province of Alberta, the current owner of the property. The offer to lease contemplates a lease term extending through to March 31, 2012 with a base annual rent of $304 with an option to renew for a further five year term.

  Share Option Plan and Restricted Share Unit Plan

        Effective February 22, 2007, the Board of Directors of Biomira amended Biomira's Share Option Plan to convert the Share Option Plan from a fixed number plan to a fixed reloading percentage of 10% of the issued and outstanding common shares. Also effective February 22, 2007, the Board of Directors of Biomira amended Biomira's Restricted Share Unit Plan to increase the number of common shares issuable under the Restricted Share Unit Plan from 500,000 to 1,000,000. The shareholders approved the amendments to each of the Share Option Plan and the Restricted Share Unit Plan at the annual and special shareholders meeting held on May 3, 2007.

  Deposit Asset

        Pursuant to an Agreement and Plan of Reorganization between Biomira, Biomira Acquisition Corporation and ProlX, 1,000,000 shares of Biomira common stock have been placed in special escrow until such time as an aggregate of $3,000 in funding has been received under ProlX's existing federal government grants (See Note 4). In the third quarter of 2007 the funding conditions were met and the common stock will be released from special escrow accordingly.

BIOMIRA INC.

Condensed Consolidated Balance Sheets
(expressed in thousands of U.S. dollars, except share amounts)

(unaudited)

	June 30 2007	December 31 2006
ASSETS
CURRENT
Cash and cash equivalents	$7,721	$13,409
Short-term investments	12,850	14,986
Accounts receivable	302	963
Government grant receivable	268	174
Notes receivable	380	—
Prepaid expenses	370	290
Inventory (See Note 3)	4,163	1,104

	26,054	30,926
PLANT AND EQUIPMENT	509	388
DEPOSIT ASSET (See Note 11)	1,298	1,184
NOTES RECEIVABLE	—	347
GOODWILL	670	611

	$28,531	$33,456

LIABILITIES
CURRENT
Accounts payable and accrued liabilities	$3,303	$3,475
Current portion of capital lease obligations	49	40
Current portion of deferred revenue (See Note 6)	441	178

	3,793	3,693
CAPITAL LEASE OBLIGATIONS	2	28
NOTES PAYABLE	199	199
WARRANT LIABILITY (See Note 4)	782	1,364
DEFERRED REVENUE (See Note 6)	3,104	711
CLASS A PREFERENCE SHARES	28	26

	7,908	6,021

CONTINGENCIES, COMMITMENTS, AND GUARANTEES (See Note 9)
SHAREHOLDERS' EQUITY
Share capital	324,992	324,992
Issued and outstanding—116,915,338 and 116,915,338
Additional paid-in capital	12,790	11,955
Accumulated deficit	(310,840)	(301,203)
Accumulated other comprehensive loss	(6,319)	(8,309)

	20,623	27,435

	$28,531	$33,456

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income
(expressed in thousands of U.S. dollars, except share and per share amounts)

(unaudited)

	Six Months Ended June 30
	2007	2006
REVENUE
Contract research and development	$572	$1,181
Licensing revenue from collaborative agreements (See Note 6)	168	93
Licensing, royalties, and other revenue	21	76

	761	1,350

EXPENSES
Research and development (See Note 7)	6,327	6,086
General and administrative	4,125	3,746
Marketing and business development	512	322
Depreciation	102	133
Investment and other income	(1)	(372)
Interest expense	1	6
Change in fair value of warrant liability (See Note 4)	(668)	(2,537)

	10,398	7,384

NET LOSS	(9,637)	(6,034)
OTHER COMPREHENSIVE INCOME	1,990	907

COMPREHENSIVE NET LOSS	$(7,647)	$(5,127)

BASIC AND DILUTED LOSS PER SHARE	$(0.08)	$(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	116,915,338	87,636,606

(See accompanying notes to the condensed consolidated financial statements)

BIOMIRA INC.

Condensed Consolidated Statements of Shareholders' Equity
(expressed in thousands of U.S. dollars, except number of common shares issued and outstanding)

(unaudited)

	Share capital
					Accumulated other comprehensive loss
	Number of Common Shares	Amount	Additional paid-in capital	Accumulated deficit
Balance at December 31, 2005	78,816,564	$280,235	$9,483	$(264,809)	$(8,473)

Equity placements	10,572,368	$12,190
Stock-based compensation			820
Net income				(6,034)
Unrealized holding losses on available-for-sale securities					(54)
Foreign currency translation adjustments					961

Balance at June, 2006	89,388,932	$292,425	$10,303	$(270,843)	$(7,566)

	Share capital
					Accumulated other comprehensive loss
	Number of Common Shares	Amount	Additional paid-in capital	Accumulated deficit
Balance at December 31, 2006	116,915,338	$324,992	$11,955	$(301,203)	$(8,309)

Stock-based compensation			835
Net income				(9,637)
Unrealized holding losses on available-for-sale securities					(46)
Foreign currency translation adjustments					2,036

Balance at June 30, 2007	116,915,338	$324,992	$12,790	$(310,840)	$(6,319)

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.

Condensed Consolidated Statements of Cash Flows
(expressed in thousands of U.S. dollars)

(unaudited)

	Six Months Ended June 30
	2007	2006
OPERATING
Net loss	$(9,637)	$(6,034)
Depreciation	102	133
Change in fair value of warrant liability (See Note 4)	(668)	(2,537)
Stock compensation expense (See Note 5)	835	820
Gain on sale of short-term investments	(46)	—
Proceeds from collaborative agreements (See Note 6)	2,500	—
Decrease in deferred revenue (See Note 6)	(168)	(91)
Net change in non-cash working capital balances from operations
Accounts receivable	634	359
Prepaid expenses	(48)	(186)
Inventory	(2,767)	(1,326)
Accounts payable and accrued liabilities	(123)	—

	(9,386)	(8,862)

INVESTING
Purchase of short-term investments	(17,119)	(26,294)
Redemption of short-term investments	20,465	21,794
Purchase of plant and equipment	(118)	(35)
Payment of accrued business acquisition costs	(244)	—

	2,984	(4,535)

FINANCING
Proceeds on issue of common shares and warrants, net of issue costs	—	15,270
Payment of accrued share issuance costs	(169)	—
Repayment of capital lease obligations	(23)	(21)

	(192)	15,249

NET CASH (OUTFLOW) INFLOW	(6,594)	1,852
EFFECT OF EXCHANGE RATE FLUCTUATIONS ON CASH AND CASH EQUIVALENTS	906	483

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,688)	2,335
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	13,409	7,946

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,721	$10,281

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Amount of interest paid in the period	$1	$6
Amount of income taxes paid in the period	$—	$—

(See accompanying notes to the consolidated financial statements)

BIOMIRA INC.

Notes to the Condensed Consolidated Financial Statements

Six months ended June 30, 2007 and 2006
(expressed in thousands of U.S. dollars, except share and per share amounts)

(unaudited)

1. BASIS OF PRESENTATION

        The accompanying unaudited interim condensed consolidated financial statements have been prepared by Biomira Inc. ("Biomira" or the "Company") using accounting principles generally accepted in the United States of America ("US GAAP") for interim financial statements. The accounting principles and methods of computation adopted in these interim condensed consolidated financial statements are the same as those of the audited consolidated financial statements for the year ended December 31, 2006, except as disclosed in Note 2 below.

        Omitted from these interim condensed consolidated financial statements are certain information and note disclosures normally included in the annual consolidated financial statements prepared in accordance with US GAAP. The Company believes all adjustments necessary for a fair statement of the results for the periods presented have been made. The financial results for the six months ended June 30, 2007 are not necessarily indicative of financial results for the full year. The unaudited interim condensed consolidated financial statements and notes presented should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2006 filed with the appropriate securities commissions.

2. ACCOUNTING POLICY CHANGES

  Accounting for uncertainty in income taxes

        In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which became effective for the Company as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in the Company's financial statements of tax positions taken or expected to be taken in a tax return.

        The adoption of FIN 48 did not result in a material impact on the Company's financial position or results of operations.

        The taxation years 2003 through 2006 remain open to examination by the Canada Revenue Agency. The taxation years 1998 through 2006 remain open to examination by the Barbados Inland Revenue Department. The taxation years 2004 through 2006 remain open to examination by the U.S. Internal Revenue Service and the Netherlands Tax and Customs Administration. The Company files income tax returns in Canada, Barbados, the United States and the Netherlands.

  Accounting for certain hybrid financial instruments

        Effective January 1, 2007, the Company adopted Statement of Financial Accounting Standards ("SFAS") 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. The Company currently does not have any hybrid financial instruments and there was no impact to the Company's consolidated financial statements upon adoption of this standard.

  Pending Accounting Pronouncements

        In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements, but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.

        In February 2007, the FASB issued SFAS. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and early adoption is allowed under certain circumstances. The Company is currently evaluating the impact SFAS 159 will have on its consolidated financial statements.

3. INVENTORY

	June 30 2007	December 31 2006
Raw material supplies	$1,131	$1,104
Work-in-process	2,577	—
Finished goods	455	—

	$4,163	$1,104

        Under the provisions of a collaboration between the Company and Merck KGaA of Darmstadt, Germany ("Merck KGaA"), Biomira is responsible for the manufacturing of Stimuvax® both for clinical trials and following any marketing approval. At June 30, 2007, the Company has included in its inventory clinical trial material costs reimbursable under the provisions of the collaboration. Inventories of raw material supplies are valued at the lower of cost computed on a first-in, first-out basis, and replacement cost. Inventories of work-in-process and finished goods are valued at the lower of standard cost (which is calculated to approximate actual costs) and net realizable value. Cost for work-in-process and finished goods inventories includes materials, third party contract manufacturing costs, direct labour and an allocation of overhead.

4. WARRANT LIABILITY

	June 30, 2007 (6 months)		December 31, 2006 (12 months)
	Warrants	Amount	Warrants	Amount
Warrant liability
Balance, beginning of period	5,848,157	$1,364	1,077,121	$399
Equity placements	—	—	4,771,036	4,778
Fair value adjustments		(668)		(3,849)
Effect of changes in foreign exchange rates		86		36

Balance, end of period	5,848,157	$782	5,848,157	$1,364

        The warrants provide the holders with the right to purchase common shares at a range of prices from $1.86 to $3.45 per share.

        For the six months ended June 30, 2007, a change in the fair value of the warrant liability of $668 (2006—$2,537) was recognized.

5. STOCK-BASED COMPENSATION

  Share Option Plan

	June 30 2007 (6 months)	December 31 2006 (12 months)
Share options
Outstanding, beginning of period	6,903,626	4,360,940
Granted	1,477,722	3,549,000
Cancelled	(105,375)	(1,006,314)

Outstanding, end of period	8,275,973	6,903,626

        Share options are exercisable at a range of exercise prices from CDN $1.12 to CDN $23.10 per share.

        For the six months ended June 30, 2007, stock-based compensation expense of $793 (2006—$804) was recognized, representing the amortization applicable to the current period of the estimated fair value of share options granted. The expense for the six months ended June 30, 2007 includes an adjustment of $63 (2006—$215) relating to workforce reduction costs described in Note 8. This adjustment includes the immediate expensing of the remaining unrecognized fair value of the affected share options and a modification adjustment relating to extension of the expiry date of the affected share options that allows the share options to continue to vest for 24 months compared to the 6 months provided in the original share option agreements.

        The Company uses the Black-Scholes option pricing model to value the share options at each grant date, under the following weighted average assumptions:

	Six Months Ended June 30
	2007	2006
Weighted average grant-date fair value per share option CDN $	$1.08	$1.35
Expected dividend rate	0.0%	0.0%
Expected volatility	102.52%	106.63%
Risk-free interest rate	4.21%	4.19%
Expected life of options in years	6.0	6.0

        The amounts estimated according to the Black-Scholes option pricing model may not be indicative of the actual values realized upon the exercise of these share options by the holders.

  Restricted Share Unit Plan

	June 30 2007 (6 months)	December 31 2006 (12 months)
Restricted Share Units
Outstanding, beginning of period	480,998	114,000
Granted	35,622	385,998
Converted	—	(19,000)

Outstanding, end of period	516,620	480,998

        Each restricted share unit will be converted into one common share at the end of the grant period (not to exceed five years) without any further consideration payable.

        For the six months ended June 30, 2007, stock-based compensation expense of $42 (2006—$16) was recognized, representing the estimated fair value of restricted share units granted during the period.

6. COLLABORATIVE AGREEMENTS

        Following the recommendations of Emerging Issues Task Force ("EITF") Issue No. 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"), the Company evaluates revenue from collaborative arrangements with multiple deliverables to determine whether the deliverables represent one or more units of accounting. A delivered item is considered a separate unit of accounting if the following separation criteria are met: i) the delivered item has standalone value to the customer; ii) there is objective and reliable evidence of the fair value of any undelivered items; and iii) if the arrangement includes a general right of return relative to the delivered item, the delivery of undelivered items is probable and substantially in the Company's control. The relevant revenue recognition accounting policy is applied to each separate unit of accounting.

        In February 2007, the Company announced that the first patient had been enrolled in the global phase 3 Stimuvax clinical trial, START ("Stimulating Targeted Antigenic Responses To non-small cell lung cancer"), triggering a milestone payment to Biomira of $2,500, before associated payments to third parties of $421, under the provisions of a collaboration between Biomira and Merck KGaA. The Company has evaluated this milestone payment in relation to the separation criteria under EITF 00-21. The milestone payment has been recorded as deferred revenue and is being recognized as revenue on a straight-line basis over the remaining patent life of the Stimuvax product. The associated payments to third parties have been expensed.

        The table below presents the accounting treatment of the payments received in respect of the agreements:

	June 30 2007 (6 months)	December 31 2006 (12 months)
Deferred revenue balance, beginning of period	$889	$1,067
Additional licensing revenues from collaborative agreements deferred in the period	2,500	—
Less licensing revenues from collaborative agreements recognized in the period	(168)	(182)
Effect of changes in foreign exchange rates	324	4

Deferred revenue balance, end of period	3,545	889
Less deferred revenue—current portion	(441)	(178)

Deferred revenue—long-term	$3,104	$711

7. RESEARCH AND DEVELOPMENT COSTS

        For the six months ended June 30, 2007, government grant funding of $878 (2006—zero) was credited against research and development costs.

8. WORKFORCE REDUCTION COSTS

        For the six months ended June 30, 2007, the Company has reduced its workforce by 1 (2006—16) employee. During this period, the Company recorded workforce reduction costs of $411 (2006—$1,261), of which zero (2006—$1,083), zero (2006—$178) and $411 (2006—zero) have been reported as research and development, general and administrative, and marketing and business development respectively in the condensed consolidated statements of operations.

        The following table provides details of the workforce reduction costs for the six months ended June 30, 2007:

	Accrued Workforce Reduction Costs at December 31, 2006				Accrued Workforce Reduction Costs at June 30, 2007
		2007 Workforce Reduction Costs	Cumulative Drawdowns
			Cash	Non-Cash
Salaries and benefits	$408	$348	$(423)	$—	$333
Stock compensation expense (See Note 5)	—	63	—	(63)	—
Other	4		(4)	—
Effect of changes in foreign exchange rates	—	33	(33)	—	—

	$412	$444	$(460)	$(63)	$333

        The accrued workforce reduction costs at June 30, 2007 and December 31, 2006 have been recorded in accounts payable and accrued liabilities in the condensed consolidated balance sheets. The accrued workforce reduction costs at June 30, 2007 will be fully paid by the end of September 2008.

9. CONTINGENCIES, COMMITMENTS, AND GUARANTEES

Royalties

        In connection with the issuance of the Class A preference shares, the Company has agreed to pay a royalty in the amount of 3% of the net proceeds of sale of any products sold by the Company employing technology acquired in exchange for the shares. None of the Company's products currently under development employ the technology acquired.

        On September 2, 1999, the Company entered into an Option Agreement with Chiron Corporation (Chiron) in which the Company agreed to acquire Chiron's rights and obligations related to a vaccine jointly developed by the two companies, subject to certain terms and conditions. On June 29, 2000, the Company exercised its option to terminate the collaboration agreement. As part of the termination agreement, the Company paid Chiron $2,250 on June 30, 2000. An additional payment of $3,250 will be payable to Chiron upon commercial launch of the vaccine in the U.S. No additional obligation exists under either agreement, and the Company is no longer developing the related vaccine.

        Pursuant to various license agreements, the Company is obligated to pay royalties based both on the achievement of certain milestones and a percentage of revenues derived from the licensed technology.

Employee benefit plan

        Under a defined contribution plan available to permanent employees, the Company is committed to matching employee contributions up to limits set by the terms of the plan, as well as limits set by the Canadian and U.S. tax authorities. There were no changes to the plan during the period.

Guarantees

        The Company is contingently liable under a mutual undertaking of indemnification with Merck KGaA for any withholding tax liability that may arise from payments under the collaborative agreements.

        In the normal course of operations, the Company provides indemnifications that are often standard contractual terms to counterparties in transactions such as purchase and sale contracts for assets or shares, service agreements, director/officer contracts and leasing transactions. These indemnification agreements may require the Company to compensate the counterparties for costs incurred as a result of various events, including environmental liabilities, changes in (or in the interpretation of) laws and regulations, or as a result of litigation claims or statutory sanctions that may be suffered by the counterparties as a consequence of the transaction. The terms of these indemnification agreements will vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amount that could be required to pay to counterparties. Historically, the Company has not made any significant payments under such indemnifications and no amounts have been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

        Under the Agreement and Plan of Reorganization between Biomira, Biomira Acquisition Corporation, ProlX Pharmaceuticals Corporation ("ProlX") and two of the principal stockholders of ProlX, the Company has provided certain indemnifications to the former ProlX stockholders. The indemnifications cover specific circumstances under which the Company would have to perform under the guarantee, including with respect to certain tax liabilities that may arise as a result of actions taken by the Company through 2011. The estimated maximum potential amount of future payments that could potentially result from hypothetical future claims is $15 million. The Company believes the risk of having to make any payments under the indemnifications to be remote and therefore no amounts have been recorded thereon.

10. SEGMENTED INFORMATION

        The Company is engaged worldwide primarily in the biotechnology healthcare industry in a single business segment, research and development of therapeutic products for the treatment of cancer. Operations and long-lived assets by geographic region for the periods indicated are as follows:

	Six Months Ended June 30
	2007	2006
Revenue from operations in:
Canada	$30	$137
Barbados	697	1,179
Europe	34	34

	$761	$1,350

	Six Months Ended June 30
	2007	2006
Depreciation in:
Canada	$91	$116
United States	11	17

	$102	$133

	June 30 2007	December 31 2006
Long-lived assets, net, in:
Canada	$385	$371
United States	794	628

	$1,179	$999

        Long-lived assets consist of plant and equipment and goodwill.

        The Company derives significant revenue from certain customers. The number of customers that individually account for more than 10% of revenue, and total revenue from transactions with those customers, are as follows:

Six Months Ended June 30	Number of Customers	Revenue
2007	1	$732
2006	1	$1,264

11. SUBSEQUENT EVENT

Collaborative Agreements

        On August 8, 2007, Biomira signed the amended and restated collaboration and supply agreements related to Stimuvax with Merck KGaA. The amended agreements restructure the agreements originally signed in 2001, and are based upon the letter of intent signed in January 2006. Under the terms of the restated agreements, Merck KGaA will have world wide marketing rights to and will be entirely responsible for the further clinical development of Stimuvax. Biomira is entitled to development and sales-based milestone payments and a royalty on net sales. Biomira retains responsibility for the manufacture of Stimuvax, including process development and scale-up for commercial manufacturing. Merck KGaA will exclusively purchase Stimuvax from Biomira; with respect to purchases for commercial sales, the purchase price will be subtracted from Biomira's royalty. The restated agreements provide Biomira with revised payments based on certain milestones related to manufacturing scale-up and process transfer. Biomira also will receive a payment of $2,500, before associated payments to third parties of approximately $100, and upon clearance of the transaction with the U.S. anti-trust authorities.

Deposit Asset

        Pursuant to an Agreement and Plan of Reorganization between Biomira, Biomira Acquisition Corporation and ProlX, 1,000,000 shares of Biomira common stock have been placed in special escrow until such time as an aggregate of $3,000 in funding has been received under ProlX's existing federal government grants. In the third quarter of 2007 the funding conditions were met and the common stock will be released from special escrow accordingly.

ProlX Pharmaceuticals Corporation
(A Delaware Corporation)

Balance Sheets
(expressed in United States dollars)

September 30, 2006 and December 31, 2005

	2006	2005
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$113,203	$96,712
Prepaid expenses	4,074	28,760

Total current assets	117,277	125,472
Property and equipment, net	6,136	6,595
Intangible assets, net	430,171	417,500

Total assets	$553,584	$549,567

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$335,027	$288,890
Accrued expenses	—	746
Note payable—shareholder	21,000	21,000
Deferred revenue	—	250,000

Total current liabilities	356,027	560,636
Notes payable	199,000	199,000

	555,027	759,636

Commitments and contingency
Stockholders' Deficit
Common stock, $.001 par value; 3,000,000 authorized; 2,038,813 issued and outstanding	2,039	2,039
Additional paid-in capital	980,101	980,101
Accumulated deficit	(915,594)	(1,105,473)
Unearned stock option plan compensation	(67,989)	(86,736)

Total stockholders' deficit	(1,443)	(210,069)

Total liabilities and stockholders' deficit	$553,584	$549,567

See accompanying notes to the financial statements

ProlX Pharmaceuticals Corporation
(A Delaware Corporation)

Statements of Operations (Unaudited)
(expressed in United States dollars)

Nine Months Ended September 30, 2006 and 2005

	2006	2005
Revenues
Federal grants revenue	$693,685	$662,417
Other revenue	258,818	27,051

Total revenues	952,503	689,468

Expenses
Payroll and personnel costs	404,217	300,533
Stock-based compensation	18,747	141,015
Scientific subcontracts	15,170	104,384
Depreciation and amortization	37,727	25,340
Rent	52,549	45,001
Supplies	78,384	70,482
Legal, professional and consulting	88,188	14,895
Insurance	25,874	20,911
Other	41,768	46,553

Total expenses	762,624	769,114

Net income (loss)	$189,879	$(79,646)

See accompanying notes to the financial statements

ProlX Pharmaceuticals Corporation
(A Delaware Corporation)

Statement of Stockholders' Deficit (Unaudited)
(expressed in United States dollars)

Nine Months Ended September 30, 2006

	Capital Stock, Issued				Unearned Stock Option Plan Compensation
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount				Total
Balance January 1, 2006	2,038,813	$2,039	$980,101	$(1,105,473)	$(86,736)	$(210,069)
Net income	—	—	—	189,879	—	189,879
Stock option plan shares earned	—	—	—	—	18,747	18,747

Balance September 30, 2006	2,038,813	$2,039	$980,101	$(915,594)	$(67,989)	$(1,443)

See accompanying notes to the financial statements

ProlX Pharmaceuticals Corporation
(A Delaware Corporation)

Statement of Stockholders' Deficit (Unaudited)
(expressed in United States dollars)

Nine Months Ended September 30, 2005

	Capital Stock, Issued				Unearned Stock Option Plan Compensation
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount				Total
Balance January 1, 2005	2,038,813	$2,039	$809,011	$(948,397)	$(102,245)	$(239,592)
Net income	—	—	—	(79,646)	—	(79,646)
Stock option plan shares earned	—	—	171,090	—	(30,075)	141,015

Balance September 30, 2005	2,038,813	$2,039	$980,101	$(1,028,043)	$(132,320)	$(178,223)

See accompanying notes to the financial statements

ProlX Pharmaceuticals Corporation
(A Delaware Corporation)

Statements of Cash Flows (Unaudited)
(expressed in United States dollars)

Nine Months Ended September 30, 2006 and 2005

	2006	2005
Operating Activities
Net income (loss)	$189,879	$(79,646)
Items not requiring (providing) cash
Depreciation and amortization	37,727	25,340
Stock-based compensation	18,747	141,015
Changes in:
Prepaid expenses	24,686	81,057
Accounts payable and accrued expenses	45,391	(227,472)
Deferred revenue	(250,000)	250,000

Net cash provided by operating activities	66,430	190,294

Investing Activities
Patent development costs	(39,081)	(54,846)
Purchase of equipment	(10,858)	—

Net cash used in investing activities	(49,939)	(54,846)

Financing Activities
Principal payments—note payable—shareholder	—	(5,000)

Net cash used in financing activities	—	(5,000)

Increase in Cash and Cash Equivalents	16,491	130,448
Cash and Cash Equivalents, Beginning of Period	96,712	15,714

Cash and Cash Equivalents, End of Period	$113,203	$146,162

See accompanying notes to the financial statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        ProlX Pharmaceuticals Corporation (the "Corporation") was established and incorporated in the State of Delaware in December 2000 and is engaged primarily in the research and development of pharmaceuticals designed for the treatment of cancer. The Corporation is subject to the risks associated with emerging biopharmaceutical companies, including competition from other emerging pharmaceutical products and the ability to successfully commercialize its own developing pharmaceutical products. The Corporation's operations are located in Tucson, Arizona.

Basis of Accounting

        The financial statements of the Corporation have been prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Revenue Recognition and Deferred Revenue

        The Corporation generates revenue through various Small Business Innovative Research grants administered by the U.S. Department of Health and Human Services. Those grants are provided to small companies with the primary objective being the development of new drugs and therapies in the care and treatment of cancer patients. Under the terms of these grants, the Corporation recognizes revenue when the associated research expenses are incurred.

        Deferred revenue consists of certain fees received in advance on licensing of patents and is amortized over the term of the licensing period / life of the patents.

Scientific Subcontract Costs

        Certain research activities, including animal, toxicology and formulation studies, are subcontracted to third parties. Under the terms of these arrangements, the Corporation is billed fixed amounts by the subcontractor and recognizes the associated costs as such services are provided.

Cash and Cash Equivalents

        The Corporation considers all monies in banks and highly liquid investments with maturities of three months or less from date of purchase to be cash equivalents. The Corporation places its cash with high quality credit institutions. At times, such deposits may be in excess of the FDIC insured limit; however, management does not believe it is exposed to any significant credit risk on cash. At September 30, 2006 and December 31, 2005, cash consisted primarily of checking accounts in federally insured banks. At September 30, 2006 and December 31, 2005, the Corporation's cash accounts exceeded federally insured limits by approximately $10,840 and $27,000, respectively.

Property and Equipment

        Property and equipment are recorded at cost and are depreciated using the straight-line method based on their estimated useful service lives. Maintenance and repairs are charged to operations when incurred. Major improvements and renewals are capitalized.

Intangible Assets

        Patent development costs represent legal costs incurred by the Corporation to develop and file applications for patents on developed pharmaceutical technologies. These costs are amortized over the shorter of twenty years commencing with the filing of the patent application with the federal government or the remaining protection period provided by the patent.

        The Corporation assesses on an ongoing basis the recoverability of capitalized patent development costs by determining the ability of the patent to generate future cash flows sufficient to recover the recorded amounts over remaining useful lives. This process requires the judgment of management and is subject to the occurrence of future events or circumstances that are not necessarily determinable at the present time. The Corporation currently anticipates that the recorded amounts will be fully recovered and, accordingly, no impairment has been recognized to date.

Stock-Based Compensation

        The Corporation was required to adopt the provisions of FASB Statement No. 123R, "Share-Based Payment" ("SFAS 123R") effective January 1, 2006. As permitted by SFAS No. 123R, the Corporation accounts for stock option awards using the calculated value method. Prior to 2006, the Corporation used the fair value method permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") to account for stock options granted to employees. The Corporation had elected the disclosure-only provisions of SFAS 123 and accordingly, did not recognize compensation expense for stock option grants based on fair values of stock options.

        The provisions of SFAS 123R are applicable to stock options awarded by the Corporation beginning in 2006. Under SFAS No. 123R, the Corporation is required to recognize compensation expense for options granted in 2006 and thereafter. The Corporation used the prospective application transition method in adoption of SFAS No. 123R. Under this transition method, the Corporation was also required to recognize compensation expense for the portion of awards granted before 2006 for which the requisite service had not been rendered. Provisions of SFAS No. 123R preclude the Corporation from changing the grant date fair value of awards granted before January 1, 2006. The result of recognizing compensation expense in 2006 for options granted before January 1, 2006, was to reduce net income by approximately $18,747. There was no effect on cash flows.

Income Taxes

        Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. In addition, deferred income taxes are provided for carryforwards of net operating losses available to offset future taxable income and contribution carryforwards. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

Use of Estimates

        The preparation of financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

New Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 157, Fair Value Measurements. FASB Statement No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. FASB Statement No. 157 also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FASB Statement No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. FASB Statement No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. FASB Statement No. 157 is not expected to have a material impact on the financial position or results of operations upon adoption.

        Through November 2006, the FASB has issued several new pronouncements including SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans"—an amendment of FASB Statements No. 87, 88, 106, and 132(R). Adoption of these pronouncements is not expected to have any significant impact on the financial condition or results of operations.

2. Property and Equipment

        The following is a summary of property and equipment, less accumulated depreciation, as of September 30, 2006 and December 31, 2005:

	2006	2005
Property and equipment	$259,242	$248,384
Less: Accumulated depreciation	(253,106)	(241,789)

Property and equipment, net	$6,136	$6,595

        Depreciation expense for the nine months ended September 30, 2006 and 2005 was $11,317 and $10,115 respectively.

3. Intangible Assets

        The following is a summary of intangible assets, less accumulated amortization, as of September 30, 2006 and December 31, 2005:

	2006	2005
Patents	$565,868	$526,787
Less: Accumulated amortization	(135,697)	(109,287)

Intangible assets, net	$430,171	$417,500

        Amortization expense for nine months ended September 30, 2006 and 2005 was $26,410 and $15,225, respectively. Estimated annual amortization expense for each of the next five years is approximately $25,000.

4. Related Party Transactions

        The Corporation has received various unsecured advances from a shareholder. These advances bear interest at 4% per annum. The outstanding balance of these advances was $21,000 at September 30, 2006 and December 31, 2005. The advances are payable in full at maturity. Maturity dates range from October 2006 through December 2006.

5. Notes Payable

        The Corporation has entered into an agreement with Innovation Works, Inc., formerly the Ben Franklin Technology Center of Western Pennsylvania (the "First Agreement"), under which $99,000 was outstanding at September 30, 2006 and December 31, 2005. Under the First Agreement, the Corporation is not charged interest expense. The First Agreement requires payment only in the event that the Corporation receives consideration for the sale or license of the product or service it is developing with funds provided by this agreement. In the event that the product or service being developed by the Corporation is not commercialized, the proceeds under the First Agreement are not repayable. If the use of the funds results in the development of a product, process, or service which is commercialized, the return that the lender seeks is based upon gross revenues. Additionally, the First Agreement requires that if the Corporation commercializes a product or service developed in full or in part with the loan funds, it must be manufactured in the Commonwealth of Pennsylvania for a period of ten years. If manufacturing is not maintained in the Commonwealth of Pennsylvania for the ten-year period, the Corporation is required to pay a transfer fee equal to three times the amount of the total funds.

        The Corporation has entered into another agreement with Innovation Works, Inc., formerly the Ben Franklin Technology Center of Western Pennsylvania (the "Agreement") under which $100,000 was outstanding at September 30, 2006 and December 31, 2005. Under the Agreement, the Corporation is not charged interest expense. The Agreement requires payment only in the event that the Corporation receives consideration for the sale or license of the product or service it is developing with funds provided by this Agreement. In the event that the product or service being developed by the Corporation is not commercialized, the proceeds under the Agreement are not repayable. Additionally, the Agreement requires that if the Corporation commercializes a product or services developed in full or in part with the loan funds, it must maintain a significant presence (as defined as 80% of its personnel) in the Commonwealth of Pennsylvania for ten years. If a significant presence is not maintained in the Commonwealth of Pennsylvania for the ten-year period, the Corporation is required to pay a transfer fee equal to three times the amount of the total funds. If the Corporation is required to repay Innovation Works, Inc. the amount of repayment would represent the original funding amount multiplied by a factor ranging from one to two.

        No interest is imputed for these two notes payable as amounts that will be paid and its timing can not be determined with any certainty.

6. Income Taxes

        A reconciliation of income tax expense at the federal statutory rate to the Corporation's actual income tax expense is shown below:

	2006	2005
Computed at the statutory rate (34%)	$64,560	$(27,080)
Increase (decrease) resulting from:
Nondeductible expenses	16,253	73,960
Benefit of operating loss carryforward	(80,813)	(46,880)

Actual tax expense	$—	$—

        The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2006	2005
Deferred tax assets
Stock-based compensation	$307,000	$299,000
Net operating loss carryforwards	—	157,500
Depreciation/amortization	10,430	22,000
Others	(3,430)	10,000

Net deferred tax asset before valuation allowance	314,000	488,500

Valuation allowance
Beginning balance	488,500	370,000
Decrease during the period	(174,500)	118,500

Ending balance	314,000	488,500

Net deferred tax asset	$—	$—

        Management has elected to provide a deferred tax asset valuation equal to the potential benefit due to the Corporation's history of losses. When the Corporation demonstrates the consistent ability to generate taxable income, management will re-evaluate the amount allowed.

        The Corporation has net operating loss carryforwards of approximately $200,000 for federal tax purposes that are available to offset future taxable income. The loss carryforwards begins to expire in 2024.

7. Stock Options

        The Corporation has issued stock options pursuant to the 2001 ProlX Pharmaceuticals Corporation Stock Option Plan (the "Plan"). The Plan provides for granting of shares of common stock to employees and directors of the Corporation or to individuals who are rendering services as consultants, advisors, or other independent contractors by the Corporation's Board of Directors. The options may be exercised at any time on or before ten years from the date of the grant.

        Stock options outstanding at September 30, 2006 are as follows:

	Weighted average exercise price per share	Number of shares
Outstanding, January 1, 2006	$0.44	287,000
Forfeited or expired	0.56	(5,000)

Outstanding, September 30, 2006	0.43	282,000

Exercisable (vested), September 30, 2006	0.43	269,000

	Nonvested Options	Weighted Average Intrinsic Value
Nonvested options, January 1, 2006	24,418	$3.55
Vested	(8,854)	3.10
Forfeited or expired	(2,917)	3.86

Nonvested, September 30, 2006	12,647	3.80

        Vested options outstanding at September 30, 2006 were exercisable at prices ranging from $.10 to $.56 per share. The weighted average intrinsic value of these options is $2.88. The options have a weighed-average remaining life of 7.67 years at September 30, 2006.

        The Corporation did not grant any new stock options or modify existing stock options during the nine months period ended September 30, 2006. During the nine months ended September 30, 2005, the weighted average intrinsic value of each option granted was $3.86. The fair value of the options vested in nine months ended September 2006 and 2005 was $27,000 and $173,000, respectively. Non-cash stock option compensation expense recognized during the nine months ended September 2006 and 2005 was $18,700 and $141,000, respectively.

        As of the September 30, 2006, total compensation cost related to nonvested awards not yet recognized was $68,000.

8. Commitments and Contingency

Lease Commitments

        The Corporation has entered into non-cancellable lease agreements covering office space expiring on March 31, 2011. The minimum future annual lease payments under all non-cancellable operating leases are approximately $60,000 per year.

        Lease rental expense for the nine months ended September 30, 2006 and 2005 was $52,500 and $45,000 respectively.

General Litigation

        The Corporation is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Corporation.

9. Retirement Plan

        The Corporation sponsors a 401(k) plan covering all employees of the Corporation. The Corporation's contributions to the plan are determined annually by the Board of Directors. No contributions were made by the Corporation to the plan during the nine months ended September 30, 2006 and 2005.

10. Significant Estimate and Concentration

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

Grant Revenue

        The Corporation receives grant funds, principally from the federal government for research activities, which are governed by various rules and regulations. Expenditures charged to these activities are reimbursed to the Corporation after review and adjustments by the grantors. Therefore, the Corporation may become liable to refund money to funding agencies where it fails to comply with contract provisions. Also, the ability of the Corporation to collect any related receivables is subject to the compliance approval process on the activities related to those reimbursable expenditures. Any liability for potential recoupment or reimbursement that could arise from such review is not considered material.

        The Corporation receives more than 90% of its revenue from federal grants related to cancer research.

11. Subsequent Event

        On October 31, 2006, Biomira Inc. ("Biomira"), a publicly traded biotechnology company located in Edmonton, Alberta, Canada, announced the acquisition of the Corporation. Biomira specializes in the development of innovative therapeutic approaches to cancer management. Biomira's commitment to the treatment of cancer currently focuses on the development of synthetic vaccines and novel strategies for cancer immunotherapy. Concurrent with the acquisition of the Corporation, all outstanding stock options were exercised and the related stock thereto was acquired by Biomira.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholder of ProlX Pharmaceuticals Corporation

        We have audited the accompanying balance sheet of ProlX Pharmaceuticals Corporation, a Delaware Corporation (the "Corporation") as of December 31, 2005, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with the accounting principles generally accepted in the United States of America.

/s/ McConnell & Jones LLP
McConnell & Jones LLP
Houston, Texas
November 21, 2006

ProlX Pharmaceuticals Corporation
(A Delaware Corporation)

Balance Sheet
(expressed in United States dollars)

December 31, 2005

ASSETS
Current Assets
Cash and cash equivalents	$96,712
Prepaid expenses	28,760

Total current assets	125,472
Property and equipment, net	6,595
Intangible assets, net	417,500

Total assets	$549,567

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$288,890
Accrued expenses	746
Note payable—shareholder	21,000
Deferred revenue	250,000

Total current liabilities	560,636
Notes payable	199,000

759,636

Commitments and contingency
Stockholders' Deficit
Common stock, $.001 par value; 3,000,000 authorized; 2,038,813 issued and outstanding	2,039
Additional paid-in capital	980,101
Accumulated deficit	(1,105,473)
Unearned stock option plan compensation	(86,736)

Total stockholders' deficit	(210,069)

Total liabilities and stockholders' deficit	$549,567

See Notes to Financial Statements

ProlX Pharmaceuticals Corporation
(A Delaware Corporation)

Statement of Operations
(expressed in United States dollars)

Year Ended December 31, 2005

Revenues
Federal grants revenue	$899,730
Other revenue	87,446

Total revenues	987,176

Expenses
Payroll and personnel costs	392,647
Stock-based compensation	186,599
Scientific subcontracts	195,098
Depreciation and amortization	34,809
Rent	42,349
Supplies	75,019
Legal, professional and consulting	104,645
Insurance	30,651
Other	82,435

Total expenses	1,144,252

Net loss	$(157,076)

See Notes to Financial Statements

ProlX Pharmaceuticals Corporation
(A Delaware Corporation)

Statement of Stockholders' Deficit
(expressed in United States dollars)

Year Ended December 31, 2005

	Capital Stock, Issued				Unearned Stock Option Plan Compensation
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount				Total
Balance January 1, 2005	2,038,813	$2,039	$809,011	$(948,397)	$(102,245)	$(239,592)
Net loss	—	—	—	(157,076)	—	(157,076)
Stock option plan shares granted/ earned	—	—	171,090	—	15,509	186,599

Balance December 31, 2005	2,038,813	$2,039	$980,101	$(1,105,473)	$(86,736)	$(210,069)

See Notes to Financial Statements

ProlX Pharmaceuticals Corporation
(A Delaware Corporation)

Statement of Cash Flows
(expressed in United States dollars)

Year Ended December 31, 2005

Operating Activities
Net loss	$(157,076)
Items not requiring (providing) cash
Depreciation and amortization	34,809
Stock-based compensation	186,599
Changes in:
Prepaid expenses	58,938
Accounts payable and accrued expenses	(181,497)
Deferred revenue	250,000

Net cash provided by operating activities	191,773

Investing Activities
Patent development costs	(105,775)

Net cash used in investing activities	(105,775)

Financing Activities
Principal payments—note payable—shareholder	(5,000)

Net cash used in financing activities	(5,000)

Increase in Cash and Cash Equivalents	80,998
Cash and Cash Equivalents, Beginning of Year	15,714

Cash and Cash Equivalents, End of Year	$96,712

See Notes to Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        ProlX Pharmaceuticals Corporation (the "Corporation") was established and incorporated in the State of Delaware in December 2000 and is engaged primarily in the research and development of pharmaceuticals designed for the treatment of cancer. The Corporation is subject to the risks associated with emerging biopharmaceutical companies, including competition from other emerging pharmaceutical products and the ability to successfully commercialize its own developing pharmaceutical products. The Corporation's operations are located in Tucson, Arizona.

Basis of Accounting

        The financial statements of the Corporation have been prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Revenue Recognition and Deferred Revenue

        The Corporation generates revenue through various Small Business Innovative Research grants administered by the U.S. Department of Health and Human Services. Those grants are provided to small companies with the primary objective being the development of new drugs and therapies in the care and treatment of cancer patients. Under the terms of these grants, the Corporation recognizes revenue when the associated research expenses are incurred.

        Deferred revenue consists of certain fees received in advance on licensing of patents and is amortized over the term of the licensing period / life of the patents.

Scientific Subcontract Costs

        Certain research activities, including animal, toxicology and formulation studies, are subcontracted to third parties. Under the terms of these arrangements, the Corporation is billed fixed amounts by the subcontractor and recognizes the associated costs as such services are provided.

Cash and Cash Equivalents

        The Corporation considers all monies in banks and highly liquid investments with maturities of three months or less from date of purchase to be cash equivalents. The Corporation places its cash with high quality credit institutions. At times, such deposits may be in excess of the FDIC insured limit; however, management does not believe it is exposed to any significant credit risk on cash. At December 31, 2005, cash consisted primarily of checking accounts in federally insured banks. At December 31, 2005, the Corporation's cash accounts exceeded federally insured limits by approximately $27,000.

Property and Equipment

        Property and equipment are recorded at cost and are depreciated using the straight-line method based on their estimated useful service lives. Maintenance and repairs are charged to operations when incurred. Major improvements and renewals are capitalized.

Intangible Assets

        Patent development costs represent legal costs incurred by the Corporation to develop and file applications for patents on developed pharmaceutical technologies. These costs are amortized over the shorter of twenty years commencing with the filing of the patent application with the federal government or the remaining protection period provided by the patent.

        The Corporation assesses on an ongoing basis the recoverability of capitalized patent development costs by determining the ability of the patent to generate future cash flows sufficient to recover the recorded amounts over remaining useful lives. This process requires the judgment of management and is subject to the occurrence of future events or circumstances that are not necessarily determinable at the present time. The Corporation currently anticipates that the recorded amounts will be fully recovered and, accordingly, no impairment has been recognized to date.

Stock-Based Compensation

        Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") established financial accounting and reporting standards for stock-based employee compensation plans. It defined a fair value based method of accounting for an employee stock option or similar equity instrument and encouraged all entities to adopt that method of accounting for all of their employee stock compensation plans and include the cost in the income statement as compensation expense. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees."

        The Corporation utilizes the disclosure-only provisions of SFAS No. 123 and applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Under APB No. 25, because the exercise prices of the Corporation's employee stock options were less than the fair value of the Corporation's stock on the date of grant, re-pricing or extension, compensation expense has been recognized in these financial statements to reflect the value of stock option-related compensation to employees. Had the Corporation elected to recognize compensation cost for stock options based on the calculated fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net income (loss) would have reflected the proforma amounts indicated below:

Net loss, as reported	$(157,076)
Add: Stock-based employee compensation expense included in reported net income	186,599
Less: Total stock-based employee compensation expense determined under fair value based method	(221,432)

Proforma net loss	$(191,909)

        The estimated fair value of stock options granted was determined using the minimum value pricing model with the following assumptions; dividend yield of 0.0%, an expected life of ten years, and average risk-free interest rate of 4.24%-6.0%.

        In December 2004 the FASB issued revised SFAS No. 123R, "Share-Based Payment." SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective beginning with the first interim or annual period of first fiscal year beginning on or after December 15, 2005. The Corporation will be required to adopt SFAS No. 123R in its fiscal year 2006 and currently discloses the effect on net (loss) income and (loss) earnings per share of the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Corporation is currently evaluating the impact of the adoption of

SFAS 123R on its financial position and results of operations, including the valuation methods and support for the assumptions that underlie the valuation of the awards.

Income Taxes

        Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. In addition, deferred income taxes are provided for carryforwards of net operating losses available to offset future taxable income and contribution carryforwards. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

Use of Estimates

        The preparation of financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

New Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 157, Fair Value Measurements. FASB Statement No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. FASB Statement No. 157 also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FASB Statement No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. FASB Statement No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. FASB Statement No. 157 is not expected to have a material impact on the financial position or results of operations upon adoption.

        Through November 2006, the FASB has issued several new pronouncements including SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). Adoption of these pronouncements is not expected to have any significant impact on the financial condition or results of operations.

2. Property and Equipment

        The following is a summary of property and equipment, less accumulated depreciation, as of December 31, 2005:

Property and equipment	$248,384
Less: Accumulated depreciation	(241,789)

Property and equipment, net	$6,595

        Depreciation expense for the year ended December 31, 2005 was $13,000.

3. Intangible Assets

        The following is a summary of intangible assets, less accumulated amortization, as of December 31, 2005:

Patents	$526,787
Less: Accumulated amortization	(109,287)

Intangible assets, net	$417,500

        Amortization expense for the year ended December 31, 2005 was $20,300. Estimated annual amortization expense for each of the next five years is approximately $25,000.

4. Related Party Transactions

        The Corporation has received various unsecured advances from a shareholder. These advances bear interest at 4% per annum. The outstanding balance of these advances was $21,000 at December 31, 2005. The advances are payable in full at maturity. Maturity dates range from October 2006 through December 2006.

5. Notes Payable

        The Corporation has entered into an agreement with Innovation Works, Inc., formerly the Ben Franklin Technology Center of Western Pennsylvania (the "First Agreement"), under which $99,000 was outstanding at December 31, 2005. Under the First Agreement, the Corporation is not charged interest expense. The First Agreement requires payment only in the event that the Corporation receives consideration for the sale or license of the product or service it is developing with funds provided by this First agreement. In the event that the product or service being developed by the Corporation is not commercialized, the proceeds under the First Agreement are not repayable. If the use of the funds results in the development of a product, process, or service which is commercialized, the return that the lender seeks is based upon gross revenues. Additionally, the First Agreement requires that if the Corporation commercializes a product or service developed in full or in part with the loan funds, it must be manufactured in the Commonwealth of Pennsylvania for a period of ten years. If manufacturing is not maintained in the Commonwealth of Pennsylvania for the ten-year period, the Corporation is required to pay a transfer fee equal to three times the amount of the total funds.

        The Corporation has another agreement with Innovation Works, Inc., formerly the Ben Franklin Technology Center of Western Pennsylvania (the "Agreement") under which $100,000 was outstanding at December 31, 2005. Under the Agreement, the Corporation is not charged interest expense. The Agreement requires payment only in the event that the Corporation receives consideration for the sale or license of the product or service it is developing with funds provided by this Agreement. In the event that the product or service being developed by the Corporation is not commercialized, the proceeds under the Agreement are not repayable. Additionally, the Agreement requires that if the Corporation commercializes a product or services developed in full or in part with the loan funds, it must maintain a significant presence (as defined as 80% of its personnel) in the Commonwealth of Pennsylvania for ten years. If a significant presence is not maintained in the Commonwealth of Pennsylvania for the ten-year period, the Corporation is required to pay a transfer fee equal to three times the amount of the total funds. If the Corporation is required to repay Innovation Works, Inc. the amount of repayment would represent the original funding amount multiplied by a factor ranging from one to two.

        No interest is imputed for these two notes payable as amounts that will be paid and its timing can not be determined with any certainty.

6. Income Taxes

        A reconciliation of income tax expense at the statutory rate to the Corporation's actual income tax expense is shown below:

Computed at the statutory rate (34%)	$(53,400)
Increase (decrease) resulting from:
Nondeductible expenses	83,510
Benefit of operating loss carryforward	(30,110)

Actual tax expense	$—

        The tax effects of temporary differences related to deferred taxes shown on the balance sheet were:

Deferred tax assets
Stock-based compensation	$299,000
Net operating loss carryforwards	157,500
Depreciation/amortization	22,000
Others	10,000

Net deferred tax asset before valuation allowance	488,500

Valuation allowance
Beginning balance	370,000
Increase during the period	118,500

Ending balance	488,500

Net deferred tax asset	$—

        Management has elected to provide a deferred tax asset valuation equal to the potential benefit due to the Corporation's history of losses. When the Corporation demonstrates the consistent ability to generate taxable income, management will re-evaluate the amount allowed.

        The Corporation has net operating loss carryforwards of approximately $200,000 for federal tax purposes that are available to offset future taxable income. The loss carryforwards begins to expire in 2024.

7. Stock Options

        The Corporation has issued stock options pursuant to the 2001 ProlX Pharmaceuticals Corporation Stock Option Plan (the "Plan"). The Plan provides for the granting of shares of common stock to employees and directors of the Corporation or to individuals who are rendering services as consultants, advisors, or other independent contractors by the Corporation's Board of Directors. The options may be exercised at any time on or before ten years from the date of grant.

        Stock options outstanding at December 31, 2005 are as follows:

	Weighted Average Exercise Price Per Share	Number of Shares
Outstanding, January 1, 2005	$0.41	243,000
Granted	0.56	45,000
Forfeited or expired	0.10	(1,000)

Outstanding, December 31, 2005	0.44	287,000

Exercisable (vested), December 31, 2005	0.43	263,000

        The weighted average grant date fair value of options granted during the year was $4.11 per share.

        Options outstanding at December 31, 2005 were exercisable at prices ranging from $.10 to $.56 per share. The options have a weighed-average remaining life of 8.42 years at December 31, 2005.

8. Commitments and Contingency

Lease Commitments

        The Corporation has entered into non-cancellable lease agreements covering office space expiring on March 31, 2011. The minimum future annual lease payments under all non-cancellable operating leases are as follows:

Year ending December 31,
2006	$60,000
2007	60,000
2008	60,000
2009	60,000
2010	60,000
2011	15,000

Total	$315,000

        Lease rental expense for the year ended December 31, 2005 was $42,000.

General Litigation

        The Corporation is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Corporation.

9. Retirement Plan

        The Corporation sponsors a 401(k) plan covering all employees of the Corporation. The Corporation's contributions to the plan are determined annually by the Board of Directors. No contributions were made by the Corporation to the plan during the year.

10. Significant Estimate and Concentration

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

Grant Revenue

        The Corporation receives grant funds, principally from the federal government for research activities, which are governed by various rules and regulations. Expenditures charged to these activities are reimbursed to the Corporation after review and adjustments by the grantors. Therefore, the Corporation may become liable to refund money to funding agencies where it fails to comply with contract provisions. Also, the ability of the Corporation to collect any related receivables is subject to the compliance approval process on the activities related to those reimbursable expenditures. Any liability for potential recoupment or reimbursement that could arise from such review is not considered material.

        The Corporation receives more than 90% of its revenue from federal grants related to cancer research.

11. Subsequent Event

        On October 31, 2006, Biomira Inc. ("Biomira"), a publicly traded biotechnology Company located in Edmonton, Alberta, Canada, announced the acquisition of the Corporation. Biomira specializes in the development of innovative therapeutic approaches to cancer management. Biomira's commitment to the treatment of cancer currently focuses on the development of synthetic vaccines and novel strategies for cancer immunotherapy. Concurrent with the acquisition of the Corporation, all outstanding stock options were exercised and the stock related thereto was acquired by Biomira.

INDEPENDENT AUDITORS' REPORT

Board of Directors
ProlX Pharmaceuticals Corporation
Tucson, Arizona

        We have audited the accompanying balance sheet of ProlX Pharmaceuticals Corporation as of December 31, 2004, and the related statement of operations, shareholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the ProlX Pharmaceuticals Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with U.S. generally accepted auditing standards established by the AICPA Auditing Standards Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ProlX's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProlX Pharmaceuticals Corporation as of December 31, 2004 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, ProlX Pharmaceuticals Corporation's long term capitalization raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beach, Fleischman & Co., P.C
Beach, Fleischman & Co., P.C
Tucson, Arizona
September 9, 2005

PROLX PHARMACEUTICALS CORPORATION

BALANCE SHEET

DECEMBER 31, 2004
(expressed in United States dollars)

ASSETS
Current assets:
Cash and cash equivalents	$15,714
Accounts receivable	45
Other current assets	87,653

Total current assets	103,412
Equipment, net	19,962
Intangible assets, net	333,167

Total assets	$456,541

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
Accounts payable	$452,738
Accrued expenses	743

Total current liabilities	453,481

Notes payable	199,000
Notes payable, member	26,000
Deferred rent	17,652

242,652

Commitments and contingency
Shareholders' deficiency:
Common stock, $.001 par value; 3,000,000 shares authorized; 2,038,813 shares issued and outstanding	2,039
Deferred stock-based compensation	(102,245)
Additional paid-in capital	809,011
Deficit	(948,397)

Total shareholder's deficiency	(239,592)

Total liabilities and shareholders' deficiency	$456,541

See notes to financial statements

PROLX PHARMACEUTICALS CORPORATION

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004
(expressed in United States dollars)

Grant revenue	$713,752
Costs and expenses:
Payroll and payroll related costs	343,562
Depreciation and amortization	54,698
Other	104,424
Professional services	58,019
Rent	57,316
Scientific subcontracts	207,899
Stock-based compensation	75,371
Supplies	17,482

Total expenses	918,771

Net loss	$(205,019)

See notes to financial statements

PROLX PHARMACEUTICALS CORPORATION

STATEMENT OF SHAREHOLDERS' DEFICIENCY

YEAR ENDED DECEMBER 31, 2004
(expressed in United States dollars)

	Common Stock
			Deferred Stock-Based Compensation	Additional Paid-in Capital
	Shares	Amount			Deficit	Total
Balance, December 31, 2003, as restated	2,025,001	$2,025	$(45,656)	$626,815	$(743,378)	$(160,194)
Stock options issued to employees			(88,780)	243,180		154,400
Amortization of stock-based compensation			23,591			23,591
Forfeiture of nonvested stock options			8,600	(8,600)
Forfeiture of vested stock options				(102,620)		(102,620)
Stock sales	11,312	11		49,989		50,000
Stock options exercised	2,500	3		247		250
Net loss					(205,019)	(205,019)

Balance, December 31, 2004	2,038,813	$2,039	$(102,245)	$809,011	$(948,397)	$(239,592)

See notes to financial statements

PROLX PHARMACEUTICALS CORPORATION

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004
(expressed in United States dollars)

Cash flows from operating activities:
Net loss	$(205,019)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	30,607
Amortization of patents	24,091
Stock-based compensation	75,371
Changes in operating assets and liabilities:
Accounts receivable	2,699
Other current assets	(63,559)
Accounts payable	123,998
Accrued expenses	(230)
Deferred rent	17,652

Total adjustments	210,629

Net cash provided by operating activities	5,610

Cash flows used in investing activities:
Purchases of property and equipment	(1,455)
Patent development costs	(86,291)

Net cash used in investing activities	(87,746)

Cash flows from financing activities:
Proceeds from notes payable, related party	26,000
Proceeds from issuance of common stock	50,250

Net cash provided by financing activities	76,250

Decrease in cash and cash equivalents	(5,886)
Cash and cash equivalents, beginning of year	21,600

Cash and cash equivalents, end of year	$15,714

See notes to financial statements

1. Description of business and summary of significant accounting policies:

Description of business:

        ProlX Pharmaceuticals Corporation (ProlX or the Company) is incorporated in Delaware and is engaged primarily in the research and development of pharmaceuticals designed for the treatment of cancer. ProlX is subject to the risks associated with emerging biopharmaceutical companies, including competition from other emerging pharmaceutical products and the ability to successfully commercialize its own developing pharmaceutical products. ProlX' s operations are located in Tucson, Arizona.

Basis of accounting

        The financial statements of the Company have been prepared on an accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

Estimates:

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues:

        The Company generates revenue through various Small Business Innovative Research grants administered by the U.S. Department of Health and Human Services (DHHS) (the Grants). The Grants are provided to small companies with the primary objective being the development of new drugs and therapies in the care and treatment of cancer patients. Under the terms of these Grants, the Company recognizes revenue when the associated research expenses are incurred.

Cash and cash equivalents:

        The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

        The Company places its cash with high quality credit institutions. At times, such deposits may be in excess of the FDIC insurance limit; however, management does not believe it is exposed to any significant credit risk on cash.

Accounts receivable:

        Accounts receivable primarily represents amounts requested for reimbursement under the terms of the Grants.

Equipment and depreciation:

        Equipment is stated at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets.

Intangible assets:

        Patent development costs represent legal costs incurred by the Company to develop and file applications for patents on developed pharmaceutical technologies. The costs are amortized over the shorter of twenty years commencing with the filing of the patent application with the federal government or the remaining protection period provided by the patent.

        The Company assesses on an ongoing basis the recoverability of capitalized patent development costs by determining the ability of the patent to generate future cash flows sufficient to recover the recorded amounts over remaining useful lives. This process requires the judgment of management and is subject to the occurrence of future events or circumstances that are not necessarily determinable at the present time. The Company currently anticipates that the recorded amounts will be fully recovered and, accordingly, no valuation adjustment has been recognized to date.

Scientific subcontract costs:

        Certain research activities, including animal, toxicology and formulation studies, are subcontracted to third parties. Under the terms of these arrangements, the Company is billed fixed amounts by the subcontractor and recognizes the associated costs as such services are provided.

Income taxes:

        Deferred income taxes are provided for temporary differences arising primarily from accrual basis recognition of certain expenses and the use of straight line depreciation for financial statements and cash basis recognition of certain expenses and accelerated depreciation methods for income taxes. In addition, deferred income taxes are provided for carryforwards of net operating losses available to offset future taxable income and contribution carryforwards.

        The tax provision differs from the benefit that would result from applying statutory rates to loss before income taxes because of management's election to provide an allowance for deferred tax assets since its realization is not assured.

2. Liquidity and capital resources:

        For the year ended December 31, 2004, the Company incurred net losses of approximately $205,019. The Company has historically obtained its working capital requirements mainly through the indirect cost and fixed fee components of federal grants. Because these sources of funds are not immediately available in the ordinary course of business, the Company's inadequate long term capitalization raises substantial doubt about its ability to continue as a going concern. The 2004 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        In August 2005, the Company entered into a licensing agreement with another company to jointly develop and commercialize a pharmaceutical compound. The agreement provides for an initial nonrefundable license fee of $250,000 and additional contingent payments based on achieving certain milestones as defined in the agreement. Management believes that this contract will address the Company's liquidity and capital resource issues and allow them to continue their operations.

3. Equipment:

Research equipment	$248,384
Less accumulated depreciation	228,422

$19,962

        Depreciation expense for the year ended December 31, 2004 was $30,607.

4. Intangible assets:

Patents	$422,154
Less accumulated amortization	88,987

$333,167

        Amortization expense for the year ended December 31, 2004 was $24,091. Estimated annual amortization expense for each of the next five years is approximately $25,000.

5. Notes payable:

        ProlX has an agreement with Innovation Works, Inc., formerly the Ben Franklin Technology Center of Western Pennsylvania (the Agreement), under which $99,000 was outstanding at December 31, 2004. Under the Agreement, ProlX is not charged interest expense. The Agreement requires payment only in the event that ProlX receives consideration for the sale or license of the product or service it is developing with funds provided by this agreement. In the event that the product or service being developed by ProlX is not commercialized, the proceeds under the Agreement are not repayable. If the use of the funds results in the development of a product, process, or service which is commercialized, the return that the lender seeks is based upon gross revenues. Additionally, the Agreement requires that if ProlX commercializes a product or service developed in full or in part with the loan funds, it must be manufactured in the Commonwealth of Pennsylvania for a period of ten years. If manufacturing is not maintained in the Commonwealth of Pennsylvania for the ten year period, ProlX is required to pay a transfer fee equal to three times the amount of the total funds.

        ProlX has another agreement with Innovation Works, Inc., formerly the Ben Franklin Technology Center of western Pennsylvania, (the Agreement) under which $100,000 was outstanding at December 31, 2004. Under the agreement, ProlX is not charged interest expense. The Agreement requires payment only in the event that ProlX receives consideration for the sale or license of the product or service it is developing with funds provided by this agreement. In the event that the product or service being developed by ProlX is not commercialized, the proceeds under the Agreement are not repayable. Additionally, the Agreement requires that if the Company commercializes a product or services developed in full or in part with the loan funds, it must maintain a significant presence (as defined as 80% of its personnel) in the Commonwealth of Pennsylvania for ten years. If a significant presence is not maintained in the Commonwealth of Pennsylvania for the ten year period, ProlX is required to pay a transfer fee equal to three times the amount of the total funds. If the Company is required to repay Innovation Works, Inc. the amount of repayment would represent the original funding amount multiplied by a factor ranging from one to two.

6. Related party transactions:

        The Company has received various unsecured advances from a member. These advances bear interest at 4% per annum. The outstanding balance of these advances was $26,000 at December 31, 2004. The advances are payable in full at maturity. Maturity dates range from April 2006 through December 2006.

7. Commitments and contingency:

Lease agreement:

        The Company leases office facilities under an operating lease that expires on March 31, 2011. Total expense under this lease was $47,652 for 2004.

        Minimum future annual lease payments and straight line rentals are as follows:

Year ending December 31,	Minimum future rent payments	Straight line rent expense
2005	$61,350	$63,535
2006	63,191	63,535
2007	65,086	63,535
2008	67,039	63,535
2009	69,050	63,535
Thereafter	89,030	79,419

	$414,746	$397,094

Funding and audit assessments:

        ProlX receives all of its revenues from federal grants and a significant reduction in the level of this support, if it were to occur, could have a material effect on the activities of ProlX. The grants are subject to compliance audits by the granting agency. Assessments from such audits, if any, are recorded when the amounts of such assessments are reasonably determinable. ProlX has not received any assessments.

8. Stock options:

        The Company has issued stock options pursuant to the 2001 ProlX Pharmaceuticals Corporation Stock Option Plan (the Plan). The Plan provides for the granting of shares of common stock to employees and directors of the Company or to individuals who are rendering services as consultants, advisors, or other independent contractors by the Company's Board of Directors. The options may be exercised at any time on or before ten years from the date of grant.

        Stock options outstanding at December 31, 2004 are as follows:

	Weighted average price per share	Number of shares
Outstanding, January 1, 2004	$0.44	224,000
Granted	0.56	63,000
Forfeited or expired	0.10	(41,500)
Exercised	0.10	(2,500)

Outstanding, December 31, 2004	$0.57	243,000

Exercisable, December 31, 2004	$1.08	80,392

        Options outstanding at December 31, 2004 were exercisable at prices ranging from $.10 to $2.71 per share. The options have a weighed average remaining life of 7.65 years at December 31, 2004.

        There are two methods to account for stock option plans under U.S. generally accepted accounting principles. The Company has chosen to account for the stock options under APB No. 25, Accounting for Stock Issued to Employees. Under this method, stock-based employee compensation expense totaling $75,371 has been recognized during the year. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. The estimated fair value of stock options granted was determined using the minimum value pricing model with the following assumptions: dividend yield of 0.0%, an expected life of ten years, and average risk free interest rate of 4.24%.

Net loss, as reported	$(205,019)
Add: Stock-based employee compensation expense included in reported net loss	75,371
Less: Total stock-based employee compensation expense determined under fair value-based method	(184,160)

Proforma net loss	$(313,808)

9. Salary reduction plan:

        The Company maintains a 401(k) defined contribution for employees. The Company may make contributions to the plan at its discretion. No employer contributions were made to the plan during 2004.

10. Income taxes:

	Current	Noncurrent	Total
Deferred tax asset	$—	$206,000	$206,000
Deferred tax liability	13,000	—	13,000

	13,000	206,000	219,000
Less valuation allowance	(13,000)	(206,000)	(219,000)

	$—	$—	$—

        Management has elected to provide a deferred tax asset valuation equal to the potential benefit due to the Company's history of losses. When the Company demonstrates the consistent ability to generate taxable income, management will re evaluate the amount allowed. The valuation allowance decreased by $101,000 during 2004.

        The Company has net operating loss carryforwards of approximately $266,000 and $263,000 for federal and state purposes that are available to offset future taxable income. The loss carryforwards begin to expire in 2024 and 2006 for federal and state purposes.

11. Prior period adjustment:

        During 2004, it was determined that the Company had incorrectly overstated its deferred revenue liability as of and for the year ended December 31, 2003 in the amount of $48,307. The restatement decreased net loss for 2003 and deficit at December 31, 2003 as previously reported. This item had no effect on net loss for 2004 or income tax expense for 2003 or 2004.

Total stockholders' deficit, beginning	$(208,501)
Prior period adjustment related to deferred revenue	48,307

Total stockholders' deficit, beginning, as restated	$(160,194)

ANNEX A

SPECIAL RESOLUTION OF HOLDERS OF
BIOMIRA INC. (THE "CORPORATION") COMMONS SHARES
AND PREFERRED SHARES

BE IT RESOLVED as a special resolution that:

1.
The arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act (the "CBCA") involving the Corporation, Biomira Corporation, a Delaware holding corporation ("Biomira US"), 4442636 Canada Inc., a Canadian holding corporation ("Biomira Canco"), 4442644 Canada Inc., a wholly owned subsidiary of Biomira Canco ("Biomira Sub-1"), and 4442652 Canada Inc., a wholly owned subsidiary of Biomira US ("Biomira Sub-2"), substantially as set forth in the plan of arrangement (the "Plan of Arrangement") attached as Schedule 1 to Appendix B to the proxy statement/prospectus of the Corporation dated September 11, 2007 (the "Registration Statement") is hereby confirmed, ratified, and approved.

2.
The arrangement agreement (the "Arrangement Agreement") dated as of September 11, 2007 among the Corporation, Biomira US, Biomira Canco, Biomira Sub-1, and Biomira Sub-2, a copy of which is attached as Appendix B to the Registration Statement, the actions of the directors of the Corporation in approving the Arrangement and the actions of the directors and officers of the Corporation in executing and delivering the Arrangement Agreement are hereby confirmed, ratified, and approved.

3.
Any one officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the seal of the Corporation or otherwise, and to deliver all such documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, including the filing of articles of arrangement (the "Articles of Arrangement") with the Director under the CBCA, and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolutions and the maters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or doing of any such act or thing.

4.
Notwithstanding that this special resolution has been passed (and the Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Court of Queen's Bench of Alberta, the directors of the Corporation are hereby authorized and empowered without further notice to or approval of the shareholders of the Corporation (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the filing of Articles of Arrangement.

A-1

ANNEX B

         4442636 CANADA INC.

— and —

4442644 CANADA INC.

— and —

BIOMIRA INC.

— and —

BIOMIRA CORPORATION

— and —

4442652 CANADA INC.

ARRANGEMENT AGREEMENT

SEPTEMBER 11, 2007

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Number and Gender	4
1.3	Deemed Currency	4
1.4	Headings, etc.	4
1.5	Time of Essence	5
1.6	Statutory References	5
1.7	Schedules	5
1.8	Date for any Action	5
1.9	Governing Law	5
1.10	Attornment	5
ARTICLE 2 THE ARRANGEMENT		6
2.1	Plan of Arrangement	6
2.2	Biomira Meeting	6
2.3	Information Circular	6
ARTICLE 3 PUBLICITY		6
ARTICLE 4 REPRESENTATIONS AND WARRANTIES		7
4.1	Representations and Warranties of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2	7
4.2	Survival of Representations and Warranties	8
ARTICLE 5 COVENANTS		8
5.1	Recommendation of Arrangement	8
5.2	Representations and Warranties	8
5.3	Notice of Material Change	8
5.4	Other Covenants	8
5.5	Listing of Biomira US Shares	8
5.6	Securities and Corporate Compliance	8
5.7	Assumption of Rights Under Biomira Plans	8
ARTICLE 6 MUTUAL COVENANTS		9
6.1	Other Filings	9
6.2	Additional Agreements	9
6.3	Privacy Issues	9
ARTICLE 7 CONDITIONS		11
7.1	Mutual Conditions Precedent	11
7.2	Conditions Precedent to the Obligations of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2	12
7.3	Conditions Precedent to the Obligations of Biomira	12
7.4	Merger of Conditions	13
ARTICLE 8 TERMINATION		13
8.1	Termination	13
8.2	Effect of Termination	13

B-i

ARTICLE 9 GENERAL		14
9.1	Entire Agreement	14
9.2	Notices	14
9.3	Amendment	15
9.4	Waiver	15
9.5	Assignment	15
9.6	Further Assurances	15
9.7	Expenses	15
9.8	Severability	15
9.9	Counterparts	16

B-ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT made as of the 11th day of September, 2007,

AMONG:

    4442636 CANADA INC., a corporation incorporated under the laws of Canada ("Biomira Canco")

    — and —

    4442644 CANADA INC., a corporation incorporated under the laws of Canada ("Biomira Sub-1")

    — and —

    BIOMIRA INC., a corporation incorporated under the laws of Canada ("Biomira")

    — and —

    BIOMIRA CORPORATION, a corporation incorporated under the laws of the State of Delaware ("Biomira US")

    — and —

    4442652 CANADA INC., a corporation incorporated under the laws of Canada ("Biomira Sub-2")

WHEREAS:

1.
Each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 have agreed to proceed with a corporate restructuring by way of an arrangement under the provisions of the CBCA whereby the principal business and assets of Biomira will, upon completion of the Arrangement, be combined with those of Biomira Sub-2;

2.
Biomira proposes to convene a special meeting of the Biomira Shareholders to consider the Arrangement pursuant to section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement attached as Schedule 1 hereto; and

3.
Each of the Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 have agreed to participate in and support the Arrangement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1   Definitions

        In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the following meanings, respectively, and grammatical variations of such words and terms shall have corresponding meanings:

  (a)
  "Agreement", "this Agreement", "herein", "hereto", and "hereof" and similar expressions refer to this arrangement agreement, as the same may be amended or supplemented from time to time;

  (b)
  "Applicable Privacy Laws" has the meaning ascribed thereto in section 6.3(a)(i);

  (c)
  "Arrangement" means the arrangement pursuant to section 192 of the CBCA set forth in the Plan of Arrangement;

  (d)
  "Arrangement Resolution" means the special resolution of the Biomira Shareholders approving the Arrangement and this Agreement to be voted on at the Biomira Meeting;

  (e)
  "Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted, giving effect to the Arrangement;

  (f)
  "Biomira" means Biomira Inc., a corporation incorporated under the Laws of Canada;

  (g)
  "Biomira Canco" means 4442636 Canada Inc., a corporation incorporated under the laws of Canada;

  (h)
  "Biomira Common Shares" means the common shares in the share capital of Biomira, having the rights, privileges, restrictions and conditions set forth in the articles of Biomira;

  (i)
  "Biomira Meeting" means the special meeting of Biomira Shareholders (including any adjournments or postponements thereof) that is to be convened to consider and, if deemed advisable, to approve the Arrangement Resolution;

  (j)
  "Biomira Preferred Shares" means the non-voting redeemable Class A preference shares in the share capital of Biomira, having the rights, privileges, restrictions and conditions set forth in the articles of Biomira;

  (k)
  "Biomira Restricted Share Unit Plan" means the restricted share unit plan of Biomira;

  (l)
  "Biomira Shareholder" means a registered holder of Biomira Shares from time to time, and "Biomira Shareholders" means all of such registered holders of Biomira Shares;

  (m)
  "Biomira Share Option Plan" means the share option plan of Biomira;

  (n)
  "Biomira Shares" means, collectively, Biomira Common Shares and Biomira Preferred Shares;

  (o)
  "Biomira Sub-1" means 4442644 Canada Inc., a wholly-owned Subsidiary of Biomira Canco incorporated under the laws of Canada;

  (p)
  "Biomira Sub-2" means 4442652 Canada Inc., a wholly-owned Subsidiary of Biomira US incorporated under the Laws of Canada;

  (q)
  "Biomira US" means Biomira Corporation, a corporation incorporated under the laws of the State of Delaware;

  (r)
  "Biomira Warrants" means the outstanding warrants to acquire Biomira Common Shares;

  (s)
  "Business Day" means any day excepting a Saturday or Sunday or a day recognized as a holiday in Edmonton, Alberta, or a day on which banks in Edmonton, Alberta are not open for business;

  (t)
  "CBCA" means the Canada Business Corporations Act R.S.C. 1985, c. C-44, as amended;

  (u)
  "Common Shares" means the common shares in the share capital of Biomira US having the rights, privileges, restrictions and conditions set forth in the articles of incorporation of Biomira US;

  (v)
  "Court" means the Court of Queen's Bench of Alberta;

  (w)
  "Director" means the Director appointed under section 260 of the CBCA;

  (x)
  "Disclosed Personal Information" has the meaning ascribed thereto in section 6.3(b);

  (y)
  "Dissenting Shareholder" means any Biomira Shareholder, who, in connection with the Arrangement Resolution, exercises the right to dissent available to such Biomira Shareholder pursuant to section 190 of the CBCA in strict compliance with the provisions thereof, as modified by the Interim Order and this Agreement, and thereby becomes entitled to receive, if the Arrangement is completed, the fair value of such Biomira Shareholder's Biomira Shares;

  (z)
  "Effective Date" means the date the Arrangement becomes effective under the CBCA;

  (aa)
  "Effective Time" means 12:01 a.m. (Edmonton time) on the Effective Date;

  (bb)
  "Encumbrance" means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

  (cc)
  "Final Order" means the order of the Court approving the Arrangement pursuant to subsection 192(4) of the CBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

  (dd)
  "Governing Documents" means the certificate and articles of incorporation/continuance and the by-laws of Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the case may be, as amended;

  (ee)
  "Government Authority" means any foreign, national, provincial, local or state government, any political subdivision or any governmental, judicial, public or statutory instrumentality, court, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question, including without limitation Securities Authorities;

  (ff)
  "Information Circular" means the notice of the Biomira Meeting and the accompanying proxy statement/prospectus to be sent to Biomira Shareholders in connection with the Biomira Meeting;

  (gg)
  "Interim Order" means an interim order of the Court concerning the Arrangement under subsection 192(4) of the CBCA, containing declarations and directions with respect to the Arrangement and the holding of the Biomira Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

  (hh)
  "Laws" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Government Authority, statutory body, self-regulatory authority or securities exchange or securities market (including the TSX and NASDAQ), and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Government Authority (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

  (ii)
  "Material Adverse Effect" means any event, change or effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities or business of Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the

    case may be, provided, however, that a Material Adverse Effect shall not include an adverse effect resulting from a change:

    (i)
    which arises out of or in connection with a matter that has been publicly disclosed or otherwise disclosed in writing to Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the case may be, or their respective representatives by Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the case may be, or their respective representatives prior to the date of this Agreement;

    (ii)
    resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere;

  (jj)
  "material change" has the meaning ascribed thereto in the Securities Act (Alberta);

  (kk)
  "material fact" has the meaning ascribed thereto in the Securities Act (Alberta);

  (ll)
  "NASDAQ" means The Nasdaq Global Market tier of The Nasdaq National Market;

  (mm)
  "Parties" means the parties to this Agreement, and "Party" means any one of them;

  (nn)
  "Person" includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, syndicate, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, limited liability company, unlimited liability company, unincorporated association or organization, Government Authority, syndicate or other entity or organization, whether or not having legal status;

  (oo)
  "Personal Information" has the meaning ascribed thereto in section 6.3(a)(ii);

  (pp)
  "Regulatory Approval" means any approval, consent, waiver, permit, order or exemption from any Government Authority having jurisdiction or authority over any Party or the Subsidiary of any Party which is required or advisable to be obtained in order to permit the Arrangement to be effected, and "Regulatory Approvals" means all such approvals, consents, waivers, permits, orders or exemptions;

  (qq)
  "Securities Authorities" means the appropriate securities commissions or similar regulatory authorities in Canada (and each of the provinces and territories thereof) and in the United States (and each of the states and territories thereof), and the TSX and NASDAQ;

  (rr)
  "Subsidiary" has the meaning ascribed thereto in the Securities Act (Alberta); and

  (ss)
  "TSX" means the Toronto Stock Exchange.

1.2   Number and Gender

        Where the context so requires in this Agreement, unless there is something in the subject matter or context inconsistent therewith, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3   Deemed Currency

        In the absence of a specific designation of any currency any un-described dollar amount herein shall be deemed to refer to Canadian dollars.

1.4   Headings, etc.

        The division of this Agreement into Articles, Sections, subsections, paragraphs and clauses, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement to Articles, Sections, subsections, paragraphs, clauses, recitals or Schedules refer to Articles, Sections, subsections, paragraphs, clauses, recitals or Schedules of and to this Agreement in which such reference is made.

1.5   Time of Essence

        Time is of the essence of this Agreement.

1.6   Statutory References

        Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulations or rules in force from time to time and any statute, regulation or rule that supplements or supersedes such statute or regulation.

1.7   Schedules

        Schedule 1 annexed to this Agreement, being the Plan of Arrangement, is incorporated by reference into and forms part of this Agreement.

1.8   Date for any Action

        In the event that any date on which any action is required to be taken hereunder by any of the Parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.9   Governing Law

        This Agreement shall be governed by and interpreted in accordance with the Laws of the Province of Alberta and the Laws of Canada applicable therein (without reference to conflicts of laws principles).

1.10 Attornment

        The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

ARTICLE 2
THE ARRANGEMENT

2.1   Plan of Arrangement

        As soon as reasonably practicable following the execution and delivery of this Agreement, Biomira shall file, proceed with and diligently prosecute an application pursuant to subsection 192(3) of the CBCA for the Interim Order providing for, among other things, the calling and holding of the Biomira Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement Resolution. Provided all necessary approvals for the Arrangement Resolution are obtained from the Biomira Shareholders, Biomira shall forthwith submit the Arrangement to the Court and apply for the Final Order. Upon issuance of the Final Order and subject to the conditions in Article 7, Biomira shall forthwith proceed to file with the Director pursuant to subsection 192(6) of the CBCA, the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement and implement the Plan of Arrangement.

2.2   Biomira Meeting

        Subject to section 2.1, Biomira shall hold the Biomira Meeting as soon as reasonably practicable and, in the event of any adjournment or postponement of the Biomira Meeting, Biomira shall reconvene and hold the Biomira Meeting as soon as reasonably practicable thereafter.

2.3   Information Circular

        As promptly as reasonably practicable after execution of this Agreement, Biomira, in consultation with Biomira US, shall complete the preparation of the Information Circular together with any other documents required by the CBCA, the Securities Act (Alberta) and other applicable securities and corporate Laws in connection with the Arrangement, and Biomira US shall co-operate with Biomira in respect thereof, and Biomira shall cause the Information Circular and other documentation required in connection with the Biomira Meeting to be sent to each Biomira Shareholder (and to any other Person required to be sent the Information Circular pursuant to applicable securities or corporate Laws) in accordance with applicable Laws, the provisions of the Governing Documents of Biomira and the requirements of any Government Authority, provided that the Information Circular and other documentation required in connection with the Arrangement shall be sent to the Biomira Shareholders (and any other such Person) only with Biomira US's prior written consent (such consent not to be unreasonably withheld). Biomira shall give Biomira US timely opportunity to review and comment on the Information Circular and all such other documentation prior to sending the Information Circular and such other documentation to the Biomira Shareholders.

ARTICLE 3
PUBLICITY

        Except in any disclosure required for the Information Circular, so long as this Agreement is in effect, each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 shall advise, consult and cooperate with the other Parties prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any news release or other written public or private statement to the press with respect to this Agreement, the transactions contemplated hereby or any other matters from the date hereof until the Effective Time. None of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 shall issue any such news release or make any such written public or private statement prior to such consultation, except as may be required by applicable Law, including, for greater certainty, in order to fulfil Biomira's or Biomira US's continuous disclosure obligations under applicable securities Laws, or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable efforts to consult with the other Parties, taking into account the time constraints to which it is subject as a result of such Law or obligation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1   Representations and Warranties of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2

        Each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 hereby represents and warrants to and in favour of each of the others (with respect to itself and not the other parties) that as of the date of this Agreement:

        (a)    Organization and Qualification

    It is a corporation duly incorporated and organized and validly existing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and capacity to own its properties and carry on its business as now owned and being conducted. It is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect.

        (b)    Authority Relative to this Agreement

    It has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its board of directors, and except as contemplated herein, no other corporate proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and constitutes a valid, legal and binding obligation of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws relating to or affecting creditors' rights generally and to general principles of equity.

        (c)    No Violations

    Neither the execution and delivery of this Agreement by it, the consummation of the transactions contemplated hereby nor the fulfillment and compliance by it with any of the terms and provisions hereof will:

    (i)
    violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any Encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (A) its Governing Documents or (B) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which it is a party or to which it, or any of its properties or assets, may be subject or by which it is bound (except, in the case of each of clauses (A) and (B), for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect or materially affect the ability of any of the Parties to consummate the transactions contemplated by this Agreement);

    (ii)
    subject to compliance with the statutes and regulations referred to below, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to it; or

    (iii)
    cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect.

4.2   Survival of Representations and Warranties

        For greater certainty, the representations and warranties of each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 contained herein shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time.

ARTICLE 5
COVENANTS

5.1   Recommendation of Arrangement

        The board of directors of Biomira shall recommend to the Biomira Shareholders the approval of the Arrangement Resolution and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Biomira US such recommendation or take any action or make any statement in connection therewith at the Biomira Meeting inconsistent with such recommendation.

5.2   Representations and Warranties

        Each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 covenants and agrees that from the date hereof until termination of this Agreement it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representation and warranties set out in section 4.1 being untrue in any material respect.

5.3   Notice of Material Change

        From the date hereof until the earlier of the termination of this Agreement and the Effective Date, each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 shall promptly notify each of the other Parties in writing of:

  (a)
  any material change (actual, anticipated, contemplated or, to the knowledge of such Party, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of such Party;

  (b)
  any change in the facts relating to any representation or warranty set out in section 4.1 given by such Party which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

  (c)
  any material fact relating to such Party which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

        Each of the Parties shall in good faith discuss with each of the other Parties any change in circumstances (actual, anticipated, contemplated or, to the knowledge of Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the case may be, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the other Parties pursuant to this section 5.3.

5.4   Other Covenants

        Each of the Parties covenants and agrees that it shall:

  (a)
  use all commercially reasonable efforts to complete the Arrangement upon filing of the Articles of Arrangement, subject only to the terms and conditions hereof and thereof;

  (b)
  use all commercially reasonable efforts to obtain all appropriate Regulatory Approvals; and

  (c)
  not take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date or the termination of this Agreement, whichever is first.

5.5   Listing of Biomira US Shares

        Biomira US shall take all steps necessary to have all the Common Shares issued pursuant to the Arrangement conditionally approved for listing on the TSX and NASDAQ, on or before the Effective Date.

5.6   Securities and Corporate Compliance

        Biomira US shall use all commercially reasonable efforts to obtain all orders required from the applicable Securities Authorities to permit the issuance and first resale of the Common Shares to be issued pursuant to the Arrangement without qualification with, or approval of, or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Government Authority under any applicable federal, provincial, state or territorial securities or other Laws or pursuant to the rules and regulations of any Government Authority administering such Laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to such first resale, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Biomira US for purposes of Canadian federal, provincial or territorial securities Laws).

5.7   Assumption of Rights Under Biomira Plans

        As of the Effective Time, Biomira US shall assume the obligations of Biomira under each of the Biomira Share Option Plan, the Biomira Restricted Share Unit Plan and the Biomira Warrants all on the terms contained therein, subject to any amendments or modifications required to be made to such plans to give effect to the Arrangement as set forth in the Plan of Arrangement.

ARTICLE 6
MUTUAL COVENANTS

6.1   Other Filings

        Biomira US and Biomira shall, as promptly as practicable hereafter, prepare and file all filings required under any securities Laws, the rules of the TSX and NASDAQ or any other applicable Laws relating to the transactions contemplated hereby.

6.2   Additional Agreements

        Subject to the terms and conditions of this Agreement and subject to fiduciary obligations under applicable Laws, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this

Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

  (a)
  to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any Persons as may be required pursuant to any agreement, arrangement or understanding relating to Biomira's operations);

  (b)
  to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

  (c)
  to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby;

  (d)
  to effect all necessary registrations and other filings and submissions of information requested by Government Authorities; and

  (e)
  to fulfill all conditions and satisfy all provisions of this Agreement.

        For purposes of the foregoing, the obligation to use "commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

6.3   Privacy Issues

  (a)
  For the purposes of this section 6.3, the following definitions shall apply:

  (i)
  "Applicable Privacy Laws" means any and all applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial Law including the Personal Information Protection Act (Alberta); and

  (ii)
  "Personal Information" means information about an individual.

  (b)
  The Parties hereto acknowledge that they are responsible for compliance at all times with Applicable Privacy Laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either Party pursuant to or in connection with this Agreement (the "Disclosed Personal Information").

  (c)
  Neither Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.

  (d)
  Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information relates solely to the completion of the Arrangement.

  (e)
  Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable Laws to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

  (f)
  Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties' obligations hereunder. Each Party shall ensure that access to the

    Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access to such information in order to complete the Arrangement.

  (g)
  Each Party shall promptly notify the other Party to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

  (h)
  Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the other Party shall forthwith cease all use of the Personal Information acquired by such Party in connection with this Agreement and will return to the first Party, or, at such Party's request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

ARTICLE 7
CONDITIONS

7.1   Mutual Conditions Precedent

        The respective obligations of the Parties to complete the Arrangement and the other transactions contemplated by this Agreement and the Arrangement shall be subject to the satisfaction or waiver, on or before the date specified or, if none is specified, on or before the Effective Date, of the following conditions:

  (a)
  the Interim Order shall have been granted in form and substance satisfactory to Biomira;

  (b)
  the Arrangement Resolution shall have been approved by the Biomira Shareholders;

  (c)
  the rights of dissent in relation to the Arrangement shall not have been exercised by holders of more than 1% of the issued and outstanding Biomira Shares;

  (d)
  the Final Order shall have been obtained in form and substance satisfactory to Biomira;

  (e)
  there shall not be in force any order or decree restraining or enjoining the Arrangement from being completed or the other transactions contemplated by this Agreement;

  (f)
  this Agreement shall not have been terminated pursuant to Article 8;

  (g)
  the Common Shares shall have been conditionally approved for listing on the TSX and NASDAQ, subject to the filing of required documentation;

  (h)
  all other approvals, consents, waivers, permits, orders, exemptions, agreements and amendments and modifications to agreements, indentures or arrangements of third Persons (other than Government Authorities), the failure of which to obtain or the non-expiration of which would, or could reasonably be expected, to have a Material Adverse Effect or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2;

  (i)
  the board of directors of each of the Parties shall have taken all necessary corporate actions to permit the completion of the Arrangement upon filing of the Articles of Arrangement;

  (j)
  all Regulatory Approvals shall have been obtained; and

  (k)
  there shall not exist any prohibition at Law against the completion of the Arrangement.

        The above conditions are for the mutual benefit of the Parties and may be waived, in whole or in part, by mutual consent of the Parties at any time. If any of the above conditions shall not have been complied with or waived by the Parties on or before the Effective Date or, if earlier, the date required for the performance thereof, then a Party may terminate this Agreement.

7.2   Conditions Precedent to the Obligations of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2

        The obligations of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 to complete the transactions contemplated by this Agreement and the Arrangement shall also be subject to the satisfaction or waiver, on or before the date specified or, if none is specified, on or before the Effective Date, of each of the following conditions:

  (a)
  the representations and warranties of Biomira contained in this Agreement shall be true and correct on the date of this Agreement and as of the Effective Date with the same force and effect as if made on and as of such date, except as affected by the transactions contemplated or permitted by this Agreement;

  (b)
  Biomira shall have performed or complied with all of the covenants and agreements hereunder to be performed and complied with by it on or prior to the Effective Time;

  (c)
  each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 shall have received a certificate of Biomira addressed to each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 and dated the Effective Date, signed on behalf of the President of Biomira, or another officer of Biomira satisfactory to Biomira US and Biomira Sub-2, confirming that the conditions in sections 7.2(a) and 7.2(b) have been satisfied;

  (d)
  since the date of this Agreement, no action, suit or proceeding shall have been taken before or by any Government Authority or by any Person against Biomira, that would, if successful, have a Material Adverse Effect; and

  (e)
  the board of directors of Biomira shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by Biomira to permit the completion of the Arrangement upon filing of the Articles of Arrangement.

The above conditions are for the benefit of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 and may be waived, in whole or in part, by Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 at any time. If any of the above conditions shall not have been complied with or waived by the Parties on or before the Effective Date or, if earlier, the date required for the performance thereof, then Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 may terminate this Agreement.

7.3   Conditions Precedent to the Obligations of Biomira

        The obligations of Biomira to complete the transactions contemplated by this Agreement and the Arrangement shall also be subject to the satisfaction or waiver, on or before the date specified or, if none is specified, on or before the Effective Date, of each of the following conditions:

  (a)
  the representations and warranties of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 contained in this Agreement shall be true and correct on the date of this Agreement and as of the Effective Date with the same force and effect as if made on and as of such date, except as affected by the transactions contemplated or permitted by this Agreement;

  (b)
  each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 shall have performed or complied with all of the covenants and agreements hereunder to be performed and complied with by each of them on or prior to the Effective Time;

  (c)
  Biomira shall have received a certificate from each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 addressed to Biomira and dated the Effective Date, signed on behalf of the President of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2, or another officer of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 satisfactory to Biomira, confirming that the conditions in sections 7.3(a) and 7.3(b) have been satisfied;

  (d)
  since the date of this Agreement, no action, suit or proceeding shall have been taken before or by any Government Authority or by any private Person that would, if successful, have a Material Adverse Effect; and

  (e)
  the board of directors of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by Biomira to permit the completion of the Arrangement upon filing of the Articles of Arrangement.

The above conditions are for the benefit of Biomira and may be waived, in whole or in part, by Biomira at any time. If any of the above conditions shall not have been complied with or waived by the Parties on or before the Effective Date or, if earlier, the date required for the performance thereof, then Biomira may terminate this Agreement.

7.4   Merger of Conditions

        The conditions set out in section 7 hereof shall be conclusively deemed to be satisfied, waived or released upon the occurrence of the Effective Date.

ARTICLE 8
TERMINATION

8.1   Termination

        This Agreement may be terminated by written notice promptly given to the other Parties, at any time prior to the Effective Date:

  (a)
  by mutual agreement in writing by each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2; or

  (b)
  as set forth in sections 7.1, 7.2 and 7.3 of this Agreement.

8.2   Effect of Termination

        In the event of the termination of this Agreement as provided in section 8.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 hereunder except as set forth in section 8.2, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any Party from liability for any breach of this Agreement.

ARTICLE 9
GENERAL

9.1   Entire Agreement

        This Agreement, including the other documents and instruments contemplated herein, constitutes the entire agreement between the Parties and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

9.2   Notices

        All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or sent by prepaid overnight courier to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

  (a)
  if to Biomira Canco:

    2011-94 Street
    Edmonton, Alberta
    T5N 1H1
    Attention:    Robert L. Kirkman
    Facsimile:    (780) 450-4772

  (b)
  if to Biomira Sub-1:

    2011-94 Street
    Edmonton, Alberta
    T5N 1H1
    Attention:    Robert L. Kirkman
    Facsimile:    (780) 450-4772

  (c)
  if to Biomira:

    2011-94 Street
    Edmonton, Alberta
    T5N 1H1
    Attention:    Robert L. Kirkman
    Facsimile:    (780) 450-4772

  (d)
  if to Biomira US:

    Suite 685, 110-110th Avenue N.E.
    Bellevue, WA 98004
    Attention:    Robert L. Kirkman
    Facsimile:    (425) 450-0371

  (e)
  if to Biomira Sub-2:

    2011-94 Street
    Edmonton, Alberta
    T5N 1H1
    Attention:    Robert L. Kirkman
    Facsimile:    (780) 450-4772

9.3   Amendment

        This Agreement may, at any time on or before the Effective Date be amended by mutual agreement between the Parties. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the Parties.

9.4   Waiver

        Each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2, on the one hand, and Biomira, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other Party's agreements or the fulfillment of any conditions to its own obligations contained herein or (iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

9.5   Assignment

        Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties.

9.6   Further Assurances

        Each Party shall, from time to time, and at all times hereafter, at the request of any of the other Parties, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

9.7   Expenses

        The Parties agree that, except as set out in Article 8, all out-of-pocket third party transaction expenses of the Arrangement, including legal and accounting fees, costs of preparing and delivering this Agreement and the Information Circular, regulatory filing fees, all disbursements by advisors and all printing and mailing costs, shall be paid by the Party incurring such expenses.

9.8   Severability

        Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9   Counterparts

        This Agreement may be executed in one or more counterparts and by facsimile, each of which so executed shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

4442636 CANADA INC.
Per:	/s/ ROBERT L. KIRKMAN
4442644 CANADA INC.
Per:	/s/ ROBERT L. KIRKMAN
BIOMIRA INC.
Per:	/s/ ROBERT L. KIRKMAN
BIOMIRA CORPORATION
Per:	/s/ ROBERT L. KIRKMAN
4442652 CANADA INC.
Per:	/s/ ROBERT L. KIRKMAN

SCHEDULE 1

PLAN OF ARRANGEMENT

(attached)

SCHEDULE 1

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1   Definitions

        In this Plan of Arrangement:

  (a)
  "Arrangement" means the arrangement pursuant to section 192 of the CBCA set forth in this Plan of Arrangement and any amendment thereto made in accordance with section 5.1;

  (b)
  "Arrangement Agreement" means the arrangement agreement dated September 11, 2007 among Biomira Canco, Biomira, Biomira US, Biomira Sub-1 and Biomira Sub-2;

  (c)
  "Arrangement Resolution" means the special resolution of the Biomira Shareholders approving the Arrangement and the Arrangement Agreement to be voted on at the Biomira Meeting;

  (d)
  "Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted, giving effect to the Arrangement;

  (e)
  "Biomira" means Biomira Inc., a corporation incorporated under the laws of Canada;

  (f)
  "Biomira Amalco" means the amalgamated corporation resulting from the Second Amalgamation of Biomira Sub-2 and Biomira Canco;

  (g)
  "Biomira Amalco Common Shares" means the common shares in the share capital of Biomira Amalco having the rights, privileges, restrictions and conditions set forth in the articles of amalgamation of Biomira Amalco;

  (h)
  "Biomira Canco" means 4442636 Canada Inc., a corporation incorporated under the laws of Canada;

  (i)
  "Biomira Canco Common Shares" means the common shares in the share capital of Biomira Canco having the characteristics set forth in Appendix "A" hereto;

  (j)
  "Biomira Canco Preferred Shares" means the non-voting redeemable Class A preference shares in the share capital of Biomira Canco having the characteristics set forth in Appendix "A" hereto;

  (k)
  "Biomira Common Shares" means the common shares in the share capital of Biomira having the characteristics set forth in Appendix "A" hereto;

  (l)
  "Biomira Edmonco" means the amalgamated corporation resulting from the First Amalgamation;

  (m)
  "Biomira Edmonco Common Shares" means the common shares in the share capital of Biomira Amalco having the rights, privileges, restrictions and conditions set forth in the articles of amalgamation of Biomira Edmonco;

  (n)
  "Biomira Meeting" means the special meeting of holders of Biomira Shares (including any adjournments or postponements thereof) that is to be convened to consider and, if deemed advisable, to approve the Arrangement Resolution;

1

  (o)
  "Biomira Options" means the outstanding options to purchase an aggregate of 8,275,973 Biomira Common Shares issued pursuant to the Biomira Share Option Plan;

  (p)
  "Biomira Preferred Shares" means the non-voting redeemable Class A preference shares in the share capital of Biomira having the characteristics set forth in Appendix "A" hereto;

  (q)
  "Biomira RSUs" means the outstanding restricted share units to purchase an aggregate of 516,620 Biomira Common Shares issued pursuant to the Biomira Restricted Share Unit Plan;

  (r)
  "Biomira Restricted Share Unit Plan" means the restricted share unit plan of Biomira;

  (s)
  "Biomira Shareholder" means a registered holder of Biomira Shares from time to time, and "Biomira Shareholders" means all of such registered holders of Biomira Shares;

  (t)
  "Biomira Share Option Plan" means the share option plan of Biomira;

  (u)
  "Biomira Shares" means, collectively, Biomira Common Shares and Biomira Preferred Shares;

  (v)
  "Biomira Sub-1" means 4442644 Canada Inc., a wholly owned Subsidiary of Biomira Canco incorporated under the laws of Canada;

  (w)
  "Biomira Sub-1 Shares" means the common shares in the share capital of Biomira Sub-1, having the rights, privileges, restrictions and conditions set forth in the articles of Biomira Sub-1;

  (x)
  "Biomira Sub-2" means 4442652 Canada Inc., a wholly owned Subsidiary of Biomira US incorporated under the laws of Canada;

  (y)
  "Biomira Sub-2 Shares" means the common shares in the share capital of Biomira Sub-2, having the rights, privileges, restrictions and conditions set forth in the articles of Biomira Sub-2;

  (z)
  "Biomira US" means Biomira Corporation, a corporation incorporated under the laws of the State of Delaware;

  (aa)
  "Biomira US Shares" means, collectively, Common Shares and Preferred Shares;

  (bb)
  "Biomira Warrants" means the outstanding warrants to purchase an aggregate of 5,848,157 Biomira Common Shares issued at a price range between USD$1.86 and USD$3.45 per Biomira Common Share;

  (cc)
  "Business Day" means any day excepting a Saturday or Sunday or a day recognized as a holiday in Edmonton, Alberta, or a day on which banks in Edmonton, Alberta are not open for business;

  (dd)
  "CBCA" means the Canada Business Corporations Act R.S.C. 1985, c. C-44, as amended;

  (ee)
  "Certificate" means the certificate or certificates or other confirmation of filing to be issued by the Director pursuant to subsection 192(7) of the CBCA giving effect to the Arrangement.

  (ff)
  "Common Shares" means the common shares in the share capital of Biomira US having the characteristics set forth in Appendix "B" hereto;

  (gg)
  "Court" means the Court of Queen's Bench of Alberta;

  (hh)
  "Depositary" means Computershare Investor Services Inc., the registrar and transfer agent for the Common Shares and the Biomira Common Shares;

  (ii)
  "Director" means the Director appointed under section 260 of the CBCA;

2

  (jj)
  "Dissent Rights" means the rights of a Biomira Shareholder to dissent in respect of the Arrangement pursuant to Article 3 hereof;

  (kk)
  "Dissenting Shareholder" means those Biomira Shareholders who have fully and properly exercised their Dissent Rights pursuant to Article 3 hereof and have not withdrawn their dissent;

  (ll)
  "Effective Date" means the date the Arrangement becomes effective under the CBCA;

  (mm)
  "Final Order" means the order of the Court approving the Arrangement pursuant to subsection 192(4) of the CBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

  (nn)
  "First Amalgamation" means the amalgamation between Biomira and Biomira Sub-1 as set forth in section 2.2(a) hereof;

  (oo)
  "Former Biomira Shareholders" means the holders of Biomira Shares immediately prior to the Effective Date;

  (pp)
  "Interim Order" means an interim order of the Court concerning the Arrangement under subsection 192(4) of the CBCA, containing declarations and directions with respect to the Arrangement and the holding of the Biomira Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

  (qq)
  "Preferred Shares" means the Class UA preference shares in the capital of Biomira US having the characteristics set forth in Appendix "C" hereto;

  (rr)
  "Replacement Option" has the meaning ascribed thereto in subsection 2.2(v);

  (ss)
  "Replacement RSU" has the meaning ascribed thereto in subsection 2.2(vi);

  (tt)
  "Replacement Warrant" has the meaning ascribed thereto in subsection 2.2(vii);

  (uu)
  "Second Amalgamation" means the amalgamation between Biomira Sub-2 and Biomira Canco as set forth in section 2.2(d) hereof; and

  (vv)
  "Subsidiary" has the meaning ascribed thereto in the Securities Act (Alberta);

1.2   Headings and References

        The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and Sections are to Articles and Sections of this Plan of Arrangement.

1.3   Number and Gender

        In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and a reference to a person shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof).

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1.4   Appendices

        The following Appendices are attached to this Plan of Arrangement and form part hereof:

Appendix "A"	Provisions attached to the Biomira Common Shares and the Biomira Preferred Shares which are identical to the Biomira Canco Common Shares and the Biomira Canco Preferred Shares
Appendix "B"	Provisions attached to the Common Shares
Appendix "C"	Provisions attached to the Preferred Shares

ARTICLE 2
THE ARRANGEMENT

2.1   Arrangement Agreement

        This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

2.2   Plan of Arrangement

        On the Effective Date, the following shall occur and be deemed to occur in the following chronological order without further act or formality:

  (a)
  Biomira Sub-1 and Biomira shall amalgamate to form Biomira Edmonco and shall continue as one corporation under the CBCA in the manner set out in section 181 of the CBCA;

  (b)
  all of the shareholders who owned shares of Biomira immediately before the First Amalgamation, shall receive shares in the capital of Biomira Canco as set forth in section 2.2(c);

  (c)
  immediately upon the First Amalgamation to form Biomira Edmonco as set forth in section 2.2(a):

  (i)
  each six issued and outstanding Biomira Common Shares held by a Biomira Shareholder (other than Biomira Common Shares held by a Dissenting Shareholder) shall be exchanged for one Biomira Canco Common Shares, having the effect of a 6 for 1 reverse split of the outstanding Biomira Common Shares, whereupon such Biomira Common Shares shall be cancelled by Biomira (as continued in amalgamated form);

  (ii)
  each of the 12,500 issued and outstanding Biomira Preferred Share (other than Biomira Preferred Shares held by a Dissenting Shareholder) shall be exchanged for one Biomira Canco Preferred Share, whereupon such Biomira Preferred Shares shall be cancelled by Biomira (as continued in amalgamated form);

  (iii)
  each issued and outstanding Biomira Sub-1 Share held by Biomira Canco immediately prior to the Effective Date shall be converted into one Biomira Edmonco Common Share;

  (iv)
  each originally issued and outstanding share of Biomira Canco immediately prior to the Effective Date shall be cancelled by Biomira Canco; and

  (v)
  immediately upon the First Amalgamation, Biomira Edmonco shall add to the stated capital account maintained in respect of the Biomira Edmonco Common Shares an aggregate amount equal to the paid-up capital for purposes of the Income Tax Act (Canada) of all of the shares (except any shares held by either of Biomira Sub-1 and Biomira in the other) of the capital of each of Biomira Sub-1 and Biomira immediately

4

      before the Effective Date, which amount shall be allocated to the stated capital account maintained for the Biomira Edmonco Common Shares;

  (d)
  Biomira Sub-2 and Biomira Canco shall amalgamate to form Biomira Amalco and shall continue as one corporation under the CBCA in the manner set out in section 181 of the CBCA;

  (e)
  all of the shareholders who owned shares in the capital of Biomira Canco immediately before the Second Amalgamation, shall receive shares in the capital of Biomira US as set forth in section 2.2(f);

  (f)
  immediately upon the Second Amalgamation to form Biomira Amalco as set forth in section 2.2(d):

  (i)
  each issued and outstanding Biomira Canco Common Share shall be exchanged for one Common Share, whereupon such Biomira Canco Common Shares shall be cancelled by Biomira Canco (as continued in amalgamated form);

  (ii)
  each issued and outstanding Biomira Canco Preferred Share shall be exchanged for one Preferred Share, whereupon such Biomira Canco Preferred Share shall be cancelled by Biomira Canco (as continued in amalgamated form);

  (iii)
  each issued and outstanding Biomira Sub-2 Share held by Biomira US immediately prior to the Effective Date shall be converted into one Biomira Amalco Common Share;

  (iv)
  each originally issued and outstanding share of Biomira US immediately prior to the Effective Date shall be cancelled by Biomira US; and

  (v)
  immediately upon the Second Amalgamation, Biomira Amalco shall add to the stated capital account maintained in respect of the Biomira Amalco Common Shares an aggregate amount equal to the paid-up capital for purposes of the Income Tax Act (Canada) of all of the shares (except any shares held by either of Biomira Sub-2 and Biomira Canco in the other) of the capital stock of each of Biomira Sub-2 and Biomira Canco immediately before the Effective Date, which amount shall be allocated to the stated capital account maintained for the Biomira Amalco Common Shares;

  (g)
  each Biomira Option shall be exchanged for an option of Biomira US (a "Replacement Option") to purchase that number of Common Shares equal to the number of shares subject to such Biomira Option divided by six. Such Replacement Option shall provide for an exercise price per Common Share equal to the exercise price per share of such Biomira Option immediately prior to the Effective Date multiplied by six;

  (h)
  each Biomira RSU shall be exchanged for a restricted share unit of Biomira US (a "Replacement RSU") to purchase that number of Common Shares equal to the number of shares subject to such Biomira RSU. Such Replacement RSU shall provide for an exercise price per Common Share equal to the exercise price per share of such Biomira RSU immediately prior to the Effective Date multiplied by six; and

  (i)
  each Biomira Warrant shall be exchanged for a warrant of Biomira US (a "Replacement Warrant") to purchase that number of Common Shares equal to the number of shares subject to such Biomira Warrant divided by six. Such Replacement Warrant shall provide for an exercise price per Common Share equal to the exercise price per share of such Biomira Warrant immediately prior to the Effective Date multiplied by six.

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2.3   Effect of the First Amalgamation

        The effect of the First Amalgamation provided in section 2.2(a) shall be as follows:

  (a)
  the articles of Biomira Edmonco shall be the same as the Biomira articles;

  (b)
  the by-laws of Biomira Edmonco shall be the same as the Biomira by-laws;

  (c)
  the directors of Biomira Edmonco shall be the same as the directors of Biomira;

  (d)
  each Biomira Common Share and Biomira Preferred Share shall be cancelled without any repayment of capital in respect thereof;

  (e)
  all of the property and liabilities of each of Biomira Sub-1 and Biomira immediately before the First Amalgamation shall become property and liabilities of Biomira Edmonco by virtue of the First Amalgamation;

  (f)
  Biomira Edmonco shall continue to be liable for the obligations of each of Biomira Sub-1 and Biomira;

  (g)
  any existing cause of action, claim or liability to prosecution of either Biomira Sub-1 or Biomira shall be unaffected;

  (h)
  any civil, criminal or administrative action or proceeding pending by or against Biomira Sub-1 or Biomira may be continued to be prosecuted by or against Biomira Edmonco; and

  (i)
  any convictions against or ruling, order or judgment in favour of or against, Biomira Sub-1 or Biomira may be enforced by or against Biomira Edmonco.

2.4   Effect of the Second Amalgamation

        The effect of the Second Amalgamation provided in section 2.2(d) shall be as follows:

  (a)
  the articles of Biomira Amalco shall be the same as the Biomira Canco articles;

  (b)
  the by-laws of Biomira Amalco shall be the same as the Biomira Canco by-laws;

  (c)
  the directors of Biomira Amalco shall be the same as the directors of Biomira Canco;

  (d)
  each Biomira Canco Common Share and Biomira Canco Preferred Share shall be cancelled without any repayment of capital in respect thereof;

  (e)
  all of the property and liabilities of each of Biomira Sub-2 and Biomira Canco immediately before the Second Amalgamation shall become property and liabilities of Biomira Amalco by virtue of the Second Amalgamation;

  (f)
  Biomira Amalco shall continue to be liable for the obligations of each of Biomira Sub-2 and Biomira Canco;

  (g)
  any existing cause of action, claim or liability to prosecution of either Biomira Sub-2 and Biomira Canco shall be unaffected;

  (h)
  any civil, criminal or administrative action or proceeding pending by or against Biomira Sub-2 and Biomira Canco may be continued to be prosecuted by or against Biomira Amalco; and

  (i)
  any convictions against or ruling, order or judgment in favour of or against, Biomira Sub-2 and Biomira Canco may be enforced by or against Biomira Amalco.

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2.5   Assumption of Rights under Biomira Plans

        As of the Effective Date, Biomira US shall assume the obligations of Biomira under each of the Biomira Share Option Plan, the Biomira Restricted Share Unit Plan and the Biomira Warrants all on the terms contained therein, subject to any amendments or modifications required to be made to such plans to give effect to the Arrangement as set forth in this Plan of Arrangement.

2.6   Post-Effective Time Procedures

  (a)
  On or promptly after the Effective Date, Biomira US shall deliver or arrange to be delivered to the Depositary certificates representing the Common Shares required to be issued to Former Biomira Shareholders in accordance with the provisions of Article 4 hereof.

  (b)
  Upon receipt of a surrendered Biomira Preferred Share certificate by a holder thereof, Biomira US shall deliver or arrange to be delivered to such Former Biomira Shareholder a certificate representing the Preferred Shares required to be issued to such Former Biomira Shareholder in accordance with the provisions of Article 4 hereof.

  (c)
  Subject to the provisions of Article 4 hereof, Former Biomira Shareholders shall be entitled to receive delivery of the certificates representing the Common Shares and Preferred Shares to which they are entitled pursuant to section 2.2 hereof.

2.7   No Fractional Shares

        No fractional Common Share shall be issued to Former Biomira Shareholders and any amount of fractional Common Shares otherwise issuable will be paid in cash. The issue price for any fractional share of Common Shares shall be paid in Canadian dollars and based on the ten day weighted average trading price of the Biomira Common Shares listed on the Toronto Stock Exchange immediately prior to the Effective Date of the Arrangement

ARTICLE 3
DISSENT RIGHTS

3.1   Dissent Rights

        Biomira Shareholders may exercise rights of dissent with respect to Biomira Common Shares and Biomira Preferred Shares in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in section 190 of the CBCA, provided that, notwithstanding the provisions of subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution to approve the Arrangement contemplated by subsection 190(5) of the CBCA must be received by Biomira not later than 5:00 p.m. (Edmonton time) on the Business Day immediately prior to the date of the Biomira Meeting and provided further that Biomira Shareholders who exercise such rights of dissent and who:

  (a)
  are ultimately entitled to be paid fair value for their Biomira Common Shares and Biomira Preferred Shares, which fair value, notwithstanding anything to the contrary contained in section 190 of the CBCA, shall be determined as of the Effective Date, shall be deemed to have transferred such Biomira Common Shares and Biomira Preferred Shares to Biomira for cancellation at the Effective Date or

  (b)
  are ultimately not entitled, for any reason, to be paid fair value for their Biomira Common Shares and Biomira Preferred Shares shall be deemed to have participated in the Arrangement on the basis set forth in section 2.2 hereof;

but further provided that in no case shall Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2 or any other person be required to recognize Dissenting Shareholders as holders of Biomira Common Shares or Biomira Preferred Shares after the Effective Date, and the names of such

7

Dissenting Shareholders shall be deleted from the register of holders of Biomira Common Shares and Biomira Preferred Shares immediately prior to the Effective Date.

ARTICLE 4
DELIVERY OF BIOMIRA US SHARES

4.1   Delivery of Common Shares and Preferred Shares

  (a)
  Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Date represented one or more outstanding Biomira Common Shares, together with such other documents and instruments as would have been required to effect the transfer of the Biomira Common Shares formerly represented by such certificate under the CBCA and the by-laws of Biomira and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Date, a certificate representing the Common Shares which such holder is entitled to receive in accordance with section 2.6 hereof.

  (b)
  Upon surrender to Biomira US for cancellation of a certificate which immediately prior to the Effective Date represented one or more outstanding Biomira Preferred Shares the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and Biomira US shall deliver to such holder following the Effective Date, a certificate representing the Preferred Shares which such holder is entitled to receive in accordance with section 2.6 hereof.

  (c)
  After the Effective Date and until surrendered for cancellation as contemplated by subsections 4.1(a) and 4.1(b) hereof, each certificate which immediately prior to the Effective Date represented one or more Biomira Common Shares or Biomira Preferred Shares, as applicable, shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Common Shares or Preferred Shares, as applicable, which the holder of such certificate is entitled to receive in accordance with subsections 4.1(a) and 4.1(b), as applicable, hereof.

4.2   Lost Certificates

  (a)
  Biomira Common Shares—In the event that any certificate which immediately prior to the Effective Date represented one or more outstanding Biomira Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Common Shares which such holder is entitled to receive in accordance with section 2.2 hereof. When authorizing such delivery of a certificate representing the Common Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Common Shares is to be delivered shall, as a condition precedent to the delivery of such Common Shares, give a bond satisfactory to Biomira US and the Depositary in such amount as Biomira US and the Depositary may direct, or otherwise indemnify Biomira US and the Depositary in a manner satisfactory to Biomira US and the Depositary, against any claim that may be made against Biomira US or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Biomira US.

  (b)
  Biomira Preferred Shares—In the event that any certificate which immediately prior to the Effective Date represented one or more outstanding Biomira Preferred Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming

8

    such certificate to be lost, stolen or destroyed, Biomira US shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Preferred Shares which such holder is entitled to receive in accordance with section 2.2 hereof. When authorizing such delivery of a certificate representing the Preferred Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Preferred Shares is to be delivered shall, as a condition precedent to the delivery of such Preferred Shares, give a bond satisfactory to Biomira US in such amount as Biomira US may direct, or otherwise indemnify Biomira US in a manner satisfactory to Biomira US against any claim that may be made against Biomira US with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Biomira US.

4.3   Distributions with Respect to Unsurrendered Certificates

        No dividend or other distribution declared or made after the Effective Date with respect to Common Shares or Preferred Shares with a record date after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Biomira Common Shares or Biomira Preferred Shares, as applicable, unless and until the holder of such certificate shall have complied with the provisions of section 4.1 or section 4.2 hereof. Subject to applicable law and to section 4.4 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Common Shares or Preferred Shares, as applicable, to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Date theretofore paid with respect to such Common Shares or Preferred Shares, as applicable.

4.4   Withholding Rights

        Biomira US and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Biomira Shareholder such amounts as Biomira US or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Biomira Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

4.5   Limitation and Proscription

        To the extent that a Former Biomira Shareholder shall not have complied with the provisions of section 4.1 or section 4.2 hereof on or before the date which is six years after the Effective Date (the "final proscription date"), then the Common Shares or Preferred Shares which such Former Biomira Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing (i) the Common Shares shall be delivered to Biomira US by the Depositary for cancellation and shall be cancelled by Biomira US, and the interest of the Former Biomira Shareholder in such Common Shares shall be terminated as of such final proscription date; and (ii) the Preferred Shares shall be cancelled by Biomira US, and the interest of the Former Biomira Shareholder in such Preferred Shares shall be terminated as of the final proscription date.

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ARTICLE 5
AMENDMENT

5.1   Amendment

  (a)
  Each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by the others, (iii) filed with the Court, and (vi) communicated to the Biomira Shareholders, if and as required by the Court.

  (b)
  Any amendment, modification or supplement to this Plan of Arrangement may be proposed by either of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 at any time prior to the Biomira Meeting, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Biomira Meeting, shall become part of this Plan of Arrangement for all purposes.

  (c)
  Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court shall be effective only if it is consented to by each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2.

  (d)
  Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Biomira US, provided that it concerns a matter which, in the reasonable opinion of Biomira US, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

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APPENDIX A

PROVISIONS ATTACHED TO THE BIOMIRA COMMON SHARES AND THE BIOMIRA PREFERRED SHARES WHICH ARE IDENTICAL TO THE BIOMIRA CANCO COMMON SHARES AND THE BIOMIRA CANCO PREFERRED COMMON SHARES

A.
Authorized Capital

        The corporation is authorized to issue:

  (a)
  12,500 Class A Shares,

  (b)
  An unlimited number of Common Shares.

B.
Rights, Privileges, Restrictions and Conditions

1.
Dividends

  The holders of the Class A shares shall not be entitled to receive and the corporation shall not pay any dividends on the Class A shares.

  Subject to the obligation of the corporation to redeem non-voting redeemable Class A shares as provided for in the provisions attaching to such shares, the holders of the Common Shares shall be entitled to receive, and the corporation shall pay thereon, dividends as and when declared by the directors of the corporation.

  2.
  Liquidation, Dissolution or Winding-Up

  In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of assets of the corporation among shareholders for the purpose of winding-up its affairs, the holders of the Class A shares, as a class, shall be entitled to receive from the assets of the corporation a sum equivalent to the lesser of (a) 20% of the Net Profits of the corporation (as defined in subclause 3(c) hereof) for the period commencing at the end of the last completed financial year of the corporation and ending on the date of the distribution of assets of the corporation to its shareholders together with 20% of the Net Profits of the corporation (as defined in subclause 3(c) hereof) for the last completed financial year less any amounts of said net profits received by the holders of the Class A shares pursuant to subclause 3(c) hereof and (b) the aggregate Redemption Amount (as defined in subclause 3(a) hereof) of all the Class A shares then outstanding before any amount shall be paid or any property or assets of the corporation distributed to the holders of the Common Shares of the corporation. After payment to the holders of the Class A shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets or property of the corporation;

  In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of assets of the corporation among shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Class A shares, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the corporation.

  3.
  Redemption

  (a)    The corporation may, subject to the requirements of the Act, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Class A shares on payment for each share to be redeemed of $100, the same constituting and being referred to in subclause 3(b) hereof as the "Redemption Amount".

  (b)    In the case of redemption of Class A shares under the provisions of subclause 3(a) hereof, the corporation shall, unless waived in writing by the holders of all of the Class A shares, at least 10 days before the date specified for redemption deliver or mail to each person who at the date of

11

  mailing is a registered holder of Class A shares to be redeemed a notice in writing of the intention of the corporation to redeem such Class A shares. Such notice shall be delivered or mailed by letter, postage prepaid, addressed to each such shareholder at his address as it appears on the records of the corporation or in the event of the address of any such shareholder not so appearing then to the last known address of such shareholder or if delivered, delivered to each such shareholder at such address; provided, however, that accidental failure to give any such notice to one or more of such shareholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof to be so redeemed; provided, however, that if a part only of the Class A shares for the time being outstanding is to be redeemed, the shares so to be redeemed shall be redeemed pro rata (disregarding fractions) unless otherwise agreed in writing by the holders of all of the Class A shares. On or after the date so specified for redemption, the corporation shall pay or cause to be paid to or to the order of the registered holders of the Class A shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the corporation or any other place designated in such notice of the certificates representing the Class A shares called for redemption. Such payment shall be made by cheque payable at par at any branch of the corporation's bankers in Canada. If less than all of the Class A shares represented by any certificate are redeemed the holder shall be entitled to receive a new certificate for that number of Class A shares represented by the original certificate which are not redeemed. From and after the date specified for redemption in any such notice the holders of the Class A shares called for redemption shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of shareholders shall remain unaffected. The corporation shall have the right at any time after the mailing of notice of its intention to redeem any Class A shares to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such Class A shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Class A shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest on the amount so deposited shall be for the account of the corporation. If any part of the total Redemption Amount so deposited has not been paid to or to the order of the respective holders of the Class A shares which were called for redemption within two years after the date upon which such deposit was made or the date specified for redemption in the said notice, whichever is the later, such balance remaining in the said special account shall be returned to the corporation without prejudice to the rights of the holders of the shares being redeemed to claim the Redemption Amount without interest from the corporation.

  (c)    Notwithstanding the foregoing provisions, the corporation shall each year, within 30 days following receipt by the corporation of the audited financial statements of the corporation for the corporation's preceding financial year, redeem in accordance with subclause 3(b) hereof that number of Class A shares (disregarding fractions) as is determined by dividing twenty percent (20%) of the Net Profits of the corporation (as hereinafter defined) for such preceding financial year by $100. If such number of Class A shares so determined to be redeemed is more than the

12

  total number of Class A shares then outstanding, the corporation shall redeem all such Class A shares then outstanding within such 30 day period. "Net Profits of the corporation" means the after tax profits determined in accordance with generally accepted accounting principles, where relevant, consistently applied.

  4.
  Voting Rights

  The holders of the Class A shares as such shall not be entitled to receive notice of or to attend and vote at any meeting of the shareholders of the corporation, unless the meeting is called to consider any matter in respect of which the holders of the Class A shares would be entitled to vote separately as a class in which case the holders of the Class A shares shall be entitled to receive notice of and to attend and vote at such meeting.

  The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the corporation and shall be entitled to one vote in respect of each Common Share held at such meetings.

13

APPENDIX B and APPENDIX C

PROVISIONS ATTACHED TO THE COMMON SHARES
AND
PROVISIONS ATTACHED TO THE PREFERRED SHARES

14

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BIOMIRA CORPORATION

Biomira Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

        A.    The name of the Corporation is Biomira Corporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 7, 2007.

        B.    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 241 of the Delaware General Corporation Law.

        C.    As of the date of this Amended and Restated Certificate of Incorporation, the Corporation has issued no shares of stock and has received no payment for shares of its stock.

        D.    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its sole incorporator, this 10th day of September, 2007.

BIOMIRA CORPORATION a Delaware corporation
By:	/s/ EFFIE TOSHAV Effie Toshav Sole Incorporator

15

EXHIBIT A

ARTICLE I

        1.1   The name of the corporation is Biomira Corporation.

ARTICLE II

        2.1   The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

ARTICLE III

        3.1   The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the "DGCL").

ARTICLE IV

        4.1   The corporation shall have authority to issue a total of 110,012,500 shares of capital stock divided into 3 classes as follows:

          (a)   One Hundred Million (100,000,000) shares of Common Stock, $0.0001 par value per share (the "Common Stock").

          (b)   Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

          (c)   Twelve Thousand Five Hundred (12,500) shares of Class UA Preferred Stock, no par value (the "Class UA Preferred Stock"). The powers Class UA Preferred Stock shall be as set for in Article VI below.

        4.2   The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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ARTICLE V

        The preferences, rights, qualifications, limitations and restrictions of the Common Stock and Class UA Preferred Stock are as follows:

        5.1    Dividends.

          (a)   The holders of the shares of Class UA Preferred Stock shall not be entitled to receive, and the corporation shall not pay, any dividends on the Class UA Preferred Stock.

          (b)   Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors.

        5.2    Liquidation, Dissolution or Winding-Up.

          (a)   In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of assets of the corporation among stockholders for the purpose of winding-up its affairs, the holders of the Class UA Preferred Stock, as a class, shall be entitled to receive from the assets of the corporation a sum equivalent to the lesser of:

              (i)  Twenty percent (20%) of the Net Profits of the Corporation (as defined in Section 5.3(c) hereof) for the period commencing at the end of the last completed financial year of the corporation and ending on the date of the distribution of assets of the corporation to its stockholders together with twenty percent (20%) of the Net Profits of the Corporation for the last completed financial year less any amounts of said net profits received by the holders of the shares of Class UA Preferred Stock pursuant to Section 5.3(c) hereof; and

             (ii)  The aggregate Redemption Amount (as defined in Section 5.3(a) hereof) of all the shares of Class UA Preferred Stock then outstanding, before any amount shall be paid or any property or assets of the corporation distributed to the holders of the Common Stock of the corporation or the shares of any other series or class of capital stock ranking junior to the Class UA Preferred Stock. After payment to the holders of the Class UA Preferred Stock of the amount so payable to them as above provided, such holders shall not be entitled to share in any further distribution of the assets or property of the corporation by virtue of their ownership of shares of Class UA Preferred Stock.

          (b)   After the payment or setting aside for payment to the holders of Class UA Preferred Stock of the full amounts specified in Section 5.2(a) above, the entire remaining assets of the corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the corporation in proportion to the number of shares of Common Stock held by them, subject to the rights and preferences of any then outstanding shares of Preferred Stock.

        5.3    Redemption.

          (a)   The corporation may, subject to the requirements of the DGCL, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time all or any lesser number of the then outstanding shares of Class UA Preferred Stock on payment for each share to be redeemed of One Hundred Canadian Dollars (Cdn. $100.00) (the "Redemption Amount").

          (b)   In the case of redemption of Class UA Preferred Stock under the provisions of Section 5.3(a) hereof, the corporation shall, unless waived in writing by the holders of all of the shares of Class UA Preferred Stock, at least ten days before the date specified for redemption deliver or mail to each person who at the date of mailing is a registered holder of shares of Class UA Preferred Stock to be redeemed a notice in writing of the intention of the corporation to redeem such shares of Class UA Preferred Stock. Such notice shall be delivered or mailed by letter, postage prepaid, addressed to each such stockholder at his, her or its address as it appears on the records of the corporation or in the event of the address of any such stockholder not so

17

  appearing then to the last known address of such stockholder or if delivered, delivered to each such stockholder at such address; provided, however, that accidental failure to give any such notice to one or more of such stockholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof to be so redeemed; provided, however, that if a part only of the shares of Class UA Preferred Stock for the time being outstanding is to be redeemed, the shares so to be redeemed shall be redeemed pro rata (disregarding fractions) unless otherwise agreed in writing by the holders of all of the shares of Class UA Preferred Stock. On or after the date so specified for redemption, the corporation shall pay or cause to be paid to or to the order of the record holders of the shares of Class UA Preferred Stock to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the corporation or any other place designated in such notice of the certificates representing the shares of Class UA Preferred Stock called for redemption. Such payment shall be made by check payable at par at any branch of the corporation's bankers in Canada. If less than all of the shares of Class UA Preferred Stock represented by any certificate are redeemed, the holder shall be entitled to receive a new certificate for that number of shares of Class UA Preferred Stock represented by the original certificate that are not redeemed. From and after the date specified for redemption in any such notice, the holders of the shares of Class UA Preferred Stock called for redemption shall not be entitled to exercise any of the rights of stockholders in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of stockholders shall remain unaffected. The corporation shall have the right, at any time after the mailing of notice of its intention to redeem any shares of Class UA Preferred Stock, to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such shares of Class UA Preferred Stock called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the shares of UA Preferred Stock in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest on the amount so deposited shall be for the account of the corporation. If any part of the total Redemption Amount so deposited has not been paid to or to the order of the respective holders of the shares of Class UA Preferred Stock which were called for redemption within two years after the date upon which such deposit was made or the date specified for redemption in the said notice, whichever is the later, such balance remaining in the said special account shall be returned to the corporation without prejudice to the rights of the holders of the shares being redeemed to claim the Redemption Amount without interest from the corporation.

          (c)   Notwithstanding the foregoing provisions, the corporation shall, each year, within 30 days following receipt by the corporation of the audited financial statements of the corporation for the corporation's preceding financial year, redeem, subject to the requirements of the DGCL and in accordance with Section 5.3(b) hereof, that number of shares of Class UA Preferred Stock (disregarding fractions) as is determined by dividing twenty percent (20%) of the Net Profits of the Corporation (as hereinafter defined) for such preceding financial year by One Hundred Canadian Dollars (Cdn. $100.00). If such number of shares of Class UA Preferred Stock so determined to be redeemed is more than the total number of shares of Class UA Preferred Stock then outstanding,

18

  the corporation shall redeem all such shares of Class UA Preferred Stock then outstanding within such thirty (30) day period. "Net Profits of the Corporation" means the after tax profits determined in accordance with generally accepted accounting principles, where relevant, consistently applied.

          (d)   The shares of Common Stock shall have no right of redemption.

        5.4    Voting Rights.

          (a)    Class UA Preferred Stock.    The holders of the shares of Class UA Preferred Stock as such shall not be entitled to receive notice of, or to attend and vote at, any meeting of the stockholders of the corporation, unless the meeting is called to consider any matter in respect of which the holders of the shares of Class UA Preferred Stock would be entitled to vote separately as a class, in which case the holders of the shares of Class UA Preferred Stock shall be entitled to receive notice of and to attend and vote at such meeting.

          (b)    Common Stock.    Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders.

          (c)    Adjustment in Authorized Stock.    The number of authorized shares of any class or series of the corporation's stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an affirmative vote of the holders of a majority of the stock of the corporation.

ARTICLE VI

        6.1   The number of directors that constitutes the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the DGCL.

        6.2   Effective at such time as the corporation becomes a reporting issuer under the Securities and Exchange Act of 1934 (the "Effective Date"), the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the effective date of this Certificate of Incorporation, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

        6.3   Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

19

        6.4   Any director may be removed from office by the stockholders of the corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors and may not be filled by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

        6.5   No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

        7.1   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VIII

        8.1   Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE IX

        9.1   No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE X

        10.1 To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        10.2 The corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

        10.3 The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another

20

corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

        10.4 Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

        11.1 Except as provided in Article X above, the corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4.1(b) of Article IV, Sections 6.2, 6.3, 6.4 and 6.5 of Article VI, Article IX or Article XI of this Certificate of Incorporation.

ARTICLE XII

        12.1 The name and mailing address of the incorporator are as follows:

    Effie Toshav
    Wilson Sonsini Goodrich & Rosati, Professional Corporation
    701 Fifth Avenue, Suite 5100
    Seattle, Washington 98104

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Annex C—
Section 190 of the Canada Business Corporations Act

Right to dissent

        190. (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

  (a)
  (a)   amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

  (b)
  (b)   amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

  (c)
  (c)   amalgamate otherwise than under section 184;

  (d)
  (d)   be continued under section 188;

  (e)
  (e)   sell, lease or exchange all or substantially all its property under subsection189(3); or

  (f)
  (f)    carry out a going-private transaction or a squeeze-out transaction.

Further right

(2)
A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1)
The right to dissent described in subsection(2) applies even if there is only one class of shares.

Payment for shares

(3)
In addition to any other right the shareholder may have, but subject to subsection(26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4)
A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5)
A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection(1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

(6)
The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection(5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

(7)
A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)
(a)   the shareholder's name and address;

(b)
(b)   the number and class of shares in respect of which the shareholder dissents; and

(c)
(c)   a demand for payment of the fair value of such shares.

Share certificate

(8)
A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9)
A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate

(10)
A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11)
On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)
(a)   the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)
(b)   the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)
(c)   the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

Offer to pay

(12)
A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)
(a)   a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)
(b)   if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms

(13)
Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

(14)
Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15)
Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16)
If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17)
An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18)
A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19)
On an application to a court under subsection (15) or (16),

(a)
(a)   all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

  (b)
  (b)   the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20)
On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21)
A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(22)
The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23)
A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24)
If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25)
If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)
(a)   withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)
(b)   retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26)
A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)
(a)   the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)
(b)   the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

ANNEX E

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BIOMIRA CORPORATION

Biomira Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

        A.    The name of the Corporation is Biomira Corporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 7, 2007.

        B.    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 241 of the Delaware General Corporation Law.

        C.    As of the date of this Amended and Restated Certificate of Incorporation, the Corporation has issued no shares of stock and has received no payment for shares of its stock.

        D.    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its sole incorporator, this 10th day of September, 2007.

BIOMIRA CORPORATION a Delaware corporation
By:	/s/ EFFIE TOSHAV Effie Toshav Sole Incorporator

EXHIBIT A

ARTICLE I

        1.1   The name of the corporation is Biomira Corporation.

ARTICLE II

        2.1   The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

ARTICLE III

        3.1   The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the "DGCL").

ARTICLE IV

        4.1   The corporation shall have authority to issue a total of 110,012,500 shares of capital stock divided into 3 classes as follows:

          (a)   One Hundred Million (100,000,000) shares of Common Stock, $0.0001 par value per share (the "Common Stock").

          (b)   Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

          (c)   Twelve Thousand Five Hundred (12,500) shares of Class UA Preferred Stock, no par value (the "Class UA Preferred Stock"). The powers Class UA Preferred Stock shall be as set for in Article VI below.

        4.2   The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

        The preferences, rights, qualifications, limitations and restrictions of the Common Stock and Class UA Preferred Stock are as follows:

        5.1    Dividends.

          (a)   The holders of the shares of Class UA Preferred Stock shall not be entitled to receive, and the corporation shall not pay, any dividends on the Class UA Preferred Stock.

          (b)   Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors.

        5.2    Liquidation, Dissolution or Winding-Up.

          (a)   In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of assets of the corporation among stockholders for the purpose of winding-up its affairs, the holders of the Class UA Preferred Stock, as a class, shall be entitled to receive from the assets of the corporation a sum equivalent to the lesser of:

              (i)  Twenty percent (20%) of the Net Profits of the Corporation (as defined in Section 5.3(c) hereof) for the period commencing at the end of the last completed financial year of the corporation and ending on the date of the distribution of assets of the corporation to its stockholders together with twenty percent (20%) of the Net Profits of the Corporation for the last completed financial year less any amounts of said net profits received by the holders of the shares of Class UA Preferred Stock pursuant to Section 5.3(c) hereof; and

             (ii)  The aggregate Redemption Amount (as defined in Section 5.3(a) hereof) of all the shares of Class UA Preferred Stock then outstanding, before any amount shall be paid or any property or assets of the corporation distributed to the holders of the Common Stock of the corporation or the shares of any other series or class of capital stock ranking junior to the Class UA Preferred Stock. After payment to the holders of the Class UA Preferred Stock of the amount so payable to them as above provided, such holders shall not be entitled to share in any further distribution of the assets or property of the corporation by virtue of their ownership of shares of Class UA Preferred Stock.

          (b)   After the payment or setting aside for payment to the holders of Class UA Preferred Stock of the full amounts specified in Section 5.2(a) above, the entire remaining assets of the corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the corporation in proportion to the number of shares of Common Stock held by them, subject to the rights and preferences of any then outstanding shares of Preferred Stock.

        5.3    Redemption.

          (a)   The corporation may, subject to the requirements of the DGCL, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time all or any lesser number of the then outstanding shares of Class UA Preferred Stock on payment for each share to be redeemed of One Hundred Canadian Dollars (Cdn. $100.00) (the "Redemption Amount").

          (b)   In the case of redemption of Class UA Preferred Stock under the provisions of Section 5.3(a) hereof, the corporation shall, unless waived in writing by the holders of all of the shares of Class UA Preferred Stock, at least ten days before the date specified for redemption deliver or mail to each person who at the date of mailing is a registered holder of shares of Class UA Preferred Stock to be redeemed a notice in writing of the intention of the corporation to redeem such shares of Class UA Preferred Stock. Such notice shall be delivered or mailed by letter, postage prepaid, addressed to each such stockholder at his, her or its address as it appears on the records of the corporation or in the event of the address of any such stockholder not so appearing then to the last known address of such stockholder or if delivered, delivered to each such stockholder at such address; provided, however, that accidental failure to give any such notice to one or more of such stockholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof to be so redeemed; provided, however, that if a part only of the shares of Class UA Preferred Stock for the time being outstanding is to be redeemed, the shares so to be redeemed shall be redeemed pro rata (disregarding fractions) unless otherwise agreed in writing by the holders of all of the shares of Class UA Preferred Stock. On or after the date so specified for redemption, the corporation shall pay or cause to be paid to or to the order of the record holders of the shares of Class UA Preferred Stock to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the corporation or any other place designated in such notice of the certificates representing the shares of Class UA Preferred Stock called for redemption. Such payment shall be made by check payable at par at any branch of the corporation's bankers in Canada. If less than all of the shares of Class UA Preferred Stock represented by any certificate are redeemed, the holder shall be entitled to receive a new certificate for that number of shares of Class UA Preferred Stock represented by the original certificate that are not redeemed. From and after the date specified for redemption in any such notice, the holders of the shares of Class UA Preferred Stock called for redemption shall not be entitled to exercise any of the rights of stockholders in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of stockholders shall remain unaffected. The corporation shall have the right, at any time after the mailing of notice of its intention to redeem any shares of Class UA Preferred Stock, to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such shares of Class UA Preferred Stock called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the shares of UA Preferred Stock in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest on the amount so deposited shall be for the account of the corporation. If any part of the total Redemption Amount so deposited has not been paid to or to the order of the respective holders of the shares of Class UA Preferred Stock which were called for redemption within two years after the date upon which such deposit was made or the date specified for redemption in the said notice, whichever is the later, such balance remaining in the said special account shall be returned to the corporation without prejudice to the rights of the holders of the shares being redeemed to claim the Redemption Amount without interest from the corporation.

          (c)   Notwithstanding the foregoing provisions, the corporation shall, each year, within 30 days following receipt by the corporation of the audited financial statements of the corporation for the corporation's preceding financial year, redeem, subject to the requirements of the DGCL and in accordance with Section 5.3(b) hereof, that number of shares of Class UA Preferred Stock (disregarding fractions) as is determined by dividing twenty percent (20%) of the Net Profits of the Corporation (as hereinafter defined) for such preceding financial year by One Hundred Canadian Dollars (Cdn. $100.00). If such number of shares of Class UA Preferred Stock so determined to be redeemed is more than the total number of shares of Class UA Preferred Stock then outstanding, the corporation shall redeem all such shares of Class UA Preferred Stock then outstanding within such thirty (30) day period. "Net Profits of the Corporation" means the after tax profits determined in accordance with generally accepted accounting principles, where relevant, consistently applied.

          (d)   The shares of Common Stock shall have no right of redemption.

        5.4    Voting Rights.

          (a)    Class UA Preferred Stock.    The holders of the shares of Class UA Preferred Stock as such shall not be entitled to receive notice of, or to attend and vote at, any meeting of the stockholders of the corporation, unless the meeting is called to consider any matter in respect of which the holders of the shares of Class UA Preferred Stock would be entitled to vote separately as a class, in which case the holders of the shares of Class UA Preferred Stock shall be entitled to receive notice of and to attend and vote at such meeting.

          (b)    Common Stock.    Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders.

          (c)    Adjustment in Authorized Stock.    The number of authorized shares of any class or series of the corporation's stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an affirmative vote of the holders of a majority of the stock of the corporation.

ARTICLE VI

        6.1   The number of directors that constitutes the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the DGCL.

        6.2   Effective at such time as the corporation becomes a reporting issuer under the Securities and Exchange Act of 1934 (the "Effective Date"), the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the effective date of this Certificate of Incorporation, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

        6.3   Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        6.4   Any director may be removed from office by the stockholders of the corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors and may not be filled by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

        6.5   No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

        7.1   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VIII

        8.1   Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE IX

        9.1   No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE X

        10.1 To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        10.2 The corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

        10.3 The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

        10.4 Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

        11.1 Except as provided in Article X above, the corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4.1(b) of Article IV, Sections 6.2, 6.3, 6.4 and 6.5 of Article VI, Article IX or Article XI of this Certificate of Incorporation.

ARTICLE XII

        12.1 The name and mailing address of the incorporator are as follows:

    Effie Toshav
    Wilson Sonsini Goodrich & Rosati, Professional Corporation
    701 Fifth Avenue, Suite 5100
    Seattle, Washington 98104

ANNEX F

BYLAWS OF

BIOMIRA CORPORATION

(Initially adopted on August 10, 2007)

F-i

ARTICLE V—OFFICERS		9
5.1	OFFICERS	9
5.2	APPOINTMENT OF OFFICERS	9
5.3	SUBORDINATE OFFICERS	9
5.4	REMOVAL AND RESIGNATION OF OFFICERS	9
5.5	VACANCIES IN OFFICES	10
5.6	REPRESENTATION OF SHARES OF OTHER CORPORATIONS	10
5.7	AUTHORITY AND DUTIES OF OFFICERS	10
ARTICLE VI—STOCK		10
6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	10
6.2	SPECIAL DESIGNATION ON CERTIFICATES	10
6.3	LOST CERTIFICATES	11
6.4	DIVIDENDS	11
6.5	TRANSFER OF STOCK	11
6.6	STOCK TRANSFER AGREEMENTS	11
6.7	RECORD STOCKHOLDERS	11
ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER		12
7.1	NOTICE OF STOCKHOLDERS' MEETINGS	12
7.2	NOTICE BY ELECTRONIC TRANSMISSION	12
7.3	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	12
7.4	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	13
7.5	WAIVER OF NOTICE	13
ARTICLE VIII—INDEMNIFICATION		13
8.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS	13
8.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION	14
8.3	SUCCESSFUL DEFENSE	14
8.4	INDEMNIFICATION OF OTHERS	14
8.5	ADVANCED PAYMENT OF EXPENSES	15
8.6	LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES	15
8.7	DETERMINATION; CLAIM	15
8.8	NON-EXCLUSIVITY OF RIGHTS	15
8.9	INSURANCE	15
8.10	SURVIVAL	15
8.11	EFFECT OF REPEAL OR MODIFICATION	16
8.12	CERTAIN DEFINITIONS	16
ARTICLE IX—GENERAL MATTERS		16
9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	16
9.2	FISCAL YEAR	16
9.3	SEAL	16
9.4	CONSTRUCTION; DEFINITIONS	16
ARTICLE X—AMENDMENTS		17

F-ii

BYLAWS OF BIOMIRA CORPORATION

ARTICLE I—CORPORATE OFFICES

        1.1    REGISTERED OFFICE

        The registered office of Biomira Corporation shall be fixed in the corporation's certificate of incorporation, as the same may be amended from time to time.

        1.2    OTHER OFFICES

        The corporation's board of directors (the "Board") may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II—MEETINGS OF STOCKHOLDERS

        2.1    PLACE OF MEETINGS

        Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the "DGCL"). In the absence of any such designation or determination, stockholders' meetings shall be held at the corporation's principal executive office.

        2.2    ANNUAL MEETING

        The annual meeting of stockholders shall be held each year. The Board shall designate the date and time of the annual meeting. In the absence of such designation the annual meeting of stockholders shall be held on the second Tuesday of May of each year at 10:00 a.m. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding business day. At the annual meeting, directors shall be elected and any other proper business may be transacted.

        2.3    SPECIAL MEETING

        A special meeting of the stockholders may be called at any time by the Board, chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons.

        No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

        2.4    ADVANCE NOTICE PROCEDURES; NOTICE OF STOCKHOLDERS' MEETINGS

            (i)  At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (B) otherwise properly brought before the meeting by or at the direction of the Board or (C) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which the corporation first mailed its proxy statement to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that in the

F-1

  event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year's meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the corporation that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in the stockholder's capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (i). The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (i), and, if the chairperson should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

           (ii)  Only persons who are nominated in accordance with the procedures set forth in this paragraph (ii) shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders by or at the direction of the Board or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (ii). Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the secretary of the corporation in accordance with the provisions of paragraph (i) of this Section 2.4. Such stockholder's notice shall set forth (a) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (b) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (i) of this Section 2.4. At the request of the Board, any person nominated by a stockholder for election as a director shall furnish to the secretary of the corporation that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (ii). The chairperson of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

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        These provisions shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board, but in connection therewith no new business shall be acted upon at any such meeting unless stated, filed and received as herein provided. Notwithstanding anything in these bylaws to the contrary, no business brought before a meeting by a stockholder shall be conducted at an annual meeting except in accordance with procedures set forth in this Section 2.4.

        Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

        2.5    QUORUM

        The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

        2.6    ADJOURNED MEETING; NOTICE

        When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place if any thereof, and the means of remote communications if any by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        2.7    CONDUCT OF BUSINESS

        The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

        2.8    VOTING

        The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.10 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

        Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

        Except as otherwise required by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of one-third of the voting power of the shares

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present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

        2.9    NO STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

        Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as dividend or upon liquidation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

        2.10    RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS

        In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action.

        If the Board does not so fix a record date:

            (i)  The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

           (ii)  The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

        A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

        2.11    PROXIES

        Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

        2.12    LIST OF STOCKHOLDERS ENTITLED TO VOTE

        The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during

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ordinary business hours, at the corporation's principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

        2.13    INSPECTORS OF ELECTION

        A written proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the person.

        Before any meeting of stockholders, the Board shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder's proxy shall, appoint a person to fill that vacancy.

        Such inspectors shall:

            (i)  determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

           (ii)  receive votes, ballots or consents;

          (iii)  hear and determine all challenges and questions in any way arising in connection with the right to vote;

          (iv)  count and tabulate all votes or consents;

           (v)  determine when the polls shall close;

          (vi)  determine the result; and

         (vii)  do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

        The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III—DIRECTORS

        3.1    POWERS

        The business and affairs of the corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the certificate of incorporation.

        3.2    NUMBER OF DIRECTORS

        The Board shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be

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determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

        3.3    ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

        Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

        If so provided in the certificate of incorporation, the directors of the corporation shall be divided into three (3) classes.

        3.4    RESIGNATION AND VACANCIES

        Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

        Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

        If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

        If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

        3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE

        The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

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        Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

        3.6    REGULAR MEETINGS

        Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

        3.7    SPECIAL MEETINGS; NOTICE

        Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.

        Notice of the time and place of special meetings shall be:

            (i)  delivered personally by hand, by courier or by telephone;

           (ii)  sent by United States first-class mail, postage prepaid;

          (iii)  sent by facsimile; or

          (iv)  sent by electronic mail,

directed to each director at that director's address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation's records.

        If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation's principal executive office) nor the purpose of the meeting.

        3.8    QUORUM; VOTING

        At all meetings of the Board, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present there at may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

        The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

        If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

        3.9    BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

        Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in

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writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        3.10    FEES AND COMPENSATION OF DIRECTORS

        Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

        3.11    REMOVAL OF DIRECTORS

        Any director may be removed from office by the stockholders of the corporation only for cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office.

ARTICLE IV—COMMITTEES

        4.1    COMMITTEES OF DIRECTORS

        The Board may, by resolution passed by a majority of the authorized number of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopt, amend or repeal any bylaw of the corporation.

        4.2    COMMITTEE MINUTES

        Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

        4.3    MEETINGS AND ACTION OF COMMITTEES

        Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

            (i)  Section 3.5 (place of meetings and meetings by telephone);

           (ii)  Section 3.6 (regular meetings);

          (iii)  Section 3.7 (special meetings; notice);

          (iv)  Section 3.8 (quorum; voting);

           (v)  Section 3.9 (board action by written consent without a meeting); and

          (vi)  Section 7.5 (waiver of notice),

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with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

            (i)  the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

           (ii)  special meetings of committees may also be called by resolution of the Board; and

          (iii)  notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

        4.4    SUBCOMMITTEES

        Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V—OFFICERS

        5.1    OFFICERS

        The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

        5.2    APPOINTMENT OF OFFICERS

        The Board shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 and 5.5 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

        5.3    SUBORDINATE OFFICERS

        The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

        5.4    REMOVAL AND RESIGNATION OF OFFICERS

        Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

        Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

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        5.5    VACANCIES IN OFFICES

        Any vacancy occurring in any office of the corporation shall be filled by the Board or as provided in Section 5.3.

        5.6    REPRESENTATION OF SHARES OF OTHER CORPORATIONS

        The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of the corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent, and exercise on behalf of the corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

        5.7    AUTHORITY AND DUTIES OF OFFICERS

        All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board or the stockholders and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI—STOCK

        6.1    STOCK CERTIFICATES; PARTLY PAID SHARES

        The shares of the corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by the chairperson of the Board or vice-chairperson of the Board, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The corporation shall not have power to issue a certificate in bearer form.

        The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

        6.2    SPECIAL DESIGNATION ON CERTIFICATES

        The powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to

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represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

        6.3    LOST CERTIFICATES

        Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

        6.4    DIVIDENDS

        The Board, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the corporation's capital stock. Dividends may be paid in cash, in property or in shares of the corporation's capital stock, subject to the provisions of the certificate of incorporation.

        The Board may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

        6.5    TRANSFER OF STOCK

        Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

        6.6    STOCK TRANSFER AGREEMENTS

        The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

        6.7    RECORD STOCKHOLDERS

        The corporation:

            (i)  shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

           (ii)  shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

          (iii)  shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

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ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER

        7.1    NOTICE OF STOCKHOLDERS' MEETINGS

        Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the corporation's records. An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        7.2    NOTICE BY ELECTRONIC TRANSMISSION

        Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if:

            (i)  the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and

           (ii)  such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

        Any notice given pursuant to the preceding paragraph shall be deemed given:

            (i)  if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

           (ii)  if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

          (iii)  if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

          (iv)  if by any other form of electronic transmission, when directed to the stockholder.

        An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        An "electronic transmission" means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

        Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

        7.3    NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

        Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if

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given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

        7.4    NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

        Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

        7.5    WAIVER OF NOTICE

        Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII—INDEMNIFICATION

        8.1    INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

        Subject to the other provisions of this Article VIII, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

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        8.2    INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

        Subject to the other provisions of this Article VIII, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        8.3    SUCCESSFUL DEFENSE

        To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        8.4    INDEMNIFICATION OF OTHERS

        Subject to the other provisions of this Article VIII, the corporation shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate to such person or persons the determination of whether employees or agents shall be indemnified.

        8.5    ADVANCED PAYMENT OF EXPENSES

        Expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.7, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

F-14

        8.6    LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

        Subject to the requirements in Section 8.3 and the DGCL, the corporation shall not be required to provide indemnification or, with respect to clauses (i), (iii) and (iv) below, advance expenses to any person pursuant to this Article VIII:

            (i)  in connection with any Proceeding (or part thereof) initiated by such person except (i) as otherwise required by law, (ii) in specific cases if the Proceeding was authorized by the Board or (iii) as is required to be made under Section 8.7;

           (ii)  on account of any Proceeding (or part thereof) against such person providing for an accounting or disgorgement of profits pursuant to the provisions of Section 16(b) of the 1934 Act or similar provisions of any federal, state or local statutory law or common law;

          (iii)  for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid; or

          (iv)  if prohibited by applicable law.

        8.7    DETERMINATION; CLAIM

        If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 60 days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such suit, the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

        8.8    NON-EXCLUSIVITY OF RIGHTS

        The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

        8.9    INSURANCE

        The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

        8.10    SURVIVAL

        The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

F-15

        8.11    EFFECT OF REPEAL OR MODIFICATION

        Any repeal or modification of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

        8.12    CERTAIN DEFINITIONS

        For purposes of this Article VIII, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article VIII.

ARTICLE IX—GENERAL MATTERS

        9.1    EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

        Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

        9.2    FISCAL YEAR

        The fiscal year of the corporation shall be fixed by resolution of the Board and may be changed by the Board.

        9.3    SEAL

        The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

        9.4    CONSTRUCTION; DEFINITIONS

        Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

F-16

ARTICLE X—AMENDMENTS

        These bylaws may be adopted, amended or repealed by the stockholders entitled to vote. However, the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws. Notwithstanding the foregoing and any provision of law that might otherwise permit a lesser vote or no vote, the Board acting pursuant to a resolution adopted by a majority of the Board and the affirmative vote of the holders at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote shall be required to amend or repeal Section 2.3, Section 2.4, the last paragraph of Section 2.8 (relating to no cumulative voting), Section 2.9, Section 3.2, Section 3.3, Section 3.4, Section 3.11 and Section 8.11 of these bylaws, or this sentence of this Article X.

        A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board.

F-17

ANNEX G

Letterhead of Janney Montgomery Scott LLC

September 11, 2007

Board of Directors
Biomira Inc.
2011-94 Street
Edmonton, AB T6N 1H1

Members of the Board of Directors:

        You have informed us that Biomira Inc., a Canadian corporation ("Biomira"), intends to conduct a corporate restructuring pursuant to which (i) Biomira will amalgamate with 4442644 Canada Inc., a Canadian corporation ("Biomira Sub-1") and wholly-owned subsidiary of 4442636 Canada Inc., a Canadian corporation ("Biomira Canco") to form Biomira Edmonco and (ii) Biomira Canco will amalgamate with 4442652 Canada Inc., a Canadian corporation ("Biomira Sub-2") and wholly-owned subsidiary of Biomira Corporation, a Delaware corporation ("Biomira US") to form Biomira Amalco (collectively, steps (i) and (ii), the "Arrangement" or "Plan of Arrangement"). As a result of the Arrangement, among other things, Biomira Edmonco, the successor to Biomira, will become an indirect wholly-owned subsidiary of Biomira US, and (a) each holder of Biomira common shares ("Biomira Common Shares"), issued and outstanding immediately prior to the consummation of the Arrangement will receive one share of Biomira US common stock, par value $0.0001 per share ("Biomira US Common Stock") for each six Biomira Common Shares and (b) each holder of Biomira class A preference shares ("Biomira Preferred Shares") issued and outstanding prior to the consummation of the Arrangement will receive a like number of shares of class UA preferred stock, no par value per share ("Biomira US Preferred Stock"). Pursuant to an overall plan of reorganization adopted by the board of directors of Biomira, Biomira US will incorporate a wholly-owned Nova Scotia unlimited liability company of Biomira US ("Biomira Sub-3"), and immediately after the arrangement, and as part of the overall plan, Biomira Amalco will be amalgamated with Biomira Sub-3 to form Biomira ULC. The terms and conditions of the Arrangement are more fully set forth in the Draft Proposed Reorganization Plan dated July 31, 2007 and the draft Form S-4 dated September 11, 2007 to be filed with the Securities and Exchange Commission.

        You have asked us whether, in our opinion as of the date hereof, the transactions contemplated by the Plan of Arrangement are fair, from a financial point of view, to Biomira's shareholders.

        In connection with rendering our opinion, we have:

  (1)
  Reviewed a draft of the Plan of Arrangement dated July 31, 2007;

  (2)
  Reviewed a draft of the Form S-4 dated September 11, 2007;

  (3)
  Reviewed and analyzed comparable peer public firms headquartered in the US and Canada with respect to market capitalization and trading volume; and

  (4)
  Conducted discussions with senior management regarding the business and transactions contemplated by the Plan of Arrangement.

        In arriving at our opinion, we have, with Biomira's consent, assumed and relied upon the accuracy and completeness of the information publicly available and financial and other information used by us without assuming any responsibility for independent verification of such information. We have further relied upon the assurances of management of Biomira that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Biomira US and Biomira, upon advice of Biomira US, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Biomira US as to the future financial performance of Biomira US and Biomira and that Biomira US and Biomira will perform substantially in accordance with such projections. We assumed that the final Plan of Arrangement will be substantially identical to the terms of the Plan of Arrangement reviewed by us. We have neither made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of either Biomira or Biomira US, including real estate assets, nor have we been furnished with any such appraisals. We have not conducted any future cash flow, discounted cash flow, sensitivity, taxation or other similar types of analyses typically performed in connection with the delivery of an opinion in the context of an acquisition, nor have we done any analysis of the financial terms of transactions comparable to the Plan of Arrangement. In addition, we have not evaluated the solvency of Biomira or Biomira US under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have also assumed that all governmental, regulatory or other consents and approvals that are required in connection with the Arrangement will be obtained without any adverse effect on Biomira or Biomira US or on the expected benefits of the Arrangement in any way meaningful to our analysis. In addition, we have assumed that the Arrangement will be consummated in accordance with its terms without material modification, waiver or delay. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information and Draft Proposed Reorganization Plan made available to us, as of the date hereof. We have assumed that the tax, accounting and cost analyses conducted by Biomira and its advisors are complete and correct and we have specifically reviewed whether similarly situated companies incorporated in the United States trade at a higher value and have higher trading volumes than peer companies incorporated in Canada. Based on these assumptions and our specific review, we have made our determination that the Plan of Arrangement is fair, from a financial point of view, to Biomira's shareholders on these factors. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or affirm this opinion.

        Our opinion does not address Biomira's underlying business decision to effect the Arrangement. Additionally, we have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Plan of Arrangement to Biomira's shareholders. We express no opinion as to the price at which Biomira Common Shares, Biomira Preferred Shares or shares of Biomira US Common Stock or Biomira US Preferred Stock will trade at any future time, and we also do not express any opinion or recommendation as to how holders of Biomira Common Shares or Biomira Preferred Shares should vote at the special meeting of Biomira's shareholders.

        We will receive a fee for rendering this opinion. Biomira has also agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities rising out of our engagement.

        It is understood that this letter is for the information and benefit of the Board of Directors of Biomira in connection with its consideration of the Arrangement and is not intended to be and does not constitute a recommendation to any shareholder of Biomira as to how such shareholder should vote with respect to the Arrangement. This letter may not be disclosed, referred to or communicated (in whole or in part) to any third party for any purpose without our prior written consent, except that a copy of this opinion may be provided to the Alberta Court of Queen's Bench and included in its entirety in any filing Biomira is required to make with the Securities and Exchange Commission in connection with the Arrangement if such inclusion is required by applicable law and except as otherwise permitted by our engagement letter.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the transactions contemplated by the Plan of Arrangement are fair, from a financial point of view, to such shareholders.

Very truly yours,
Janney Montgomery Scott LLC
By:	/s/ STEPHEN HURLY
Name:	Stephen Hurly
Title:	Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        As indicated in the comparison of charter provisions, a director, officer or agent of a company formed under the laws of Delaware is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The amended and restated certificate of incorporation, or certificate of incorporation, and bylaws of Biomira US do not relieve directors, officers or agents from personal liability arising from the management of our business. Notwithstanding the foregoing, the DGCL permits a company to indemnify directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. Biomira US is permitted and intends to obtain director and officer insurance.

        Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Biomira US and Biomira have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the United States Securities Act of 1933, as amended, and is, therefore, unenforceable.

        The Biomira US certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, no director will be personally liable to Biomira US or its stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

  •
  any breach of the director's duty of loyalty to Biomira US or its stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        The Biomira US certificate of incorporation provides that it is required to indemnify its directors and the Biomira US bylaws require it to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. No repeal of or amendment to the certificate of incorporation or bylaws may adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that repeal or amendment. The Biomira US bylaws also provide that it will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether it would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Following the arrangement, Biomira US expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. With certain exceptions, these agreements will provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Biomira US believes that these bylaw provisions and indemnification agreements will be necessary to attract and retain qualified persons as directors and officers.

        The limitation of liability and indemnification provisions in the Biomira US certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against its directors and officers, even though an action, if successful, might benefit Biomira US and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that it pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  The following exhibits are filed with this registration statement.

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization among ProlX Pharmaceuticals Corporation, D. Lynn Kirkpatrick, Garth Powis and Biomira Inc., dated October 30, 2006.
3.1	Amended and Restated Certificate of Incorporation of Biomira Corporation.
3.2	Bylaws of Biomira Corporation.
4.1*	Form of Common Stock certificate.
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati.
10.1*	Form of Indemnification Agreement.
10.2	Offer Letter with Rao Koganty, dated December 16, 1985.
10.3	Offer Letter with Marilyn Olson, dated August 10, 1989.
10.4	Offer letter with Robert Aubrey, dated August 7, 1990.
10.5	Offer Letter with Edward Taylor, dated May 3, 1995.
10.6†	License Agreement between Biomira Inc. and the Dana-Farber Cancer Institute, Inc., dated November 22, 1996.
10.7	Severance Agreement between Biomira Inc. and Edward Taylor, dated July 6, 1998.
10.8	Severance Agreement between Biomira Inc. and Robert Aubrey, dated July 6, 1998.
10.9*	Exclusive License Agreement between the University of Arizona and ProlX Pharmaceuticals, Inc., dated June 3, 1999.
10.10*	Product Development and Clinical Supply Agreement between Biomira USA and Cook Imaging Corporation d.b.a. Cook Pharmaceutical Solutions, dated September 10, 1999.
10.11*	Amended and Restated License Agreement between Imperial Cancer Research Technology Limited and Biomira Inc., dated November 14, 2000.
10.12†	Exclusive License Agreement among Georgetown University, the University of Arizona and ProlX Pharmaceuticals Corporation, dated July 5, 2001.
10.13	Consent and Acknowledgement among Biomira Inc., Biomira International Inc., Biomira Europe B.V., Imperial Cancer Research Technology Limited and Merck KGaA, dated February 5, 2002.
10.14*	License Agreement between the Governors of the University of Alberta and Biomira Inc., dated December 1, 2001.
10.15	Severance Agreement between Biomira Inc. and Marilyn Olson, dated May 12, 2003.
10.16*	Letter Agreement between Biomira Inc. and Cancer Research Technology Limited (formerly Imperial Cancer Research Technology Limited), dated March 9, 2004.

10.17	Commercial Lease Agreement between 221 E. 6th St. LLC and ProlX Pharmaceuticals Corporation, dated March 26, 2004.
10.18†	Exclusive License Agreement between the University of Arizona and ProlX Pharmaceuticals Corporation, dated July 29, 2004.
10.19*	Adjuvant License Agreement between Biomira International Inc. and Corixa Corporation, dated October 20, 2004.
10.20*	Adjuvant Supply Agreement between Biomira International Inc. and Corixa Corporation, dated October 20, 2004.
10.21†	Exclusive Patent License Agreement between the University of Arizona and ProlX Pharmaceuticals Corporation, dated September 15, 2005.
10.22	Letter Agreement between Rodman & Renshaw, LLC and Biomira Inc., dated January 10, 2006.
10.23†	Amended and Restated Collaboration Agreement between Biomira B.V. and Merck KGaA, dated March 1, 2006.
10.24†	Amended and Restated Supply Agreement between Biomira International Inc. and Merck KGaA, dated March 1, 2006.
10.25	Severance Agreement between Biomira Inc. and Rao Koganty, dated March 21, 2006.
10.26	Consulting Agreement between Biomira Inc. and T.A. McPherson Professional Corporation, dated July 1, 2006.
10.27	Offer letter with Robert Kirkman, dated August 29, 2006.
10.28†	Letter Agreement between the University of Arizona and Biomira Inc., dated October 6, 2006.
10.29	Offer Letter with Lynn Kirkpatrick dated October 30, 2006.
10.30	Assignment of Lease Agreement between 221 E. 6th St. LLC, ProlX Pharmaceuticals Corporation and Biomira Inc.
10.31	Escrow Agreement between D. Lynn Kirkpatrick, Garth Powis, John S. Lazo, ComputerShare Trust Company and Biomira Inc., dated October 30, 2006.
10.32	Release and Settlement Agreement between Biomira Inc. and Dr. Alex McPherson, dated December 8, 2006.
10.33	Lease Agreement between W2007 Seattle Office 110 Atrium Place Realty, LLC and Biomira Marketing, Inc., dated July 19, 2007.
10.34	1992 Share Option Plan, as amended, and form of stock option agreement thereunder.
10.35	2005 Restricted Share Unit Plan, as amended.
10.36	2006 Variable Pay Plan.
10.37	Form of Subscription Agreement entered into between Biomira Inc. and each of the individuals and entities listed on Schedule 1 to this Exhibit 10.37, dated January 26, 2006.
10.38	Form of Purchase Warrant issued by Biomira Inc. to each of the individuals and entities listed on Schedule 1 to this Exhibit 10.38, dated January 30, 2006.

10.39	Letter Agreement between Rodman & Renshaw, LLC and Biomira Inc., dated December 1, 2006.
10.40	Securities Purchase Agreement among Biomira Inc. and each of the signatories thereto, dated December 18, 2006.
10.41	Form of Purchase Warrant issued by Biomira Inc. to each of the individuals and entities listed on Schedule 1 to this Exhibit 10.41, dated December 18, 2006.
10.42	Purchase Warrant issued by Biomira Inc. to Rodman & Renshaw, LLC, dated December 18, 2006.
10.43	Security Agreement between Jeffrey Millard and Biomira Inc., dated November 8, 2006.
10.44	General Security Agreement between Jeffrey Millard and Biomira Inc., dated November 8, 2006.
10.45	Security Agreement between Linda Pestano and Biomira Inc., dated November 8, 2006.
10.46	General Security Agreement between Linda Pestano and Biomira Inc., dated November 8, 2006.
10.47	Security Agreement between Patrick Trown and Biomira Inc., dated November 3, 2006.
10.48	General Security Agreement between Patrick Trown and Biomira Inc., dated November 3, 2006.
10.49	Promissory Note between Jeffrey Millard and Biomira Inc., dated November 8, 2006.
10.50	Promissory Note between Linda Pestano and Biomira Inc., dated November 8, 2006.
10.51	Promissory Note between Patrick Trown and Biomira Inc., dated November 8, 2006.
10.52	Letter Agreement between Patrick Trown and Biomira Inc., dated May 31, 2007.
21.1*	Subsidiaries.
23.1	Consent of Beach, Fleischman & Co., P.C., independent accounting firm, with respect to ProlX Pharmaceuticals Corporation.
23.2	Consent of Deloitte & Touche LLP, independent registered chartered accountants, with respect to Biomira Inc.
23.3	Consent of McConnell & Jones LLP, independent accounting firm, with respect to ProlX Pharmaceuticals Corporation.
24.1	Power of Attorney (set forth on signature page).
99.1*	Form of Proxy Card.
99.2*	Notice(s) to Shareholders and Proxy Circular(s).

*
To be filed by amendment.

†
Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the United States Securities Act of 1933, as amended.

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  2.
  To include any prospectus required by section 10(a)(3) of the United States Securities Act of 1933, as amended;

  3.
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

  4.
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  5.
  That, for the purpose of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  6.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for the purpose of determining liability of the registrant under the United States Securities Act of 1933, as amended to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  1.
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  2.
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  3.
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  4.
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes:

          (a)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (b)   every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the United States Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the United States Securities Act of 1933, as amended, Biomira Corporation has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton, Alberta, Canada on September 12, 2007.

Biomira Corporation
By:	/s/ ROBERT L. KIRKMAN Robert L. Kirkman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert L. Kirkman and Edward A. Taylor and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the United States Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ ROBERT L. KIRKMAN Robert L. Kirkman	President, Chief Executive Officer and Director (Principal Executive Officer)	September 12, 2007
/s/ EDWARD A. TAYLOR Edward A. Taylor	Chief Financial Officer and Vice President of Finance (Principal Accounting and Financial Officer)	September 12, 2007
/s/ CHRISTOPHER S. HENNEY Christopher S. Henney	Chairman and Director	September 12, 2007
/s/ MICHAEL C. WELSH Michael C. Welsh	Director	September 12, 2007

/s/ RICHARD L. JACKSON Richard L. Jackson	Director	September 12, 2007
/s/ S. ROBERT BLAIR S. Robert Blair	Director	September 12, 2007
/s/ W. VICKERY STOUGHTON W. Vickery Stoughton	Director	September 12, 2007

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization among ProlX Pharmaceuticals Corporation, D. Lynn Kirkpatrick, Garth Powis and Biomira Inc., dated October 30, 2006.
3.1	Amended and Restated Certificate of Incorporation of Biomira Corporation.
3.2	Bylaws of Biomira Corporation.
4.1*	Form of Common Stock certificate.
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati.
10.1*	Form of Indemnification Agreement.
10.2	Offer Letter with Rao Koganty, dated December 16, 1985.
10.3	Offer Letter with Marilyn Olson, dated August 10, 1989.
10.4	Offer letter with Robert Aubrey, dated August 7, 1990.
10.5	Offer Letter with Edward Taylor, dated May 3, 1995.
10.6†	License Agreement between Biomira Inc. and the Dana-Farber Cancer Institute, Inc., dated November 22, 1996.
10.7	Severance Agreement between Biomira Inc. and Edward Taylor, dated July 6, 1998.
10.8	Severance Agreement between Biomira Inc. and Robert Aubrey, dated July 6, 1998.
10.9*	Exclusive License Agreement between the University of Arizona and ProlX Pharmaceuticals, Inc., dated June 3, 1999.
10.10*	Product Development and Clinical Supply Agreement between Biomira USA and Cook Imaging Corporation d.b.a. Cook Pharmaceutical Solutions, dated September 10, 1999.
10.11*	Amended and Restated License Agreement between Imperial Cancer Research Technology Limited and Biomira Inc., dated November 14, 2000.
10.12†	Exclusive License Agreement among Georgetown University, the University of Arizona and ProlX Pharmaceuticals Corporation, dated July 5, 2001.
10.13	Consent and Acknowledgement among Biomira Inc., Biomira International Inc., Biomira Europe B.V., Imperial Cancer Research Technology Limited and Merck KGaA, dated February 5, 2002.
10.14*	License Agreement between the Governors of the University of Alberta and Biomira Inc., dated December 1, 2001.
10.15	Severance Agreement between Biomira Inc. and Marilyn Olson, dated May 12, 2003.
10.16*	Letter Agreement between Biomira Inc. and Cancer Research Technology Limited (formerly Imperial Cancer Research Technology Limited), dated March 9, 2004.
10.17	Commercial Lease Agreement between 221 E. 6th St. LLC and ProlX Pharmaceuticals Corporation, dated March 26, 2004.
10.18†	Exclusive License Agreement between the University of Arizona and ProlX Pharmaceuticals Corporation, dated July 29, 2004.
10.19*	Adjuvant License Agreement between Biomira International Inc. and Corixa Corporation, dated October 20, 2004.

10.20*	Adjuvant Supply Agreement between Biomira International Inc. and Corixa Corporation, dated October 20, 2004.
10.21†	Exclusive Patent License Agreement between the University of Arizona and ProlX Pharmaceuticals Corporation, dated September 15, 2005.
10.22	Letter Agreement between Rodman & Renshaw, LLC and Biomira Inc., dated January 10, 2006.
10.23†	Amended and Restated Collaboration Agreement between Biomira B.V. and Merck KGaA, dated March 1, 2006.
10.24†	Amended and Restated Supply Agreement between Biomira International Inc. and Merck KGaA, dated March 1, 2006.
10.25	Severance Agreement between Biomira Inc. and Rao Koganty, dated March 21, 2006.
10.26	Consulting Agreement between Biomira Inc. and T.A. McPherson Professional Corporation, dated July 1, 2006.
10.27	Offer letter with Robert Kirkman, dated August 29, 2006.
10.28†	Letter Agreement between the University of Arizona and Biomira Inc., dated October 6, 2006.
10.29	Offer Letter with Lynn Kirkpatrick dated October 30, 2006.
10.30	Assignment of Lease Agreement between 221 E. 6th St. LLC, ProlX Pharmaceuticals Corporation and Biomira Inc.
10.31	Escrow Agreement between D. Lynn Kirkpatrick, Garth Powis, John S. Lazo, ComputerShare Trust Company and Biomira Inc., dated October 30, 2006.
10.32	Release and Settlement Agreement between Biomira Inc. and Dr. Alex McPherson, dated December 8, 2006.
10.33	Lease Agreement between W2007 Seattle Office 110 Atrium Place Realty, LLC and Biomira Marketing, Inc., dated July 19, 2007.
10.34	1992 Share Option Plan, as amended, and form of stock option agreement thereunder.
10.35	2005 Restricted Share Unit Plan, as amended.
10.36	2006 Variable Pay Plan.
10.37	Form of Subscription Agreement entered into between Biomira Inc. and each of the individuals and entities listed on Schedule 1 to this Exhibit 10.37, dated January 26, 2006.
10.38	Form of Purchase Warrant issued by Biomira Inc. to each of the individuals and entities listed on Schedule 1 to this Exhibit 10.38, dated January 30, 2006.
10.39	Letter Agreement between Rodman & Renshaw, LLC and Biomira Inc., dated December 1, 2006.
10.40	Securities Purchase Agreement among Biomira Inc. and each of the signatories thereto, dated December 18, 2006.
10.41	Form of Purchase Warrant issued by Biomira Inc. to each of the individuals and entities listed on Schedule 1 to this Exhibit 10.41, dated December 18, 2006.
10.42	Purchase Warrant issued by Biomira Inc. to Rodman & Renshaw, LLC, dated December 18, 2006.
10.43	Security Agreement between Jeffrey Millard and Biomira Inc., dated November 8, 2006.

10.44	General Security Agreement between Jeffrey Millard and Biomira Inc., dated November 8, 2006.
10.45	Security Agreement between Linda Pestano and Biomira Inc., dated November 8, 2006.
10.46	General Security Agreement between Linda Pestano and Biomira Inc., dated November 8, 2006.
10.47	Security Agreement between Patrick Trown and Biomira Inc., dated November 3, 2006.
10.48	General Security Agreement between Patrick Trown and Biomira Inc., dated November 3, 2006.
10.49	Promissory Note between Jeffrey Millard and Biomira Inc., dated November 8, 2006.
10.50	Promissory Note between Linda Pestano and Biomira Inc., dated November 8, 2006.
10.51	Promissory Note between Patrick Trown and Biomira Inc., dated November 8, 2006.
10.52	Letter Agreement between Patrick Trown and Biomira Inc., dated May 31, 2007.
21.1*	Subsidiaries.
23.1	Consent of Beach, Fleischman & Co., P.C., independent accounting firm, with respect to ProlX Pharmaceuticals Corporation.
23.2	Consent of Deloitte & Touche LLP, independent registered chartered accountants, with respect to Biomira Inc.
23.3	Consent of McConnell & Jones LLP, independent accounting firm, with respect to ProlX Pharmaceuticals Corporation.
24.1	Power of Attorney (set forth on signature page).
99.1*	Form of Proxy Card.
99.2*	Notice(s) to Shareholders and Proxy Circular(s).

*
To be filed by amendment.

†
Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the United States Securities Act of 1933, as amended.

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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [ • ], 2007
ADDITIONAL INFORMATION

ANNEXES
TRADEMARKS
EXCHANGE RATES
QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE SPECIAL MEETING
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
THE ARRANGEMENT
ARRANGEMENT AGREEMENT
MATERIAL TAX CONSEQUENCES OF THE ARRANGEMENT
SELECTED FINANCIAL DATA
Consolidated Capitalization
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS For the Year ended December 31, 2006 (expressed in thousands of U.S. dollars, except share and per share amounts) (unaudited)
Biomira Inc. Notes to the Pro Forma Consolidated Statements of Operations (expressed in thousands of U.S. dollars, except share and per share amounts) (unaudited)
PRIOR SALES
MARKET PRICE INFORMATION
ESCROWED SECURITIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
DESCRIPTION OF THE COMPANY'S SECURITIES FOLLOWING THE ARRANGEMENT
COMPARATIVE RIGHTS OF BIOMIRA INC. SHAREHOLDERS AND BIOMIRA US STOCKHOLDERS
DIRECTORS AND MANAGEMENT
Fiscal Year 2006 Director Compensation
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at 2006 Fiscal Year-End
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDER PROPOSALS
INTEREST OF EXPERTS
TRANSFER AGENTS
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS
EXPERTS
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
WHERE YOU CAN FIND MORE INFORMATION
DIRECTORS' APPROVAL
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Chartered Accountants

BIOMIRA INC. Consolidated Balance Sheets As of December 31 (expressed in thousands of U.S. dollars, except share amounts)
BIOMIRA INC. Consolidated Statements of Operations and Other Comprehensive Income Years ended December 31 (expressed in thousands of U.S. dollars, except share and per share amounts)
BIOMIRA INC. Consolidated Statements of Shareholders' Equity (expressed in thousands of U.S. dollars, except number of common shares issued and outstanding)
BIOMIRA INC. Consolidated Statements of Cash Flows Years ended December 31 (expressed in thousands of U.S. dollars)
BIOMIRA INC. Notes to the Consolidated Financial Statements Year ended December 31, 2006, 2005 and 2004 (expressed in thousands of U.S. dollars, except share and per share amounts)
BIOMIRA INC. Condensed Consolidated Balance Sheets (expressed in thousands of U.S. dollars, except share amounts) (unaudited)
BIOMIRA INC. Condensed Consolidated Statements of Operations and Other Comprehensive Income (expressed in thousands of U.S. dollars, except share and per share amounts) (unaudited)
BIOMIRA INC. Condensed Consolidated Statements of Shareholders' Equity (expressed in thousands of U.S. dollars, except number of common shares issued and outstanding) (unaudited)
BIOMIRA INC. Condensed Consolidated Statements of Cash Flows (expressed in thousands of U.S. dollars) (unaudited)
BIOMIRA INC. Notes to the Condensed Consolidated Financial Statements Six months ended June 30, 2007 and 2006 (expressed in thousands of U.S. dollars, except share and per share amounts) (unaudited)
ProlX Pharmaceuticals Corporation (A Delaware Corporation) Balance Sheets (expressed in United States dollars) September 30, 2006 and December 31, 2005
ProlX Pharmaceuticals Corporation (A Delaware Corporation) Statements of Operations (Unaudited) (expressed in United States dollars) Nine Months Ended September 30, 2006 and 2005
ProlX Pharmaceuticals Corporation (A Delaware Corporation) Statement of Stockholders' Deficit (Unaudited) (expressed in United States dollars) Nine Months Ended September 30, 2006
ProlX Pharmaceuticals Corporation (A Delaware Corporation) Statement of Stockholders' Deficit (Unaudited) (expressed in United States dollars) Nine Months Ended September 30, 2005
ProlX Pharmaceuticals Corporation (A Delaware Corporation) Statements of Cash Flows (Unaudited) (expressed in United States dollars) Nine Months Ended September 30, 2006 and 2005
INDEPENDENT AUDITORS' REPORT
ProlX Pharmaceuticals Corporation (A Delaware Corporation) Balance Sheet (expressed in United States dollars) December 31, 2005
ProlX Pharmaceuticals Corporation (A Delaware Corporation) Statement of Operations (expressed in United States dollars) Year Ended December 31, 2005
ProlX Pharmaceuticals Corporation (A Delaware Corporation) Statement of Stockholders' Deficit (expressed in United States dollars) Year Ended December 31, 2005
ProlX Pharmaceuticals Corporation (A Delaware Corporation) Statement of Cash Flows (expressed in United States dollars) Year Ended December 31, 2005
INDEPENDENT AUDITORS' REPORT
PROLX PHARMACEUTICALS CORPORATION BALANCE SHEET DECEMBER 31, 2004 (expressed in United States dollars)
PROLX PHARMACEUTICALS CORPORATION STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2004 (expressed in United States dollars)
PROLX PHARMACEUTICALS CORPORATION STATEMENT OF SHAREHOLDERS' DEFICIENCY YEAR ENDED DECEMBER 31, 2004 (expressed in United States dollars)
PROLX PHARMACEUTICALS CORPORATION STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2004 (expressed in United States dollars)
ANNEX A
SPECIAL RESOLUTION OF HOLDERS OF BIOMIRA INC. (THE "CORPORATION") COMMONS SHARES AND PREFERRED SHARES
ANNEX B
ARRANGEMENT AGREEMENT
ARRANGEMENT AGREEMENT
ARTICLE 1 INTERPRETATION
ARTICLE 2 THE ARRANGEMENT
ARTICLE 3 PUBLICITY
ARTICLE 4 REPRESENTATIONS AND WARRANTIES
ARTICLE 5 COVENANTS
ARTICLE 6 MUTUAL COVENANTS
ARTICLE 7 CONDITIONS
ARTICLE 8 TERMINATION
ARTICLE 9 GENERAL
SCHEDULE 1 PLAN OF ARRANGEMENT (attached)
SCHEDULE 1
PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT
ARTICLE 1 INTERPRETATION
ARTICLE 2 THE ARRANGEMENT
ARTICLE 3 DISSENT RIGHTS
ARTICLE 4 DELIVERY OF BIOMIRA US SHARES
ARTICLE 5 AMENDMENT
APPENDIX A
PROVISIONS ATTACHED TO THE BIOMIRA COMMON SHARES AND THE BIOMIRA PREFERRED SHARES WHICH ARE IDENTICAL TO THE BIOMIRA CANCO COMMON SHARES AND THE BIOMIRA CANCO PREFERRED COMMON SHARES
APPENDIX B and APPENDIX C
EXHIBIT A
Annex C— Section 190 of the Canada Business Corporations Act
ANNEX E AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BIOMIRA CORPORATION
EXHIBIT A
ANNEX F
BYLAWS OF BIOMIRA CORPORATION (Initially adopted on August 10, 2007)

BYLAWS OF BIOMIRA CORPORATION
ARTICLE IV—COMMITTEES
ARTICLE V—OFFICERS
ARTICLE VI—STOCK
ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER
ARTICLE VIII—INDEMNIFICATION
ARTICLE IX—GENERAL MATTERS
ARTICLE X—AMENDMENTS
ANNEX G
Letterhead of Janney Montgomery Scott LLC
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX